Filed Pursuant to Rule 424 (B)(3)

Registration No.: 333-111417

INDIAN RIVER BANKING COMPANY

MERGER PROPOSED—YOUR VOTE IS

VERY IMPORTANT

Indian River Banking Company Shareholders:

The Board of Directors of Indian River Banking Company has agreed to a merger of Indian River with Alabama National BanCorporation. Before we can complete this merger, the merger agreement must be approved by Indian River’s shareholders. We are sending you this proxy statement-prospectus to ask you to vote in favor of the merger.

If the merger is completed, for each share of Indian River common stock that you own before the merger you will receive in exchange either (1) 0.9408 shares of common stock in Alabama National, subject to increase based on the average trading price of Alabama National common stock prior to the merger, or (2) at your option, but subject to certain limitations, an amount in cash in lieu of stock, determined based on an average trading price of Alabama National common stock prior to the merger. For a description of the possible increase in the exchange ratio of shares of Alabama National common stock to be received for your Indian River common stock, see “APPROVAL OF THE MERGER AGREEMENT—Merger Consideration—Stock Consideration” at page 19. For a description of the calculation of optional cash consideration, the procedures for electing cash and the limitations on your ability to receive cash instead of Alabama National common stock in the merger, see “APPROVAL OF THE MERGER AGREEMENT—Merger Consideration—Election to Receive Cash Consideration in Lieu of Common Stock” and “—Procedures for Making a Cash Election” at page 20. Shares of Alabama National common stock are quoted on the Nasdaq Stock Market under the symbol “ALAB.”

The merger cannot be completed unless holders of a majority of Indian River’s common stock approve it. We have scheduled a special shareholders meeting for you to vote on the merger.

Your vote is very important. Whether or not you plan to attend our special shareholders meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger.

The date, time and place of the special meeting is:

Date:	February 25, 2004
Time:	7:00	p.m.
Place:	Courthouse Executive Center 2145 14th Street Vero Beach, Florida 32960

This proxy statement-prospectus provides you with detailed information about the proposed merger. You can also get information about Alabama National from documents Alabama National has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

In particular, please see the section entitled “ Risk Factors” beginning on page 13.

We are very enthusiastic about this merger and the strength and capabilities we expect to achieve from it.

Sincerely,

Paul A. Beindorf
President and Chief Executive Officer
Indian River Banking Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This proxy statement-prospectus is dated January 13, 2004

and was first mailed to shareholders on or about January 14, 2004

We have not been authorized to give any information or make any representation about the merger or Indian River or Alabama National that differs from, or adds to, the information in this proxy statement-prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone gives you different or additional information, you should not rely on it.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Alabama National and Indian River that is not included or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Alabama National and Indian River that are incorporated by reference in this document through the Securities and Exchange Commission website at “http://www.sec.gov” or by requesting them in writing or by telephone from: Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, (205) 583-3600 or Indian River Banking Company, 958 20th Place, Vero Beach, Florida 32960, (772) 569-9200. If you would like to request documents, please do so by February 18, 2004 to receive them before Indian River’s special shareholders meeting. Instructions regarding how to obtain this information are contained on page 59 under the caption “WHERE YOU CAN FIND MORE INFORMATION.”

INDIAN RIVER BANKING COMPANY

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on February 25, 2004

Indian River Banking Company will hold a special meeting of shareholders at Courthouse Executive Center, 2145 14th Street, Vero Beach, Florida 32960 at 7:00 p.m. local time on Wednesday, February 25, 2004 to vote on:

1.	The Agreement and Plan of Merger, dated as of October 22, 2003 (the “merger agreement”), by and between Alabama National BanCorporation and Indian River Banking Company and the transactions contemplated by the merger agreement. These transactions include the merger of Indian River with Alabama National and the issuance of Alabama National common stock and the payment of optional cash consideration to Indian River’s shareholders. After the merger, Indian River National Bank will be a wholly owned subsidiary of Alabama National. This proposal is more fully described in the enclosed proxy statement-prospectus. You can find a copy of the merger agreement in Appendix A to this document.

2.	Any other matters that properly come before the special meeting, or any adjournments or postponements of the special meeting.

Record holders of Indian River common stock at the close of business on January 2, 2004, will receive notice of and may vote at the special meeting, including any adjournments or postponements of the special meeting. Florida law requires approval by a majority of the outstanding shares of Indian River to approve the merger agreement.

A holder of Indian River common stock who complies with the provisions of Florida law relating to appraisal rights applicable to the merger is entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Appendix B to this document.

You are cordially invited to attend the special meeting in person, but regardless of whether you plan to attend, please return the enclosed proxy card.

Paul A. Beindorf
President and Chief Executive Officer
Indian River Banking Company

January 13, 2004

Please mark, sign, date and return your proxy promptly, whether or not you plan to attend  the special meeting.

Your Board of Directors unanimously recommends that you vote FOR approval of the  merger agreement and the merger.

Questions and Answers About the Merger

Q:	What is this proxy statement-prospectus and why am I receiving it?

A:	This proxy statement-prospectus describes in detail the proposed merger between Indian River Banking Company and Alabama National BanCorporation. Because you are a shareholder of Indian River, you are being asked to vote on the merger agreement at a special shareholders meeting to be held on February 25, 2004. This proxy statement-prospectus should answer any questions you may have about the merger.

Q:	What will happen if the shareholders of Indian River approve the merger agreement?

A:	If the Indian River shareholders approve the merger agreement, then shortly following the special meeting, subject to certain regulatory approvals and satisfaction of conditions, Indian River Banking Company will merge with Alabama National BanCorporation. The combined company will operate under the name of Alabama National BanCorporation. For each share of Indian River common stock that you own, you will be entitled to receive 0.9408 shares of common stock in Alabama National, subject to increase based on the average trading price of Alabama National common stock prior to the merger. If you so elect, you have the option to receive an amount in cash in lieu of stock, determined based on the average trading price of Alabama National common stock prior to the merger, subject to limitations on the aggregate amount of cash which Alabama National is obligated to pay. For a description of the possible increase in the exchange ratio of shares of Alabama National common stock to be received for your Indian River common stock, refer to page 19. The procedure for electing cash, and the limitations on such election, are described in greater detail at page 20.

Q:	What will happen to Indian River National Bank following the merger?

A:	Immediately following the merger of Indian River into Alabama National, Indian River National Bank will become a wholly owned subsidiary of Alabama National and will continue operating under the name Indian River National Bank.

Q:	What should I do now?

A:	Send in your proxy card. After reviewing this document, indicate on your proxy card how you want to vote, and sign, date and mail it in the enclosed envelope addressed to Registrar and Transfer Company, Indian River’s transfer agent, at 10 Commerce Drive, Cranford, New Jersey 07016, as soon as possible to ensure that your shares will be represented at the special meeting.

If you sign, date and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement and the merger. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the special meeting, it will have the same effect as a vote against the merger.

Send in your election form if you want to receive cash for your shares. If you wish to receive cash instead of Alabama National common stock for any or all of your shares of Indian River common stock, follow the instructions for making a cash election that we describe on pages 20 and 21 of this document and on the cash election form enclosed. Please note, however, that you may not be able to exchange all of your shares for cash even if you make a proper cash election, because the total amount of cash Alabama National is obligated to pay in the merger is limited. The cash election form should be returned to SunTrust Bank at one of the addresses set forth on the form. Cash election forms should not be returned with your proxy card.

If your shares are held in “street” name by your broker, you must contact your broker if you want to receive cash for your shares.

Q:	If my shares are held in “street” name by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares of Indian River common stock only if you provide your broker with instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted on the merger. Please see the voting form provided by your broker for additional information regarding the voting of your shares.

Q:	Can I revoke my proxy and change my mind?

A:	Yes. You may revoke your proxy up to the time of the special meeting by taking any of the actions explained under “GENERAL INFORMATION—Proxies and Other Matters” on page 17 of this proxy statement-prospectus, including by giving a written notice of revocation, signing and delivering a new later-dated proxy, or by attending the special meeting and voting in person.

Q:	Can I vote my shares in person?

A:	Yes. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting.

Q:	Can I change or revoke my cash election once I have mailed my signed form of election?

A:	Yes. You can change or revoke your cash election in writing at any time prior to the election deadline of 5:00 p.m., Eastern Time, on February 24, 2004.

Q:	Should I send in my stock certificates now?

A:	No. Hold all of your stock certificates and send them in with the transmittal materials you will receive from the exchange agent after we complete the merger.

Q:	Whom can I call with questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Paul A. Beindorf

President and Chief Executive Officer

Indian River Banking Company

958 20th Place

Vero Beach, Florida 32960

Telephone: (772) 569-9200

ii

SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer. These will give you a more complete description of the transactions we are proposing. For more information about Alabama National and Indian River, see “WHERE YOU CAN FIND MORE INFORMATION” (page 59). Each item in this summary refers to the pages where that subject is discussed more fully.

Parties to the Merger (Pages 56 and 57)

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

(205) 583-3600

Alabama National is a bank holding company headquartered in Birmingham, Alabama. Alabama National operates 69 locations through twelve bank subsidiaries in Alabama, Florida and Georgia. Through its subsidiary banks, Alabama National provides full banking services to individuals and small businesses. As of September 30, 2003, Alabama National had total assets of about $3.85 billion, total deposits of about $2.75 billion, and total shareholders’ equity of about $272.1 million.

Indian River Banking Company

958 20th Place

Vero Beach, Florida 32960

(772) 569-9200

Indian River Banking Company is a bank holding company, providing commercial banking services through its bank subsidiary, Indian River National Bank, a national banking association headquartered in Vero Beach, Florida and operating through eight banking offices in Vero Beach, Sebastian, Melbourne, Palm Bay and Rockledge, Florida. As of September 30, 2003, Indian River had total assets of about $518.8 million, deposits of about $410.2 million and shareholders’ equity of about $36.3 million.

Shareholders Meeting to Approve Merger (Page 17)

We will hold the special meeting of Indian River shareholders at 7:00 p.m. local time, on Wednesday, February 25, 2004, at Courthouse Executive Center, 2145 14th Street, Vero Beach, Florida 32960. At this important meeting, we will ask Indian River’s shareholders to (1) consider and vote upon approval of the merger agreement, and (2) act on any other matters that may properly be put to a vote at the Indian River special meeting. You may vote at the Indian River meeting if you owned Indian River shares at the close of business on January 2, 2004. As of such date, there were 2,212,233 shares of Indian River common stock issued and outstanding and entitled to be voted at the special meeting.

Approval of the Merger Agreement (Page 19)

Terms of the Merger (Page 19). The merger agreement is the document that governs the merger of Indian River with Alabama National and the issuance of shares of Alabama National common stock and optional cash consideration to Indian River’s shareholders in connection with the merger. We encourage you to read the merger agreement that is attached to this proxy statement-prospectus as Appendix A. The merger agreement provides for the merger of Indian River with Alabama National BanCorporation. The surviving entity following the merger will be Alabama National. Indian River National Bank will become a wholly owned subsidiary of Alabama National upon consummation of the merger.

Merger Consideration (Page 19). The merger agreement provides that Indian River shareholders who do not exercise their appraisal rights will receive either (1) 0.9408 shares of Alabama National common stock, subject to increase, or (2) optional cash in lieu of Alabama National common stock, subject to certain limitations, for each share of Indian River common stock. These two options are described in more detail below.

Stock Consideration (Page 19)

Absent a cash election, each share of Indian River common stock issued and outstanding at the effective time of the merger will be converted into and exchanged for 0.9408 shares of Alabama National common stock (the “Exchange Ratio”). The Exchange Ratio may be increased, however, depending upon the average trading price of Alabama National common stock prior to the merger, as described below.

The price per share of Alabama National’s common stock fluctuates from day-to-day. On the fifth business day prior to the effective time of the merger, an “average price” of Alabama National’s stock price will be calculated based on the averages of the high and low sales prices of Alabama National’s common stock reported on the Nasdaq Stock Market for the previous ten business days. If the “average price” is less than $48.00, then the Exchange Ratio will be increased as follows:

Average Price	Adjusted Exchange Ratio
Less than $48.00, and equal to or greater than $47.00	0.9493
Less than $47.00, and equal to or greater than $46.00	0.9578
Less than $46.00, and equal to or greater than $45.00	0.9663
Less than $45.00	0.9748

If the average price falls below $44.00 per share, the Indian River board of directors has the option to terminate the merger agreement. Alabama National, however, may elect to cancel the termination by either (1) increasing the Exchange Ratio to an amount equal to the quotient of $42.89 divided by the average price, or (2) paying with respect to each share of Indian River common stock additional consideration in an amount of cash equal to the difference of (A) $42.89 minus (B) the product of the average price and 0.9748. For example, if the average price were $42.00, Indian River’s board of directors provided a notice of termination, and Alabama National elected to void such termination, Alabama National would be required to either increase the Exchange Ratio to at least 1.021 (i.e., the quotient of $42.89 divided by $42.00) or make a cash payment of $1.95 (i.e., the difference in $42.89 and $40.94) for each share of Indian River common stock.

Election to Receive Cash Consideration In Lieu of Common Stock (Page 20)

A shareholder may elect to receive cash instead of the shares of Alabama National common stock that he or she would otherwise receive in exchange for some or all of his or her shares of Indian River common stock. Any such cash election must be made in accordance with the election procedures described in this proxy statement-prospectus. See “APPROVAL OF THE MERGER AGREEMENT—Procedures for Making a Cash Election” on page 20. The number of Indian River shares that an Indian River shareholder may exchange for cash under a cash election will be subject to the allocation procedures described below. In our discussion we may refer to the amount of cash to be received for each share of Indian River common stock converted in connection with the cash election as the “per share cash election consideration.”

Shareholders who choose to receive cash consideration will receive an amount in cash for each share of Indian River stock covered by the election equal to the product of (1) the “average price” of Alabama National common stock (calculated as described above) multiplied by (2) the Exchange Ratio.

Under the merger agreement, the maximum amount of cash consideration that Alabama National is required to pay in connection with the merger is 10% of the aggregate merger consideration. If the number of shareholders who elect to receive cash instead of shares of Alabama National common stock would cause the total amount of cash to be paid by Alabama National to exceed the maximum cash amount, Alabama National is permitted to allocate and proportionately reduce the cash elections made by Indian River shareholders. Alternatively, Alabama National, in its discretion, may increase the amount of cash consideration to an amount not to exceed 25% of the aggregate merger consideration. See “APPROVAL OF THE MERGER AGREEMENT—Procedures for Making a Cash Election” on page 20. Indian River shareholders who elect, but do not receive, cash for all or a portion of their shares will automatically receive Alabama National common stock.

Regulatory Approvals; Effective Time (Pages 38 and 24). We cannot complete the merger without the approval of the Board of Governors of the Federal Reserve System. By letter dated December 23, 2003, the Federal Reserve approved the merger.

The merger will become effective as of the date and at the time that the later of the following occurs:

(1) the articles of merger reflecting the merger are accepted for filing by the Secretary of State of Florida;

(2) the certificate of merger reflecting the merger is accepted for filing by the Secretary of State of Delaware; or

(3) such later date and time as agreed upon in writing by Alabama National and Indian River and specified in the articles of merger and certificate of merger.

We will not file the articles of merger and the certificate of merger until all conditions contained in the merger agreement have been satisfied or waived.

Recommendation of Indian River’s Board of Directors; Opinion of The Carson Medlin Company (Pages 18 and 28). Indian River’s board of directors believes that the merger is fair to you and in your best interests, and recommends that you vote “FOR” the proposal to approve the merger and the merger agreement. In deciding to approve the merger, Indian River’s board of directors considered, among other things, the opinion of The Carson Medlin Company, an investment banking and financial advisory firm with significant experience in evaluating merger transactions in the financial services industry. Carson Medlin provided an opinion to Indian River’s board of directors that, as of the date of the opinion, the consideration to be received by Indian River’s shareholders, as provided in the merger agreement, was fair from a financial point of view to Indian River’s shareholders. We have attached as Appendix C the written opinion of Carson Medlin dated January 7, 2004. You should read it and the disclosure entitled “Opinion of The Carson Medlin Company” beginning on page 28 carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Carson Medlin in providing its opinion.

Votes Required (Page 17). In order to approve the merger agreement, Indian River’s shareholders holding a majority of the outstanding shares of Indian River common stock must vote for the merger agreement. The directors and director emeritus of Indian River beneficially owned, as of January 2, 2004, a total of 740,300 shares (33.46%) of Indian River’s outstanding common stock. Each of these persons has agreed, subject to certain conditions, to vote his or her shares of Indian River common stock in favor of the merger agreement.

Surrender of Certificates (Page 21). Following the merger, holders of Indian River stock certificates will need to exchange their certificates for new certificates of Alabama National common stock, or, if properly elected, for per share cash election consideration. Shortly after we complete the merger, Alabama National will send Indian River’s shareholders detailed instructions on how to exchange their shares. Please do not send us any stock certificates until you receive these instructions.

Conditions to Consummation of the Merger (Page 36). The completion of the merger depends on meeting a number of conditions, including the following: (1) Indian River’s shareholders must approve the merger agreement, (2) we must receive all required regulatory approvals and any waiting periods required by law must have passed, (3) we must receive consents of third parties necessary to the consummation of the merger, and (4) we must receive certain opinions of counsel.

Effect on Certain Employee Benefit Plans of Indian River (Page 35)

401(k) Plan. Indian River National Bank’s 401(k) plan will be terminated prior to the merger, and all participants will become fully vested. Alabama National will offer each eligible employee of Indian River the opportunity to enroll in Alabama National’s 401(k) plan.

Treatment of Indian River Stock Options. At the time we complete the merger, all outstanding stock options granted by Indian River under its stock option plans will be converted automatically into options to purchase Alabama National common stock. Alabama National will assume these options subject to their existing terms, including any acceleration in vesting that will occur as a consequence of the merger. Each option to purchase Indian River common stock will be proportionately adjusted as provided in the merger agreement.

Federal Income Tax Consequences (Page 43). We expect that you will not recognize gain for U.S. federal income tax purposes in the merger when you exchange all of your shares of Indian River common stock for shares of Alabama National common stock, except in connection with any cash received instead of fractional shares. If you receive cash for all or part of your shares of Indian River common stock by invoking a cash election or the exercise of appraisal rights, you generally will recognize gain or loss measured by the difference between the amount of cash received and your adjusted basis in the Indian River common stock surrendered. Indian River and Alabama National have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the Registration Statement of which this proxy statement-prospectus forms a part.

This tax treatment may not apply to some Indian River shareholders. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of this merger to you.

Management and Operations after the Merger (Page 42). Following the merger, the combined company will operate under the name Alabama National BanCorporation, and Indian River National Bank will become a subsidiary of Alabama National. The board of directors of Indian River National Bank will consist of the 10 current directors of Indian River National Bank plus one or more officers of Alabama National. Following the merger, Paul A. Beindorf will continue to serve as President and Chief Executive Officer of Indian River National Bank, and Jeffrey R. Morton will continue to serve as Senior Vice President and Head of Residential Lending. Phillip Tasker will continue to serve as Senior Vice President and Chief Financial Officer. Alabama National has also agreed to attempt to reach mutually acceptable employment terms with four other officers of Indian River National Bank. It is not expected that any significant change in employees will be made as a result of the merger.

All current Alabama National officers and directors will continue to serve in their current positions after the completion of the merger. In addition, Griffin A. Greene, the Chairman of the Board of Indian River, will become a member of the Alabama National Board of Directors after the merger.

Interests of Certain Persons in the Merger that are Different from Yours (Page 42). Certain directors and officers of Indian River have interests in the merger that are different from your interests. Certain officers and directors of Indian River National Bank will continue to serve as officers and directors of Indian River National Bank following the merger. In addition, Paul A. Beindorf, Chief Executive Officer of Indian River National Bank, will enter into a new employment agreement with Indian River National Bank upon the completion of the merger that will provide Mr. Beindorf a salary of at least $167,000 per year for up to three years following the merger, plus the opportunity to earn annual bonuses.

Furthermore, Jeffrey R. Morton, Senior Vice President and Head of Residential Lending, and Phillip Tasker, Senior Vice President and Chief Financial Officer, will also enter into new employment agreements with Indian River National Bank upon the completion of the merger that will provide each officer an annual salary of at least $113,000 and $108,000, respectively, for up to three years following the merger, plus the opportunity to earn annual bonuses.

Each of Messrs. Beindorf, Morton and Tasker will receive a payment of $10,000 as consideration for the non-compete restrictions of their new employment agreements.

Messrs. Beindorf, Morton and Tasker will also receive at closing payments in the amounts of $73,500, $46,500 and $44,000, respectively, that will be paid in connection with the termination of their current employment agreements with Indian River. Four other officers of Indian River National Bank will receive payments in the aggregate amount of $173,500 in consideration for the termination of their change of control agreements.

Griffin A. Greene, the Chairman of the Board of Indian River, will become a member of the Alabama National Board of Directors after the merger.

In addition, the directors and officers of Indian River hold stock options that will be converted at the time we complete the merger into options to purchase Alabama National common stock. These options will be subject to immediate vesting because of the merger.

Accounting Treatment (Page 45). The merger will be accounted for as a purchase by Alabama National of Indian River under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair values and added to those of the surviving company. To the extent the consideration paid exceeds the fair value of the net assets acquired, goodwill is recorded. Financial statements of the surviving company issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

Market Prices. The following table sets forth (1) the market value of Alabama National common stock, (2) the market value of Indian River common stock and (3) the price to be paid for each share of Indian River common stock on an equivalent per share basis determined as if the completion of the merger occurred on (A) October 21, 2003, the business day immediately preceding the announcement of the execution of the merger agreement and (B) January 8, 2004, the last day for which such information could be calculated prior to the printing and mailing of this proxy statement-prospectus:

	Alabama National Common Stock(1)	Indian River Common Stock(2)	Equivalent Price Per Share of Indian River(3)
October 21, 2003	$52.37	N/A	$49.27
January 8, 2004	$53.00	N/A	$49.86

(1)	Determined on an historical basis with reference to the last sales price as reported on the Nasdaq Stock Market for each particular date.
(2)	There is no established public trading market for Indian River common stock on which an historical market value could be based.
(3)	Determined on an equivalent price per share basis by multiplying the Alabama National market value on each particular date by the Exchange Ratio of 0.9408.

Resales of Alabama National Stock (Page 45). The shares of Alabama National common stock issued to Indian River’s shareholders in the merger will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an “affiliate” of Indian River for purposes of Rule 145 under the Securities Act (generally including directors, executive officers and beneficial owners of 10% of any class of capital stock of Indian River). Affiliates will be subject to certain restrictions on resales of newly acquired Alabama National shares.

Waiver and Amendment; Termination (Page 41). Either Alabama National or Indian River may waive or extend the time for performing the others’ obligations under the merger agreement. In addition, the boards of directors of each of Alabama National and Indian River may agree to amend the merger agreement. The merger agreement may be terminated at any time prior to completion of the merger by the agreement of Indian River and Alabama National.

Either company can also terminate the merger agreement under the following circumstances:

(1)	if any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger;

(2)	if we do not or cannot complete the merger by June 30, 2004;

(3)	if Indian River’s shareholders do not approve the merger agreement;

(4)	if Indian River or Alabama National, as the case may be, materially violates any of its representations, warranties or obligations under the merger agreement; or

(5)	by either Indian River or Alabama National if there is a material adverse change to the business of the other party.

Indian River may terminate the merger agreement in certain circumstances if it decides to enter into a superior acquisition proposal with another potential business combination partner. Alabama National may terminate the merger agreement if (1) the board of directors of Indian River withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the merger, (2) the board of directors of Indian River approves another acquisition proposal or recommends approval of another acquisition proposal to its shareholders, (3) the board of directors of Indian River fails to call the special meeting of shareholders or (4) any person or entity becomes the beneficial owner of 50% or more of the outstanding shares of Indian River common stock. In either such event, Indian River has agreed to pay Alabama National a termination fee of $2.0 million.

Alabama National also can terminate the merger agreement if holders of more than 5% of the outstanding Indian River shares have properly asserted appraisal rights under Florida law.

In addition, Indian River can terminate the merger agreement if the average price of Alabama National common stock calculated as described above is less than $44.00. In this event, however, Alabama National has the opportunity to void such termination by increasing the consideration payable to the Indian River shareholders.

Effect of Merger on Rights of Shareholders (Page 51). As an Indian River shareholder, your rights are currently governed by Indian River’s Articles of Incorporation and Bylaws and by Florida law. As a result of the merger, if you do not exercise your appraisal rights and do not elect to receive cash for your shares of Indian River common stock (or if you elect cash consideration where the limitation on the maximum cash consideration payable in the merger is exceeded), you will automatically become an Alabama National shareholder. Your rights as an Alabama National shareholder will be determined by Alabama National’s Restated Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law. The rights of Alabama National’s shareholders differ from the rights of Indian River’s shareholders in certain important respects.

Appraisal Rights (Page 22). As an Indian River shareholder, you are entitled to assert appraisal rights in the merger and receive cash in respect of the fair value of your shares of Indian River common stock. To do this, you must follow the procedures required by Florida law, including filing a notice with Indian River prior to the vote on the merger and not voting in favor of the merger. The procedures to be followed by shareholders with respect to their appraisal rights are summarized under “APPROVAL OF THE MERGER AGREEMENT—Appraisal Rights” at page 22. A copy of Florida’s statutory provisions regarding appraisal rights is set forth in Appendix B to this proxy statement-prospectus. Failure to precisely follow such provisions will result in the loss of your appraisal rights.

The merger agreement may be terminated by Alabama National if the holders of more than 5% of the outstanding shares of Indian River common stock properly assert their appraisal rights. Further, assertion of appraisal rights by holders of a significant number of shares of Indian River common stock could cause the merger not to qualify as a tax-free reorganization for federal income tax purposes.

Alabama National Selected Consolidated Financial Data

The table on the following page presents selected consolidated financial data and ratios on an historical basis for Alabama National. This information is based on the consolidated financial statements of Alabama National that it has presented in its filings with the Securities and Exchange Commission and should be read in conjunction with the information in such consolidated financial statements.

ALABAMA NATIONAL BANCORPORATION SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)

(Amounts in thousands, except ratios and per share data)

	Nine Months Ended September 30,		Year ended December 31,
	2003	2002	2002	2001(1)	2000(1)	1999(1)	1998(1)
Income Statement Data:
Interest income	$132,612	$134,409	$178,147	$179,537	$171,222	$133,106	$121,713
Interest expense	44,154	49,567	65,313	90,393	90,987	62,307	59,064

Net interest income	88,458	84,842	112,834	89,144	80,235	70,799	62,649
Provision for loan and lease losses	3,911	4,726	7,956	3,946	2,506	2,107	1,796

Net interest income after provision for loan and lease losses	84,547	80,116	104,878	85,198	77,729	68,692	60,853
Net securities gains (losses)	43	35	35	246	(119)	196	187
Noninterest income	62,110	42,741	61,129	48,461	33,466	31,120	29,963
Noninterest expense	101,432	84,193	113,577	92,233	74,111	65,860	64,401

Income before income taxes	45,268	38,699	52,465	41,672	36,965	34,148	26,602
Provision for income taxes	14,977	12,269	16,735	13,232	11,421	10,817	8,504

Income before minority interest in earnings of consolidated subsidiary	30,291	26,430	35,730	28,440	25,544	23,331	18,098
Minority interest in earnings of consolidated subsidiary	21	22	28	25	26	25	23

Net income	$30,270	$26,408	$35,702	$28,415	$25,518	$23,306	$18,075

Balance Sheet Data:
Total assets	$3,852,941	$3,229,836	$3,316,168	$2,843,467	$2,358,285	$2,025,503	$1,751,724
Earning assets	3,465,292	2,910,247	3,034,980	2,612,806	2,140,562	1,811,312	1,563,967
Securities	823,526	627,607	700,333	567,688	386,059	353,923	333,898
Loans held for sale	37,744	48,835	51,030	36,554	5,226	8,615	19,047
Loans and leases, net of unearned income	2,548,353	2,170,400	2,191,394	1,964,169	1,710,810	1,403,489	1,147,100
Allowance for loan and lease losses	36,979	32,674	32,704	28,519	22,368	19,111	17,465
Deposits	2,752,516	2,270,032	2,330,395	2,066,759	1,807,095	1,529,251	1,345,017
Short-term debt	61,150	77,100	152,100	68,350	91,439	24,389	21,700
Long-term debt	315,040	189,074	240,065	209,631	83,926	124,005	32,328
Stockholders’ equity	272,139	228,585	234,492	207,886	171,604	146,280	138,515

Weighted Average Shares Outstanding— Diluted (2)	12,875	12,668	12,683	12,141	11,973	12,008	11,908

Per Common Share Data:
Net income—diluted	$2.35	$2.08	$2.81	$2.34	$2.13	$1.94	$1.52
Book value (period end)	21.23	18.48	18.95	16.84	14.56	12.40	11.83
Tangible book value (period end)	18.38	16.84	17.28	15.31	13.34	11.49	11.13
Dividends declared	0.855	0.75	1.00	0.92	0.84	0.72	0.60

Performance Ratios:
Return on average assets	1.14%	1.18%	1.18%	1.12%	1.17%	1.26%	1.09%
Return on average equity	16.07	16.07	16.01	15.40	16.29	16.11	13.57
Net interest margin (3)	3.63	4.15	4.07	3.83	4.03	4.23	4.28
Net interest margin (taxable equivalent) (3)	3.67	4.19	4.11	3.88	4.08	4.30	4.35

Asset Quality Ratios:
Allowance for loan and lease losses to period end loans (4)	1.45%	1.47%	1.49%	1.45%	1.31%	1.36%	1.52%
Allowance for loan and lease losses to period end nonperforming loans (5)	581.71	442.74	318.07	377.09	614.17	431.11	330.78
Net charge-offs to average loans and leases (4)	0.04	0.04	0.18	0.09	0.04	0.04	0.01
Nonperforming assets to period end loans and leases and foreclosed property (4)(5)	0.35	0.42	0.59	0.47	0.30	0.38	0.57

Capital and Liquidity Ratios:
Average equity to average assets	7.10%	7.37%	7.36%	7.28%	7.16%	7.80%	8.03%
Leverage (4.00% required minimum) (6)	7.58	7.19	7.52	7.61	6.83	7.23	7.51
Risk-based capital
Tier 1 (4.00% required minimum) (6)	10.35	9.41	10.00	9.92	8.86	9.46	10.18
Total (8.00% required minimum) (6)	11.59	10.66	11.26	11.17	10.11	10.70	11.43
Average loans and leases to average deposits	93.79	95.54	96.44	97.74	94.04	89.00	83.00

(1)	On January 31, 2001, Peoples State Bank of Groveland (“PSB”) merged with a newly formed subsidiary of Alabama National, where-by PSB became a wholly owned subsidiary of Alabama National. On December 31, 1998, Community Bank of Naples, N.A. (“Naples”) merged with and into a subsidiary of Alabama National. On October 2, 1998, Community Financial Corporation (“CFC”) merged with and into Alabama National. On May 29, 1998, Public Bank Corporation (“PBC”) merged with and into Alabama National. Because these mergers were accounted for as poolings of interest, the historical Selected Consolidated Financial Data for all periods have been restated to include the results of operations of PSB, Naples, CFC, and PBC from the earliest period presented, except for dividends per common share.
(2)	The weighted average common share and common equivalent shares outstanding are those of PSB, Naples, CFC and PBC converted into Alabama National common stock and common stock equivalents at the applicable exchange ratios.
(3)	Net interest income divided by average earning assets.
(4)	Does not include loans held for sale.
(5)	Nonperforming loans and nonperforming assets includes loans past due 90 days or more that are still accruing interest. It is Alabama National’s policy to place all loans on nonaccrual status when over ninety days past due.
(6)	Based upon fully phased-in requirements.

Indian River Selected Consolidated Financial Data

The table below presents selected consolidated financial data and ratios on an historical basis for Indian River. This information is based on the consolidated financial statements of Indian River that it has presented in its filings with the Securities and Exchange Commission and should be read in conjunction with the information in such consolidated financial statements.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share amounts)
Results of operations:
Total interest income	$18,017	$19,242	$25,509	$26,041	$24,008	$17,946	$15,341
Total interest expense	6,342	7,085	9,213	12,716	12,523	8,025	7,135
Net interest income	11,675	12,157	16,296	13,325	11,485	9,921	8,206
Provision for loan losses	355	440	620	600	660	590	375
Net interest income after provision for loan losses	11,320	11,717	15,676	12,725	10,825	9,331	7,831
Other income	4,603	3,758	5,009	3,932	2,552	2,455	2,217
Other expenses	10,036	8,681	11,831	10,864	9,318	8,641	6,740
Income before income taxes	5,887	6,794	8,854	5,793	4,059	3,145	3,308
Income tax expense	2,177	2,552	3,323	2,111	1,428	1,143	1,209
Net income	3,710	4,242	5,531	3,682	2,631	2,003	2,099

Earnings per share:
Basic earnings per common share(1)	$1.71	$1.98	$2.57	$1.72	$1.37	$1.08	$1.13
Diluted earnings per common share(1)	1.65	1.94	2.51	1.69	1.34	1.07	1.13

Period-ending balances:
Total loans, including loans held for sale	$243,865	$227,502	$246,033	$216,662	$200,052	$168,550	$144,364
Total assets	518,796	427,113	458,197	389,145	337,075	271,236	223,116
Total deposits	410,151	334,070	364,893	318,806	284,545	238,846	200,397
Stockholders’ equity	36,298	33,122	34,849	27,704	23,200	13,591	13,784
Stockholders’ equity per share(1)	16.67	15.41	16.11	12.96	12.12	7.33	7.43
Weighted average shares outstanding
Basic(1)	2,169,915	2,145,781	2,148,300	2,137,370	1,914,829	1,855,283	1,854,897
Diluted(1)	2,245,097	2,197,435	2,200,651	2,178,384	1,958,339	1,865,769	1,860,102

Asset Quality Ratios:
Allowance for loan losses to loans	1.38%	1.39%	1.40%	1.30%	1.24%	1.13%	1.05%
Nonperforming loans to loans	0.15	0.36	0.32	0.13	0.07	0.06	0.28
Allowance for loan losses to nonperforming loans	943.06	386.63	441.00	972.26	1916.56	1796.23	594.60
Nonperforming assets to loans and other real estate	0.15	0.36	0.32	0.14	0.07	0.06	0.28
Net loan charge-offs to average loans	0.09	0.05	0.08	0.11	0.06	0.13	0.15

Capital Ratios:
Tier I risk-based capital ratio	13.32%	14.84%	14.98%	9.60%	10.60%	8.40%	9.40%
Total risk-based capital ratio	14.36	16.07	16.21	10.70	11.70	9.50	10.50
Leverage ratio	8.50	9.12	9.09	7.00	7.10	5.90	6.20

Selected ratios:
Return on average total assets(2)	1.00%	1.37%	1.31%	1.02%	0.85%	0.84%	1.05%
Yield on average earning assets(2)	5.07	6.56	6.41	7.40	8.20	8.03	8.31
Return on average stockholders’ equity(2)	13.79	18.73	17.76	14.57	16.02	14.34	16.42
Average stockholders’ equity to average total assets	7.23	7.31	7.39	6.96	5.32	5.89	6.41

(1)	Per share data and average weighted shares have been adjusted to reflect 10% stock dividends in each year through 2003, and to reflect a two-for-one stock split in the form of a dividend paid in March 2000.
(2)	Annualized for nine month periods.

Comparative Per Share Data

The following table shows information about Alabama National’s and Indian River’s net income per share, dividends per share and book value per share, and similar information reflecting the merger of Alabama National and Indian River, and is referred to as “pro forma” information. In presenting the comparative pro forma information for certain time periods we assumed that Alabama National and Indian River had been merged throughout those periods.

The information listed as “pro forma equivalent” was computed by multiplying the pro forma amounts by the exchange ratio of 0.9408. This ratio is intended to reflect that each Indian River stockholder will receive 0.9408 shares of Alabama National common stock for each share Indian River common stock. This may not be the actual exchange ratio, since the actual exchange ratio could fluctuate depending on the market value of Alabama National common stock.

The pro forma and pro forma equivalent information were calculated assuming that no Indian River shareholders will elect to receive cash for their Indian River shares pursuant to the merger agreement.

The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information we have set forth for the nine month period ended September 30, 2003 does not indicate what the results will be for the full 2003 fiscal year.

The information in the following table is based on the historical financial information of Alabama National and Indian River. See “WHERE YOU CAN FIND MORE INFORMATION” on page 59.

COMPARATIVE PER SHARE DATA

	As of / For the Nine Months Ended September 30, 2003	As of / For the Year Ended December 31, 2002

Earnings per common share
Basic
Alabama National historical	2.39	2.89
Indian River historical	1.71	2.57
Pro forma combined (1)	2.31	2.87
Indian River pro forma equivalent (2)	2.17	2.70

Diluted
Alabama National historical	2.35	2.81
Indian River historical	1.65	2.51
Pro forma combined (1)	2.27	2.79
Indian River pro forma equivalent (2)	2.13	2.63
Cash dividends declared
Alabama National historical	.855	1.00
Indian River historical	—	—
Pro forma combined	.855	1.00
Indian River pro forma equivalent (3)	.80	.94
Shareholders’ equity per common share (4)
Alabama National historical	21.23	18.95
Indian River historical	16.67	16.11
Pro forma combined (1)	25.67	23.82
Indian River pro forma equivalent (2)	24.15	22.41

(1)	Represents the combined results of Alabama National and Indian River as if the merger had been completed on January 1, 2002 (or September 30, 2003 and December 31, 2002, in the case of Book Value Per Share Data), and accounted for as a purchase.
(2)	Represents pro forma combined information multiplied by the exchange ratio of 0.9408. The exchange ratio is subject to change depending on the price of Alabama National common stock. The pro forma equivalent information would be affected if the average price of Alabama National common stock prior to the merger is less than or equal to $48.00.
(3)	Represents historical dividends declared per share by Alabama National multiplied by the exchange ratio of 0.9408.
(4)	Based on an assumed purchase price using the average price of Alabama National common stock for the ten-day period prior to December 10, 2003. The actual purchase price cannot be determined until the effective time of the merger.

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, shareholders of Indian River are urged to consider carefully the following factors in determining whether to approve the merger agreement:

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Alabama National and Indian River have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to take their deposits out of our banks.

Alabama National cannot guarantee that it will pay dividends to shareholders in the future.

The principal business operations of Alabama National are conducted through its subsidiary banks. Cash available to pay dividends to shareholders of Alabama National is derived primarily, if not entirely, from dividends paid by the banks. After the merger, the ability of the banks to pay dividends to Alabama National as well as Alabama National’s ability to pay dividends to its shareholders will continue to be subject to and limited by certain legal and regulatory restrictions. Further, any lenders making loans to Alabama National may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by Alabama National. There can be no assurance of whether or when Alabama National may pay dividends after the merger.

There can be no assurance as to the value of the merger consideration Indian River shareholders may receive.

The value of shares of Alabama National common stock fluctuates on a daily basis, and the number of shares, or amount of cash, which Indian River shareholders who do not exercise their appraisal rights will receive in the merger is based on such fluctuating prices. There can be no assurance as to the value the shares of Alabama National common stock will have at the effective time of the merger, or the price at which they will trade after the effective time of the merger. There can be no assurance that the per share cash election consideration will, at the effective time of the merger, equal the value of the Alabama National common stock into which Indian River shares are converted.

Alabama National and its subsidiary banks operate in a heavily regulated environment.

The banking industry is heavily regulated. Subsequent to the merger, Alabama National and its subsidiary banks will be subject, in certain respects, to regulation by the Federal Reserve, the Federal Depository Insurance Corporation, the Office of the Comptroller of the Currency, the Alabama State Banking Department, the Florida Department of Financial Services and the Georgia State Banking Department. The success of Alabama National depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. The regulations are primarily intended to protect depositors, not shareholders. The ultimate effect of recent and proposed changes to the regulation of the financial institution industry cannot be predicted. Regulations now affecting Alabama National and Indian River may be modified at any time, and there is no assurance that such modification will not adversely affect the business of Alabama National and its subsidiary banks.

Changes in the policies of monetary authorities could adversely affect Alabama National’s profitability.

The results of operations of Alabama National and Indian River are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, particularly in light of the September 11, 2001 terrorist attacks in New York City and Washington, D.C. and the current military operations in Iraq, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Alabama National and Indian River. Furthermore, the actions of the United States government and other governments in responding to such terrorist attacks or the military operations in Iraq may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Changes in the allowances for loan losses of Alabama National’s subsidiary banks could affect the profitability of those banks and Alabama National.

Management of each of Alabama National’s subsidiary banks and of Indian River maintains an allowance for loan losses based upon, among other things, (1) historical experience, (2) an evaluation of local and national economic conditions, (3) regular reviews of delinquencies and loan portfolio quality, (4) current trends regarding the volume and severity of past due and problem loans, (5) the existence and effect of concentrations of credit and (6) results of regulatory examinations. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios. Although each of Alabama National and Indian River believes that the allowance for loan losses at each of their companies is adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to nonperforming or performing loans of Alabama National and Indian River. Material additions to the allowance for loan losses of Alabama National and Indian River would result in a material decrease in Alabama National’s net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences.

Certain directors and officers of Indian River have interests in the transaction that differ from your interests.

Certain of the directors and officers of Indian River (and certain of their family members and related interests) have personal interests in the merger that may present them with conflicts of interest in connection with the merger. The Boards of Directors of Alabama National and Indian River are aware of this and have considered the personal interests disclosed in this proxy statement-prospectus in their evaluation of the merger. Reference should be made to “APPROVAL OF THE MERGER AGREEMENT—Background of and Reasons for the Merger” at page 24 and “APPROVAL OF THE MERGER AGREEMENT—Interests of Certain Persons in the Merger” at page 42, for a description of such potential conflicts of interest.

Changes in interest rates could have an adverse effect on Alabama National’s income.

Alabama National’s profitability depends to a significant extent upon its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Alabama National’s net interest income will be adversely affected if market interest rates change such that the interest Alabama National pays on deposits and borrowings increases faster than the interest earned on loans and investments. Changes in interest rates could also adversely affect the income of certain of Alabama National’s non-interest income businesses. For example, if mortgage interest rates increase, the demand for residential mortgage loans will likely decrease, and this would have an adverse effect on Alabama National’s mortgage origination fee income.

Competition in the banking industry is intense.

Competition in the banking and financial services industry is intense. In their primary market areas, Alabama National’s subsidiary banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than Alabama National’s subsidiary banks and may offer certain services that Alabama National’s subsidiary banks do not or cannot provide. The profitability of Alabama National depends upon its subsidiary banks’ continued ability to compete effectively in their market areas.

Alabama National’s success depends upon local economic conditions.

Alabama National’s success depends to a certain extent on the general economic conditions of the geographic markets served by Alabama National’s subsidiary banks in the states of Alabama, Georgia and Florida. The local economic conditions in these areas have a significant impact on Alabama National’s subsidiary banks’ commercial, real estate and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing these loans. Adverse changes in the economic conditions of the southeastern United States in general or any one or more of these local markets could negatively impact the financial results of Alabama National’s banking operations and have a negative effect on its profitability.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Alabama National and Indian River make forward-looking statements in this document that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when any of the words “believes,” “expects,” “anticipates” or similar expressions are used, forward-looking statements are being made. Many possible events or factors could affect the future financial results and performance of each of Alabama National and Indian River and the combined company after the merger. This could cause results or performance to differ materially from those expressed in those forward-looking statements. You should consider these risks when you vote on the merger. These possible events or factors include the following:

1.	Alabama National’s revenues after the merger are lower than expected, Alabama National’s merger-related charges are higher than it expects, the combined company loses more deposits, customers or business than we expect, or our operating costs and/or loan losses after the merger are greater than we expect;

2.	competition among depository and other financial institutions increases significantly;

3.	we have more trouble obtaining regulatory approvals for the merger than we expect;

4.	we have more trouble integrating our businesses or retaining key personnel than we expect;

5.	our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

6.	changes in the interest rate environment reduce our margins or adversely affect our service business lines;

7.	general economic or business conditions are worse than we expect;

8.	legislative or regulatory changes, including changes in accounting standards, adversely affect our business;

9.	technological changes and systems integration are harder to make or more expensive than we expect;

10.	adverse changes occur in the securities markets;

11.	the impact of terrorist activities on the national economy and money markets, particularly in light of the September 11, 2001 terrorist attacks in New York City and Washington, D.C.; or

12.	the impact of the current military operations in Iraq.

GENERAL INFORMATION

Meeting, Record Date and Votes Required

A special meeting of the shareholders of Indian River Banking Company will be held at 7:00 p.m. local time, on Wednesday, February 25, 2004 (the “Special Meeting”), at Courthouse Executive Center, 2145 14th Street, Vero Beach, Florida 32960. The purpose of the meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated October 22, 2003 between Indian River and Alabama National (the “Merger Agreement”), which provides for, among other things, the merger of Indian River with Alabama National (the “Merger”). Following the Merger, Indian River National Bank will be a subsidiary of Alabama National. Only holders of record of Indian River common stock at the close of business on January 2, 2004 (the “Record Date”), will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 2,212,233 shares of Indian River common stock issued, outstanding and entitled to be voted. There were 892 Indian River shareholders of record on the Record Date. Each share of Indian River common stock will be entitled to one vote at the Special Meeting.

The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Indian River common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at such meeting. A quorum must be present before a vote on the Merger can be taken at the Special Meeting. For these purposes, shares of Indian River common stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Indian River common stock in “street” name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

Approval of the Merger Agreement on behalf of Indian River, under Florida law, will require the affirmative vote of the holders of a majority of the outstanding shares of Indian River common stock entitled to be voted thereon. Failures to return proxy cards, broker nonvotes and abstentions will not be counted as votes for or against the proposal to approve the Merger Agreement, and, as a result, such nonvotes will have the same effect as votes cast against the proposal.

Approval of any other matters that may be properly presented at the meeting will be determined by a majority of the votes cast.

In order to vote for the Merger Agreement, Indian River’s shareholders must vote for its approval on the enclosed proxy or attend the Special Meeting and vote for these proposals. As of the Record Date, 740,300 shares of Indian River common stock, or 33.46% of the total shares of Indian River common stock outstanding, were beneficially owned and entitled to be voted by the directors and director emeritus of Indian River. Each of these persons has entered into agreements with Alabama National whereby he or she has agreed to vote in favor of the Merger Agreement, subject to certain conditions.

Appraisal rights may be demanded by Indian River’s shareholders who follow the procedures specified by Florida law. See “APPROVAL OF THE MERGER AGREEMENT—Appraisal Rights” on page 22.

Proxies and Other Matters

The enclosed Indian River proxies are solicited on behalf of the Board of Directors of Indian River for use in connection with the Special Meeting and any adjournment or adjournments thereof. Holders of Indian River common stock are requested to complete, date and sign the accompanying proxy and return it promptly to Indian River in the enclosed envelope. Indian River’s shareholders should not forward any stock certificates with their proxies.

An Indian River shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted (a) by giving a later written proxy, (b) by giving written revocation to the Secretary of Indian

River, provided such later proxy or revocation is actually received by Indian River before the vote of the shareholders, or (c) by voting in person at the Special Meeting. Any shareholder attending the Special Meeting may vote in person whether or not a proxy has been previously filed. Attendance at the Special Meeting will not, in itself, revoke a proxy. If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the Special Meeting. Please see the voting form provided by your recordholder for additional information regarding the voting of your shares.

Many shareholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check the voting form or instructions provided by their recordholder to see which options are available. Shareholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder. To revoke a proxy previously submitted electronically, a shareholder may simply submit a new proxy at a later date before the taking of the vote at the Special Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

The shares represented by all properly executed proxies received in time for the Special Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the Merger Agreement.

Indian River will bear the costs of solicitation of proxies for the Special Meeting. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of Indian River. As of the date of this proxy statement-prospectus Indian River has not retained a proxy solicitation firm to assist it in obtaining proxies, but it may elect to do so before the Special Meeting.

If a quorum is not obtained, or if fewer shares of Indian River common stock are voted in favor of approval of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of such Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been effectively revoked), even though they might have been effectively voted on the same or any other matter at a previous meeting.

The management of Indian River is not aware of any business to be acted upon at the Special Meeting other than the proposal to approve the Merger Agreement. If other matters are properly brought before the Special Meeting or any adjournment of such meeting, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of Indian River’s management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

Recommendation of Board of Directors

The Board of Directors of Indian River unanimously recommends that the shareholders of Indian River vote FOR the proposal to approve the Merger Agreement. See “APPROVAL OF THE MERGER AGREEMENT—Background of and Reasons for the Merger.”

APPROVAL OF THE MERGER AGREEMENT

The following information concerning the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The information contained herein with respect to the opinion of the financial advisor to Indian River is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix C and incorporated herein by reference.

Terms of the Merger

At the date and time when the Merger becomes effective (the “Effective Time”), Indian River will merge with Alabama National, and Alabama National will be the surviving corporation. After the merger, Indian River National Bank will be a subsidiary of Alabama National. If the Merger is consummated, assuming no Indian River shareholders elect to receive cash and assuming the Alabama National stock price used to determine the merger consideration is above $48.00 per share, Alabama National will issue 2,081,269 shares of its common stock, and approximately 16.2% of the shares of Alabama National common stock outstanding after the Merger will be beneficially owned by former Indian River shareholders. This percentage reflects Alabama National’s and Indian River’s current number of outstanding shares and does not reflect any share issuances by Alabama National or Indian River prior to the Effective Time.

Merger Consideration

The Merger Agreement provides that Indian River shareholders who do not exercise their appraisal rights will receive either (1) 0.9408 shares of Alabama National common stock or (2) cash as consideration, subject to certain limitations, in exchange for each share of Indian River common stock. These two options are described in more detail below.

Stock Consideration

Absent a cash election, each share of Indian River common stock issued and outstanding at the Effective Time will be converted into and exchanged for 0.9408 shares of Alabama National common stock (the “Exchange Ratio”). The Exchange Ratio may be increased, however, depending upon the average trading price of Alabama National common stock prior to the Merger, as described below.

The price per share of Alabama National’s common stock fluctuates from day-to-day. On the fifth business day prior to the Effective Time, an “average price” of Alabama National’s stock price will be calculated based on the averages of the high and low sales prices of Alabama National’s common stock reported on the Nasdaq Stock Market for the previous ten business days. If the “average price” is equal to or less than $48.00, then the Exchange Ratio will be increased as follows:

Average Price	Adjusted Exchange Ratio
Less than $48.00, and equal to or greater than $47.00	0.9493
Less than $47.00, and equal to or greater than $46.00	0.9578
Less than $46.00, and equal to or greater than $45.00	0.9663
Less than $45.00	0.9748

If the average price falls below $44.00 per share, the Indian River board of directors has the option to terminate the Merger Agreement. Alabama National, however, may elect to cancel the termination by either (1) increasing the Exchange Ratio to an amount equal to the quotient of $42.89 divided by the average price, or (2) paying with respect to each share of Indian River common stock additional cash consideration equal to the difference of (A) $42.89 minus (B) the product of the average price and 0.9748. For example, if the average price were $42.00, Indian River’s board of directors provided a notice of termination, and Alabama National elected to void such termination, Alabama National would be required to either increase the Exchange Ratio to at least 1.021 (i.e., the quotient of $42.89 divided by $42.00) or make a cash payment of $1.95 (i.e., the difference in $42.89 and the product of $42.00 multiplied by 0.9748, or $40.94) for each share of Indian River common stock.

Election to Receive Cash Consideration in Lieu of Common Stock

Instead of receiving Alabama National common stock as described above, Indian River shareholders may elect to receive cash consideration in exchange for their shares of Indian River common stock, in accordance with the election procedures described below. Shareholders who choose to receive all cash consideration will receive an amount in cash equal to the product of (1) the average price of Alabama National common stock calculated as described above, and (2) the Exchange Ratio, for each share of Indian River common stock that is converted. Indian River shareholders may make the cash election with respect to all or any portion of their shares of Indian River common stock, subject to the cash allocation procedures described below. In our discussion we may refer to the amount of cash to be received for each share of Indian River common stock converted in connection with the cash election as the “per share cash election consideration.”

Alabama National will be required to pay cash consideration to Indian River shareholders who elect to receive cash consideration. The maximum amount of cash consideration that Alabama National is required to pay in connection with the Merger, however, cannot exceed 10% of the aggregate merger consideration. Therefore, if the number of shareholders who elect to receive cash instead of shares of Alabama National common stock would cause the total amount of cash to be paid by Alabama National to exceed the maximum cash amount, Alabama National is permitted to allocate and proportionately reduce the cash elections made by Indian River shareholders as described below. Alternatively, Alabama National, in its discretion, may increase the amount of cash consideration to an amount not to exceed 25% of the aggregate merger consideration. See “—Procedures for Making a Cash Election.”

No assurance can be given that the current fair market value of Alabama National common stock will be equivalent to the fair market value of Alabama National common stock on the date that stock is received by an Indian River shareholder or at any other time. The fair market value of Alabama National common stock received by an Indian River shareholder may be greater or less than the current fair market value of Alabama National common stock due to numerous market factors.

If Indian River changes the number of shares of Indian River common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or otherwise, the Exchange Ratio will be proportionately adjusted. If Alabama National changes the number of shares of Alabama National common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization, appropriate adjustments will be made in the consideration payable to the Indian River shareholders.

Procedures for Making a Cash Election

An election form is being delivered with this proxy statement-prospectus to each holder of record of Indian River common stock. Each election form permits a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Indian River common stock to elect to receive cash with respect to all or a portion of such holder’s Indian River common stock, subject to the limitation of the maximum cash amount of 10% of the aggregate merger consideration (the “maximum cash amount”). If your shares of Indian River common stock are held in the name of a bank or broker or other nominee, you must contact that bank, broker or other nominee in order to make your cash election.

Any shares of Indian River common stock with respect to which the holder has not made a valid cash election on or before 5:00 p.m. Eastern Time on February 24, 2004, the election deadline, will be converted at the Effective Time into shares of Alabama National common stock based on the Exchange Ratio.

A cash election will be properly made only if SunTrust Bank, acting in its capacity as exchange agent for Alabama National (the “Exchange Agent”) receives a properly completed election form by the election deadline. Any election form may be revoked or changed by the person submitting such election form at or prior to the election deadline. If an election form is revoked and a replacement election form is not submitted prior to the election deadline, the shares of Indian River common stock represented by such election form will be treated like other shares of Indian River common stock with respect to which no cash election has been made. Subject to the terms of the Merger Agreement and of the election form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. Neither Alabama National nor the Exchange Agent will be under any obligation to notify any person of any defect in an election form.

If you wish to receive cash for any or all of your shares of Indian River common stock, the Exchange Agent must RECEIVE your election form prior to the election deadline. Please do not send in your stock certificates with your cash election form. Please do not send your cash election form with your proxy card.

Within five business days after the election deadline, unless the Merger has not been completed, in which case as soon as practicable after the Merger is completed, Alabama National will cause the Exchange Agent to allocate the right to receive cash consideration among the holders of Indian River common stock in accordance with the election forms as follows:

•	If the amount of cash that would be paid for shares of Indian River common stock covered by a cash election is less than or equal to the maximum cash amount, then:

(1)	all shares of Indian River common stock with respect to which shareholders have elected to receive cash will be converted into the right to receive the per share cash election consideration; and

(2)	all other shares of Indian River common stock will be converted into the right to receive the shares of Alabama National common stock based on the Exchange Ratio.

•	If the amount of cash that would be paid for shares of Indian River common stock covered by a cash election is greater than the maximum cash amount, then:

(1)	the number of shares electing to receive cash will be automatically reduced on a pro rata basis, based on the total number of shares electing to receive cash, so that the amount of cash that will be issued in the Merger equals as closely as practicable the maximum cash amount;

(2)	all shares of Indian River common stock with respect to which shareholders have elected to receive cash remaining after the adjustment described in paragraph (1) above will be converted into the right to receive the per share cash election consideration;

(3)	the shares of Indian River common stock that would have received cash, but for the adjustment described in paragraph (1) above will be converted into the right to receive shares of Alabama National common stock based on the Exchange Ratio; and

(4)	all shares with respect to which no election to receive cash was made will be converted into the right to receive shares of Alabama National common stock based on the Exchange Ratio.

Surrender of Certificates

Promptly after the Effective Time, the Exchange Agent will mail to each former holder of record of Indian River common stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the “Exchange Materials”), for the exchange of such holders’ Indian River common stock certificates for either certificates representing shares of Alabama National common stock and cash payable in lieu of fractional shares or cash in respect of accepted cash elections. You should not send in your certificates until you receive the Exchange Materials from the Exchange Agent.

Upon receipt of the Exchange Materials, former holders of Indian River common stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of Indian River common stock to the Exchange Agent in the return envelope provided. Upon receipt of the certificates and related documentation, Alabama National will issue, and the Exchange Agent will mail, to such holder of Indian River common stock a certificate representing the number of shares of Alabama National common stock to which such holder is entitled, and/or a check in the amount of cash payable to such shareholder as a result of a cash election and any cash payment in lieu of fractional shares of Alabama National common stock, all as described in the Merger Agreement. No certificates of Alabama National common stock and no cash payment will be delivered to a holder of Indian River common stock unless and until such holder has delivered to the Exchange Agent certificates representing the shares of Indian River common stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

After the Effective Time, a former shareholder of record of Indian River will be entitled to vote at any meeting of Alabama National shareholders the number of whole shares of Alabama National common stock into which such holder’s shares of Indian River common stock are converted, regardless of whether such holder has exchanged his or her certificates representing Indian River common stock for certificates representing Alabama National common stock.

Beginning six months after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to Alabama National common stock issued to replace Indian River common stock will be paid to the holder of an unsurrendered Indian River common stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

After the Effective Time, there will be no transfers on Indian River’s stock transfer books of shares of Indian River common stock issued and outstanding at the Effective Time. If certificates representing shares of Indian River common stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

Neither Alabama National nor the Exchange Agent will be liable to a holder of Indian River common stock for any amounts paid or properly delivered in good faith to a public official under any applicable abandoned property law.

No fractional shares of Alabama National common stock will be issued in respect of Indian River common stock, and cash will be paid by Alabama National in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying such fractional part of a share of Alabama National common stock by the “average price” of Alabama National common stock, calculated as described above. No holder of Indian River common stock who would otherwise have been entitled to a fractional share of Alabama National common stock will be entitled to dividends, voting rights or any right as a shareholder with respect to such fractional shares.

Appraisal Rights

Under Florida law, each shareholder of Indian River entitled to vote on the Merger who complies with the procedures set forth in Section 607.1301 to 607.1333 of the Florida Business Corporation Act (the “FBCA”) relating to appraisal rights is entitled to receive in cash the fair value of his or her shares of Indian River common stock. An Indian River shareholder must comply strictly with the procedures set forth in Florida law relating to appraisal rights. Failure to follow any such procedures will result in a termination or waiver of his or her appraisal rights.

To perfect appraisal rights, a holder of Indian River common stock must not vote in favor of the Merger Agreement and must provide written notice to Indian River before the vote is taken at the Special Meeting indicating that such shareholder intends to demand payment if the Merger is effectuated. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Indian River Banking Company, 958 20th Place, Vero Beach, Florida 32960, Attention: Secretary. All such notices must be signed in the same manner as the shares are registered on the books of Indian River. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the Special Meeting, the shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the date the Merger becomes effective, Alabama National, as successor to Indian River in the Merger, will provide each former Indian River shareholder who has properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate Alabama National’s estimate of the fair value of Indian River common stock, as well as a copy of Indian River’s financial statements and a copy of sections 607.1301 to 607.1333 of the FBCA.

A shareholder asserting appraisal rights must execute and return the form and deposit the shareholder’s certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the appraisal notice and form were sent to the shareholder. A shareholder who deposits shares in accordance with the assertion of appraisal rights has no further rights as a shareholder, but only has the right to receive “fair value” for the shares in accordance with the appraisal procedures, unless the appraisal demand is withdrawn.

A shareholder who does not execute and return the form and deposit his or her certificates by the date set forth in the appraisal notice, will no longer be entitled to appraisal rights, will be bound by the terms of the Merger Agreement, and will receive shares of Alabama National common stock. A shareholder who complies with the requirements and wishes to withdraw from the appraisal process may do so by notifying Alabama National in writing before the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without Alabama National’s written consent.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Indian River in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to Indian River the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

If a shareholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after Alabama National receives the form from the shareholder. A shareholder who is dissatisfied with the offer must include in his or her returned form a demand for payment of that shareholder’s estimate of the fair value of the shares plus interest, otherwise the shareholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida on the effective date of the Merger. Once Alabama National has made payment of an agreed upon value, the shareholders will cease to have any interest in the shares.

Currently, because of an inadvertent error by the Florida legislature during the 2003 revision of the appraisal rights law, the FBCA is silent as to what would happen during the appraisal process if Alabama National and the dissenting shareholder are unable to agree on the fair value of the shares. Although there is no official guidance as to what actions to take in such situation, it is likely that a Florida court would continue to apply the provisions of the former Section 607.1320 of the FBCA. Under this former provision, Alabama National would be required to file an appraisal action in a court of competent jurisdiction in the county in which Indian River maintained its registered office, requesting that the fair value of the shares of Indian River common stock be determined. If Alabama National fails to file such proceedings, any dissenting shareholder may do so in the name of Indian River. All dissenting shareholders, except for those that have agreed upon a value with Alabama National, are deemed to be parties to the proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Alabama National shall pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest with respect to his or her Indian River shares.

The court in any appraisal proceeding will determine the cost and expense of any appraisal proceeding and such costs and expenses will be assessed against Alabama National. However, all or any part of such cost and expense may be apportioned and assessed against all or some of the dissenting shareholders, in such amount as the court deems equitable, if the court determines that such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court may also assess the fees and expenses of counsel and experts for the respective parties in the amounts the court finds equitable against Alabama National if the court finds that Alabama National did not substantially comply with its requirements under Sections 607.1320 and 607.1322 of the FBCA, or, against any party which the court finds acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights provided by the FBCA. In the event Alabama National fails to make any required payments, the shareholders may sue directly for the amount owed, and to the extent successful, will be entitled to recover all costs and expenses of the suit, including attorney’s fees.

The foregoing does not purport to be a complete statement of the provisions of the FBCA relating to statutory appraisal rights and is qualified in its entirety by reference to the appraisal rights provisions, which are reproduced in full in Appendix B to this proxy statement-prospectus and which are incorporated herein by reference.

Effective Time

Articles of Merger will be filed with the Secretary of State of Florida and a Certificate of Merger will be filed with the Delaware Secretary of State as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals, and expiration of all statutory waiting periods, and the approval of the Merger Agreement by the shareholders of Indian River. The Effective Time of the Merger will be the later of the time the Articles of Merger are accepted for filing by the Secretary of State of Florida and the Certificate of Merger is accepted for filing the Secretary of State of Delaware (or such later time as the parties may agree).

Background of and Reasons for the Merger

In connection with its normal strategic planning process, Indian River continuously reviews its strategic business alternatives, including devoting attention to the continuing consolidation and increasing competition in the banking and financial services industries in Florida. In recent years, competition in the local banking and financial services industries has intensified and required increased efforts to enhance Indian River’s ability to remain competitive in this environment.

From time to time over the past several years, the directors of Indian River had discussions regarding the prospects of Indian River National Bank, conditions in the community banking market in Florida, and the merger activity among financial institutions in the state. Also during this time, Indian River had periodically received inquiries from other parties regarding the possible interest of Indian River in pursuing a sale transaction. None of the inquiries had resulted in Indian River entering into any letter of intent or agreement for sale of the company.

In early 2003, Indian River’s board of directors surveyed the views of its individual directors and director emeritus with respect to the potential merger of the company, and the criteria that a potential acquiror would have to meet in order to be perceived favorably. As a result of that informal survey, the board of directors determined that Indian River should commence a measured, deliberate process through which it would identify companies which appear to satisfy the criteria identified by the board, and which might have an interest in a merger or strategic combination with Indian River. These criteria included, without limitation or indication of the relative weight or importance placed upon any factor, management and business philosophies and values comparable to and compatible with those held by Indian River; a record of successfully completing acquisitions, or the capacity to do so; commitment to the communities and customers which the company serves; commitment to employees; and a transaction structured to allow shareholders to engage in tax and financial planning with respect to their shares of Indian River common stock, in addition to providing enhanced liquidity and dividend and capital appreciation potential for Indian River shareholders.

Paul “Andy” Beindorf, Indian River’s President and Chief Executive Officer, along with the executive committee of the board, consisting of Robert Grice, Mary Rogers, John Minton, Keith Morgan and the Chairman of the Board, Griffin A. Greene, were delegated the responsibility to review the landscape of likely potential acquirors, and to determine, based on a review of their acquisition history, reputation in the banking community and available financial information, which companies appeared to meet the criteria established by the board of directors. This process resulted in Indian River inquiring of a small number of companies, including Alabama National, as to whether they would be interested in entering into a transaction with Indian River, but did not result in any expressions of interest on terms which the board of directors deemed acceptable.

Alabama National management came into contact with Indian River management through Alabama National’s investment department. John H. Holcomb, III, Alabama National’s Chairman and Chief Executive Officer, often travels with officers of Alabama National’s investment department as they visit banks in the Southeast. Indian River has been a customer of the investment department since 2002. During a July 17, 2003 trip to Florida with Alabama National’s investment department, Mr. Holcomb met informally with Mr. Beindorf. At that meeting, Mr. Holcomb described Alabama National, its history, strategy, and operating structure. He also expressed an interest in expanding Alabama National’s presence in the Treasure Coast market with a partner like Indian River should they decide to consider a merger.

In early August 2003, Mr. Beindorf arranged for Mr. Holcomb to meet informally with those directors whose schedule permitted to further discuss Alabama National’s strategy and operating structure. Those directors attending were Mr. Greene, Mr. Minton, Mrs. Rogers and Mr. Grice. During that meeting, Mr. Holcomb invited Mr. Beindorf and several members of the Indian River board of directors to come to Birmingham for an overnight visit to meet Alabama National’s senior management team. Indian River’s board authorized these representatives to make this visit at its regular board meeting on August 13, 2003. During this visit to Birmingham, which took place on August 14 and 15, 2003, Alabama National management provided the Indian River representatives with additional insight into the company’s operating structure, management philosophy, strategic plans, and goals for the future.

After returning to Indian River and reflecting upon the meetings in Birmingham, Mr. Beindorf and Mr. Greene met individually to discuss the meeting and to share the information they had learned with those directors who had not traveled to Birmingham. After these discussions, there was a consensus that further exploratory discussions with Alabama National were warranted.

At the regularly scheduled August 20, 2003 meeting of the Alabama National board of directors, Mr. Holcomb presented information on Indian River and discussed management’s interest in further pursuing a merger. William E. Matthews V, Alabama National’s Executive Vice President and CFO, presented information on Indian River, including its history, its management team, and its markets. Mr. Matthews also presented information on its financial condition and historical growth in various balance sheet and income statement categories. Mr. Holcomb then commented upon the appeal of the Indian River franchise, his assessment of its management team and their fit in the Alabama National operating culture. He recommended to the board their approval of continued negotiations with Indian River in an attempt to reach mutually acceptable terms for a merger. The Alabama National board approved the continued negotiations with Indian River for a potential business combination.

Subsequently, Mr. Holcomb, Richard Murray IV, Alabama National’s President and COO, and Mr. Matthews traveled to Vero Beach to meet with the Indian River board on August 26, 2003. At that meeting,

the Indian River board inquired about a number of issues pertaining to Alabama National’s operating philosophy and plans for the Treasure Coast market should a merger between the parties proceed. Messrs. Holcomb, Murray and Matthews met on August 27, 2003 with Mr. Beindorf and Mr. Greene to discuss pricing parameters for a potential merger. Mr. Beindorf and Mr. Greene reported on the discussions to the Executive Committee at a meeting on September 4, 2003. The Executive Committee authorized Mr. Beindorf, Mr. Greene, Mr. Grice and director emeritus Barnette Greene to continue discussions with Alabama National. This group met with Mr. Holcomb in Vero Beach on September 10, 2003. Following that meeting, the two parties had a series of telephone conversations over the following days during which an agreement on pricing parameters was reached.

The parties agreed that the next steps in the process were to execute a Confidentiality Agreement and for Alabama National to perform due diligence on Indian River’s books and records.

Alabama National representatives performed a due diligence review at Indian River’s Vero Beach headquarters from September 29 through October 3, 2003. After reviewing and analyzing the information gathered, Alabama National confirmed its desire to consummate the transaction. Indian River representatives then visited Alabama National’s Birmingham headquarters on October 6, 2003 for a due diligence review and also confirmed its intention to proceed.

Indian River engaged The Carson Medlin Company to review the transaction for fairness from its and its shareholders’ perspectives. During October 2003, Carson Medlin conducted due diligence on Alabama National on behalf of Indian River by analyzing its public records and through interviews with Alabama National management.

Following the conclusion of due diligence, the parties began the negotiation of a definitive agreement for the merger of Alabama National and Indian River. The Indian River board met on October 15, 2003 to discuss and vote upon the then current form of Merger Agreement and the Merger. At that meeting, the Indian River board discussed the terms of the proposed transaction. Legal counsel reviewed with the board of directors the fiduciary obligations of directors in sales of financial institutions and commented on the form of Merger Agreement, the status of proposed changes, the voting agreements to be entered into between Indian River directors and Alabama National, the new employment agreements to be entered into with Messrs. Beindorf, Morton and Tasker in connection with the merger and related issues. In addition, Carson Medlin, in its capacity as financial advisor to Indian River, presented the Indian River board with a verbal opinion that the consideration in the Merger as provided in the Merger Agreement was fair to Indian River shareholders from a financial standpoint. Indian River’s board then unanimously approved the Merger Agreement and the transactions contemplated thereby, subject to the satisfactory resolution of outstanding comments on the form of Merger Agreement and related documents, review of all schedules to be provided by Alabama National and receipt of the final written opinion of Carson Medlin. Indian River’s management also was authorized to sign the Merger Agreement, which was signed by Alabama National and Indian River on October 22, 2003 after the close of business.

At the regularly scheduled October 15, 2003 meeting of the Alabama National board, Mr. Holcomb made a presentation relating to the Indian River transaction including a summary of the terms of the proposed Merger and the results of management’s due diligence review of Indian River. The Alabama National board formally approved the Merger and authorized Alabama National’s officers to execute the Merger Agreement and to take all other action necessary to consummate the transaction.

Alabama National’s Reasons for the Merger. In approving the Merger Agreement and the Merger, the Alabama National board of directors considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Alabama National board of directors considered the following material factors:

(a)	the information presented to the directors by the management of Alabama National concerning the business, operations, earnings, asset quality and financial condition of Indian River, including the composition of the earning assets portfolio of Indian River;

(b)	the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value and earnings per share of Indian River;

(c)	the non-financial terms of the Merger, including the treatment of the Merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

(d)	the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

(e)	the opportunity for increasing the noninterest income of the operations of Indian River and the ability of the operations of Indian River after the Effective Time to contribute to the earnings of Alabama National;

(f)	the attractiveness of the Indian River franchise, the management team of Indian River, the market position of Indian River in the markets in which it operates, and the compatibility of the franchise of Indian River in Indian River County and Brevard County, Florida with the operations of Alabama National in its market areas; and

(g)	the compatibility of the management philosophies and community banking orientation of the operation of Indian River to that of Alabama National and the subsidiary banks of Alabama National.

Indian River’s Reasons for the Merger. In approving the Merger Agreement and the Merger, the board of directors of Indian River considered a number of factors and criteria regarding the potential benefits of the Merger. Without assigning relative or specific weights to those factors, the Indian River board of directors considered the following material factors:

(a)	the financial terms of the Merger, including, among other things, the opinion of The Carson Medlin Company as to the fairness of the consideration to be received by the Indian River shareholders, as provided in the Merger Agreement, from a financial point of view, to the shareholders of Indian River;

(b)	the interests of shareholders in obtaining greater liquidity for their investment, and the fact that Alabama National common stock is traded on the Nasdaq Stock Market;

(c)	the fact that the Merger qualifies as a tax-free reorganization for Indian River shareholders except to the extent of any cash received by Indian River shareholders, which will enable Indian River shareholders to exercise control over their own tax and financial planning;

(d)	a comparison of the prospects of Indian River as an independent entity and as a component of Alabama National after the Merger, including the prospects of an independent Indian River to achieve growth in investment value equal to or in excess of that which Alabama National may achieve;

(e)	certain financial and other information concerning Alabama National, including, among other things, information with respect to the business, operations, condition and future prospects of Alabama National, as well as the market performance of its common stock, and its dividend payment history and capacity;

(f)	the compatibility of management and the business philosophies of Indian River and Alabama National, and the reputation and record of Alabama National as an acquiror of other banks;

(g)	the fact that the Merger would result in Indian River National Bank continuing as a separate subsidiary of Alabama National, with substantial local decision making authority and responsibility, minimizing the adverse impact on Indian River’s employee base, and enabling Indian River National Bank to continue serving its customers and communities;

(h)	the level of interest expressed by other potential acquirors, and the value of other expressions of interest of potential acquirors of Indian River, the potential for increased shareholder value and benefits as a result of such other transactions, the probability of such other transactions being completed upon the terms proposed and in a timely manner, and the impact of such other transactions on the customers, employees and communities served by Indian River; and

(i)	the likelihood of the Merger being approved by the appropriate regulatory authorities without undue conditions or delay and in accordance with the terms initially proposed by Alabama National.

The Indian River board of directors unanimously recommends that Indian River shareholders vote FOR the approval of the Merger Agreement.

Opinion of The Carson Medlin Company

Indian River Banking Company engaged The Carson Medlin Company (“Carson Medlin”) to serve as its financial adviser and to render its opinion to the shareholders of Indian River as to the fairness, from a financial point of view, of the consideration provided for in the merger agreement. Indian River selected Carson Medlin as its financial adviser on the basis of its experience in advising community banks in similar transactions. Carson Medlin is an investment banking firm which specializes in the securities of financial institutions located in the southeastern and western United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions. Neither Carson Medlin nor any of its affiliates has a material relationship with Indian River or Alabama National or any material financial interest in Indian River or Alabama National.

Carson Medlin provided its analysis to Indian River’s board of directors at a meeting held on October 15, 2003 during which the terms of the transaction were discussed. At that meeting, Carson Medlin delivered its verbal opinion to the effect that the consideration provided for in the merger agreement is fair, from a financial point of view, to the shareholders of Indian River. Carson Medlin subsequently delivered its written opinion, dated October 22, 2003, to Indian River’s board of directors. Carson Medlin reconfirmed its October 22, 2003 written opinion by issuing a second written opinion dated as of January 7, 2004, the most recent practicable date prior to the printing of this proxy statement-prospectus, a copy of which is attached as Appendix C.

You should consider the following when reading the discussion of Carson Medlin opinion in this document:

•	The summary of the opinion of Carson Medlin set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Carson Medlin in connection with its opinion.

•	Carson Medlin’s opinion does not address the merits of the merger relative to other business strategies, whether or not considered by Indian River’s board, nor does it address the decision by Indian River’s board to proceed with the merger.

•	Carson Medlin’s opinion to Indian River’s board of directors rendered in connection with the merger does not constitute a recommendation to any Indian River shareholder as to how he or she should vote at the special meeting.

No limitations were imposed by Indian River’s board of directors or its management upon Carson Medlin with respect to the investigations made or the procedures followed by Carson Medlin in rendering its opinion.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin’s opinion. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other. The relative importance or weight given to these analyses by Carson Medlin is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables, which alone do not constitute a complete description of the financial analyses, should be read together with the summaries of the financial analyses, including the methodologies and assumptions underlying the analyses.

In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Indian River and Alabama National and may not be realized. Any estimates contained in Carson Medlin’s analyses are not necessarily predictive of future results or actual values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold, therefore these estimates are inherently subject to substantial uncertainty. In addition, the Carson Medlin opinion was among several factors taken into consideration by the Indian River board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Indian River board of directors or management with respect to the fairness of the consideration received.

Carson Medlin has relied, without independent verification, upon the accuracy and completeness of the financial and other information provided to or otherwise made available to Carson Medlin for the purpose of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Indian River or Alabama National, nor was it furnished with any appraisals. The projections furnished to Carson Medlin and used by it in certain of its analyses were prepared by Indian River’s senior management. Indian River does not publicly disclose internal management projections of the type provided to Carson Medlin in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of Indian River or Alabama National; and it has assumed that the allowances of Indian River and Alabama National are in the aggregate adequate to cover potential losses. Carson Medlin’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, Carson Medlin made the following assumptions:

•	that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

•	that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Indian River, Alabama National or on the anticipated benefits of the merger;

•	that Indian River had provided it with all of the information prepared by Indian River or its other representatives that might be material to Carson Medlin in its review; and

•	that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Indian River as to the future operating and financial performance of Indian River.

Carson Medlin’s opinion is not an expression of an opinion as to the prices at which shares of Indian River’s common stock or shares of Alabama National common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In connection with its opinion dated October 22, 2003, Carson Medlin reviewed:

•	the merger agreement;

•	the audited financial statements and annual reports on Form 10-K of Alabama National for the five years ended December 31, 2002;

•	the audited financial statements of Indian River for the five years ended December 31, 2002;

•	the unaudited interim financial statements of Alabama National for the nine months ended September 30, 2003;

•	the unaudited interim financial statements of Indian River for the nine months ended September 30, 2003;

•	certain financial and operating information with respect to the business, operations and prospects of Indian River and Alabama National.

In addition, Carson Medlin:

•	held discussions with members of management of Indian River and Alabama National regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	reviewed the historical market prices and trading activity for the common stock of Indian River and Alabama National and compared them with those of certain publicly-traded companies which it deemed to be relevant;

•	compared the results of operations of Indian River and Alabama National with those of certain banking companies which we deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations;

•	analyzed the pro forma financial impact of the merger on Alabama National; and

•	conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

Valuation Methodologies

The following is a summary of all material analyses performed by Carson Medlin in connection with its written opinion provided to Indian River’s board of directors on October 22, 2003. The summary does not purport to be a complete description of the analyses performed by Carson Medlin but summarizes the material analyses performed and presented in connection with such opinion.

Summary of Merger Terms

Carson Medlin reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the price per share of Alabama National’s common stock and the resulting price paid to Indian River’s shareholders pursuant to the merger agreement. Under the terms of the merger agreement, Alabama National will issue 0.9408 shares of Alabama National common stock for each of the outstanding shares of Indian River stock. The exchange ratio will increase if Alabama National’s average price at closing is between $44.00 and $48.00 per share, ranging from 0.9493 to 0.9748.

Carson Medlin calculated that the indicated consideration received by Indian River’s shareholders represented:

•	$48.09 per share (based on Alabama National’s 10-day average price as of October 22, 2003 of $51.12 per share);

•	288.8% of Indian River’s stated book value at September 30, 2003;

•	21.0 times Indian River’s earnings for the trailing 12 months ended September 30, 2003;

•	20.2% of Indian River’s total assets at September 30, 2003;

•	25.6% of Indian River’s total deposits at September 30, 2003; and

•	an 18.6% premium on Indian River’s core deposits at September 30, 2003 (representing the premium paid over stated equity divided by total deposits excluding CD’s greater than $100,000).

Comparable Transaction Analysis

Carson Medlin reviewed certain information related to selected merger transactions involving all banks in the United States announced since January 1, 2002 with assets between $400 million and $750 million, the National peer group. This peer group included 20 transactions. Carson Medlin also reviewed certain information related to merger transactions involving banks in the Southeast with assets between $400 million and $1 billion and announced since January 1, 2002, the Southeast peer group, which included 8 transactions.

In evaluating these peer groups, Carson Medlin considered, among other factors, capital levels, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the price to trailing twelve months’ earnings, price to book value, price to total assets, price to total deposits and core deposit premium for the two peer groups to the proposed merger at the time it was announced. These comparisons are discussed below.

Comparable Transaction Analysis—National Peer Group

Other Pricing Multiples	IRBC Indicator	Comparable Transactions
		Median	High	Low
Purchase Price % of Stated Book Value	288.8%	230.7%	429.7%	131.3%
Purchase Price as a Multiple of LTM Earnings	21.0	20.3	24.1	7.0
Purchase Price % of Total Assets	20.2%	17.5%	26.2%	11.1%
Purchase Price % of Total Deposits	25.6%	23.5%	38.1%	14.7%
Core Deposit Premium	18.6%	18.2%	34.8%	4.5%

Comparable Transaction Analysis—Southeast Peer Group

Other Pricing Multiples	IRBC Indicator	Comparable Transactions
		Median	High	Low
Purchase Price % of Stated Book Value	288.8%	295.6%	506.5%	206.1%
Purchase Price as a Multiple of LTM Earnings	21.0	21.8	23.8	18.2
Purchase Price % of Total Assets	20.2%	22.9%	32.9%	15.6%
Purchase Price % of Total Deposits	25.6%	27.8%	38.6%	19.0%
Core Deposit Premium	18.6%	22.2%	43.4%	16.0%

Based on this analysis, Carson Medlin observed that the consideration to be received by Indian River’s shareholders represented 288.8% of the stated book value of $16.65 per share, which exceeded the median indicator for the National peer group and was slightly below the median indicator for the Southeast peer group. On a price to earnings basis, Indian River’s indicator of 21.0 times trailing 12 months earnings of $2.29 per share exceeded the median indicator for the National peer group and was slightly below the median indicator for the Southeast peer group. Based on Indian River’s total assets of $519.0 million, the indicated price to assets ratio was 20.2% which was above the median indicator for the National peer group and below the median indicator for the Southeast peer group. The price as a percentage of total deposits ($410.2 million) implied by the merger is 25.6%, which is higher than the National peer group median but below the Southeast peer group median. The core deposit premium implied by the merger is 18.6%, which is higher than the median for the National peer group and below the Southeast peer group median.

Carson Medlin also determined an implied value for Indian River based on the median indicator for each of the peer groups as shown in the following table.

Value Per Share Indicated by Median Valuations in Comparable Transactions

	Book Value	Trailing 12 Months EPS	Total Assets	Total Deposits	Core Deposit Premium	Average Price
Purchase Price	$48.09	$48.09	$48.09	$48.09	$48.09	$48.09
Indicated Pricing Multiple	288.8%	21.0	20.2%	25.6%	18.6%

Southeast Peer Group	$49.22	$49.91	$54.43	$52.36	$54.20	$52.02
Indicated Median Multiple	295.6%	21.8	22.9%	27.8%	22.2%

National Peer Group	$38.41	$46.56	$41.67	$44.29	$47.47	$43.68
Indicated Median Multiple	230.7%	20.3	17.5%	23.5%	18.2%

This analysis indicated that Indian River’s shares had a potential value from $49.22 per share to $54.43 per share, with an average of $52.02 per share, based on the median indicators for the Southeast peer group. The indicated values range from $38.41 per share to $47.47 per share with an average of $43.68 per share based on the median indicators for the National peer group. The indicated value of the Indian River offer was $48.09 per share which was above the midpoint of the range of indicated values.

No transaction used as a comparison in the above analysis is identical to Alabama National, Indian River or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Contribution Analysis

Carson Medlin analyzed the relative contribution of each of Indian River and Alabama National to the pro forma balance sheet and income statement items as of September 30, 2003 to the pro forma combined entity, including assets, loans, net of unearned income, deposits, equity, and net income. This analysis excluded any purchase accounting adjustments. The pro forma ownership analysis assumed 100% of the aggregate deal value is in the form of Alabama National stock and was based on an exchange ratio of 0.9408. The results of Carson Medlin’s analysis are set forth in the following table:

Category	Alabama National	Indian River
Assets	88.1%	11.9%
Loans, net of unearned income	91.3%	8.7%
Deposits	87.0%	13.0%
Tangible Equity	88.2%	11.8%
Net Income (Nine months ended 9/30/03)	89.1%	10.9%
Estimated Pro Forma Ownership	86.2%	13.8%

Present Value Analysis

Carson Medlin calculated the present value of Indian River assuming that Indian River remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Indian River’s future growth of assets, earnings and dividends and assumed a terminal values for Indian River’s stock at the end of the period by applying price to earnings multiples ranging from 18x to 22x and price to book value multiples ranging from 200% to 300%. Carson Medlin based their projections on Indian River’s historic growth rates, management estimates, as well as expected industry trends over the period analyzed with an expected average annual growth rate of approximately 8.5%. The average return on assets (ROA) over the projected period is approximately 1.12% and is based on Indian River’s estimates and Carson Medlin’s estimates. The terminal multiples were based on Carson Medlin’s experience in similar merger transactions over the past several years and those multiples observed in other transactions as exhibited by the comparable transactions described above. The values were then discounted to present value utilizing discount rates of 13% to 15%. These rates were selected because, in Carson Medlin’s experience, they represent the rates that investors in securities such as Indian River’s common stock would demand in light of the potential appreciation and risks as observed in expected returns for alternative investments.

Price to Earnings Ratios

	18	19	20	21	22
13.0%	$37.10	$39.04	$40.97	$42.90	$44.84
14.0%	$35.55	$37.39	$39.24	$41.09	$42.94
15.0%	$34.07	$35.84	$37.61	$39.38	$41.15

On the basis of the terminal price to earning assumptions, Carson Medlin calculated that the present value of Indian River as an independent bank ranged from $34.07 per share to $44.84 per share. The indicated consideration to be paid to Indian River’s shareholders was $48.09 per share (based on Alabama National’s 10-day average stock price of $51.12 per share on October 22, 2003) which is higher than the top end of the range indicated under this present value analysis.

Price to Book Value Ratios

	2.00	2.25	2.50	2.75	3.00
13.0%	$35.95	$40.15	$44.36	$48.56	$52.76
14.0%	$34.44	$38.46	$42.48	$46.51	$50.53
15.0%	$33.01	$36.86	$40.71	$44.56	$48.41

On the basis of the terminal price to book value assumptions, Carson Medlin calculated that the present value of Indian River as an independent bank ranged from $33.01 per share to $52.76 per share. The indicated consideration to be paid to Indian River’s shareholders was $48.09 per share (based on Alabama National’s 10-day average stock price of $51.12 per share on October 22, 2003) which is near the high end of this range.

Industry Comparative Analysis

In connection with rendering its opinion, Carson Medlin compared selected operating results of Alabama National to a peer group of banks in the Southeast with assets from $1 billion to $5 billion. The Alabama National selected peer group consists of First Charter Corporation, United Community Banks, Inc., Republic Bancshares, Inc., Main Street Banks, Inc., Capital City Bank Group, Inc., First Community Bancshares, Inc., Banc Corporation, Virginia Financial Group, Inc., First Bancorp, Seacoast Banking Corp. of Florida, Union Bankshares Corp., First National Corp., ABC Bancorp, and Fidelity Southern Corp. Carson Medlin compared, among other factors, profitability, capitalization, asset quality and operating efficiency of Alabama National to these financial institutions. Carson Medlin noted the following performance based on results at or for the nine months ended September 30, 2003 (or most recent available) and stock prices as of October 22, 2003.

Selected Peer Group—Financial Performance:

	Median	Low	High	Alabama National
Return on Average Equity	13.66%	5.65%	16.21%	16.03%
Return on Average Assets	1.14	0.39	1.67	1.14
Net Interest Margin	4.07	2.97	5.34	3.66
Efficiency Ratio	62.8	51.7	82.2	66.8
Equity / Assets	8.84	6.14	10.73	7.06
Non-Performing Assets / Assets	0.49	0.21	2.63	0.23

Selected Peer Group—Market Performance:

	Median		Low		High		Alabama National
Price / Stated Book Value Per Share	205.9%		152.7%		262.8%		244.8%
Price / Trailing 12 Months EPS	16.3	x	14.1	x	20.7	x	16.2	x
Price / Assets	18.7%		9.8%		27.8%		17.3%
Dividend Yield	2.1%		0.0%		3.5%		2.2%

Carson Medlin also compared selected operating results of Indian River to those of 54 publicly-traded community commercial banks in Alabama, Florida, Georgia, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank Review™, a proprietary research publication prepared by Carson Medlin quarterly since 1991.

The banks reviewed by Carson Medlin ranged in asset size from $197 million to $1.9 billion and in shareholders’ equity from approximately $16 million to $196 million. Carson Medlin considers this group of financial institutions more comparable to Indian River than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, asset quality and operating efficiency of Indian River to these financial institutions. Carson Medlin noted the following performance based on results at or for the six months ended June 30, 2003 (most recent available):

	IRBC	Average for Peer Group
Return on Average Assets	1.00%	1.15%
Return on Average Equity	13.7%	12.4%
Net Interest Margin	3.69%	4.25%
Equity to Assets	7.2%	9.4%
Efficiency Ratio	65.6%	61.9%
Non-Performing Assets (defined as 90 days past due, nonaccrual loans and other real estate) to Total Loans, net of unearned income and other real estate	0.17%	0.90%

Carson Medlin noted that Indian River’s financial performance was below the peer group for return on assets, net interest margin and operating efficiency. Its equity to assets ratio was also lower than the peer group. Indian River’s return on equity and asset quality ratios were better than the peer group.

No company used as a comparison in the above analysis is identical to Alabama National, Indian River or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Historical Stock Trading Analysis

Carson Medlin reviewed and analyzed the historical trading price and volume of Alabama National common stock over recent periods. Alabama National’s stock is listed on Nasdaq’s National Market System. In the past year, Alabama National’s stock has traded from a low of $39.74 to a high of $53.69 per share. Alabama National’s stock was trading at $51.00 per share one day prior to the merger announcement. Alabama National’s stock trading volume has been active with average daily volume of approximately 14,000 shares.

Carson Medlin compared recent trading prices of Alabama National’s stock to the recent market values of the selected peer group of Southeastern banks with assets from $1 billion to $5 billion. This comparison shows that Alabama National’s stock currently trades, and has generally traded over the three year period examined, at a premium based on book value multiples. Alabama National’s stock currently trades at a discount based on earnings multiples to the selected peer group and has generally traded at a discount for most of the last three years. At October 22, 2003, Alabama National’s common stock traded at 244.8% of book value compared to an average of 210.3% for the selected peer group. On a price to trailing earnings basis, Alabama National’s common stock traded at 17.3 times earnings compared to an average of 18.4 times earnings for the selected peer group.

Carson Medlin also analyzed the historical trading prices and volume of Indian River’s common stock. However, Indian River’s stock has not traded in volumes significant enough to be considered meaningful.

Other Analyses

Carson Medlin reviewed the relative financial performance of Alabama National and Indian River since 1999 and reviewed recent research coverage for Alabama National. Carson Medlin also compared the ownership of one share of Indian River’s stock to the ownership of 0.9408 of a share of Alabama National common stock from the perspective of claims on various balance sheet and income statement variables, the shareholder claims analysis. In conducting these comparisons, Carson Medlin found that Indian River’s shareholders would have more in the way of earnings per share, dividends, total assets and stated book value per share after the merger than if the merger had not occurred.

The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Alabama National or Indian River, could materially affect the assumptions used in preparing the opinion.

In connection with its updated opinion, dated as of January 7, 2004, the latest practicable date prior to the printing of this proxy statement-prospectus, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its October 22, 2003 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith. It was Carson Medlin’s opinion, therefore, that the consideration to be received by Indian River’s shareholders, as provided for in the merger agreement, was fair from a financial point of view, to the shareholders of Indian River.

Indian River and Carson Medlin have entered into an agreement relating to the services to be provided by Carson Medlin in connection with the Merger. Indian River has agreed to pay Carson Medlin at the time of closing a cash fee equal to $95,000. Under the Carson Medlin engagement agreement, Indian River also agreed to reimburse Carson Medlin for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Carson Medlin against certain liabilities, including liabilities under the federal securities laws.

Effect on Certain Employee Benefit Plans of Indian River

401(k) Plan. Indian River National Bank maintains a 401(k) defined contribution plan for its employees (the “401(k) Plan”). Under the Merger Agreement, the 401(k) Plan will be terminated prior to the Effective Time, and each participant will become 100% vested in the 401(k) Plan. After the Merger, Alabama National will offer each employee of Indian River National Bank who was eligible to participate in Indian River’s plan the opportunity to enroll in Alabama National’s 401(k) defined contribution plan.

Treatment of Indian River Stock Options. The Merger Agreement provides that at the time we complete the Merger, all outstanding stock options granted by Indian River under its stock option plans will be converted automatically into options to purchase Alabama National common stock. Alabama National will assume these options, as proportionately adjusted to reflect the terms of the Merger, and as subject to their existing terms, including any acceleration in vesting that will occur as a consequence of the Merger. As a result of the Merger, all outstanding Indian River options will become fully vested.

The number of shares of Alabama National common stock that may be purchased upon exercise of each assumed option will equal the product of (A) the number of shares of Indian River common stock that were purchasable under the assumed option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share. The per share exercise price for each assumed option will equal the quotient of (1) the per share exercise price of the assumed option in effect immediately before the Effective Time divided by (2) the Exchange Ratio, rounded to the nearest cent.

In order to permit holders of Indian River options to freely trade the shares issuable upon exercise, Alabama National has agreed that, as soon as practicable after the Effective Time of the Merger, it will file a registration statement with the Securities and Exchange Commission with respect to the shares of Alabama National common stock issuable upon the exercise of the converted Indian River options, and that it will use its reasonable efforts to maintain the effectiveness of that registration statement for so long as any such options remain outstanding.

The executive officers and directors of Indian River held an aggregate of 101,600 options to purchase shares of Indian River common stock as of the Record Date for the Special Meeting.

Conditions to Consummation of the Merger

The respective obligations of Alabama National and Indian River to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time:

(a)	shareholder approval of Indian River shall have been received;

(b)	all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the board of directors of Alabama National or Indian River, materially adversely impacts the Merger so as to render it inadvisable;

(c)	all consents necessary to consummate the Merger and avoid a material adverse effect on the relevant party shall have been obtained;

(d)	no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the Merger Agreement, and no action shall have been instituted seeking to restrain the Merger which, in the opinion of the board of directors of Alabama National or Indian River, renders its consummation impossible or inadvisable; and

(e)	the Registration Statement on Form S-4 shall have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced or threatened by the SEC.

The obligations of Alabama National to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

(a)	the representations and warranties of Indian River in the Merger Agreement shall be true as if made at the Effective Time;

(b)	the agreements and covenants of Indian River in the Merger Agreement and agreements provided for therein shall have been performed and complied with by the Effective Time;

(c)	Indian River shall have delivered to Alabama National certain certificates of its corporate officers provided for in the Merger Agreement;

(d)	Indian River shall have delivered to Alabama National an opinion of its counsel as provided in the Merger Agreement;

(e)	immediately prior to the Effective Time, Indian River and Indian River National Bank shall have a minimum net worth (as defined in the Merger Agreement) of $35 million and $34.5 million, respectively;

(f)	Alabama National shall have received from Hacker, Johnson & Smith, P.A., certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of Indian River as Alabama National may reasonably request;

(g)	the charge offs, reserves and accruals as Alabama National shall reasonably request to conform Indian River’s accounting policies to Alabama National’s accounting policies shall have been made;

(h)	Alabama National shall be satisfied in its sole discretion that Indian River has taken all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G or 162(m) of the Code;

(i)	the existing employment agreements with Paul A. Beindorf, Jeffrey Morton and Phillip Tasker shall be terminated as of the Effective Time without any penalty, fee or cost to Alabama National or Indian River (other than the termination payments described elsewhere in this proxy statement-prospectus, to which Alabama National has agreed), and Mr. Beindorf, Mr. Morton and Mr. Tasker shall have entered into new employment agreements with Indian River National Bank as approved by Alabama National;

(j)	no regulatory authority shall have asserted that Indian River or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material permits or issued any order or similar undertaking that restricts or impairs the conduct of Indian River’s or any of its subsidiaries’ business;

(k)	there shall have been no determination by Alabama National that any fact, event or condition exists or has occurred that would have a material adverse effect on Indian River or the Merger or that would render the Merger impractical;

(l)	Indian River shall have obtained the consent or approval of each person required to permit the succession by Alabama National to any contract obligation, right or interest of Indian River;

(m)	there shall not be any action taken by any regulatory authority which imposes any material adverse requirement upon Alabama National unless it is customary in connection with the acquisition of banks under similar circumstances;

(n)	subsequent to the execution of the Merger Agreement, there shall not have been any material increase in Indian River National Bank’s nonperforming, classified or related party loans;

(o)	Alabama National shall have received documentation that the Indian River 401(k) Plan will be terminated as of the Effective Time;

(p)	Indian River shall have taken all reasonably necessary steps such that IRNB Insurance Services, LLC and Indian River Title Company, LLC shall have become wholly-owned “financial subsidiaries” of Indian River National Bank; and

(q)	Indian River shall have paid off in full and terminated its loan agreement with Colonial Bank without any penalty or other cost or expense to Alabama National, and all liens and collateral for such loan, including all shares of capital stock of Indian River National Bank, shall have been released in full.

Indian River has previously issued debentures in the aggregate principal amount of $7,217,000 to Indian River Capital Trust I in connection with the issuance of trust preferred securities by the Trust. As a condition to the Merger, Indian River is required to obtain all necessary consents and approvals related to the assumption of the trust preferred securities by Alabama National. Indian River has already obtained all necessary consents and approvals related to the trust preferred securities, subject to the completion of the Merger, and, therefore, has satisfied this condition.

The obligations of Indian River to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

(a)	the representations and warranties of Alabama National in the Merger Agreement shall be true as if made at the Effective Time;

(b)	the agreements and covenants of Alabama National in the Merger Agreement and agreements provided for therein shall have been performed and complied with by the Effective Time;

(c)	Alabama National shall have delivered to Indian River certain certificates of its corporate officers provided for in the Merger Agreement;

(d)	Alabama National shall have delivered to Indian River an opinion of its counsel as provided in the Merger Agreement;

(e)	Indian River shall have received from PricewaterhouseCoopers, LLP, certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of Alabama National as Indian River may reasonably request;

(f)	the opinion received by Indian River from The Carson Medlin Company that the consideration to be received by the Indian River shareholders is fair from a financial point of view shall not have been withdrawn as of the Effective Time;

(g)	Alabama National common stock to be issued in the Merger shall have been qualified as a Nasdaq National Market System Security as defined by the SEC;

(h)	no regulatory authority shall have asserted that Alabama National or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material permits or issued any order or similar undertaking that restricts or impairs the conduct of Alabama National’s or any of its subsidiaries’ business; and

(i)	Alabama National shall have assumed the obligations of Indian River with respect to its trust preferred securities. As described above, this condition has been satisfied subject to the completion of the Merger.

Regulatory Approvals

The Merger is conditioned upon receipt of the necessary regulatory approvals. Bank holding companies and banks are regulated extensively under both federal and state law. Alabama National and Indian River are subject to regulation by the Federal Reserve. The Bank Holding Company Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. Accordingly, on November 21, 2003, Alabama National filed an application with the Federal Reserve in accordance with Section 3 of the Bank Holding Company Act. By letter dated December 23, 2003, the Federal Reserve approved the application by Alabama National to merge with Indian River.

Conduct of Business Pending the Merger

The Merger Agreement requires that each of Indian River and Alabama National shall preserve its business organization, goodwill, relationships with depositors, customers and employees, and assets and maintain its rights and franchises and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, Indian River has agreed that, without the consent of Alabama National, it will not:

(a)	amend its Articles of Incorporation, Bylaws or other governing instruments or those of any of its subsidiaries;

(b)	incur additional debt obligations except in the ordinary course of business or allow any lien to exist on any share of the stock held by itself or any of its subsidiaries, other than those in place on the date of the Merger Agreement;

(c)	repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock of itself or any of its subsidiaries, other than in connection with the exercise of outstanding stock options, or declare or pay any dividend or make any other distribution in respect of its capital stock (except for a dividend of $0.50 per share paid on November 17, 2003 to shareholders of record on October 31, 2003);

(d)	except as provided in the Merger Agreement and as required upon exercise of any Indian River stock options, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of Indian River common stock or any other capital stock of Indian River or any subsidiary, or any stock appreciation rights, options, warrants, conversion or other rights to acquire any such stock;

(e)	adjust, split, combine or reclassify any of its capital stock or that of any of its subsidiaries, issue or authorize the issuance of any other securities or sell, lease, mortgage or otherwise encumber any shares of any of its subsidiaries or other asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)	acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business, acquisitions of control by a depository institution subsidiary in a fiduciary capacity and stock of the Federal Home Loan Bank of Atlanta in the ordinary course of business;

(g)	grant any increase in compensation or benefits of the employees or officers of Indian River or any of its subsidiaries, except in accordance with past practice, grant or pay bonuses, except in accordance with past practice or pursuant to preexisting bonus plans or programs, enter into or amend severance agreements or grant any material increases in fees or other compensation to directors;

(h)	enter into or amend any employment contract without an unconditional right to terminate without liability, except for the renewal of employment agreements for Jeffrey Morton and Phillip Tasker;

(i)	adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

(j)	make any material change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

(k)	commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or restrictions on the operations of Indian River or any of its subsidiaries or, except in the ordinary course of business, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

(l)	operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

(m)	fail to file timely any report required to be filed with any regulatory authorities;

(n)	cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any shareholder, director or officer of Indian River or any of its subsidiaries or any members of their immediate families;

(o)	enter into any contract for services or otherwise with any of the holders of 5% or more of Indian River common stock, or the directors, officers or employees of Indian River or any of its subsidiaries or any members of their immediate families;

(p)	modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business or for fair consideration;

(q)	file any application to relocate or terminate the operations of any of its banking offices or any of its subsidiaries;

(r)	except in accordance with applicable law, change its or any of its subsidiaries’ lending, investment, liability management and other material banking policies in any material respect;

(s)	intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger;

(t)	take any action that would cause the transactions provided for in the Merger Agreement to be subject to requirements imposed by any anti-takeover laws;

(u)	make or renew any loan to any person or entity who or that owes, or would as a result of such loan or renewal owe, Indian River or any of its subsidiaries more than $2 million of secured indebtedness or $500,000 of unsecured indebtedness;

(v)	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except as consistent with past policies;

(w)	acquire any investment securities or asset-backed securities (with certain exceptions as described in the Merger Agreement);

(x)	dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000 (with certain exceptions as described in the Merger Agreement); or

(y)	make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.

Alabama	National has agreed that, without the consent of Indian River, it will not:

(a)	fail to file timely any report required to be filed with any regulatory authorities, including the SEC; or

(b)	take any action that would cause Alabama National common stock to cease to be traded on the Nasdaq Stock Market, except in a transaction where Alabama National common stock is converted into cash or another marketable security that is traded on a national securities exchange and the terms of any such transaction expressly provide for the consummation of the Merger in accordance with its terms and treats holders of Indian River common stock and options to purchase Indian River common stock in the same manner as they would be treated as holders of the same number of shares of Alabama National common stock or options into which the Indian River shares and options are converted.

Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a material breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

Indian River has also agreed to not solicit, initiate, discuss or knowingly encourage any acquisition proposal involving Indian River and any third party acquiror. Notwithstanding the foregoing, Indian River may discuss an acquisition proposal with a third party if the Indian River board of directors determines in good faith that such acquisition proposal is a “superior proposal,” as compared to the terms of the Merger. A superior proposal is generally described as a bona fide written acquisition proposal that the board of directors concludes in good faith to be more favorable from a financial point of view to the Indian River shareholders than the Merger.

Waiver and Amendment; Termination; Termination Fee

Prior to the Effective Time, either Alabama National or Indian River may waive any default in performance of any term of the Merger Agreement, waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the Merger Agreement, waive any or all of the conditions precedent and may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the board of directors of each of Indian River and Alabama National.

The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:

(a)	by mutual consent of Alabama National and Indian River;

(b)	in the event of a breach of a representation, warranty, covenant or agreement by the non-breaching party under certain circumstances;

(c)	by either party (provided that such terminating party is not in material breach of any material obligation in the Merger Agreement), in the event any required regulatory approval is denied or not obtained or the shareholders of Indian River fail to approve the Merger;

(d)	by either party, in the event there is a material adverse effect on the business, operations or financial condition of the other party that is not remedied;

(e)	by either party, in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled or the Merger is not consummated by June 30, 2004, and such failure was not the fault of the terminating party;

(f)	by Alabama National, if the holders of greater than 5% of the outstanding shares of Indian River common stock properly assert their appraisal rights under Florida law;

(g)	by Alabama National, if (1) the board of directors of Indian River withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the Merger, (2) the board of directors of Indian River approves another acquisition proposal or recommends approval of another acquisition proposal to the shareholders, (3) the board of directors of Indian River fails to call the special meeting of shareholders, or (4) any person or entity becomes the beneficial owner of 50% or more of the outstanding shares of Indian River stock;

(h)	by Indian River, if the board of directors of Indian River shall have authorized an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger, and after written notice to Alabama National, Alabama National does not make an offer that the Indian River board determines is as favorable as the third-party proposal; or

(i)	by Indian River, if the average of the high and low prices of Alabama National common stock quoted on the Nasdaq Stock Market during the ten day period ending on the fifth day prior to the closing of the Merger is less than $44.00. In this event, however, Alabama National shall have the opportunity to void such termination by increasing the consideration payable to the Indian River shareholders.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, except that the confidentiality requirements, miscellaneous provisions, and provisions regarding expenses will survive such termination. Such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination. Also, a termination under paragraphs (g) or (h) above will require Indian River to pay to Alabama National a termination fee of $2.0 million.

Management and Operations After the Merger

From and after the Effective Time, the Alabama National board of directors will consist of the then current directors of Alabama National plus Griffin A. Greene, Chairman of the Board of Indian River. Alabama National has agreed to include Mr. Greene on its slate of nominees for election as a director at its 2004 annual meeting of shareholders, except that if as a result of the timing of the closing of the Merger as compared to the mailing of the proxy materials for Alabama National’s annual shareholders meeting, Mr. Greene cannot be included in Alabama National’s proxy materials, it will appoint him to the Board of Directors to serve until the 2005 annual shareholders meeting. While Alabama National has indicated that it currently intends that Mr. Greene will continue to serve until he is subject to a disqualification from service or desires to step down, there can be no assurance that Mr. Greene will be renominated or reelected following Alabama National’s 2005 annual shareholders meeting.

Upon the consummation of the Merger, Indian River National Bank will be a wholly owned subsidiary of Alabama National. The Board of Directors of Indian River National Bank will consist of the 10 current directors of Indian River plus one or more officers of Alabama National. Following the Merger, Paul A. Beindorf will continue to serve as President and Chief Executive Officer and Jeffrey R. Morton will continue to serve as Senior Vice President and Head of Residential Lending of Indian River National Bank. In addition, Phillip Tasker will continue to serve as Senior Vice President and Chief Financial Officer of Indian River National Bank. Alabama National has also agreed to attempt to reach mutually acceptable employment terms with four other officers of Indian River National Bank.

All current Alabama National officers will continue to serve Alabama National in accordance with the bylaws of Alabama National after the Effective Time. All directors and officers of each of the subsidiaries of Alabama National after the Effective Time will continue to serve in accordance with the terms of the bylaws of each such subsidiary.

Interests of Certain Persons in the Merger

No director or executive officer of Alabama National has any material direct or indirect financial interest in Indian River or the Merger, except as a director, executive officer or shareholder of Alabama National or its subsidiaries. Certain officers and directors of Indian River National Bank will continue to serve as officers and directors of Indian River National Bank following the Merger.

Griffin A. Greene, the Chairman of the Board of Indian River, will become a member of the Alabama National Board of Directors after the Merger. As a director of Alabama National, Mr. Greene will receive annual fees in the approximate amount of $27,000. Mr. Greene will also be eligible to participate in certain deferred equity compensation plans available to directors.

A condition precedent to the Merger is that Paul A. Beindorf will enter into a new employment agreement whereby Mr. Beindorf will agree, among other things, to serve as President and Chief Executive Officer of Indian River National Bank for a period of three years, unless earlier terminated under the terms of the employment agreement. As consideration for the non-compete restrictions of this new employment agreement, Mr. Beindorf will receive a payment in the amount of $10,000.

Under the employment agreement, Mr. Beindorf will receive an annual salary of at least $167,000 for the term of his employment agreement. Mr. Beindorf will also be eligible to receive annual bonuses and will be entitled to receive certain other fringe benefits in addition to his base salary, as described in the employment agreement. In addition, if Mr. Beindorf is terminated other than for cause, or if he terminates his employment because of a material breach by Indian River National Bank, then he is entitled to receive his base salary plus certain fringe benefits through the third anniversary of the effective date of his employment agreement. The form of the employment agreement for Mr. Beindorf is included as an exhibit to the Merger Agreement, which is attached to this document as Appendix A.

In connection with the Merger, Jeffrey R. Morton and Phillip Tasker also will enter into new employment agreements. Pursuant to these agreements, Mr. Morton will agree to continue to serve as Senior Vice President and Head of Residential Lending; and Mr. Tasker will agree to continue to serve as Senior Vice President and Chief Financial Officer, each for a period of three years, unless earlier terminated under the terms of their respective employment agreements. Under the employment agreements, Mr. Morton and Mr. Tasker will receive an annual salary equal to at least $113,000 and $108,000, respectively, for up to three years following the Merger, plus the opportunity to earn annual bonuses. Mr. Morton and Mr. Tasker will each receive $10,000 as consideration for the non-compete restrictions of the new employment agreements.

Messrs. Beindorf, Morton and Tasker will receive at closing payments in the amounts of $73,500, $46,500 and $44,000, respectively, that will be paid in connection with the termination of their current employment agreements with Indian River.

Alabama National has agreed to pay Ken Smith, Diana Walker, Kevin Evans and Kitty Ruehman, all officers of Indian River National Bank, $50,000, $45,500, $44,000 and $34,000, respectively, upon the closing of the Merger in consideration for the termination of their change of control agreements. Alabama National has also agreed to attempt to reach mutually acceptable employment terms with these officers.

The Merger Agreement also provides that for a period of six years after the Effective Time, Alabama National will indemnify, defend and hold harmless each director and executive officer of Indian River against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) to the maximum extent required under the Indian River Articles of Incorporation and Bylaws and applicable law. Alabama National has also agreed, subject to cost limitations set forth in the Merger Agreement, to use its reasonable efforts to maintain, for a period of three years after the Effective Time, Indian River’s current director’s and officer’s insurance policy or comparable coverage, with respect to such indemnification obligations.

In addition, the directors and certain officers of Indian River hold stock options exercisable for shares of Indian River common stock. In connection with the closing of the Merger, these stock options will be converted into options exercisable for shares of Alabama National common stock, and all of such options shall become immediately vested at the time of the Merger.

In the normal course of business, Indian River makes loans to its directors and officers, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of Indian River, do not involve more than the normal risk of collectibility. As of December 31, 2003, the amount of these loans (including amounts available under lines of credit) by Indian River National Bank to its directors and executive officers was 2.44% of Indian River National Bank’s net loans.

Federal Income Tax Consequences

Neither Alabama National nor Indian River has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Maynard, Cooper & Gale, P.C., counsel for Alabama National, has delivered an opinion to Alabama National and Indian River regarding the federal income tax consequences of the Merger. In rendering its opinion, Maynard, Cooper & Gale, P.C. made certain assumptions, including the following: (1) that the Merger will take place as described in the Merger Agreement, (2) that certain factual matters represented by Alabama National and Indian River are true and correct at the time of consummation of the Merger, (3) that the Merger will qualify as a statutory merger under the applicable laws of the State of Florida, and (4) that the Merger will be reported by Alabama National and Indian River on their respective federal income tax returns in a manner consistent with such opinion.

Based on these assumptions, in the opinion of Maynard, Cooper & Gale, P.C., the following will be the material federal income tax consequences of the Merger:

1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

2. No gain or loss will be recognized by Alabama National or Indian River in connection with the Merger (except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code).

3. No gain or loss will be recognized by Indian River on the distribution of Alabama National common stock to holders of Indian River common stock.

4. The exchange of Indian River common stock for Alabama National common stock will not give rise to gain or loss to shareholders of Indian River common stock in the exchange (except to the extent of any cash received by such holders).

5. The aggregate basis of Alabama National common stock received by a Indian River shareholder in exchange for Indian River common stock will be the same as the aggregate basis of the Indian River common stock that was exchanged therefor, decreased by the amount of cash received (other than cash received in lieu of fractional shares), and increased by any gain recognized on the exchange.

In addition, Indian River shareholders who receive cash either by invoking a cash election, in connection with the exercise of appraisal rights or instead of fractional shares should be aware of the following consequences:

Cash Election and Exercise of Appraisal Rights. With respect to an Indian River shareholder who receives only cash in exchange for his or her shares of Indian River common stock pursuant to a cash election or in connection with the exercise of appraisal rights under Florida law, the cash received will be treated as a distribution in redemption of the Indian River common stock held by such shareholder, subject to the deemed dividend provisions of Section 302 of the Internal Revenue Code. If the distribution is not recharacterized as a dividend pursuant to Section 302, the shareholder will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the Indian River common stock surrendered. Such gain or loss will be capital in nature if the Indian River common stock was held by the shareholder as a capital asset under Section 1221 of the Internal Revenue Code.

For Indian River shareholders who receive both cash and Alabama National common stock (other than cash received for fractional shares) in exchange for shares of Indian River common stock, the gain, if any, realized by such shareholder on receipt of the Alabama National common stock will be recognized, but not in an amount in excess of the cash received (other than fractional share payments). No loss will be recognized.

Cash Instead of Fractional Shares. The payment of cash to Indian River’s shareholders instead of fractional shares of Alabama National common stock will be treated for federal income tax purposes as if the fractional shares of Alabama National stock were issued in the Merger and then were redeemed by Alabama National. Indian River’s shareholders will, in general, recognize capital gain equal to the difference between the tax basis of the fractional share and the cash received.

The discussion set forth above is based upon the opinion of Maynard, Cooper & Gale, P.C., and applies only to Indian River’s shareholders who hold Indian River common stock as a capital asset. This discussion may not apply to special situations, such as Indian River’s shareholders, if any, who received their Indian River common stock upon exercise of employee stock options or otherwise as compensation and Indian River’s shareholders that are insurance companies, securities dealers, financial institutions or foreign persons. It does not address the state, local or foreign tax aspects of the Merger or any tax consequences of a subsequent transaction involving Alabama National common stock, including any redemption or transfer of Alabama National common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Each Indian River shareholder should consult his own tax advisor with respect to the specific tax consequences of the Merger, including the application and effect of state, local and foreign tax laws.

Accounting Treatment

The merger will be accounted for as a purchase by Alabama National of Indian River under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair values and added to those of the surviving company. To the extent the consideration paid exceeds the fair value of the net assets acquired, goodwill is recorded. Financial statements of the surviving company issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

Expenses and Fees

The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel.

Resales of Alabama National Common Stock

The shares of Alabama National common stock issued under the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of the common stock) of Indian River for purposes of Rule 145 under the Securities Act as of the date of the Indian River Special Meeting. Affiliates may not sell their shares of Alabama National common stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Alabama National may place restrictive legends on certificates representing Alabama National common stock issued to all persons who are deemed “affiliates” of Indian River under Rule 145. This proxy statement-prospectus does not cover resales of Alabama National common stock received by any person who may be deemed to be an affiliate of Indian River.

DESCRIPTION OF ALABAMA NATIONAL CAPITAL STOCK

General

The authorized capital stock of Alabama National currently consists of 27,500,000 shares of Alabama National common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the “Alabama National Preferred Stock”). The following is a summary description of Alabama National’s capital stock.

Common Stock

Holders of shares of Alabama National common stock are entitled to receive such dividends as may from time to time be declared by the Alabama National board out of funds legally available therefor. Holders of Alabama National common stock are entitled to one vote per share on all matters on which the holders of Alabama National common stock are entitled to vote and do not have cumulative voting rights. Holders of Alabama National common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of Alabama National, holders of Alabama National common stock are entitled to share equally and ratably in the assets of Alabama National, if any, remaining after the payment of all debts and liabilities of Alabama National and the liquidation preference of any outstanding Alabama National Preferred Stock. The outstanding shares of Alabama National common stock are, and the shares of Alabama National common stock offered by Alabama National hereby when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of Alabama National common stock are subject to any class or series of Alabama National Preferred Stock that Alabama National may issue in the future.

Preferred Stock

The Alabama National Restated Certificate of Incorporation provides that the Alabama National board of directors is authorized without further action by the holders of the Alabama National common stock to provide for the issuance of shares of Alabama National Preferred Stock. Such preferred stock may be issued in one or more classes or series. The Alabama National board of directors has the authority to fix the designations, powers, preferences and relative participating options and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or series. Any share of Alabama National Preferred Stock so issued may rank senior to the Alabama National common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of Alabama National Preferred Stock may have class or series voting rights. Upon completion of this Merger, Alabama National will not have any shares of Alabama National Preferred Stock outstanding. Issuances of Alabama National Preferred Stock, while providing Alabama National with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Alabama National common stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Alabama National common stock. The Alabama National board of directors, without shareholder approval, may issue Alabama National Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the Alabama National common stock. Alabama National has no present plan to issue any shares of Alabama National Preferred Stock.

Certain Anti-Takeover Effects

The provisions of the Alabama National Restated Certificate of Incorporation, the Alabama National Bylaws and the Delaware General Corporation Law (“DCGL”) summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders and may make removal of management more difficult.

Authorized but Unissued Stock

The authorized but unissued shares of Alabama National common stock and Alabama National Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Alabama National common stock and Alabama National Preferred Stock may enable the board of directors to issue shares to persons friendly to current management which could render more difficult or discourage any attempt to obtain control of Alabama National by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Alabama National’s management.

Limitations on Shareholder Action by Written Consent and Limitations on Calling Shareholder Meetings

The Alabama National Restated Certificate of Incorporation and Alabama National Bylaws prohibit shareholder action by written consent in lieu of a meeting and provide that shareholder action can be taken only at an annual or special meeting of shareholders. The Alabama National Bylaws provide that subject to the rights of holders of any series of Alabama National Preferred Stock to elect additional directors under specified circumstances, special meetings of shareholders can be called only by the Alabama National board of directors or the Chairman of the Alabama National board. Shareholders will not be permitted to call a special meeting of shareholders. Such provision may have the effect of delaying consideration of a shareholder proposal until the next special meeting unless a special meeting is called by the Alabama National board of directors or the Chairman of the Alabama National board.

Section 203 of the Delaware Corporation Law

Subject to certain exclusions summarized below, Section 203 of the DGCL (“Section 203”) prohibits any “Interested Shareholder” from engaging in a “Business Combination” with a Delaware corporation for three years following the date such person became an Interested Shareholder. “Interested Shareholder” generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person’s status as an Interested Shareholder is determined; and (b) the affiliates and associates of such person. Subject to certain exceptions, a “Business Combination” includes (i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% of more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested shareholder except pursuant to a transaction that effects a pro rata distribution to all shareholders of the corporation; (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation or the subsidiary that is owned by the Interested Shareholder; and (v) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

Section 203 does not apply to a Business Combination if (i) before a person became an Interested Shareholder, the board of directors of the corporation approved either the transaction in which the Interested Shareholder became an Interested Shareholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Shareholder the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of shareholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Shareholder.

SUPERVISION AND REGULATION OF ALABAMA NATIONAL

AND INDIAN RIVER

Alabama National, its subsidiary banks, Indian River and Indian River National Bank are subject to state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of Alabama National and/or Indian River.

Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and following in 1991 with the Federal Deposit Insurance Corporation Act (“FDICIA”), numerous additional regulatory requirements have been placed on the banking industry, and additional changes have been proposed. The operations of Alabama National and Indian River may be affected by legislative changes and the policies of various regulatory authorities. Alabama National and Indian River are unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

As bank holding companies, Alabama National and Indian River are subject to the regulation and supervision of the Federal Reserve. Alabama National’s subsidiary banks and Indian River National Bank (collectively, the “Banks”) are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) and, in the case of Indian River and Indian River National Bank, the Florida Department of Financial Services (the “Department”). These Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain allowances against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may acquire banks located in any other state, subject to certain conditions, including concentration limits. A bank may establish branches across state lines by merging with a bank in another state (unless applicable state law prohibits such interstate mergers), provided certain conditions are met. A bank may also establish a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits such interstate de novo branching and certain other conditions are met.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the “cross-guarantee” provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.

The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” as such terms are defined under regulations issued by each of the federal banking agencies. In general, the agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders’ equity) or Tier 2 (certain debt instruments and a portion of the allowance for loan losses). Alabama National, its subsidiary banks and Indian River and Indian River National Bank are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, a total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and a Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a “well capitalized” institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively.

The Federal Reserve has adopted rules to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution’s ongoing trading activities.

The Banks are subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, investments in or certain other transactions with affiliates, and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In general, following the Merger, the Banks’ “affiliates” will be Alabama National and Alabama National’s non-bank subsidiaries.

The Banks are also subject to the provisions of Section 23B of the Federal Reserve Act that, among other things, prohibit a bank from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with non-affiliated companies.

The Banks are also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

The Community Reinvestment Act (“CRA”) requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC or the OCC shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. These factors are considered in evaluating mergers, acquisitions and applications to open a branch or facility. The CRA also requires all institutions to make public disclosure of their CRA ratings. Each of the Banks received at least a satisfactory rating in its most recent evaluation.

There are various legal and regulatory limits on the extent to which banks may pay dividends or otherwise supply funds to their holding companies. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.

FDIC regulations require that management report on its responsibility for preparing its institution’s financial statements and for establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.

The FDIC currently uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The FDIC recently has proposed changes to its assessment system that are designed to require premium payments by a greater number of banks and other FDIC-insured depository institutions and that also would provide rebates to some institutions. If any of these changes were to take effect, the assessment obligations of the Banks could change.

The Gramm-Leach-Bliley Act, which became effective in 2000, permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company by filing a declaration if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the CRA. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve. At this time, Alabama National has not registered to become a financial holding company.

The Gramm-Leach-Bliley Act broadly defines “financial in nature” to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking; and activities that the Federal Reserve has determined to be closely related to banking. The Act also permits the Federal Reserve, in consultation with the Department of Treasury, to determine that other activities are “financial in nature” and therefore permissible for financial holding companies. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature (other than insurance underwriting, insurance company portfolio investment, merchant banking, real estate development and real estate investment) through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank at issue has a CRA rating of satisfactory or better. Bank holding companies that have not become financial holding companies are prohibited from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The Act preserves the role of the Federal Reserve as the umbrella supervisor for holding companies while at the same time incorporating a system of functional regulation designed to take advantage of the strengths of the various federal and state regulators. In particular, the Act replaces the broad exemption from Securities and Exchange Commission regulation that banks previously enjoyed with more limited exemptions, and it reaffirms that states are the regulators for the insurance activities of all persons, including federally-chartered banks.

The Gramm-Leach-Bliley Act also establishes a minimum federal standard of financial privacy. In general, the applicable regulations issued by the various federal regulatory agencies prohibit affected financial institutions (including banks, insurance agencies and broker/dealers) from sharing information about their customers with non-affiliated third parties unless (1) the financial institution has first provided a privacy notice to the customer; (2) the financial institution has given the customer an opportunity to opt out of the disclosure; and (3) the customer has not opted out after being given a reasonable opportunity to do so.

On October 26, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) was signed into law. The USA Patriot Act broadened the application of anti-money laundering regulations to apply to additional types of financial institutions, such as broker-dealers, and strengthened the ability of the U.S. government to detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA Patriot Act require that regulated financial institutions, including state member banks: (i) establish an anti-money laundering program that includes training and audit components; (ii) comply with regulations regarding the verification of the identity of any person seeking to open an account; (iii) take additional required precautions with non-U.S. owned accounts; and (iv) perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships. The USA Patriot Act also expanded the conditions under which funds in a U.S. interbank account may be subject to forfeiture and increased the penalties for violation of anti-money laundering regulations. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution.

EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

As a result of the Merger, Indian River shareholders that do not exercise their appraisal rights and do not elect to receive cash consideration for their shares of Indian River common stock (or who elect cash consideration where the limitation on the maximum cash consideration payable in the Merger is exceeded) will become shareholders of Alabama National. Indian River is a Florida corporation governed by the Florida Business Corporation Act (“FBCA”), and Indian River’s Articles of Incorporation (“Articles”) and Bylaws. Alabama National, on the other hand, is a Delaware corporation governed by the Delaware General Corporation Law (“DGCL”), and Alabama National’s Restated Certificate of Incorporation and Bylaws. Certain significant differences exist between the rights of Indian River shareholders and those of Alabama National shareholders. The differences deemed material by Indian River and Alabama National are summarized below.

The following discussion is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders under the laws of the FBCA and the DGCL, or the rights of such persons under Alabama National’s Restated Certificate of Incorporation and Bylaws and Indian River’s Articles of Incorporation and Bylaws. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the FBCA and the DGCL, as well as to Alabama National’s Restated Certificate of Incorporation and Bylaws and Indian River’s Articles of Incorporation and Bylaws.

Shareholder Meetings

Special Meetings. Under Indian River’s Bylaws, a special meeting of shareholders may be called for any purpose at any time upon the request of the chairperson of the board of directors, or by the board of directors at the request of any one or more shareholders owning, in the aggregate, not less than 25% of the common stock of Indian River.

Under the DGCL, shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation’s certificate of incorporation or bylaws. Alabama National’s Restated Certificate of Incorporation does not confer to its shareholders the right to call a special shareholders meeting.

Notice of Meetings. Under Delaware and Florida law, shareholders generally must be provided written notice of a shareholders meeting not less than 10 days nor more than 60 days prior to a meeting. However, under Delaware law, in the case of a shareholder meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, shareholders must be given written notice of not less than 20 days before the meeting.

The Bylaws of Alabama National provide for shareholder notice consistent with Delaware law, and Indian River’s Bylaws provide for shareholder notice consistent with Florida law.

Written Consents of Shareholders

Under the FBCA and the DGCL, the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the articles or certificate of incorporation. Indian River’s Articles and Bylaws do not prohibit such action by written consent. On the other hand, Alabama National’s Restated Certificate of Incorporation specifically limits shareholder action to annual or special meetings and denies shareholder action by written consent in lieu of a meeting.

Election of Directors

Indian River. Under Indian River’s Articles, the board of directors is divided into three classes. Members of one class are elected at each annual meeting for a three-year term. Indian River’s Articles do not provide for cumulative voting for directors. When any vacancy occurs among the directors, a majority of the remaining members of the board may appoint a director to fill such vacancy until the next election of directors.

Alabama National. Under Alabama National’s Restated Certificate of Incorporation, all directors are elected annually for a one-year term. Under the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate of incorporation provides for cumulative voting. Alabama National’s Restated Certificate of Incorporation does not provide for cumulative voting.

Removal of Directors

Indian River. Indian River’s Articles provide for removal of a director only for cause and upon the vote of the holders of 75% or more of the total number of votes entitled to be cast by holders of all outstanding shares of capital stock entitled to vote generally in the election of directors.

Alabama National. Under the DGCL, a majority of the shares entitled to vote may affect a removal of a director with or without cause. The Alabama National Restated Certificate of Incorporation does not contain any supermajority requirements for the removal of directors.

Shareholder Approval of Business Combinations

Indian River. The FBCA provides that certain mergers, consolidations, and sales of substantially all of the assets of a Florida corporation must be approved by a majority of the outstanding shares of the corporation entitled to vote thereon. Indian River’s Articles provide that certain proposed business combinations with an “interested stockholder” (generally a beneficial owner of 10% or more of the outstanding common stock or an affiliate thereof), including mergers, consolidations, the sale, lease, exchange, mortgage or pledge of assets having a value in excess of $1.5 million, issuances or transfers of securities of Indian River having a value in excess of $1.5 million, the adoption of a plan of liquidation or dissolution, and any reclassification, recapitalization or similar transaction which has the effect of increasing the proportionate share of Indian River owned by the interested stockholder, must be approved by the holders of 80% of the votes entitled to be cast in the election of directors, voting as a single class, in addition to any other vote required by law, except where such business combination has been approved by two-thirds of the full board of directors.

Alabama National. The DGCL permits a merger to become effective without the approval of the surviving corporation’s shareholders provided certain requirements are met. Under the DGCL, if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation’s common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger, no shareholder approval is required.

Where shareholder approval is required under the DGCL a merger can generally be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon, unless the certificate or articles of incorporation require a greater vote. If the proposed merger or other business combination were to involve an “interested person” or “affiliated transaction,” however, the DGCL imposes supermajority approval requirements with certain qualifications. The Alabama National Restated Certificate of Incorporation does not contain any supermajority requirements. See also “—Anti-Takeover Laws.”

Under the DGCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets, otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless the certificate or bylaws require a greater vote. Alabama National’s Restated Certificate of Incorporation and Bylaws do not require a greater vote.

Amendments to the Articles or Certificate of Incorporation and Bylaws

Indian River. The FBCA requires amendments to the articles of incorporation to be approved by the shareholders of the corporation upon recommendation of the corporation’s board of directors. Unless the FBCA, the articles of incorporation, or the board of directors requires a greater vote or voting by groups, amendments to the articles of incorporation must be approved by a majority of the votes cast, a quorum being present.

The FBCA permits the board of directors and the shareholders to amend Indian River’s Bylaws, with certain exceptions. Indian River’s Articles require an affirmative vote of 80% of shareholders to amend certain provisions of the Articles.

Alabama National. Unless the certificate of incorporation provides otherwise, Delaware law requires only the affirmative vote of a majority of all outstanding voting shares to effect certain amendments to the certificate of incorporation. Delaware law requires the shares of a class to vote separately on amendments in certain circumstances. Alabama National currently has no separate classes of stock.

The DGCL states that only the shareholders are entitled to amend the bylaws of a corporation unless the corporation’s certificate of incorporation also specifically grants such authority to the board of directors. Alabama National’s Restated Certificate of Incorporation permits the board of directors, as well as the shareholders, to amend Alabama National’s Bylaws.

Appraisal Rights

Indian River. Under Florida law, holders of record of Indian River’s common stock are entitled to appraisal rights. For a description of appraisal rights under Florida law, see “APPROVAL OF THE MERGER AGREEMENT—Appraisal Rights.”

Alabama National. Under the DGCL, a shareholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value of his shares in cash in lieu of the consideration he otherwise would receive in the transaction. In order for a dissenting shareholder to assert his dissenters’ right, he must timely file a petition for appraisal with the Delaware Court of Chancery which will appraise the shares (excluding any appreciation or depreciation in the share price which occurs as a consequence of or in expectation of the transaction). In addition, a Delaware corporation can provide in its certificate of incorporation that appraisal rights are available to shareholders in certain other situations in which such rights are not otherwise available under Delaware law. No such provision is included in Alabama National’s Restated Certificate of Incorporation.

Under the DGCL, unless the certificate of incorporation provides otherwise, appraisal rights are not available to shareholders of a corporation if the shares are listed on a national securities exchange or quoted on the Nasdaq Stock Market or held of record by more than 2,000 shareholders and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares:

(1)	shares of stock of the surviving or resulting corporation,

(2)	shares of stock of another corporation which is listed on a national securities exchange, quoted on the Nasdaq Stock Market or held of record by more than 2,000 shareholders,

(3)	cash in lieu of fractional shares described in (1) and (2) above, or

(4)	any combination of the consideration described in (1) through (3) above.

In addition, appraisal rights are not available to shareholders of a Delaware corporation in a merger if the corporation is the surviving corporation and no vote of its shareholders is required. Alabama National’s Restated Certificate of Incorporation does not contain any provision regarding shareholder appraisal rights.

Dividends

Indian River. Florida law provides that dividends may be declared and paid only if, after giving it effect, the company is able to pay its debts as they become due in the usual course of business, and its total assets would be greater than the sum of its total liabilities plus the amount that would be needed if the company were to be dissolved at the time of the dividend to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

Alabama National. Under Delaware law, a corporation can pay dividends to the extent of its surplus, and if no surplus is available, dividends can be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends cannot be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Alabama National are derived from its subsidiary banks, and there are various statutory limitations on the ability of such banks to pay dividends to Alabama National. See “RISK FACTORS—Restrictions on Dividends” and “WHERE YOU CAN FIND MORE INFORMATION.”

Preferred Stock

Indian River. Florida law provides that, if authorized by the articles of incorporation, a corporation’s board of directors may issue preferred stock with certain rights and privileges. Indian River’s Articles authorize it to issue up to 500,000 shares of preferred stock, which would have such designations and powers, preferences and rights and qualifications, limitations or restrictions as are determined by resolution adopted by the board of directors.

Alabama National. Alabama National’s Restated Certificate of Incorporation has authorized the issuance of 100,000 shares of preferred stock of which the designations and powers, preferences and rights and qualifications, limitations or restrictions thereof, are undetermined until fixed by resolution of the board of directors. The purpose of such preferred stock is to provide the board of directors with the financial flexibility to raise additional capital through the issuance of senior securities and to provide the board of directors with the ability to respond to hostile takeover bids. By leaving the characteristics of the preferred stock undetermined until resolved by the board of directors, the board of directors is able to issue customized preferred stock to individuals or corporations in negotiated transactions at any time in the future without a vote of the shareholders. Such preferred stock also allows the board of directors to react quickly, in the case of a hostile bid, by issuing preferred stock with characteristics unfavorable to the hostile bidder in order to make such an acquisition less economical.

Preemptive Rights

Indian River. Holders of Indian River common stock have no preemptive rights to subscribe for additional shares that may be issued from time to time by Indian River.

Alabama National. Under Delaware law, shareholders of a corporation are denied preemptive rights unless such rights are expressly granted to shareholders in the certificate of incorporation. The Restated Certificate of Incorporation of Alabama National does not provide for preemptive rights.

Limitation of Liability of Directors

Indian River. Florida law protects all directors from liability to the corporation or shareholders for monetary damages for any statement, vote, decision or failure to act, regardless of whether or not a provision to that effect is included in the corporation’s articles of incorporation. The Florida law protection does not apply if the director breached or failed to perform his or her duties as a director, and the breach or failure constitutes a violation of the criminal law, a transaction from which the director derived an improper personal benefit, where the director’s actions constituted a conscience disregard for the best interests of the corporation, or an act committed in bad faith.

Alabama National. Subject to certain exceptions, Delaware law permits the certificate of incorporation or bylaws to include a provision that eliminates a director’s liability to shareholders for monetary damages for any breach of fiduciary duty as a director. The certificate of incorporation or bylaws, however, cannot eliminate the liability of a director for breach of the director’s duty of loyalty to the corporation or its shareholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payment of dividends or unlawful stock purchase or redemption; or any transactions from which the director derived an improper personal benefit. The Restated Certificate of Incorporation of Alabama National includes a provision restricting such director liability to the extent permitted by the DGCL.

Indemnification of Directors

Under Delaware and Florida law, a corporation can indemnify its directors if a director acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Furthermore, Delaware and Florida law each allows for a corporation to indemnify its directors with respect to any criminal action or proceeding when the director had no reasonable cause to believe his conduct was unlawful. Indemnification is not allowed under either Delaware or Florida law if a director has been adjudged liable to the corporation.

Alabama National’s Bylaws authorizes the indemnification of its directors to the fullest extent permitted by law. Similarly, Indian River’s Bylaws authorize indemnification of its directors to the fullest extent permitted under Florida law.

Anti-Takeover Laws

Affiliated Transactions and Certain Business Combinations. The DGCL prohibits a corporation from entering into certain “business combinations” between the corporation and an “interested shareholder” (generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation), unless the corporation’s Board of Directors has previously approved either (a) the business combination in question or (b) the stock acquisition by which such interested shareholder’s beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested shareholder’s beneficial ownership reached 15%. Notwithstanding the preceding, the DGCL allows a corporation to enter into a business combination with an interested shareholder if: (a) the business combination is approved by the corporation’s Board of Directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested shareholder, or (b) such interested shareholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. Alabama National’s Restated Certificate of Incorporation does not contain such a provision.

The FBCA contains a law similar to the DGCL regarding affiliated transactions and business combinations, but Indian River’s Articles provide that such law does not apply to Indian River. Indian River’s Articles contain provisions related to affiliated transactions and business combinations, as described above.

Control Share Regulation. The FBCA restricts the voting rights of a person who acquires “control shares” in an “issuing public corporation.” Indian River’s Articles provide, however, that those provisions of the FBCA do not apply to Indian River. Delaware does not have a similar control share statute.

CERTAIN INFORMATION CONCERNING ALABAMA NATIONAL

General

Alabama National is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: 205/583-3600).

As a bank holding company, Alabama National operates 69 locations through twelve bank subsidiaries in Alabama, Florida and Georgia. The largest subsidiary for the holding company is Birmingham-based National Bank of Commerce (“NBC”). Other Alabama subsidiaries include: First American Bank in Decatur/Huntsville, Athens and Auburn/Opelika; First Citizens Bank in Talladega; Bank of Dadeville; Alabama Exchange Bank in Tuskegee and First Gulf Bank in Baldwin County. Florida subsidiaries are: Citizens & Peoples Bank, N.A. in Pensacola; Community Bank of Naples, N.A.; Millennium Bank in Gainesville; Peoples State Bank in Groveland; and Public Bank in metropolitan Orlando and Vero Beach. Alabama National has one subsidiary in Georgia, Georgia State Bank in metropolitan Atlanta. Alabama National provides full banking services to individuals and businesses. Brokerage services are provided to customers through NBC’s wholly-owned subsidiary, NBC Securities, Inc. Insurance services are provided through Alabama National Insurance Services, Inc., a wholly owned subsidiary of First American Bank.

At September 30, 2003, Alabama National had total assets of approximately $3.85 billion, total deposits of approximately $2.75 billion, total net loans of approximately $2.55 billion and total shareholders’ equity of approximately $272.1 million. Additional information about Alabama National is included in documents incorporated by reference in this proxy statement-prospectus. See “SUMMARY—Alabama National Selected Consolidated Financial Data” and “WHERE YOU CAN FIND MORE INFORMATION.”

Recent Developments

On October 14, 2003, Alabama National and Cypress Bankshares, Inc., headquartered in Palm Coast, Florida, signed a definitive agreement providing for the acquisition of Cypress Bankshares by Alabama National. Under the agreement, Cypress Bankshares will be merged with and into Alabama National, and Cypress Bankshares’ bank subsidiary, Cypress Bank, will become a wholly owned subsidiary of Alabama National. Following the acquisition, Cypress Bank will continue to operate under its existing name, management, and board of directors. The acquisition is subject to regulatory approval, Cypress Bankshares shareholder approval, and certain other conditions. Alabama National expects the transaction to close during the first quarter of 2004.

Under the terms of the merger agreement, Alabama National will issue 0.6412 shares of Alabama National common stock for each share Cypress Bankshares common stock. This exchange ratio could adjust upward within certain limits upon a decrease in the market price of Alabama National common stock prior to closing. Options to purchase Cypress Bankshares common stock will be converted into options to purchase Alabama National common stock. In addition, Cypress Bankshares shareholders will have the option to elect to receive cash for up to 10% of the total consideration. Assuming that all Cypress Bankshares shareholders elect to receive Alabama National common stock in this transaction and the stock price of Alabama National common stock remains above $48.00 per share, a total of 543,765 shares and share equivalents will be issued to Cypress Bankshares shareholders upon the closing of this transaction.

As of September 30, 2003, Cypress Bankshares had assets of approximately $110.2 million, deposits of approximately $100.0 million and shareholders’ equity of approximately $8.4 million. Its primary subsidiary, Cypress Bank, commenced operations in 1999, and serves its customer base through two offices located in Palm Coast, Florida.

Additional Information

Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Alabama National is incorporated by reference or set forth in Alabama National’s Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated into this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

CERTAIN INFORMATION CONCERNING INDIAN RIVER BANKING COMPANY

General

Indian River was incorporated under the laws of the State of Florida in January 1989 to be the holding company for Indian River National Bank, and acquired all of the shares of Indian River National Bank in April 1989. Indian River National Bank commenced operations in March 1985, and currently operates out of its main office and seven branch offices in Indian River and Brevard Counties in Florida. Apart from the bank, which is its primary operating subsidiary, Indian River has two other operating subsidiaries, Indian River Title Company, LLC and IRBC Insurance Services, LLC, each of which will become a subsidiary of Indian River National Bank in connection with the Merger.

Indian River National Bank seeks to provide a high level of personal service and a sophisticated menu of products to individuals and to small and medium sized businesses. While Indian River National Bank offers a full range of services to a wide array of depositors and borrowers, it has chosen the small and medium sized businesses, professionals and individual retail customers as its primary target market. Indian River National Bank attempts to place the customer contact and the ultimate decision on products and credits as close together as possible.

At September 30, 2003, Indian River had consolidated assets of approximately $518.8 million, deposits of approximately $410.2 million and stockholder’s equity of approximately $36.3 million. During the first nine months of 2003, Indian River had net income of approximately $3.7 million, or $1.65 per diluted share and $1.71 per basic share. At September 30, 2003, Indian River was a “well capitalized” institution under Section 38 of the Federal Deposit Insurance Act, and its Tier 1 and total capital ratios were 13.3% and 14.4%, respectively, and its leverage ratio was 8.5%.

Additional Information

You can find additional information about Indian River in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, copies of which accompany this proxy statement-prospectus, and the other reports and documents which are incorporated by reference in this proxy statement-prospectus. See “WHERE YOU CAN FIND MORE INFORMATION.”

SHAREHOLDER PROPOSALS

If the Merger is completed, Indian River’s shareholders that do not exercise their appraisal rights and do not elect to receive cash consideration for their shares of Indian River common stock (or that elect cash consideration where the limitation on the maximum cash consideration payable in the Merger is exceeded) will become shareholders of Alabama National. Alabama National expects to hold its next annual meeting of shareholders after the Merger during May 2004. It is past the deadline for proposals of Alabama National shareholders to be considered for inclusion in Alabama National’s proxy material related to such meeting.

A shareholder must notify Alabama National before February 11, 2004 of a proposal for the 2004 annual meeting which the shareholder intends to present other than by inclusion in Alabama National’s proxy material. If Alabama National does not receive such notice prior to February 11, 2004, proxies solicited by the Alabama National board of directors will be deemed to have conferred discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail—Return Receipt Requested, to Alabama National BanCorporation, Attention: John H. Holcomb, III, 1927 First Avenue North, Birmingham, Alabama 35203.

LEGAL MATTERS

The legality of the Alabama National common stock to be issued in the Merger will be passed upon by Maynard, Cooper & Gale, P.C., Birmingham, Alabama (“Maynard, Cooper”). As of December 19, 2003, attorneys in the law firm of Maynard, Cooper owned an aggregate of 36,283 shares of Alabama National common stock.

Certain legal matters in connection with the Merger will be passed upon for Indian River by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland.

Maynard, Cooper has rendered an opinion with respect to the federal tax consequences of the Merger. See “APPROVAL OF THE MERGER AGREEMENT—Federal Income Tax Consequences.”

EXPERTS

The consolidated financial statements incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K of Alabama National BanCorporation for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The consolidated financial statements of Indian River Banking Company incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K of Indian River Banking Company for the year ended December 31, 2002 have been so incorporated in reliance upon the report of McGladrey & Pullen, LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

On April 9, 2003, Indian River approved the dismissal of McGladrey & Pullen, LLP, which had previously served as its certifying accountant, and engaged Hacker, Johnson & Smith, P.A. as Indian River’s new certifying accountant. For additional information regarding the change in accountants, see Indian River’s Current Report on Form 8-K filed on April 15, 2003, incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

Alabama National and Indian River file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information that either company files with the SEC at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at “http://www.sec.gov.” In addition, Alabama National common stock is traded on the Nasdaq Stock Market.

Alabama National filed a Registration Statement on Form S-4 (the “Registration Statement”) to register with the SEC the Alabama National common stock to be issued to Indian River’s shareholders in the Merger. This proxy statement-prospectus is a part of that Registration Statement and constitutes a prospectus of Alabama National. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in Alabama National’s Registration Statement.

The SEC allows Alabama National and Indian River to “incorporate by reference” information into this proxy statement-prospectus, which means that these companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

This proxy statement-prospectus incorporates by reference the documents set forth below that Alabama National and Indian River have previously filed with the SEC. These documents contain important information about Alabama National and Indian River. Some of these filings have been amended by later filings, which are also listed.

Alabama National SEC Filings (File No. 0-25160)

1.	Annual Report on Form 10-K for the year ended December 31, 2002, as amended by the Report on Form 10-K/A filed on August 1, 2003.

2.	Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003.

3.	Current Report on Form 8-K filed on October 23, 2003.

4.	The description of Alabama National’s common stock contained in Alabama National’s Registration Statement on Form 8-A filed with the SEC on November 21, 1994.

Indian River Banking Company SEC Filings (File No. 000-32643)

1.	Annual Report on Form 10-K for the year ended December 31, 2002.

2.	Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003.

3.	Current Reports on Form 8-K filed on January 21, 2003, April 15, 2003, October 16, 2003 and October 23, 2003.

Alabama National and Indian River also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement-prospectus and the date of the Special Meeting of Indian River shareholders or the termination of the Merger Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports on Form 8-K furnished to the SEC pursuant to Item 12 of Form 8-K), as well as proxy statements.

Alabama National has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Alabama National and Indian River has supplied all such information relating to Indian River.

Registered Indian River shareholders who have further questions about their share certificates or the exchange of their Indian River common stock for Alabama National common stock or cash should call the Exchange Agent at 1-800-568-3476.

You can obtain any of the documents incorporated by reference from Alabama National, Indian River, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from Alabama National or Indian River, as applicable, without charge. Indian River’s shareholders may obtain documents incorporated by reference in this proxy statement-prospectus relating to Alabama National by requesting them in writing or by telephone at the following address:

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn: Kimberly Moore

Telephone: (205) 583-3600

Disclosure of detailed financial information of Indian River is included in this proxy statement-prospectus in Appendix D, Indian River’s Annual Report on Form 10-K for the year ended December 31, 2002, and Appendix E, Indian River’s Quarterly Report on Form 10-Q for the period ended September 30, 2003. Indian River’s shareholders may obtain other documents incorporated by reference in this proxy statement-prospectus relating to Indian River by requesting them in writing or by telephone at the following address:

Indian River Banking Company

958 20th Place

Vero Beach, Florida 32960

Attn: Paul A. Beindorf

Telephone: (772) 569-9200

You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated January 13, 2004. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement-prospectus to shareholders nor the issuance of Alabama National common stock in the Merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

INDIAN RIVER BANKING COMPANY

and

ALABAMA NATIONAL BANCORPORATION

Dated as of

October 22, 2003

i

11.11	Enforcement of Agreement	A-63
11.12	Severability	A-64
11.13	Construction of Terms	A-64
11.14	Schedules	A-64
11.15	Exhibits and Schedules	A-64
11.16	No Third Party Beneficiaries	A-64

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 22, 2003, by and between INDIAN RIVER BANKING COMPANY (“IRBC”), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Vero Beach, Florida, and ALABAMA NATIONAL BANCORPORATION (“ANB”), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

Preamble

The Boards of Directors of IRBC and ANB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger (the “Merger”) of IRBC with and into ANB. At the Effective Time of such Merger, the outstanding shares of the capital stock of IRBC shall be converted into the right to receive shares of the common stock of ANB (except as provided herein). As a result, stockholders of IRBC shall become stockholders of ANB, and ANB shall continue to conduct the business and operations of IRBC. The Merger is subject to the approvals of the stockholders of IRBC, the Florida Department of Financial Services and the Federal Reserve Board, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, IRBC shall be merged with and into ANB in accordance with the provisions of Section 252 of the DGCL and Section 607.1107 of the FBCA and with the effect provided in Sections 259 and 261 of the DGCL and the applicable provisions of the FBCA. ANB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the ANB Board and the IRBC Board.

1.2 Time and Place of Closing. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. The Closing will take place at 9:00 A.M. Central Standard Time on such date and time as the Parties, acting through their chief executive officers may mutually agree. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Closing shall occur on the last business day of the month in which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement).

1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective: (a) on the date and at the time that the later of the following shall occur: (i) the Certificate of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Delaware, and (ii) the Articles of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Florida, or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed) (such time is hereinafter referred to as the “Effective Time”). Unless ANB and IRBC otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the date of Closing.

ARTICLE 2

EFFECT OF MERGER

2.1 Certificate of Incorporation. The Restated Certificate of Incorporation of ANB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time.

2.2 Bylaws. The Bylaws of ANB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

2.3 Directors. ANB currently has 14 directors (the “Incumbent Directors”). The directors of the Surviving Corporation immediately after the Effective Time shall consist of the Incumbent Directors and Mr. Griffin A. Greene. ANB shall take any and all steps required under ANB’s Restated Certificate of Incorporation and/or Bylaws to increase the size of the ANB Board to 15 members as of the Effective Time and appoint Mr. Griffin A. Greene, effective as of the Effective Time, to fill such vacancy. Thereafter, ANB agrees that it shall include Mr. Greene in its recommended slate of nominees for election as director of ANB at ANB’s 2004 annual meeting of stockholders. Not in limitation of the foregoing, if as a result of the timing of the Effective Time in relation to ANB’s 2004 annual meeting of stockholders and mailing of proxy materials for such meeting, Mr. Greene is not placed in nomination for election at such meeting, ANB shall cause Mr. Greene to be appointed to the Board of Directors of ANB to serve until ANB’s 2005 annual meeting of stockholders. Nothing in this Section 2.3 shall require ANB to elect, appoint, nominate or recommend Mr. Greene for election to the Board of Directors of ANB if he shall become the subject of a Disqualification.

ARTICLE 3

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

3.1 Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of ANB, IRBC or the holders of any shares thereof, the shares of the constituent corporations shall be converted as follows:

(a) each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) (1) Subject to the potential adjustment provided for in Section 3.1(b)(2) and/or Section 3.2 below, each share of IRBC Common Stock (excluding shares held by any IRBC Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.9408 shares of ANB Common Stock (as such may be adjusted pursuant to the terms of this Agreement, the “Exchange Ratio”); provided that, subject to the election rights set forth in Section 3.1(c) below, each holder of IRBC Common Stock shall have an opportunity to elect to receive cash consideration for such holder’s shares of IRBC Common Stock in lieu of receiving ANB Common Stock.

(2) (i) If the Average Quoted Price is less than $48.00, then the Exchange Ratio automatically shall be increased to an amount to be determined in accordance with the following table:

Average Quoted Price	Adjusted Exchange Ratio
Less than $48.00, and Equal to or greater than $47.00	0.9493
Less than $47.00, and Equal to or greater than $46.00	0.9578
Less than $46.00, and Equal to or greater than $45.00	0.9663
Less than $45.00	0.9748

(ii) For purposes of this Agreement, the term “Dollar Equivalent Per Share Consideration” shall be a dollar amount (rounded to the nearest cent) equal to the product of (A) the Average Quoted Price multiplied by (B) the Exchange Ratio (as such may be adjusted). For example, if the Average Quoted Price were $44.00, the Dollar Equivalent Per Share Consideration would be $42.89. Notwithstanding the adjustment procedure provided for in Section 3.1(b)(2)(i) above, if the Average Quoted Price is less than $44.00 (and, therefore, the Dollar Equivalent Per Share Consideration is less than $42.89), the IRBC Board may terminate this Agreement by providing written notice thereof to the Chief Executive Officer of ANB prior to the Closing; provided, however, that, within 5 business days of receiving any such written notice from the IRBC Board, ANB may, at its sole option and election, void such termination by either (X) increasing the Exchange Ratio to an amount equal to the quotient (rounded to the nearest one ten thousandth) of $42.89 (the “Minimum Dollar Equivalent Per Share Consideration”) divided by the Average Quoted Price, such that the Dollar Equivalent Per Share

Consideration is at least $42.89, or (Y) with respect to each share of IRBC Common Stock to be converted into shares of ANB Common Stock pursuant to Section 3.1(b)(1) above or into cash consideration pursuant to Section 3.1(c) below, paying the holder thereof additional consideration in an amount of cash equal to the difference of (I) the Minimum Dollar Equivalent Per Share Consideration minus (II) the product (rounded to the nearest cent) of (x) the Average Quoted Price multiplied by 0.9748. The aggregate of such cash payments, if any, is hereinafter referred to as the “Additional Optional Cash Consideration.” For example, if the Average Quoted Price were $42.00, the IRBC Board provided a notice of termination, and ANB elected to void such termination, ANB would be required to either increase the Exchange Ratio to at least 1.021 (i.e., the quotient of $42.89 divided by $42.00) or make a cash payment of $1.95 (i.e., the difference between $42.89 and $40.94) for each share of IRBC Common Stock to be converted into shares of ANB Common Stock.

(c) (1) Holders of IRBC Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving ANB Common Stock in the Merger, in accordance with the election procedures set forth below. Holders who elect to receive cash in lieu of exchanging their shares of IRBC Common Stock for ANB Common Stock as specified below shall receive, for each share of IRBC Common Stock that is so converted, an amount in cash (the “Per Share Cash Consideration”) equal to the product of the Average Quoted Price multiplied by the Exchange Ratio (as such may be adjusted pursuant to the terms of this Agreement). Notwithstanding the preceding sentence, the aggregate Per Share Cash Consideration that ANB is obligated to pay to satisfy such elections (the “Maximum Cash Amount”) shall not exceed 10% (unless and to the extent that ANB determines in its sole discretion to increase such amount to a percentage not in excess of 25%) of the sum of (i) the product of (A) the number of shares of ANB Common Stock to be issued in the Merger to holders of outstanding shares of IRBC Common Stock as of the Effective Time multiplied by (B) the Average Quoted Price, and (ii) the aggregate Per Share Cash Consideration, and (iii) the Additional Optional Cash Consideration (if any).

(2) At ANB’s election, either the Exchange Agent or IRBC’s transfer agent shall mail an election form in such form as ANB and IRBC shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus and at least 20 days prior to the date of the IRBC Stockholders’ Meeting or on such other date as ANB and IRBC shall mutually agree (the “Mailing Date”) to each holder of record of IRBC Common Stock for such IRBC Stockholders’ Meeting. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of IRBC Common Stock to elect to receive cash with respect to all or a portion of such holder’s IRBC Common Stock (the shares as to which the election is made being referred to as “Cash Election Shares”).

(3) Any shares of IRBC Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to 5:00 p.m. Eastern Time on the day before the IRBC Stockholders’ Meeting (or such other time and date as ANB and IRBC may mutually agree) (the “Election Deadline”) shall be converted into ANB Common Stock at the Effective Time, as set forth in Section 3.1(b) of this Agreement (such shares being referred to as “No Election Shares”).

(4) Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked and a replacement Election Form not submitted prior to the Election Deadline, the shares of IRBC Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ANB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(5) Within 5 business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of IRBC Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:

(i) Cash Elections Less Than or Equal to the Maximum Cash Amount. If the amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payments”) is less than or equal to the Maximum Cash Amount, then:

(1) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1); and

(2) each other share of IRBC Common Stock, including each No Election Share, shall be converted into the right to receive ANB Common Stock pursuant to Section 3.1(b).

(ii) Cash Elections More Than the Maximum Cash Amount. If the amount of the Potential Cash Payments is greater than the Maximum Cash Amount, then:

(1) the number of Cash Election Shares designated by each holder of IRBC Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (A) the number of such holder’s Cash Election Shares designated in the Election Form and (B) a fraction, the numerator of which is the maximum number of Cash Election Shares allowable such that the amount of the Potential Cash Payments is equal to the Maximum Cash Amount, and the denominator of which is the total number of Cash Election Shares designated in the Election Forms;

(2) each Cash Election Share remaining after adjustment pursuant to sub-section (1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1);

(3) each share of IRBC Common Stock that would have been a Cash Election Share but for the adjustment pursuant to sub-section (1) above shall automatically be deemed to be a No Election Share; and

(4) each other share of IRBC Common Stock, including each No Election Share, shall be converted into the right to receive ANB Common Stock pursuant to Section 3.1(b).

(d) At the Effective Time, all outstanding and unexercised options to purchase shares of IRBC Common Stock pursuant to the IRBC Stock Option Plans (each, an “IRBC Option”) will cease to represent an option to purchase IRBC Common Stock and will be converted automatically into options to purchase ANB Common Stock (each, an “ANB Option”), and ANB will assume each IRBC Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing the IRBC Option; provided, however, that after the Effective Time:

(i) the number of shares of ANB Common Stock purchasable upon exercise of each IRBC Option will equal the product of (A) the number of shares of IRBC Common Stock that were purchasable under the IRBC Option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share; and

(ii) the per share exercise price for each IRBC Option will equal the quotient of (A) the per share exercise price of the IRBC Option in effect immediately before the Effective Time divided by (B) the Exchange Ratio, rounded to the nearest cent.

Notwithstanding the foregoing, each IRBC Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As of the date hereof, the IRBC Options provide for the purchase of no more than an aggregate of 198,428 additional shares of IRBC Common Stock. As soon as practicable after the Effective Time, ANB shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of ANB Common Stock subject to converted or substitute IRBC Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such converted or substitute IRBC Options remain outstanding.

(e) Assuming (i) that no holders of IRBC Common Stock elect to receive cash in lieu of ANB Common Stock pursuant to the cash election procedures in Section 3.1(c) above, (ii) that no holders of IRBC Common Stock exercise their rights under the Dissenter Provisions, and (iii) that there is no adjustment to the Exchange Ratio pursuant to Section 3.1(b)(2) above or Section 3.2 below, the holders of IRBC Common Stock (including holders of IRBC Options) shall have the right to receive, in the aggregate, a maximum of 2,237,543 shares of ANB Common Stock as a result of the Merger. As a result of an adjustment to the Exchange Ratio pursuant to Section 3.1(b)(2)(i) above, holders of IRBC Common Stock (including holders of IRBC Options) would be entitled to receive a minimum of 20,216 and a maximum of 80,864 additional shares of ANB Common Stock in the aggregate.

3.2 Anti-Dilution Provisions. In the event IRBC changes the number of shares of IRBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or otherwise with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio, the Minimum Dollar

Equivalent Per Share Consideration, and the amounts and formulas contained in Section 3.1(b)(2)(ii) shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio, the Average Quoted Price thresholds contained in Section 3.1(b)(2)(i) and Section 3.1(b)(2)(ii), the other amounts and formulas contained in Section 3.1(b)(2)(ii), and the share amounts included in Section 3.1(e) shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.

3.3 Shares Held by IRBC. Each of the shares of IRBC Common Stock held by any IRBC Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 Dissenting Stockholders. Any holder of shares of IRBC Common Stock who perfects his dissenters’ rights of appraisal in accordance with and as contemplated by Section 607.1320 of the FBCA (the “Dissenter Provisions”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 3.4 shall in any way limit the right of ANB to terminate this Agreement and abandon the Merger pursuant to subsection 10.1(i) below. If any dissenting stockholder gives notice to IRBC, IRBC will promptly give ANB notice thereof, and ANB will have the right to participate in all negotiations and proceedings with respect to any such demands. IRBC will not, except with the prior written consent of ANB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. In the event that after the Effective Time a dissenting stockholder of IRBC fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of IRBC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of IRBC Common Stock held by him.

3.5 Fractional Shares. No certificates or scrip representing fractional shares of ANB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of IRBC who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of IRBC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of IRBC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(c)(5) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive in exchange therefore: (a) a certificate representing that number of whole shares of ANB Common Stock which such holder of IRBC Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, any Additional Optional Cash Consideration or any unpaid dividends and distributions, if any, payable to holders of certificates for IRBC Common Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of IRBC Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of IRBC Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for IRBC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, ANB nor the Exchange Agent shall be liable to a holder of IRBC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former IRBC Stockholders. At the Effective Time, the stock transfer books of IRBC shall be closed as to holders of IRBC Common Stock immediately prior to the Effective Time, and no transfer of IRBC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of IRBC Common Stock (“IRBC Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of IRBC Common Stock shall be entitled to vote after the Effective Time at any meeting of ANB stockholders the number of whole shares of ANB Common Stock into which their respective shares of IRBC Common Stock (excluding Cash Election Shares) are converted, regardless of whether such holders have exchanged their IRBC Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by ANB on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any IRBC Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person’s ANB Common Stock represented by said IRBC Certificate held after the Cutoff, until such person surrenders said IRBC Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such IRBC Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such IRBC Certificate. No holder of shares of IRBC Common Stock shall be entitled to receive any dividends or distributions declared or made with respect to the ANB Common Stock with a record date before the Effective Time of the Merger.

4.3 Identity of Recipient of ANB Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a person other than the person in whose name any certificate representing shares of IRBC Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of ANB that such tax has been paid or is not applicable.

4.4 Lost or Stolen Certificates. If any holder of IRBC Common Stock convertible into the right to receive shares of ANB Common Stock is unable to deliver the IRBC Certificate that represents IRBC Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such IRBC Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each IRBC Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such IRBC Certificate for exchange pursuant to this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF IRBC

IRBC hereby represents and warrants to ANB as follows:

5.1 Corporate Organization, Standing and Power. IRBC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. IRBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. IRBC has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2 Authority; No Breach By Agreement.

(a) IRBC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of IRBC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of IRBC Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of IRBC, enforceable against IRBC in accordance with its terms.

(b) Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by IRBC, nor the consummation by IRBC of the transactions provided for herein, nor compliance by IRBC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of IRBC’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any IRBC Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any IRBC Company under, any Contract or Permit of any IRBC Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such IRBC Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any IRBC Company or any of their respective Assets.

(c) Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of IRBC of the Merger and the transactions provided for in this Agreement, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the IRBC Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by IRBC of the Merger and the other transactions provided for in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of IRBC consists of 10,000,000 shares of IRBC Common Stock, of which 2,179,913 shares are issued and outstanding (none of which is held in the treasury of IRBC) and 500,000 shares of undesignated preferred stock, $1.00 par value of which no shares are issued or outstanding. All of the issued and outstanding shares of IRBC

Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options, or other securities of IRBC has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of IRBC. Pursuant to the terms of the IRBC Stock Option Plans, there are currently outstanding options with the right to purchase a total of 198,428 shares of IRBC Common Stock, as more fully set forth in Schedule 5.3 attached hereto.

(b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of IRBC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of IRBC or contracts, commitments, understandings or arrangements by which IRBC is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. IRBC has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock, other than the dividend in the amount of $0.50 per share payable on November 17, 2003, to shareholders of record on October 31 2003.

5.4 IRBC Subsidiaries.

(a) The IRBC Subsidiaries include IRBC Bank, which is a national banking association, duly organized, validly existing and in good standing under the Laws of the United States. Each of the IRBC Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each IRBC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(b) The authorized and issued and outstanding capital stock of each IRBC Subsidiary, including without limitation IRBC Bank, is set forth on Schedule 5.4(b). IRBC or IRBC Bank owns all of the issued and outstanding shares of capital stock of each IRBC Subsidiary, other than Indian River Capital Trust I (the “Trust”). IRBC owns all of the outstanding common voting securities of the Trust. None of the shares of capital stock or other securities of any IRBC Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. No equity securities of any IRBC Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and, other than the pledge of IRBC Bank’s stock under the Colonial Line, there are no Contracts by which any IRBC Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any IRBC Company is or may be bound to transfer any shares of the capital stock of any IRBC Subsidiary. Other than the Colonial Line, there are no Contracts relating to the rights of any IRBC Company to vote or to dispose of any shares of the capital stock of any IRBC Subsidiary. All of the shares of capital stock of each IRBC Subsidiary held by a IRBC Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized (except to the extent that the shares of IRBC Bank are assessable under 12 U.S.C. §55 and may be deemed to be assessable under 12 U.S.C. §1831o; however, to the Knowledge of IRBC and IRBC Bank, no circumstance or fact exists that provides a basis for an assessment under either of such statutes) and are owned by the IRBC Company free and clear of any Lien except the pledge of stock of IRBC Bank under the Colonial Line. No IRBC Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any IRBC Company that is a limited liability company.

(c) The minute books of IRBC, IRBC Bank and each IRBC Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof), since January 1, 1998 (or since such entity’s formation, if later).

(d) Except as set forth on Schedule 5.4(d), none of the IRBC Companies has or is currently engaged in any activities that are not permissible under the BHC Act for a bank holding company.

(e) Each of IRNB Insurance Services, LLC (“IRNB Insurance”) and Indian River Title Company, LLC (“IRBC Title”; together with IRNB Insurance, the “IRBC Insurance Agencies”) and each of their respective agents is duly authorized and licensed to conduct the business conducted by it, him or her in each jurisdiction in which the nature of the activities conducted by it, him or her makes such authorization and licensing necessary. All such Permits or authorizations are listed on Schedule 5.4(e), are in full force and effect, and are sufficient for the ownership and conduct of such business. Neither of the IRBC Insurance Agencies has received notice of, and no IRBC Company has any Knowledge of, any violation of any such Permits which violation has not been remedied in full. Neither of the IRBC Insurance Agencies has received any notice of, and no IRBC Company has any Knowledge of, any event that has occurred that, with notice or lapse of time or both, is likely to result in the suspension or revocation of any such Permit. Each of the IRBC Insurance Agencies owns good title to the accounts and associated Contracts reflected on its books and records, together with all renewals thereof and rights to commissions, fees and other income derived therefrom, and all goodwill attendant thereto (collectively, the “Book of Business”) free and clear of all Liens. With regard to each insurance or title policy, as the case may be, comprising the Book of Business: (i) the applicable documents have been duly executed by the applicant and the policy is in full force and effect; (ii) the policy is valid and complies with all applicable Laws; (iii) the solicitation, negotiation and sale of the policy complied in all respects with applicable Laws, there has been no misrepresentation or omission of a material fact by the applicable IRBC Insurance Agency and/or its agents in connection with the solicitation, negotiation or sale of the policy, and the applicant was provided with any and all disclosure materials as required by applicable Law; and (iv) all documents and Contracts relating to the Book of Business are genuine. There are no premium payments currently due to any insurance carrier by an IRBC Insurance Agency which are past due other than payments which are being contested by an IRBC Insurance Agency in good faith and for which appropriate reserves have been established. The IRBC Insurance Agencies serve in an agency capacity only and not as a principal or underwriter.

(f) No IRBC Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including without limitation the Securities Laws and all state and federal banking laws and regulations, and (ii) satisfy the definition of a “Third Party Brokerage Arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999. There has been no misrepresentation or omission of a material fact by any IRBC Company and/or their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

(g) Schedule 5.4(g) lists the type and current outstanding amount of debentures issued to, and securities issued by the Trust. Each of IRBC and the Trust is in material compliance with all of its obligations relating to any issuance of trust preferred securities to which it is a party. Except as disclosed on Schedule 5.4(g), no actions or Consents are required with respect to such debentures or securities in connection with the consummation of the transactions provided for in this Agreement.

5.5 Financial Statements. Attached hereto as Schedule 5.5 are copies of all IRBC Financial Statements and IRBC Call Reports for periods ended prior to the date hereof, and IRBC will deliver to ANB promptly copies of all IRBC Financial Statements and IRBC Call Reports prepared subsequent to the date hereof. The IRBC Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the IRBC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the IRBC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the IRBC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The IRBC Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein.

5.6 Absence of Undisclosed Liabilities. No IRBC Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC, except Liabilities accrued or reserved against in the consolidated balance sheets of IRBC as of June 30, 2003, included in the IRBC Financial Statements or reflected in the notes thereto, except as set forth on Schedule 5.6. No IRBC Company has incurred or paid any Liability since June 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since June 30, 2003: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of IRBC or IRBC Bank with any Regulatory Authority, (ii) the IRBC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of IRBC provided in Article 7 of this Agreement, and (iii) to IRBC’s Knowledge, no fact or condition exists which IRBC believes will cause a Material Adverse Effect on IRBC or its Subsidiaries in the future, subject to changes in general economic or industry conditions.

5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the IRBC Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of IRBC or IRBC Bank, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on IRBC, except as reserved against in the IRBC Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b) None of the IRBC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the IRBC Companies for the period or periods through and including the date of the respective IRBC Financial Statements has been made and is reflected on such IRBC Financial Statements.

(d) Any and all deferred Taxes of the IRBC Companies have been provided for in accordance with GAAP.

(e) None of the IRBC Companies is responsible for the Taxes of any other Person other than the IRBC Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f) Except as set forth on Schedule 5.8(f), none of the IRBC Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g) There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which IRBC, IRBC Bank or any IRBC Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of IRBC immediately preceding the date of this Agreement.

(h) (i) Proper and accurate amounts have been withheld by the IRBC Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the IRBC Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by IRBC in the IRBC Financial Statements.

(i) IRBC has delivered or made available to ANB correct and complete copies of all Tax returns filed by IRBC and each IRBC Subsidiary for each fiscal year ended on and after December 31, 1997.

5.9 Loan Portfolio; Documentation and Reports.

(a) Except as disclosed in Schedule 5.9(a), none of the IRBC Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (excluding investment securities) (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $100,000 per Loan or $250,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9(a), none of the IRBC Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of IRBC or IRBC Bank, any Person controlling, controlled by or under common control with any of the foregoing. All of the Loans held by any of the IRBC Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable Laws and IRBC loan policies, except for deviations from such policies that (a) have been approved by management of IRBC or the IRBC Board, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of IRBC, will not adversely affect the ultimate collectibility of such Loan. Except as set forth in Schedule 5.9(a), none of the IRBC Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified by any bank examiner as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified” or “Watch List.” The allowance for possible loan or credit losses (the “IRBC Allowance”) shown on the consolidated balance sheets of IRBC included in the most recent IRBC Financial Statements dated prior to the date of this Agreement was, and the IRBC Allowance shown on the consolidated balance sheets of IRBC included in the IRBC Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the IRBC Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the IRBC Companies as of the dates thereof. The reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the most recent Financial Statements and IRBC Call Reports were, and the OREO Reserve to be shown on the Financial Statements and IRBC Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of IRBC and IRBC Bank as of the dates thereof. The reserve for losses in respect of litigation (“Litigation Reserve”) shown on the most recent Financial Statements and IRBC Call Reports and the Litigation Reserve to be shown on the Financial Statements and IRBC Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to IRBC, IRBC Bank and the IRBC Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b) The documentation relating to each Loan made by any IRBC Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on IRBC.

5.10 Assets; Insurance. Except as set forth on Schedule 5.10, the IRBC Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the IRBC Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the IRBC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with IRBC’s past practices. All Assets that are material to IRBC’s business on a consolidated basis, held under leases or subleases by any of the IRBC Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by IRBC or IRBC Bank or, to the Knowledge of IRBC or IRBC Bank, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the IRBC Companies or in which any IRBC Company has any ownership or leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any IRBC Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any IRBC Company. None of the IRBC Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on IRBC. As to each parcel of real property owned or used by any IRBC Company, no IRBC Company has received notice of any pending or, to the Knowledge of each of the IRBC Companies, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the IRBC Companies include all assets required to operate the business of the IRBC Companies as now conducted. Schedule 5.10(c) contains a list of all policies of fire, theft, liability and other insurance and bonds maintained by any of the IRBC Companies, and IRBC has provided true and correct copies of each such policy to ANB.

5.11 Environmental Matters.

(a) Each IRBC Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(b) There is no Litigation pending or, to the Knowledge of IRBC and IRBC Bank, threatened before any court, governmental agency or authority or other forum in which any IRBC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any IRBC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(c) There is no Litigation pending or, to the Knowledge of IRBC and IRBC Bank, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or IRBC with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(d) To the Knowledge of IRBC and IRBC Bank, there is no reasonable basis for any Litigation of a type described in subsections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(e) During the period of (i) any IRBC Company’s ownership or operation of any of its respective current properties, (ii) any IRBC Company’s participation in the management of any Participation Facility or (iii) any IRBC Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. Prior to the period of (i) any IRBC Company’s ownership or operation of any of its respective current properties, (ii) any IRBC Company’s participation in the management of any Participation Facility, or (iii) any IRBC Company’s holding of a security interest in a Loan Property, to the Knowledge of IRBC and IRBC Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

5.12 Compliance with Laws. IRBC is duly registered as a financial holding company under the BHC Act. Each IRBC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC, and there has occurred no Default under any such Permit. None of the IRBC Companies:

(a) is in material violation of any Laws, Orders or Permits applicable to its business or employees, agents or representatives conducting its business; or

(b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any IRBC Company is not, or suggesting that any IRBC Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any IRBC Company, or suggesting that any IRBC Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any IRBC Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

5.13 Labor Relations; Employees.

(a) No IRBC Company is the subject of any Litigation asserting that it or any other IRBC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other IRBC Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any IRBC Company, pending or threatened, nor to its Knowledge, is there any activity involving any IRBC Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each IRBC Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the IRBC Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2001, 2002 and 2003. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the IRBC Companies.

5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) lists, and IRBC has delivered or made available to ANB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreement, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any IRBC Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “IRBC Benefit Plans”). Any of the IRBC Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “IRBC ERISA Plan.” Each IRBC ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the IRC) is referred to herein as an “IRBC Pension Plan”. No IRBC Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b) All IRBC Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. Each IRBC ERISA Plan which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, and IRBC is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No IRBC Company has engaged in a transaction with respect to any IRBC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any IRBC Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any IRBC Benefit Plan or any IRBC Company with regard to any IRBC Benefit Plan, any trust which is a part of any IRBC Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any IRBC Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(c) No IRBC ERISA Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any IRBC Pension Plan, (ii) no change in the actuarial assumptions with respect to any IRBC Pension Plan, (iii) no increase in benefits under any IRBC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to materially adversely affect the funding status of any such plan. Neither any IRBC Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any IRBC Company, or the single-employer plan of any entity which is considered one employer with IRBC under Section 4001 of ERISA or Section 414 of the IRC or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the IRC or Section 302 of ERISA, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. No IRBC Company has provided, or is required to provide, security to a IRBC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

(d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any IRBC Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No IRBC Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any IRBC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e) No IRBC Company has any obligations for retiree health and life benefits under any of the IRBC Benefit Plans, and there are no restrictions on the rights of such IRBC Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on IRBC.

(f) Except as set forth on Schedule 5.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any IRBC Company from any IRBC Company under any IRBC Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any IRBC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) With respect to all IRBC Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any IRBC Benefit Plan have been made and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of IRBC.

5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the IRBC Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any IRBC Company or the guarantee by any IRBC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the IRBC Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the IRBC Companies, any member of the immediate family of the foregoing or, to the Knowledge of IRBC, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the IRBC Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any IRBC Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the IRBC Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the IRBC Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “IRBC Contracts”). IRBC has delivered or made available to ANB correct and complete copies of all IRBC Contracts. Each of the IRBC Contracts is in full force and effect, and none of the IRBC Companies is in Default under any IRBC Contract. Other than the indebtedness under the subordinate debentures held by the Trust, indebtedness to the Federal Home Loan Bank, and deposit relationships entered into in the ordinary course of business, all of the indebtedness of any IRBC Company for money borrowed is prepayable at any time by such IRBC Company without penalty or premium.

5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of IRBC or IRBC Bank, threatened (or unasserted but considered probable of assertion) against any IRBC Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the knowledge of IRBC or IRBC Bank, threatened against any IRBC Company.

5.17 Reports. Since January 1, 2000, or the date of such company becoming an IRBC Company, if later, each IRBC Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities and (iii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the

IRBC Companies, to the Knowledge of any IRBC Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any IRBC Company, investigation into the business or operations of any IRBC Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or any examinations of any IRBC Company or any lien in favor of any IRBC Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than the IRBC Call Reports, the financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) has been prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly presents the financial position of the IRBC Companies as of the respective dates thereof, and (c) fairly presents the results of operations of the IRBC Companies for the respective periods therein set forth.

5.18 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any IRBC Company or any Affiliate thereof to ANB pursuant to this Agreement, including the Exhibits and Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any IRBC Company or any Affiliate thereof for inclusion in the documents to be prepared by ANB in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of IRBC Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”) and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the “Proxy Statement/Prospectus”), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or IRBC, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any IRBC Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19 Accounting, Tax and Regulatory Matters. No IRBC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection 9.1(b).

5.20 Offices. The headquarters of each IRBC Company and each other office, branch or facility maintained and operated by each IRBC Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the IRBC Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21 Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the IRBC Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the IRBC Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of ANB or ANB’s third party provider.

5.22 Intellectual Property. Each of the IRBC Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the IRBC Companies has received any notice of conflict with respect thereto that asserts the rights of others. The IRBC Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the IRBC Companies. Each of the IRBC Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.

5.23 Administration of Trust Accounts. IRBC Bank does not possess and does not exercise trust powers.

5.24 Advisory Fees. IRBC has retained the IRBC Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a liability to the IRBC Financial Advisor in the amount set forth on Schedule 5.24 (the “Advisory Fee”) in connection with the Merger. Other than the IRBC Financial Advisor and the Advisory Fee, neither IRBC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

5.25 Regulatory Approvals. IRBC knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

5.26 Opinion of Counsel. IRBC has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.2(d).

5.27 Repurchase Agreements; Derivatives Contracts. With respect to all agreements currently outstanding pursuant to which any IRBC Company has purchased securities subject to an agreement to resell, such IRBC Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any IRBC Company has sold securities subject to an agreement to repurchase, no IRBC Company has pledged collateral in excess of the amount of the debt secured thereby. No IRBC Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. No IRBC Company is a party to, nor has any IRBC Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or agreement, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

5.28 Antitakeover Provisions. The provisions of Section 607.901 and Section 607.902 of the FBCA (formerly Section 607.108 and Section 607.109) do not apply to IRBC or to any other IRBC Company. The IRBC Board has approved the Agreement and the Merger by the affirmative vote of at least two-thirds of the entire Board of Directors of IRBC, precluding the application of Article FIFTH (A) of IRBC’s Articles of Incorporation. Except as described in the preceding sentence and except for state and/or federal bank regulatory change in control Laws, no provisions of an antitakeover nature contained in their respective organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “control share acquisition” or similar Laws (“Takeover Laws”) apply to any IRBC Company, this Agreement or the Merger.

5.29 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of IRBC Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the IRBC Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the IRBC Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30 Deposits. Except as set forth on Schedule 5.30, none of the deposits of IRBC Bank are “brokered” deposits (i.e., obtained through an intermediary) or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of IRBC Bank represents a deposit of any Affiliate of IRBC.

5.31 Accounting Controls. Each of the IRBC Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable IRBC Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable IRBC Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of each of the IRBC Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

5.32 Deposit Insurance. The deposit accounts of IRBC Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). IRBC Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

5.33 Registration Obligations. Neither of IRBC or IRBC Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF ANB

ANB hereby represents and warrants to IRBC as follows:

6.1 Organization, Standing and Power. ANB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.2 Authority; No Breach By Agreement.

(a) ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of ANB. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms. No approval or vote of the stockholders of ANB is required under the Restated Certificate of Incorporation or Bylaws of ANB, any provision of Law, the rules and regulations of the NASD, NASDAQ or any exchange upon which any security of ANB is listed or eligible for trading, any Contract or Order to which any ANB Company or their property is subject.

(b) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB’s Restated Certificate of Incorporation or Bylaws, or (ii) except as set forth on Schedule 6.2(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in subsection 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions provided for in this Agreement.

6.3 Capital Stock. The authorized capital stock of ANB, as of the date of this Agreement, consists of (i) 27,500,000 shares of ANB Common Stock, of which 12,819,329 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of IRBC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of IRBC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB. As of the date hereof, ANB has granted options to purchase no more than 308,332 shares of ANB Common Stock under its various stock plans.

6.4 Reports and Financial Statements. Since January 1, 2000, or the date of organization or acquisition if later, each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the ANB Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2000, except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the ANB Companies, to the Knowledge of any ANB Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any ANB Company, investigation into the business or operations of any ANB Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or any examinations of any ANB Company or any liens in favor of any ANB Company. The ANB Financial Statements included in such reports (excluding call reports), as of the dates thereof and for the periods covered thereby: (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present, or will present, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material).

6.5 Absence of Undisclosed Liabilities. No ANB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of June 30, 2003 included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since June 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.6 Absence of Certain Changes or Events. Since June 30, 2003 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, including without limitation any change in the administrative or regulatory standing or rating of any Significant ANB Company with any Regulatory Authority, (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement, and (iii) to ANB’s Knowledge, no fact or condition exists which ANB believes will cause a Material Adverse Effect on ANB or any Significant ANB Company in the future, subject to changes in general economic or industry conditions.

6.7 Compliance with Laws. ANB is duly registered as a bank holding company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. None of the ANB Companies:

(a) is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not, or suggesting that any ANB Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any ANB Company, or suggesting that any ANB Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

6.8 Material Contracts. ANB has filed as an exhibit to its annual report on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.9 Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion) against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.10 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to IRBC pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to IRBC’s stockholders in connection with the IRBC Stockholders’ Meeting, and any other documents to be filed by an ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of IRBC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.11 Tax and Regulatory Matters. No ANB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection.

6.12 1934 Act Compliance. The Proxy Statement/Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder.

6.13 Regulatory Approvals. ANB knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

6.14 Opinion of Counsel. ANB has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.3(d).

6.15 Accounting Controls. ANB has devised and maintains systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of ANB Board and the duly authorized executive officers of ANB; (ii) all material transactions are recorded as necessary to permit the preparation of the ANB Financial Statements in conformity with GAAP, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of ANB is permitted only in accordance with general or specific authorization of the ANB Board and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of Both Parties.

(a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of subsections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time, each of ANB and IRBC shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of ANB and IRBC shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and IRBC shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and IRBC shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.

7.2 Covenants of IRBC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, IRBC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld, except for in connection with the actions referenced in sub-sections (ii), (iv) or (v), in which case such consent may be withheld for any reason or no reason:

(i) amend the Articles of Incorporation, Bylaws or other governing instruments of any IRBC Company; or

(ii) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of IRBC Subsidiaries consistent with past practices (which shall include, for IRBC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or, except for encumbrances under the Colonial Line existing as of the date of this Agreement, impose, or suffer the imposition, on any share of stock held by any IRBC Company of any Lien or permit any such Lien to exist; or

(iii) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any IRBC Company, except in connection with the surrender of shares of IRBC Common Stock in payment of the exercise price of outstanding options to purchase IRBC Common Stock or the deemed acquisition of shares upon a “cashless exercise” of any such option, or, except for a dividend of $0.50 per share payable November 17, 2003 to shareholders of record on October 31, 2003, declare or pay any dividend or make any other distribution in respect of IRBC’s capital stock; or

(iv) except for this Agreement and as required upon exercise of any of the IRBC Options, and except for encumbrances under the Colonial Line existing as of the date of this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of IRBC Common Stock or any other capital stock of any IRBC Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

(v) adjust, split, combine or reclassify any capital stock of any IRBC Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any IRBC Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(vi) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) stock of the Federal Home Loan Bank of Atlanta in the ordinary course of business and consistent with past practices; or

(vii) grant any increase in compensation or benefits to the employees or officers of any IRBC Company, except in accordance with past practices with respect to employees and officers; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the IRBC Board prior to the date of this Agreement; except as set forth on Schedule 7.2(vii), enter into or amend any severance agreements with officers of any IRBC Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any IRBC Company; or

(viii) enter into or amend any employment Contract between any IRBC Company and any Person (unless such amendment is required by Law) that the IRBC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, except for renewals for a period of up to one year of employment agreements that have an expiration date in 2003 and are identified on Schedule 7.2(viii); or

(ix) adopt any new employee benefit plan of any IRBC Company or make any material change in or to any existing employee benefit plans of any IRBC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(x) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(xi) (A) commence any Litigation other than in accordance with past practice, (B) settle any Litigation involving any Liability of any IRBC Company for material money damages or restrictions upon the operations of any IRBC Company, or, (C) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

(xii) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

(xiii) fail to file timely any report required to be filed by it with any Regulatory Authority; or

(xiv) [Intentionally omitted.]

(xv) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any IRBC Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of IRBC or any of its Subsidiaries) of any of the foregoing; or

(xvi) enter into any Contract for services or otherwise (excluding Loans and deposit accounts) with any of the 5% stockholders, directors, officers or employees of any IRBC Company or any member of the immediate family of the foregoing, or any Related Interest (Known to IRBC or any of its Subsidiaries) of any of the foregoing; or

(xvii) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business consistent with past practices or for fair consideration; or

(xviii) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries; or

(xix) except as may be required by applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or

(xx) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

(xxi) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; or

(xxii) make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any IRBC Company more than an aggregate of $2 million of secured indebtedness or more than $500,000 of unsecured indebtedness; or

(xxiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with IRBC and IRBC Bank’s past policies; or

(xxiv) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of IRBC with a Designated Representative of ANB), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation; or

(xxv) except for residential real property owned by and reflected on the books of IRBC or IRBC Bank as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (excluding “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000; or

(xxvi) make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.

7.3 Covenants of ANB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of IRBC, which consent shall not be unreasonably withheld:

(a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(b) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ or a national securities exchange; provided, however, that any action or transaction in which the ANB Common Stock is converted into cash or another marketable security that is traded on a national securities exchange shall not be deemed a violation of this Section 7.3(b) if the terms of any such transaction expressly provide in the definitive agreement for the consummation of this transaction in accordance with its terms and treats holders of IRBC Common Stock and IRBC Options in the same manner as they would be treated as holders of the same number of shares of ANB Common Stock or ANB Options into which such IRBC Common Stock and Options would be converted had the Merger been effective prior to the announcement of such other transaction.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and IRBC shall deliver to ANB copies of all such reports filed by IRBC or its Subsidiaries promptly after the same are filed.

7.6 Acquisition Proposals.

(a) As of the date hereof, IRBC shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the IRBC Stockholders’ Meeting, and without any breach of the terms of this Section 7.6(a), IRBC receives an Acquisition Proposal from any Person that in the good faith judgment of the IRBC Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, IRBC may (x) furnish information (including non-public information) with respect to IRBC to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between ANB and IRBC dated September 25, 2003, and (y) participate in negotiations with such Person regarding such Acquisition Proposal.

(b) Except as set forth in Section 10.1(k), neither the IRBC Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ANB, the approval or recommendation by the IRBC Board or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit IRBC or any of its Subsidiaries to enter into any Acquisition Agreement.

(c) IRBC agrees that it and its Subsidiaries shall, and IRBC shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. IRBC agrees that it will notify ANB promptly (but no later than 24 hours) if, to IRBC’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, IRBC, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter IRBC shall keep ANB informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. IRBC also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.7 NASDAQ Qualification. ANB shall, prior to the Effective Time, take all necessary steps to ensure that all ANB Common Stock to be issued in the Merger (including upon the exercise of the ANB Options into which the IRNB Options shall have been converted) is designated as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the SEC.

7.8 Certain Terms of Employment. Prior to the Closing, ANB and IRBC will work together in good faith in an attempt to implement mutually satisfactory post-Closing terms of employment with each of Diana L. Walker, J. Ken Smith, Kitty L. Ruehman and Michelle L. Hepfer.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Regulatory Matters.

(a) ANB shall promptly prepare and file the S-4 Registration Statement with the SEC after the date hereof. IRBC and its counsel, accountants and advisors shall have the right to review and comment upon the Registration Statement, and revisions made in response to such comments, a reasonable period prior to filing. ANB shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. Once the S-4 Registration Statement has been declared effective by the SEC, IRBC shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. ANB shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transaction provided for in this Agreement, and IRBC shall furnish all information concerning IRBC and the holders of IRBC Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, IRBC will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of IRBC. Subject to Section 10.1(k) of this Agreement, the IRBC Board shall recommend that the holders of IRBC Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

(b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement. ANB and IRBC shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB or

IRBC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c) ANB and IRBC shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, IRBC or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

(d) ANB and IRBC shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by ANB or IRBC, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e) ANB will indemnify and hold harmless IRBC and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse IRBC, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any ANB Company.

(f) IRBC will indemnify and hold harmless ANB and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse ANB, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any IRBC Company.

8.2 Access to Information.

(a) During the period beginning on the date of this Agreement and ending on the sooner to occur of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable notice and subject to applicable Laws relating to the exchange of information, ANB and IRBC shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access to all its properties, books, contracts, commitments and records and, during such period, each of ANB and IRBC shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

(b) All information furnished by ANB to IRBC or its representatives pursuant hereto shall be treated as the sole property of ANB and, if the Merger shall not occur, IRBC and its representatives shall return to ANB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. IRBC shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in IRBC’s possession prior to the disclosure thereof by ANB; (y) was then generally known to the public; or (z) was disclosed to IRBC by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c) All information furnished by IRBC or its Subsidiaries to ANB or its representatives pursuant hereto shall be treated as the sole property of IRBC and, if the Merger shall not occur, ANB and its representatives shall return to IRBC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in ANB’s possession prior to the disclosure thereof by IRBC or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

8.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of IRBC and ANB shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof.

8.4 IRBC Stockholders’ Meeting. IRBC shall call a meeting of its stockholders (the “IRBC Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the IRBC Stockholders’ Meeting, (a) IRBC shall prepare with the assistance of ANB a notice of meeting; (b) ANB shall furnish all information concerning it that IRBC may reasonably request in connection with conducting the IRBC Stockholders’ Meeting; (c) ANB shall prepare and furnish to IRBC, for printing, copying and distribution to IRBC’s stockholders at IRBC’s expense, the form of the Proxy Statement/Prospectus; (d) IRBC shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to Section 10.1(k) of this Agreement, the IRBC Board shall recommend to its stockholders the approval of this Agreement; and (f) IRBC shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to IRBC’s stockholders. IRBC will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement/Prospectus as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC and ANB has delivered the Proxy Statement/Prospectus to IRBC in accordance with sub-section (c) above.

8.5 Certificate of Objections. As soon as practicable (but in no event more than three (3) business days) after the IRBC Stockholders’ Meeting, IRBC shall deliver to ANB a certificate of the Secretary of IRBC containing the names of the stockholders of IRBC that both (a) gave written notice prior to the taking of the vote on this Agreement at the IRBC Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”). The Certificate of Objections shall include the number of shares of IRBC Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6 Publicity. Neither ANB nor IRBC shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transaction contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of NASDAQ.

8.7 Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of IRBC and the IRBC Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of ANB, the attorneys’ fees and accountants’ fees incurred by IRBC and the IRBC Companies shall not exceed $100,000. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8 Failure to Close.

(a) ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b) IRBC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9 Fairness Opinion. The IRBC Board has engaged The Carson Medlin Company (the “IRBC Financial Advisor”) to act as advisor to the IRBC Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio to the IRBC shareholders. IRBC has received from the IRBC Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of IRBC from a financial point of view. The fairness opinion shall be updated immediately prior to the mailing of the Proxy Statement/Prospectus and immediately prior to the Closing in order to account for any Material Adverse Effect that may have occurred with regard to ANB.

8.10 Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.11 Agreement of Affiliates. IRBC has disclosed on Schedule 8.11 each Person whom it reasonably believes is an “affiliate” of IRBC for purposes of Rule 145 under the 1933 Act. IRBC shall cause each such Person to deliver to ANB not later than 30 days after the date of this Agreement a written agreement, substantially in the form of Exhibit A providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of IRBC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of ANB Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and ANB shall be entitled to place restrictive legends upon certificates for shares of ANB Common Stock issued to affiliates of IRBC pursuant to this Agreement to enforce the provisions of this Section 8.11). ANB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of ANB Common Stock by such affiliates.

8.12 Environmental Audit; Title Policy; Survey.

(a) At the election of ANB, IRBC will procure and deliver, at ANB’s expense, with respect to each parcel of real property that any of the IRBC Companies owns, leases, subleases or is obligated to purchase, at least thirty (30) days prior to the Effective Time, whatever environmental audits as ANB may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to ANB. The results of such environmental audits shall not give rise to any right of termination on the part of ANB except to the extent that such results give rise to a termination right under Section 10.1.

(b) At the election of ANB, IRBC will, at ANB’s expense, with respect to each parcel of real property that IRBC or IRBC Bank owns, leases, subleases or is obligated to purchase, procure and deliver to ANB, at least thirty (30) days prior to the Effective Time, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to ANB, which policy shall be free of all material Liens and exceptions to ANB’s reasonable satisfaction. The inability to obtain such policies shall not give rise to any right of termination on the part of ANB except to the extent that such results give rise to a termination right under Section 10.1.

(c) At the election of ANB, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to subsection (b) above, IRBC, at ANB’s expense, will procure and deliver to ANB at least thirty (30) days prior to the Effective Time, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to ANB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, IRBC shall deliver to ANB a complete legal description for each parcel of real estate or interest owned, leased or subleased by any IRBC Company or in which any IRBC Company has any ownership or leasehold interest. Such surveys shall not give rise to any right of termination on the part of ANB except to the extent that such surveys give rise to a termination right under Section 10.1.

8.13 Compliance Matters. Prior to the Effective Time, IRBC shall take, or cause to be taken, all commercially reasonable steps requested by ANB to cure any deficiencies in regulatory compliance by IRBC or IRBC Bank; provided, however, that ANB shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to IRBC, and shall not have any liability resulting from such deficiencies or attempts to cure them.

8.14 Conforming Accounting and Reserve Policies. At the request of ANB, IRBC shall immediately prior to Closing establish and take such charge offs, reserves and accruals as ANB reasonably shall request to conform IRBC Bank’s loan, accrual, capital, reserve and other accounting policies to the policies of ANB (collectively, the “Conforming Adjustments”).

8.15 Notice of Deadlines. Schedule 8.15 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which IRBC or IRBC Bank is a party.

8.16 Fixed Asset Inventory. At ANB’s request, at least thirty (30) days prior to the Effective Time, IRBC shall take, or shall cause to be taken, an inventory of all fixed assets of the IRBC Companies to verify the presence of all items listed on their respective depreciation schedules, and IRBC shall allow ANB’s representatives, at the election of ANB, to participate in or be present for such inventory and shall deliver to ANB copies of all records and reports produced in connection with such inventory.

8.17 IRBC 401(k) Plan. Prior to the Effective Time, IRBC shall take all steps that, in the reasonable determination of ANB, are necessary or advisable to terminate the IRBC 401(k) Plan effective immediately prior to the Effective Time. Participants will become 100% vested in the IRBC 401(k) Plan upon such termination. Upon the Effective Time, the employees of the IRBC Companies who were eligible to participate in the IRBC 401(k) Plan will be eligible to participate in ANB’s 401(k) plan and will be granted credit for their service with IRBC Companies for purposes of participation and vesting in ANB’s 401(k) Plan.

8.18 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, ANB shall indemnify (including advancement of expenses), defend and hold harmless each director, executive officer or employee of IRBC prior to the Effective Time (an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including without limitation the transactions provided for in this Agreement) to the extent required under the articles of incorporation and bylaws of IRBC as in effect on the date of this Agreement, subject to the limitations of applicable Law, including without limitation Section 607.0850 of the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under Section 8.18(a) above upon learning of any such liability or litigation, shall promptly notify ANB thereof. In the event of any such litigation (whether arising before or after the Effective Time), (i) ANB shall have the right to assume the defense thereof, and ANB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if ANB elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between ANB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and ANB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; provided, that ANB shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such litigation; and (iii) ANB shall not be liable for any settlement effected without its prior written consent; and provided further, that ANB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner provided for herein is prohibited by applicable Law.

(c) Nothing contained in this Section 8.18 shall be construed to limit any right of indemnification which any Indemnified Party has under any provision of the articles of incorporation or bylaws of IRNB, any policy of insurance maintained by IRNB, or any Contract that is specifically identified in the Schedules to this Agreement as containing such provisions.

(d) ANB shall use commercially reasonable efforts to maintain in effect for a period of three (3) years after the Effective Time IRBC’s existing directors’ and officers’ liability insurance policy, provided that ANB may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions (excluding deductibles) which are substantially no less advantageous to IRNB’s officers and directors or (ii) with the consent of IRBC (given prior to the Effective Time) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that in no event shall ANB be obligated to make aggregate premium payments for such three (3) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to IRBC’s directors and officers, 200% of the highest annual premium payments during the last three (3) years on IRBC’s current policy (as in effect as of the date of this Agreement) multiplied by three (3) (the “Maximum Amount”). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, ANB shall use commercially reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium not exceeding the Maximum Amount.

8.19 Assumption of Trust Preferred Obligations. ANB acknowledges that the Trust holds Floating Rate Junior Subordinated Debentures (“Debentures”) issued by IRBC pursuant to an Indenture (the “Indenture”) between IRBC and Wells Fargo Bank, National Association, as trustee (the “Trustee”), dated as of September 30, 2002 and has issued Floating Rate Trust Preferred Securities (the “Trust Preferred”). Subject to the provisions of this Agreement, ANB shall upon the Effective Time expressly assume all of IRBC’s obligations under the Indenture (including, without limitation, being substituted for IRBC) and execute any and all documents, instruments and agreements, including any supplemental indentures, required by the Indenture, the Debentures or the Trust Preferred and thereafter shall perform all of IRBC’s obligations with respect to the Debentures and the Trust Preferred (the “Trust Preferred Assumption”). IRBC

shall use commercially reasonable efforts to obtain the Consent of the Trustee to any supplemental indenture or other document, instrument or agreement required to evidence such assumption by ANB, and ANB shall cooperate in good faith with such efforts. In addition, IRBC shall use commercially reasonable efforts to obtain the Consents of all necessary parties as required by the Indenture to a supplemental indenture to the Indenture that shall expressly state that the Debentures shall be pari passu to ANB’s outstanding trust preferred related debentures in all respects (the “Pari Passu Supplemental Indenture”), and ANB shall cooperate in good faith with such efforts. If IRBC is unable to obtain such Consent to the Pari Passu Supplemental Indenture from such necessary parties after using its commercially reasonable efforts, then ANB shall use its commercially reasonable efforts to obtain Consents to the Trust Preferred Assumption from all necessary parties as required by the indentures governing ANB’s trust preferred related debentures under such circumstances, and IRBC shall cooperate in good faith with such efforts.

8.20 IRBC Bank. As a result of the Merger, IRBC Bank will become a wholly-owned subsidiary of ANB. It is ANB’s intention that, in addition to one or more officers of ANB, the incumbent board of directors of IRBC Bank will remain in place after the Effective Time, subject to each board member’s continued willingness to serve on this board, annual re-election, shareholders’ rights to appoint and remove directors, and the requirements of applicable Law and IRBC Bank’s articles of association and bylaws. It is further ANB’s intention that IRBC Bank will be operated as a separate subsidiary of ANB pursuant to IRBC Bank’s current charter and that the continued operations of IRBC Bank will be managed and operated consistent with ANB’s operating philosophy for all banking subsidiaries, subject to ANB’s continued attainment of its desired economic results. If ANB’s operating needs or philosophy require future changes at IRBC Bank, ANB will consider such issues in a deliberate manner and will make such changes as ANB deems appropriate at that time.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

(a) Stockholder Approval. The stockholders of IRBC shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and IRBC shall have furnished to ANB certified copies of resolutions duly adopted by its stockholders evidencing same.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the ANB Board or the IRBC Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e) Tax Opinion. IRBC and ANB shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of IRBC Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of IRBC with respect to such exchange (except to the extent of any cash received), and (iii) neither IRBC nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for ANB shall be entitled to rely upon representations of officers of IRBC and ANB reasonably satisfactory in form and substance to such counsel.

(f) S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. ANB shall have received all state securities Laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the ANB Common Stock pursuant to the terms of this Agreement.

9.2 Conditions to Obligations of ANB. The obligations of ANB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to subsection 11.4(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of IRBC set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of IRBC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. IRBC shall have delivered to ANB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to ANB’s obligations set forth in subsections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the IRBC Board and the IRBC stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

(d) Opinion of Counsel. IRBC shall have delivered to ANB an opinion of Kennedy, Baris & Lundy, L.L.P., counsel to IRBC, dated as of the Closing, in substantially the form of Exhibit B hereto.

(e) Net Worth and Capital Requirements. Immediately prior to the Effective Time, IRBC and IRBC Bank shall have a minimum net worth of $35 million and $34.5 million, respectively. For purposes of this Section 9.2(e), “net worth” shall mean, without regard to the Conforming Adjustments, the sum of the amounts set forth on the balance sheet as stockholders’ equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (a) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (b) any amounts due from or owed by any Subsidiary thereof; provided, however, that unrealized gains or losses on securities classified as “available for sale” shall be disregarded for purposes of calculating “net worth.”

(f) Comfort Letter. ANB shall have received from Hacker, Johnson & Smith, P.A., independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of IRBC as ANB may reasonably request.

(g) Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of ANB in its sole discretion.

(h) Matters Relating to 280G Taxes. ANB shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that IRBC shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any Employment Agreements, Change in Control Agreements, IRBC Benefit Plans, or similar arrangements between a IRBC Company and any officers, directors, or employees thereof.

(i) Matters Relating to Employment Agreements. (i) ANB shall have received documentation reasonably satisfactory to ANB that the Employment Agreements with Paul A. Beindorf, Jeffrey R. Morton and Phillip Tasker shall be terminated as of the Effective Time without any penalty, fee or cost to ANB or any IRBC Company; and (ii) each of such individuals shall have entered into a new Employment Agreement with ANB in substantially the form of Exhibit C-1, Exhibit C-2 or Exhibit C-3, as the case may be.

(j) Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any IRBC Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any IRBC Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of ANB, restricts or impairs the conduct of such IRBC Company’s business or future prospects.

(k) Absence of Adverse Facts. There shall have been no determination by ANB in good faith that any fact, event or condition exists or has occurred that, in the judgment of ANB, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, IRBC or IRBC Bank or the consummation of the transactions provided for in this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by ANB pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of ANB on a consolidated basis or (d) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

(l) Consents Under Agreements.

(1) IRBC shall have obtained the Consents set forth on Schedule 5.4(g) and as described in Section 8.19 with respect to the Debentures and the Trust Preferred, including, without limitation, the Consents necessary to the Pari Passu Supplemental Indenture. If such Consents are not obtained by IRBC, then all necessary third parties (as required by the indentures governing ANB’s trust preferred related debentures) shall have consented to the Trust Preferred Assumption as described in the last sentence of Section 8.19; provided, however, that ANB will not terminate the Agreement based solely on the non-fulfillment of the conditions in this Section 9.2(l) unless, in the reasonable opinion of ANB, consummation of the Merger would result, or would likely result, in (i) acceleration of any of the obligations under the Trust Preferred, the Debentures, the Indenture and/or the indentures governing ANB’s trust preferred related debentures that would exceed $25 million in the aggregate; or (ii) penalties, whether in the form of charges, interest or otherwise, in excess of $500,000 in the aggregate; or (iii) a Material Adverse Effect on ANB. For purposes of this Section 9.2(l)(1), neither (x) ANB’s payment of $25 million or less, in and of itself, resulting from the acceleration of any of the obligations under the Trust Preferred, the Debentures, the Indenture and/or the indentures governing ANB’s trust preferred related debentures, nor (y) ANB’s payment of $500,000 or less in penalties (whether in the form of charges, interest or otherwise), in and of itself, in connection with the Debentures, the Indenture, the Trust Preferred and/or the indentures governing ANB’s trust preferred related debentures shall constitute a Material Adverse Effect on ANB.

(2) IRBC shall have obtained all other consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by IRBC Bank or any other IRBC Subsidiary of, as the case may be, any obligation, right or interest of IRBC, IRBC Bank or such IRBC Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of ANB, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and IRBC Bank or the IRBC Subsidiary at issue.

(m) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of ANB, any material adverse requirement upon ANB or any ANB Subsidiary, including without limitation any requirement that ANB sell or dispose of any significant amount of the assets of IRBC, IRBC Bank and their respective subsidiaries, or any other ANB Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of IRBC or any ANB Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(n) Certification of Claims. IRBC shall have delivered a certificate to ANB that IRBC is not aware of any pending, threatened or potential claim against the directors or officers of IRBC or IRBC Bank or under the directors and officers insurance policy or the fidelity bond coverage of IRBC or any IRBC Company.

(o) Loan Portfolio. There shall not have been any material increase in the Loans described in Schedule 5.9(a).

(p) IRBC 401(k) Plan. ANB shall have received such evidence and documentation as it shall have reasonably requested to effectuate the termination of the IRBC 401(k) Plan, as set forth in Section 8.17 of this Agreement.

(q) Financial Subsidiaries. IRBC shall have taken any and all reasonably necessary steps, and obtained all required Consents from Regulatory Authorities, such that each of the IRBC Insurance Agencies shall have become a wholly-owned “financial subsidiary” of IRBC Bank.

(r) Colonial Line. Without any penalty or other cost or expense to ANB, IRBC shall have paid off in full and terminated the Colonial Line, and all Liens and collateral for such loan, including without limitation all shares of capital stock of IRBC Bank, shall have been released in full.

9.3 Conditions to Obligations of IRBC. The obligations of IRBC to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by IRBC pursuant to subsection 11.4(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of ANB set forth or referred to in this Agreement and in any certificate of document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. ANB shall have delivered to IRBC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to IRBC’s obligations set forth in subsections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ANB Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as IRBC and its counsel shall request.

(d) Opinion of Counsel. ANB shall have delivered to IRBC an opinion of Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit D hereto.

(e) Comfort Letter. IRBC shall have received from PricewaterhouseCoopers, LLP, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of ANB as IRBC may reasonably request.

(f) Fairness Opinion. IRBC shall have received from the IRBC Financial Advisor the fairness opinion described in Section 8.9, dated prior to or as of the date the Proxy Statement/Prospectus is delivered to IRBC’s stockholders in connection with the solicitation of their approval of the Merger, stating that the Exchange Ratio provided for in this Agreement and recommended by IRBC to its stockholders is fair to IRBC and its stockholders from a financial point of view and such fairness opinion shall not have been withdrawn by the IRBC Financial Advisor as of the Effective Time.

(g) ANB Common Stock. The ANB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ “national market system security” pursuant to Section 7.7 hereof.

(h) Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any ANB Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any ANB Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of IRBC, restricts or impairs the conduct of such ANB Company’s business or future prospects.

(i) Trust Preferred. ANB shall have assumed the Trust Preferred and the Indenture in accordance with the provisions of Section 8.19 hereof.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of IRBC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the ANB Board and the IRBC Board; or

(b) by the ANB Board or the IRBC Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) by the ANB Board or the IRBC Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the ANB Board or the IRBC Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of IRBC fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such IRBC stockholders for approval and voted upon; or

(e) by the ANB Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to IRBC, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to IRBC, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by IRBC of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f) by the IRBC Board, if (i) there shall have occurred any Material Adverse Effect with respect to ANB, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to ANB, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by ANB of notice in writing from IRBC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g) by the ANB Board or the IRBC Board if the Merger shall not have been consummated by June 30, 2004, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h) by the ANB Board or the IRBC Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

(i) by the ANB Board if the holders of in excess of five percent (5%) of the outstanding shares of IRBC Common Stock properly assert their dissenters’ rights of appraisal pursuant to the Dissenter Provisions; or

(j) by the ANB Board if (i) the IRBC Board shall have withdrawn, or adversely modified, or failed upon ANB’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the IRBC Board shall have approved or recommended to the stockholders of IRBC that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) IRBC fails to call the IRBC Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than IRBC or an Affiliate of IRBC) or group becomes the beneficial owner of 50% or more of the outstanding shares of IRBC Common Stock; or

(k) by the IRBC Board if (i) the IRBC Board authorizes IRBC, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and IRBC notifies ANB in writing that it intends to enter into such an agreement, (ii) ANB does not make, within 3 business days of the receipt of IRBC’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the IRBC Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of IRBC as the Superior Proposal, and (iii) IRBC makes the payment required by Section 10.2(b). IRBC agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least the fifth business day after it has provided the notice to ANB required thereby, and (y) to notify ANB promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification.

10.2 Effect of Termination.

(a) In the event of a termination of this Agreement by either the ANB Board or the IRBC Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of ANB or IRBC or their respective officers or directors, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful or breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b) In the even that this Agreement is terminated (i) by the ANB Board pursuant to Section 10.1(j) or (ii) by the IRBC Board pursuant to Section 10.1(k), then IRBC shall, in the case of clause (i), one business day after the date of such termination or, in the case of clause (ii), on the date of such termination, pay to ANB, by wire transfer of immediately available funds, the amount of $2,000,000 (the “Termination Fee”).

(c) In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by IRBC stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to IRBC and thereafter this Agreement is terminated by the ANB Board or the IRBC Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine months of such termination IRBC enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then IRBC shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to ANB, by wire transfer of immediately available funds, the Termination Fee. For purposes of this Section 10.2(c) the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(d) IRBC acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, ANB would not enter into this Agreement; accordingly, if IRBC fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, ANB commences a suit which results in a judgment for any of the Termination Fee, IRBC shall pay ANB its costs and expenses (including attorneys’ fees) in connection with such suit.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.

“Acquisition Proposal,” with respect to IRBC, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving IRBC or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, Assets or deposits of, IRBC or any of its Subsidiaries, including a plan of liquidation of IRBC or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Act” shall mean the Federal Deposit Insurance Act.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Additional Optional Cash Consideration” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Advisory Fees” shall have the meaning provided in Section 5.24 of this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“ANB” shall mean Alabama National BanCorporation, a Delaware corporation.

“ANB Board” shall mean the Board of Directors of ANB.

“ANB Common Stock” shall mean the $1.00 par value common stock of ANB.

“ANB Companies” shall mean, collectively, ANB and all ANB Subsidiaries.

“ANB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of ANB as of December 31, 2002, 2001 and 2000, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by ANB to IRBC, and (ii) the consolidated balance sheets of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by ANB to IRBC with respect to periods ended subsequent to December 31, 2002.

“ANB Option” shall have the meaning given to such term in Section 3.1(d) hereof.

“ANB Subsidiaries” shall mean the Subsidiaries of ANB.

“Articles of Merger” shall mean the Articles of Merger to be signed by ANB and IRBC and filed with the Secretary of State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Quoted Price” shall mean the price derived by adding the averages of the high and low sales price of one share of ANB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day prior to the Effective Time, and dividing such sum by ten (10).

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Book of Business” shall have the meaning provided in Section 5.4(e) of this Agreement.

“Cash Election Shares” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Colonial Line” shall mean the Company’s Revolving Loan Agreement with Colonial Bank, dated July 11, 2002 and related Pledge Agreement and Promissory Note.

“Conforming Adjustments” shall have the meaning provided in Section 8.14 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Cutoff” shall have the meaning provided in Section 4.2 of this Agreement.

“Debentures” shall have the meaning provided in Section 8.19 of this Agreement.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Designated Representative”

(a) with respect to IRBC shall mean Paul A. Beindorf and/or Griffin Greene; and

(b) with respect to ANB shall mean John H. Holcomb, III, William E. Matthews, V and/or Richard Murray, IV.

“Disqualification,” when used in reference to any director or nominee for director of ANB, shall mean the occurrence of any of the following events (i) the director or nominee shall be prohibited by Law, Order or otherwise from serving on the ANB Board, (ii) the director or nominee shall have been convicted of any felony, (iii) the director or nominee shall file (or any entity of which such director or nominee shall have been an executive officer or controlling person within the two years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or the director or nominee shall become (or any entity of which the director or nominee shall have been an executive officer or controlling person within two years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days, (iv) the director or nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(2)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws, (v) the director or nominee shall have been removed from the ANB Board by the stockholders of ANB without the encouragement or recommendation of ANB, (vi) the members of ANB’s nominating committee shall have concluded in good faith that nominating such individual would constitute a breach of their fiduciary duties, or (vii) the director or nominee shall have resigned or retired from the ANB Board.

“Dissenter Provisions” shall have the meaning provided in Section 3.4 of this Agreement.

“Dollar Equivalent Per Share Consideration” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Election Deadline” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Election Form” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Section 5.14(c) of this Agreement.

“Exchange Agent” shall mean SunTrust Bank, Atlanta, Georgia.

“Exchange Ratio” shall have the meaning given such term in Section 3.1(b) hereof.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Incumbent Directors” shall have the meaning set forth in Section 2.3 of this Agreement.

“Indemnified Party” shall have the meaning provided in Section 8.18(a) of this Agreement.

“Indenture” shall have the meaning provided in Section 8.19 of this Agreement.

“IRBC” shall mean Indian River Banking Company, a Florida corporation.

“IRBC Allowance” shall have the meaning provided for in Section 5.9(a) of this Agreement.

“IRBC Bank” shall mean Indian River National Bank, a national banking association.

“IRBC Benefit Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“IRBC Board” shall mean the Board of Directors of IRBC.

“IRBC Call Reports” shall mean (i) the Reports of Income and Condition of IRBC Bank for the years ended December 31, 2002 and 2001, as filed with the FDIC; (ii) the Reports of Income and Condition of IRBC Bank filed by IRBC Bank with respect to periods ended subsequent to December 31, 2002; and (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, filed by IRBC with respect to periods ended subsequent to December 31, 2002.

“IRBC Certificate” shall have the meaning provided in Section 4.2 of this Agreement.

“IRBC Common Stock” shall mean the $1.00 par value voting common stock of IRBC.

“IRBC Companies” shall mean, collectively, IRBC and all IRBC Subsidiaries.

“IRBC Contracts” shall have the meaning set forth in Section 5.15 of this Agreement.

“IRBC ERISA Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“IRBC Financial Advisor” shall have the meaning set forth in Section 8.9 of this Agreement.

“IRBC Financial Statements” shall mean (i) the balance sheets (including related notes and schedules, if any) of IRBC as of December 31, 2002, 2001 and 2000, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by IRBC to ANB, and (ii) the consolidated balance sheets of IRBC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by IRBC to ANB with respect to periods ended subsequent to December 31, 2002.

“IRBC Insurance Agencies” shall have the meaning provided in Section 5.4(e) of this Agreement.

“IRBC Option” shall have the meaning provided in Section 3.1(d) of this Agreement.

“IRBC Pension Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“IRBC Stock Option Plans” shall mean the Indian River Banking Company 1995 Stock Option and Incentive Plan, the Indian River Banking Company 1999 Stock Option Plan, and the Indian River Banking Company 1999 Director Fee Stock Option Plan.

“IRBC Stockholders’ Meeting” shall mean the meeting of the stockholders of IRBC to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“IRBC Subsidiaries” shall mean the Subsidiaries of IRBC, which shall include the IRBC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of IRBC in the future and owned by IRBC at the Effective Time.

“IRBC Title” shall mean Indian River Title Company, LLC.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IRNB Insurance” shall mean IRNB Insurance Services, LLC.

“Knowledge” as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Litigation Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loans” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Mailing Date” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations or business of such Party and its

Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties. Not in limitation of the foregoing, no Material Adverse Effect on IRBC or any IRBC Company shall exist as a result of any impact or effect on such entity resulting from the Conforming Adjustments.

“Maximum Amount” shall have the meaning provided in Section 8.18(d) of this Agreement.

“Maximum Cash Amount” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Merger” shall mean the merger of IRBC with and into ANB referred to in the Preamble of this Agreement.

“Minimum Dollar Equivalent Per Share Consideration” shall have the meaning provided in Section 3.1(b) of this Agreement.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

“No Election Shares” shall have the meaning provided in Section 3.1(c) of this Agreement.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“OREO Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either IRBC or ANB, and “Parties” shall mean both IRBC and ANB.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Per Share Cash Consideration” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Potential Cash Payments” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.18 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Related Interest” shall have the meaning set forth in Section 5.15 of this Agreement.

“S-4 Registration Statement” shall have the meaning set forth in Section 5.18 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Significant ANB Company” shall mean any ANB Company which as of December 31, 2002, represented or held more than 10% of the consolidated assets of ANB, or provided in 2002 more than 10% of the consolidated revenue or income of ANB.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal which the IRBC Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, ANB agreeing that the IRBC Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving IRBC and not its Subsidiaries.

“Surviving Corporation” shall mean ANB as the surviving corporation in the Merger.

“Takeover Laws” shall have the meaning set forth in Section 5.28 of this Agreement.

“Tax Opinion” shall have the meaning set forth in Section 9.1(e) of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“Termination Fee” shall have the meaning set forth in Section 10.2(b) of this Agreement.

“Trust” shall have the meaning provided in Section 5.4(b) of this Agreement.

“Trust Preferred” shall have the meaning provided in Section 8.19 of this Agreement.

11.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of IRBC Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the IRBC stockholders without the further approval of the IRBC stockholders.

11.4 Waivers.

(a) Prior to or at the Effective Time, ANB, acting through the ANB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by IRBC, to waive or extend the time for the compliance or fulfillment by IRBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that ANB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b) Prior to or at the Effective Time, IRBC, acting through the IRBC Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of IRBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of IRBC. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that IRBC and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to IRBC, then to:	Indian River Banking Company
958 20th Place
Vero Beach, Florida 32960
Telecopy Number: (561) 569-9200

Attention: Paul A. Beindorf

with a copy to:	Kennedy, Baris & Lundy, L.L.P.
Suite P-15
4701 Sangamore Road
Bethesda, Maryland 20816
Telecopy Number: (301) 229-2443

Attention: David H. Baris, Esq.

If to ANB, then to:	Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Telecopy Number: (205) 583-3275

	Attention:	Mr. John H. Holcomb, III,
Chief Executive Officer

with a copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 AmSouth/Harbert Plaza
Birmingham, Alabama 35203
Telecopy Number: (205) 254-1999

	Attention:	Mark L. Drew, Esq.
John P. Dulin, Jr., Esq.

11.7 Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by IRBC or ANB, each of IRBC and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

11.10 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

11.11 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13 Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14 Schedules. The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.16 No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

INDIAN RIVER BANKING COMPANY
Attest:

By:	/s/ Diana L. Walker	By:	/s/ Paul A. Beindorf
	Diana L. Walker		Paul A. Beindorf
	Its: Secretary	Its:	Chief Executive Officer

[CORPORATE SEAL]

ALABAMA NATIONAL BANCORPORATION
Attest:

By:	/s/ Kimberly Moore	By:	/s/ Richard Murray, IV
	Kimberly Moore		Richard Murray, IV
	Its: Secretary	Its:	President

[CORPORATE SEAL]

Exhibit A

Form of Rule 145 Agreement

                    , 200

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Ladies and Gentlemen:

The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an “affiliate” of Indian River Banking Company, a Florida corporation (“IRBC”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of October 22, 2003 (the “Merger Agreement”), executed by IRBC and Alabama National BanCorporation, a Delaware corporation (“ANB”), IRBC will be merged with and into ANB (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $1.00 per share, of ANB (such shares received by the undersigned as a result of the Merger are hereinafter referred to as the “ANB Securities”) in exchange for any shares of common stock of IRBC owned by the undersigned.

ANB agrees, for a period of two years after the effective date of the Merger or for such shorter period as either ANB is subject to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the restrictions of Rule 145(d) are applicable to the Shares, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act so that the public information provisions of Rule 145(d) promulgated by the SEC, as the same are presently in effect, are satisfied such that Rule 145(d) may be available to the undersigned in the event the undersigned desires to transfer any of the Shares.

The undersigned represents, warrants and covenants to ANB that:

(a) The undersigned shall not make any sale, transfer or other disposition of the ANB Securities in violation of the Act or the Rules and Regulations.

(b) The undersigned has carefully read this agreement and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of ANB Securities, to the extent the undersigned has considered necessary, with the undersigned’s counsel or counsel for IRBC.

(c) The undersigned has been advised that the issuance of ANB Securities to the undersigned pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the shareholders of IRBC, the undersigned may be deemed to have been an affiliate of IRBC and the distribution by the undersigned of the ANB Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ANB Securities issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as hereafter amended, “Rule 145”), or (iii) ANB has received an opinion of counsel reasonably acceptable to ANB (or other evidence reasonably acceptable to ANB) that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) The undersigned understands that ANB is under no obligation to register the sale, transfer or other disposition of the ANB Securities by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) The undersigned also understands that stop transfer instructions will be given to ANB’s transfer agent with respect to the ANB Securities and that there will be placed on the certificates for the ANB Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED , 2003, BETWEEN THE REGISTERED HOLDER HEREOF AND ALABAMA NATIONAL BANCORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ALABAMA NATIONAL BANCORPORATION.”

(f) The undersigned also understands that unless the transfer by the undersigned of the undersigned’s ANB Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, ANB reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(g) It is understood and agreed that at the request of the undersigned the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer instructions will be lifted forthwith, at such time as (i) the undersigned is not an affiliate of ANB and a period of at least one year (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, provided that ANB meets the requirements of paragraph (c) of Rule 144 under the Act at such time, (ii) the undersigned is not, and has not been for at least three months, an affiliate of ANB, and a period of at least two years (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger or (iii) ANB shall have received an opinion of counsel or other evidence, in each case reasonably acceptable to ANB, that such legend and stop transfer instructions are not required for purposes of the Act.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of IRBC as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

[signature]

[typed or printed name]

Agreed and Accepted this              day of             , 200     by

ALABAMA NATIONAL BANCORPORATION

By:

Name:

Title:

Exhibit B

Form of Opinion of Kennedy, Baris & Lundy, L.L.P.

[Letterhead of Kennedy, Baris & Lundy, L.L.P.]

[                    ], 200[    ]

BY HAND DELIVERY

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn: Chairman

Re: Merger of Indian River Banking Company and Alabama National BanCorporation

Gentlemen:

We have acted as counsel to Indian River Banking Company (“IRBC”), a Florida corporation, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 22, 2003 (the “Agreement”), by and between IRBC and Alabama National BanCorporation (“ANB”). We render this opinion pursuant to Section 9.2(d) of the Agreement. Capitalized terms not otherwise defined in this letter have the definitions set forth in the Agreement.

[Mutually agreeable, customary assumptions and qualifications to be inserted.]

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. IRBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged, as described in the Proxy Statement/Prospectus, and to own the properties owned by it.

2. IRBC Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States, with full corporate power and authority to carry on the business in which it is engaged, as described in the Proxy Statement/Prospectus, and to own the properties owned by it.

3. IRNB Insurance is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged, as described in the Proxy Statement/Prospectus, and to own the properties owned by it.

4. IRBC Title is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged, as described in the Proxy Statement/Prospectus, and to own the properties owned by it.

5. The execution and delivery of the Agreement by IRBC, and IRBC’s compliance with its terms, do not and will not violate any provision of the Articles of Incorporation or Bylaws of IRBC. To our knowledge but without any independent investigation, the execution and delivery of the Agreement, and compliance with its terms, do not and will not result in any breach of or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any IRBC Company is a party or by which any IRBC Company is bound.

6. In accordance with the Bylaws of IRBC and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly approved by the Board of Directors of IRBC and by the holders of at least a majority of the outstanding shares of IRBC at the IRBC Stockholders’ Meeting.

7. The Agreement has been duly and validly executed and delivered by IRBC. Assuming valid authorization, execution and delivery by ANB, the Agreement is a binding obligation of IRBC, enforceable against IRBC in accordance with its terms.

8. The authorized capital stock of IRBC consists of 10,000,000 shares of IRBC Common Stock, of which [                            ] shares are issued and outstanding. The shares of IRBC Common Stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable. There are currently outstanding options with the right to purchase a total of [                    ] shares of IRBC Common Stock. To our knowledge, except as set forth in Section 5.3(a) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating IRBC to issue any equity securities or acquire any of its equity securities.

9. The authorized capital stock of IRBC Bank consists of 250,000 shares of common stock, of which 220,683 shares are issued and outstanding. IRBC owns all of the issued and outstanding shares of capital stock of IRBC Bank, free and clean of any Liens. The shares of common stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable. To our knowledge, except as set forth in Section 5.4(b) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating IRBC Bank to issue any equity securities or acquire any of its equity securities.

10. The outstanding membership interests of IRNB Insurance consist of [                    ] membership interests. IRBC owns all of the issued and outstanding membership interests of IRNB Insurance, free and clean of any Liens. The outstanding membership interests were to our knowledge not issued in violation of any statutory preemptive rights of members. The outstanding membership interests represent all of the membership interests of IRNB Insurance outstanding. To our knowledge, except as set forth in Section 5.4(b) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating IRNB Insurance to issue any equity securities or acquire any of its equity securities.

11. The outstanding membership interests of IRBC Title consist of [                    ] membership interests. IRBC owns all of the issued and outstanding membership interests of IRBC Title, free and clean of any Liens. The outstanding membership interests were to our knowledge not issued in violation of any statutory preemptive rights of members. The outstanding membership interests represent all of the membership interests of IRBC Title outstanding. To our knowledge, except as set forth in Section 5.4(b) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating IRBC Title to issue any equity securities or acquire any of its equity securities.

Very truly yours,

KENNEDY, BARIS & LUNDY, L.L.P.

By:

Exhibit C-1

(Paul A. Beindorf)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [    ] day of [                    ], 200[    ] (the “Effective Date”), by and between ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (“ANB”); INDIAN RIVER NATIONAL BANK, a national banking association (“Bank”; hereinafter together with ANB referred to as “Employer”); and PAUL A. BEINDORF (“Executive”).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated October 22, 2003, between ANB and Bank’s parent holding company, Bank has become a wholly-owned subsidiary of ANB; and

WHEREAS, Executive has served as the President/Chief Executive Officer of Bank, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

2. Employment Term. The employment of Executive by Employer as provided in Section 1 will be for a period of 3 years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s Employment, as more particularly described herein.

3. Duties; Extent of Services. Executive shall perform for Bank all duties incident to the position of President/Chief Executive Officer of Bank, under the direction of the board of directors of Bank or its designee. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Bank from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank’s business.

4. Compensation. From the Effective Date through the termination of Executive’s employment:

(a) Base Salary. Executive’s total annual base salary shall be not less than $160,000, payable with the same frequency as the salaries of other employees of Employer.

(b) Annual Bonus Opportunity. Executive shall be eligible to receive an annual bonus, the amount of which, if any, shall be determined by the Bank’s board of directors or its designee after an annual review of the performance of the Executive and the Bank for the prior calendar year.

(c) Benefits. Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s health and retirements plans, as provided in Bank’s Personnel Policy and as such may be amended from time to time.

(d) Equity Incentives. Executive shall be eligible to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by Employer from time to time for which senior executives of ANB’s other bank subsidiaries are eligible to participate. Executive’s participation in, and awards under, such plans and arrangements, if any, shall be determined from time to time by ANB’s board of directors or its designee, as the case may be.

(e) Automobile Allowance. Executive shall be entitled to a $[            ] monthly automobile allowance or, at Employer’s option, to the use of an automobile owned by Employer.

5. Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

6. Representation of Executive. Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.

7. Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge during Executive’s course of employment with Bank or Employer, including, without limitation the financial and business conditions, goals and operations of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s business. Executive will not, during or after the term of this Agreement: (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 7, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer’s business methods, sales, services, or techniques, regardless of whether the same is written or not.

8. Competition.

(a) During the period beginning on the Effective Date and, subject to extension as provided for in Section 9(c) below, ending on the 3rd anniversary thereof, Executive shall not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, other than on behalf of the Bank: (i) carry on or engage in the business of banking or any similar business in the Florida counties of Indian River or Brevard (the “Territory”); (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in the Territory; (iii) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in the Territory; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB. In partial consideration for the non-competition provisions contained herein, Employer shall make a one-time payment of $10,000 to Executive within 5 days after the Effective Date.

(b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

(c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended 1 day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

(d) In the event of any conduct or threatened conduct by Executive violating any provision of this Section 8, Employer shall be entitled, in addition to other available remedies, to injunctive relief and/or specific performance of such provision. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 8, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee.

(e) Executive acknowledges that (i) Executive has occupied, and will continue to occupy, a position of trust and confidence with Bank prior to the date hereof and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Executive make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to ANB’s acquisition of the capital stock of Bank, including capital stock owned by Executive; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope and duration and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Executive; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 or 8 of this Agreement.

9. Termination of Employment.

(a) If Employer terminates Executive’s employment hereunder “For Cause,” all rights and obligations specified in Section 8(a) shall survive any such termination through the 3rd anniversary of the Effective Date, and Executive shall not be entitled to any further compensation or benefits from Employer. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act or omission on the part of Executive which constitutes fraud, personal dishonesty, embezzlement, misappropriation of corporate assets, incompetence, breach of a duty owed to Bank, or conduct that, in the sole discretion of Bank’s board of directors, negatively reflects upon the Bank; (iii) indictment or conviction of a felony or a crime of moral turpitude; (iv) the suspension or removal of Executive by federal or state banking regulatory authorities; or (v) a material breach by Executive of any of the terms of this Agreement. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term “total disability” shall mean Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

(b) Employer may terminate Executive’s employment at any time for any reason; provided, however, if Employer terminates Executive other than For Cause, or if Executive terminates his employment for “Good Reason” (as defined below), Executive shall continue to receive the amount of his then current base salary until the 3rd anniversary of the Effective Date (to be paid with the same frequency as Executive’s salary was paid prior to termination), and all rights and obligations specified in Section 8(a) shall survive such termination until the 3rd anniversary of the Effective Date. Other than the payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of Executive by Employer other than For Cause or a termination by Executive for Good Reason, and Executive hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer after Executive has notified Employer of such breach in writing and Employer has failed to cure such breach within 30 days of receipt of such notice.

(c) If Executive resigns or terminates his employment hereunder for any reason (other than Good Reason) prior to the 3rd anniversary of the Effective Date, (i) he must provide at least 30 days prior written notice of such resignation or termination, (ii) all rights and obligations specified in Section 8(a) shall survive any such termination until the 3rd anniversary of the Effective Date, (iii) Executive shall not be entitled to any further compensation or benefits from Employer, and (iv) Employer shall be entitled to all remedies available under this Agreement and applicable law. Upon receipt of any such notice of termination, Employer may elect, at its sole option, to have Executive’s resignation or termination effective immediately. Notwithstanding anything herein to the contrary, at Employer’s sole option and election, Employer may continue paying to Executive the minimum cash compensation provided for in Section 4(a) for any period up to, but not to extend past, the 3rd anniversary of the Effective Date (each such payment, a “Continuation Payment”), and all rights and obligations specified in Section 8(a) shall survive until the later of (A) the 3rd anniversary of the Effective Date or (B) the 1st anniversary of the date of the final Continuation Payment. Continuation Payments, if any, would be made with the same frequency as Executive’s salary was paid prior to any such termination.

(d) The provisions of Section 7 and Section 8 shall in all cases survive the termination of this Agreement and the termination of Executive’s employment, whether voluntary or involuntary.

10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Bank to [                            ] Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to his last known address of record contained in the Bank’s personnel files.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank, including but not limited to that certain Employment Agreement dated January 7, 2003.

12. Validity. Should any court of competent jurisdiction, arbitrator or other judicial body decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the length of time and the size of the territory provided for in Section 8 of this Agreement to be reasonable. If, however, any judicial body or arbitrator decides, holds, adjudges or decrees that the length of time and/or the size of the territory provided for in Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

13. Arbitration.

(a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration.

(b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

14. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

15. Waiver of Claims. In consideration of the obligations of Employer hereunder, Executive, except as otherwise provided in this Agreement, unconditionally releases Employer, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of Executive’s employment by Employer, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than 21 days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within 7 days following the execution hereof by written notice to Employer.

16. Tax Withholding. All compensation payable pursuant to this Agreement, including without limitation severance compensation, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

[Signatures on following pages.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.

“ANB”:

ALABAMA NATIONAL BANCORPORATION

By:

Its:

STATE OF ALABAMA	)

JEFFERSON COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                         , whose name as                                  of Alabama National BanCorporation, a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this the      day of                     , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

“Bank”:

INDIAN RIVER NATIONAL BANK

By:

Its:

STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                         , whose name as                                  of Indian River National Bank, a national banking association, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said national banking association.

Given under my hand and official seal this the      day of             , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

“Executive”:

Paul A. Beindorf

STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, do hereby certify that Paul A. Beindorf, whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this the      day of             , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

Exhibit C-2

(Jeffrey R. Morton)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [            ] day of [                ], 200[    ] (the “Effective Date”), by and between ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (“ANB”); INDIAN RIVER NATIONAL BANK, a national banking association (“Bank”; hereinafter together with ANB referred to as “Employer”); and JEFFREY R. MORTON (“Executive”).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated October 22, 2003, between ANB and Bank’s parent holding company, Bank has become a wholly-owned subsidiary of ANB; and

WHEREAS, Executive has served as the Senior Vice President/Head of Residential Lending of Bank, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

2. Employment Term. The employment of Executive by Employer as provided in Section 1 will be for a period of 3 years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s Employment, as more particularly described herein.

3. Duties; Extent of Services. Executive shall perform for Bank all duties incident to the position of Senior Vice President/Head of Residential Lending of Bank, under the direction of the President/Chief Executive Officer and board of directors of Bank or its designee. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Bank from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank’s business.

4. Compensation. From the Effective Date through the termination of Executive’s employment:

(a) Base Salary. Executive’s total annual base salary shall be not less than $105,000, payable with the same frequency as the salaries of other employees of Employer.

(b) Annual Bonus Opportunity. Executive shall be eligible to receive an annual bonus, the amount of which, if any, shall be determined by the Bank’s board of directors or its designee after an annual review of the performance of the Executive and the Bank for the prior calendar year.

(c) Benefits. Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s health and retirements plans, as provided in Bank’s Personnel Policy and as such may be amended from time to time.

(d) Equity Incentives. Executive shall be eligible to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by Employer from time to time for which senior executives of ANB’s other bank subsidiaries are eligible to participate. Executive’s participation in, and awards under, such plans and arrangements, if any, shall be determined from time to time by ANB’s board of directors or its designee, as the case may be.

(e) Automobile Allowance. Executive shall be entitled to a $[            ] monthly automobile allowance or, at Employer’s option, to the use of an automobile owned by Employer.

5. Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

6. Representation of Executive. Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.

7. Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge during Executive’s course of employment with Bank or Employer, including, without limitation the financial and business conditions, goals and operations of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s business. Executive will not, during or after the term of this Agreement: (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 7, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer’s business methods, sales, services, or techniques, regardless of whether the same is written or not.

8. Competition.

(a) During the period beginning on the Effective Date and, subject to extension as provided for in Section 9(c) below, ending on the 3rd anniversary thereof, Executive shall not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, other than on behalf of the Bank: (i) carry on or engage in the business of banking or any similar business in the Florida counties of Indian River or Brevard (the “Territory”); (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in the Territory; (iii) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in the Territory; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB. In partial consideration for the non-competition provisions contained herein, Employer shall make a one-time payment of $10,000 to Executive within 5 days after the Effective Date.

(b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

(c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended 1 day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

(d) In the event of any conduct or threatened conduct by Executive violating any provision of this Section 8, Employer shall be entitled, in addition to other available remedies, to injunctive relief and/or specific performance of such provision. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 8, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee.

(e) Executive acknowledges that (i) Executive has occupied, and will continue to occupy, a position of trust and confidence with Bank prior to the date hereof and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Executive make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to ANB’s acquisition of the capital stock of Bank, including capital stock owned by Executive; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope and duration and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Executive; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 or 8 of this Agreement.

9. Termination of Employment.

(a) If Employer terminates Executive’s employment hereunder “For Cause,” all rights and obligations specified in Section 8(a) shall survive any such termination through the 3rd anniversary of the Effective Date, and Executive shall not be entitled to any further compensation or benefits from Employer. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act or omission on the part of Executive which constitutes fraud, personal dishonesty, embezzlement, misappropriation of corporate assets, incompetence, breach of a duty owed to Bank, or conduct that, in the sole discretion of Bank’s board of directors, negatively reflects upon the Bank; (iii) indictment or conviction of a felony or a crime of moral turpitude; (iv) the suspension or removal of Executive by federal or state banking regulatory authorities; or (v) a material breach by Executive of any of the terms of this Agreement. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term “total disability” shall mean Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

(b) Employer may terminate Executive’s employment at any time for any reason; provided, however, if Employer terminates Executive other than For Cause, or if Executive terminates his employment for “Good Reason” (as defined below), Executive shall continue to receive the amount of his then current base salary until the 3rd anniversary of the Effective Date (to be paid with the same frequency as Executive’s salary was paid prior to termination), and all rights and obligations specified in Section 8(a) shall survive such termination until the 3rd anniversary of the Effective Date. Other than the payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of Executive by Employer other than For Cause or a termination by Executive for Good Reason, and Executive hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer after Executive has notified Employer of such breach in writing and Employer has failed to cure such breach within 30 days of receipt of such notice.

(c) If Executive resigns or terminates his employment hereunder for any reason (other than Good Reason) prior to the 3rd anniversary of the Effective Date, (i) he must provide at least 30 days prior written notice of such resignation or termination, (ii) all rights and obligations specified in Section 8(a) shall survive any such termination until the 3rd anniversary of the Effective Date, (iii) Executive shall not be entitled to any further compensation or benefits from Employer, and (iv) Employer shall be entitled to all remedies available under this Agreement and applicable law. Upon receipt of any such notice of termination, Employer may elect, at its sole option, to have Executive’s resignation or termination effective immediately. Notwithstanding anything herein to the contrary, at Employer’s sole option and election, Employer may continue paying to Executive the minimum cash compensation provided for in Section 4(a) for any period up to, but not to extend past, the 3rd anniversary of the Effective Date (each such payment, a “Continuation Payment”), and all rights and obligations specified in Section 8(a) shall survive until the later of (A) the 3rd anniversary of the Effective Date or (B) the 1st anniversary of the date of the final Continuation Payment. Continuation Payments, if any, would be made with the same frequency as Executive’s salary was paid prior to any such termination.

(d) The provisions of Section 7 and Section 8 shall in all cases survive the termination of this Agreement and the termination of Executive’s employment, whether voluntary or involuntary.

10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Bank to [                    ] Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to his last known address of record contained in the Bank’s personnel files.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank, including but not limited to that certain Employment Agreement dated January 6, 2003.

12. Validity. Should any court of competent jurisdiction, arbitrator or other judicial body decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the length of time and the size of the territory provided for in Section 8 of this Agreement to be reasonable. If, however, any judicial body or arbitrator decides, holds, adjudges or decrees that the length of time and/or the size of the territory provided for in Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

13. Arbitration.

(a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration.

(b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

14. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

15. Waiver of Claims. In consideration of the obligations of Employer hereunder, Executive, except as otherwise provided in this Agreement, unconditionally releases Employer, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of Executive’s employment by Employer, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than 21 days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within 7 days following the execution hereof by written notice to Employer.

16. Tax Withholding. All compensation payable pursuant to this Agreement, including without limitation severance compensation, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

[Signatures on following pages.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.

“ANB”:

ALABAMA NATIONAL BANCORPORATION

By:

Its:

STATE OF ALABAMA	)

JEFFERSON COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                 , whose name as                      of Alabama National BanCorporation, a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this the      day of             , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

“Bank”:

INDIAN RIVER NATIONAL BANK

By:

Its:
STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                 , whose name as                      of Indian River National Bank, a national banking association, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said national banking association.

Given under my hand and official seal this the      day of             , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

“Executive”:

Jeffrey R. Morton

STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, do hereby certify that Jeffrey R. Morton, whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this the      day of                     , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

Exhibit C-3

(Phillip Tasker)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [            ] day of [                                ], 200[        ] (the “Effective Date”), by and between ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (“ANB”); INDIAN RIVER NATIONAL BANK, a national banking association (“Bank”; hereinafter together with ANB referred to as “Employer”); and PHILLIP TASKER (“Executive”).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated October 22, 2003, between ANB and Bank’s parent holding company, Bank has become a wholly-owned subsidiary of ANB; and

WHEREAS, Executive has served as the Senior Vice President/Chief Financial Officer of Bank, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

2. Employment Term. The employment of Executive by Employer as provided in Section 1 will be for a period of 3 years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s Employment, as more particularly described herein.

3. Duties; Extent of Services. Executive shall perform for Bank all duties incident to the position of Senior Vice President/Chief Financial Officer of Bank, under the direction of the President/Chief Executive Officer and board of directors of Bank or its designee. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Bank from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank’s business.

4. Compensation. From the Effective Date through the termination of Executive’s employment:

(a) Base Salary. Executive’s total annual base salary shall be not less than $100,000, payable with the same frequency as the salaries of other employees of Employer.

(b) Annual Bonus Opportunity. Executive shall be eligible to receive an annual bonus, the amount of which, if any, shall be determined by the Bank’s board of directors or its designee after an annual review of the performance of the Executive and the Bank for the prior calendar year.

(c) Benefits. Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s health and retirements plans, as provided in Bank’s Personnel Policy and as such may be amended from time to time.

(d) Equity Incentives. Executive shall be eligible to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by Employer from time to time for which senior executives of ANB’s other bank subsidiaries are eligible to participate. Executive’s participation in, and awards under, such plans and arrangements, if any, shall be determined from time to time by ANB’s board of directors or its designee, as the case may be.

(e) Automobile Allowance. Executive shall be entitled to a $[            ] monthly automobile allowance or, at Employer’s option, to the use of an automobile owned by Employer.

5. Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

6. Representation of Executive. Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.

7. Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge during Executive’s course of employment with Bank or Employer, including, without limitation the financial and business conditions, goals and operations of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s business. Executive will not, during or after the term of this Agreement: (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 7, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer’s business methods, sales, services, or techniques, regardless of whether the same is written or not.

8. Competition.

(a) During the period beginning on the Effective Date and, subject to extension as provided for in Section 9(c) below, ending on the 3rd anniversary thereof, Executive shall not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, other than on behalf of the Bank: (i) carry on or engage in the business of banking or any similar business in the Florida counties of Indian River or Brevard (the “Territory”); (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in the Territory; (iii) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in the Territory; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB. In partial consideration for the non-competition provisions contained herein, Employer shall make a one-time payment of $10,000 to Executive within 5 days after the Effective Date.

(b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

(c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended 1 day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

(d) In the event of any conduct or threatened conduct by Executive violating any provision of this Section 8, Employer shall be entitled, in addition to other available remedies, to injunctive relief and/or specific performance of such provision. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 8, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee.

(e) Executive acknowledges that (i) Executive has occupied, and will continue to occupy, a position of trust and confidence with Bank prior to the date hereof and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Executive make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to ANB’s acquisition of the capital stock of Bank, including capital stock owned by Executive; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope and duration and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Executive; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 or 8 of this Agreement.

9. Termination of Employment.

(a) If Employer terminates Executive’s employment hereunder “For Cause,” all rights and obligations specified in Section 8(a) shall survive any such termination through the 3rd anniversary of the Effective Date, and Executive shall not be entitled to any further compensation or benefits from Employer. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act or omission on the part of Executive which constitutes fraud, personal dishonesty, embezzlement, misappropriation of corporate assets, incompetence, breach of a duty owed to Bank, or conduct that, in the sole discretion of Bank’s board of directors, negatively reflects upon the Bank; (iii) indictment or conviction of a felony or a crime of moral turpitude; (iv) the suspension or removal of Executive by federal or state banking regulatory authorities; or (v) a material breach by Executive of any of the terms of this Agreement. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term “total disability” shall mean Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

(b) Employer may terminate Executive’s employment at any time for any reason; provided, however, if Employer terminates Executive other than For Cause, or if Executive terminates his employment for “Good Reason” (as defined below), Executive shall continue to receive the amount of his then current base salary until the 3rd anniversary of the Effective Date (to be paid with the same frequency as Executive’s salary was paid prior to termination), and all rights and obligations specified in Section 8(a) shall survive such termination until the 3rd anniversary of the Effective Date. Other than the payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of Executive by Employer other than For Cause or a termination by Executive for Good Reason, and Executive hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer after Executive has notified Employer of such breach in writing and Employer has failed to cure such breach within 30 days of receipt of such notice.

(c) If Executive resigns or terminates his employment hereunder for any reason (other than Good Reason) prior to the 3rd anniversary of the Effective Date, (i) he must provide at least 30 days prior written notice of such resignation or termination, (ii) all rights and obligations specified in Section 8(a) shall survive any such termination until the 3rd anniversary of the Effective Date, (iii) Executive shall not be entitled to any further compensation or benefits from Employer, and (iv) Employer shall be entitled to all remedies available under this Agreement and applicable law. Upon receipt of any such notice of termination, Employer may elect, at its sole option, to have Executive’s resignation or termination effective immediately. Notwithstanding anything herein to the contrary, at Employer’s sole option and election, Employer may continue paying to Executive the minimum cash compensation provided for in Section 4(a) for any period up to, but not to extend past, the 3rd anniversary of the Effective Date (each such payment, a “Continuation Payment”), and all rights and obligations specified in Section 8(a) shall survive until the later of (A) the 3rd anniversary of the Effective Date or (B) the 1st anniversary of the date of the final Continuation Payment. Continuation Payments, if any, would be made with the same frequency as Executive’s salary was paid prior to any such termination.

(d) The provisions of Section 7 and Section 8 shall in all cases survive the termination of this Agreement and the termination of Executive’s employment, whether voluntary or involuntary.

10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Bank to [                    ] Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to his last known address of record contained in the Bank’s personnel files.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank, including but not limited to that certain Employment Agreement dated January 6, 2003.

12. Validity. Should any court of competent jurisdiction, arbitrator or other judicial body decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the length of time and the size of the territory provided for in Section 8 of this Agreement to be reasonable. If, however, any judicial body or arbitrator decides, holds, adjudges or decrees that the length of time and/or the size of the territory provided for in Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

13. Arbitration.

(a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration.

(b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

14. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

15. Waiver of Claims. In consideration of the obligations of Employer hereunder, Executive, except as otherwise provided in this Agreement, unconditionally releases Employer, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of Executive’s employment by Employer, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than 21 days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within 7 days following the execution hereof by written notice to Employer.

16. Tax Withholding. All compensation payable pursuant to this Agreement, including without limitation severance compensation, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

[Signatures on following pages.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.

“ANB”:

ALABAMA NATIONAL BANCORPORATION

By:
Its:

STATE OF ALABAMA	)

JEFFERSON COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                 , whose name as                          of Alabama National BanCorporation, a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this the              day of                     , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

“Bank”:

INDIAN RIVER NATIONAL BANK

By:

Its:

STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                         , whose name as                              of Indian River National Bank, a national banking association, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said national banking association.

Given under my hand and official seal this the              day of                     , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

“Executive”:

Phillip Tasker

STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, do hereby certify that Phillip Tasker, whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this the      day of                     , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

Exhibit D

Form of Opinion of Maynard, Cooper & Gale, P.C.

[Letterhead of Maynard, Cooper & Gale, P.C.]

[                ], 200[        ]

BY HAND DELIVERY

Indian River Banking Company

958 20th Place

Vero Beach, Florida 32960

Attn: Chairman

Re:	Merger of Indian River Banking Company and Alabama National BanCorporation

Gentlemen:

We are counsel to Alabama National BanCorporation (“ANB”), a corporation organized and existing under the laws of the State of Delaware, and have represented ANB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of October 22, 2003 (the “Agreement”), by and between Indian River Banking Company (“IRBC”) and ANB. This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meanings set forth in the Agreement.

[Mutually agreeable, customary assumptions and qualifications to be inserted.]

Based upon and subject to the foregoing, we are of the opinion that:

1. ANB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, as described in the Proxy Statement/Prospectus, and to own the properties owned by it.

2. The execution and delivery of the Agreement by ANB, and ANB’s compliance with its terms, do not and will not violate or contravene any provision of the Restated Certificate of Incorporation or Bylaws of ANB. To the best of our knowledge but without any independent investigation, the execution and delivery of the Agreement, and compliance with its terms, do not and will not result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any ANB Company is a party or by which any ANB Company is bound.

3. In accordance with the Bylaws of ANB and pursuant to resolutions duly adopted by its Board of Directors, the Agreement has been duly adopted and approved by the Board of Directors of ANB.

4. The Agreement has been duly and validly executed and delivered by ANB. Assuming valid authorization, execution and delivery by IRBC, the Agreement constitutes the valid and binding agreement of ANB, enforceable against ANB in accordance with its terms.

5. The authorized capital stock of ANB consists of 27,500,000 shares of ANB Common Stock, of which [                ] shares were issued and outstanding as of [                    ], and 100,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The shares of ANB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders. The shares of ANB Common Stock to be issued to the stockholders of IRBC as contemplated by the Agreement are duly authorized, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and nonassessable.

Very truly yours,

MAYNARD, COOPER & GALE, P.C.

By:

Appendix B

PROVISIONS OF FLORIDA BUSINESS CORPORATION ACT

RELATING TO APPRAISAL RIGHTS

PROVISIONS OF THE FLORIDA BUSINESS CORPORATION ACT

RELATING TO APPRAISAL RIGHTS

THE 2003 FLORIDA STATUTES

Title XXXVI

BUSINESS ORGANIZATIONS

Chapter 607

CORPORATIONS

607.1301 APPRAISAL RIGHTS; DEFINITIONS.—The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302 RIGHT OF SHAREHOLDERS TO APPRAISAL.—(1) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by s. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(e) With regard to shares issued prior to October 1, 2003, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303 ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS.—(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320 NOTICE OF APPRAISAL RIGHTS.—(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321 NOTICE OF INTENT TO DEMAND PAYMENT.—(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322 APPRAISAL NOTICE AND FORM.—(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

607.1323 PERFECTION OF RIGHTS; RIGHT TO WITHDRAW.—(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324 SHAREHOLDER’S ACCEPTANCE OF CORPORATIONS OFFER.—(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326 PROCEDURE IF SHAREHOLDER IS DISSATISFIED WITH OFFER.—(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1331 COURT COSTS AND COUNSEL FEES.—(1) The court in an appraisal proceeding commenced under 1s. 607.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332 DISPOSITION OF ACQUIRED SHARES.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333 LIMITATION ON CORPORATE PAYMENT.—(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

APPENDIX C

OPINION OF THE CARSON MEDLIN COMPANY

THE CARSON MEDLIN COMPANY

INVESTMENT BANKERS

January 7, 2004

Board of Directors

Indian River Banking Company

958 20th Place

Vero Beach, FL 32961

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Indian River Banking Company (“IRBC”) under the terms of a certain Agreement and Plan of Merger dated October 22, 2003 (the “Agreement”) pursuant to which IRBC would be merged with and into Alabama National BanCorporation (“ANB”) (the “Merger”). Under the terms of the Agreement, ANB will issue .9408 shares of ANB common stock for each of the outstanding shares of IRBC common stock (the “Exchange Ratio”). The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. We have been retained by IRBC in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of ANB and IRBC. We have reviewed: (i) the Agreement; (ii) this proxy statement-prospectus (iii) audited financial statements of ANB for the five years ended December 31, 2002; (iv) audited financial statements of IRBC for the five years ended December 31, 2002; (v) unaudited interim financial statements of ANB for the nine months ended September 30, 2003; (vi) unaudited interim financial statements of IRBC for the nine months ended September 30, 2003; and (vii) certain financial and operating information with respect to the business, operations and prospects of ANB and IRBC. We also: (a) held discussions with members of management of

4100 West Kennedy Blvd., Suite 305 Tampa, Florida 33609-2290 813/289-1154 813/289-9325 (fax)	413 Glenwood Avenue, 2nd Floor Raleigh, North Carolina 27603-1240 919/828-8200 919/829-8245 (fax)

C-1

Board of Directors

Indian River Banking Company

January 7, 2004

ANB and IRBC regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stock of ANB and IRBC and compared them with those of certain publicly-traded companies which we deemed to be relevant; (c) compared the results of operations of ANB and IRBC with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of IRBC. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the Exchange Ratio as provided for in the Agreement is fair, from a financial point of view, to the shareholders of Indian River Banking Company.

Very truly yours,

THE CARSON MEDLIN COMPANY

THE CARSON MEDLIN COMPANY

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Appendix D

INDIAN RIVER BANKING COMPANY’S ANNUAL REPORT ON

FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

☒	Annual report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2002

☐	Transition report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to

Commission file number: 000-32643

Indian River Banking Company

(Exact name of registrant as specified in its charter)

Florida	59-2931518
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

958 20th Place, Vero Beach, Florida	32960
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: 772.569.9200

Securities registered under Section 12(b) of the Act: None

Securities registered under Section 12(g) of the Act: Common Stock, $1.00 par value

Indicate by check mark whether the registrant; (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (ss.229.405 of this chapter) is not contained in this form, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

Indicate by check mark whether the registrant is an accelerated filer    Yes  ☐    No  ☒

The aggregate market value of the outstanding common stock held by nonaffiliates as of June 30, 2002 was approximately $41,124,916.

As of February 15, 2003, the number of outstanding shares of registrant’s common stock, $1.00 par value, was 2,162,631.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the following documents are hereby incorporated by reference into this Form 10-K:

Portions of the registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders, to be held on April 30, 2003 are incorporated by reference in part III hereof.

PART I

ITEM 1. BUSINESS.

GENERAL

Indian River Banking Company (“Indian River”) was incorporated under the laws of the State of Florida in January 1989 to be the holding company for Indian River National Bank (“Indian River Bank”), and acquired all of the shares of Indian River Bank in April 1989. Indian River has four subsidiaries, Indian River Bank, a national banking association, Indian River Title Company, LLC, IRNB Insurance Services LLC, and Indian River Capital Trust I. Indian River Bank commenced operations in March 1985, and currently operates out of four branches in Indian River County and four branches in Brevard County. Indian River Bank seeks to provide a high level of personal service and a sophisticated menu of products to individuals and to small and medium sized businesses. While Indian River Bank offers a full range of services to a wide array of depositors and borrowers, it has chosen the small and medium sized businesses, professionals and individual retail customers as its primary target market. Indian River Bank believes that as financial institutions grow and are merged with or acquired by larger institutions with headquarters that are far away from the local customer base, the local business and individual is further removed from the point of decision making. Indian River Bank attempts to place the customer contact and the ultimate decision on products and credits as close together as possible.

Indian River has elected to become a “financial holding company” under the Gramm Leach Bliley Act and the regulations promulgated under that act. As a financial holding company, Indian River is able to engage in activities which law, regulation or order determines are financial in nature, or which are incidental or complementary to those activities. Indian River has established IRNB Insurance Services, LLC to engage in insurance agency activities, particularly those related to fixed annuities and life agency activities. Currently, there are no definitive plans or agreements to engage in other activities which are financial in nature. We cannot be sure that we will engage in other financial activities, or that we will be successful or profitable in these activities.

Indian River Bank expects to continue its expansion of operations by opening its eighth branch, its fourth in Brevard County. The new branch opened in February 2003. There can be no assurance that it will be profitably operated or that it will add to earnings.

LENDING ACTIVITIES

Indian River Bank offers a full spectrum of lending services to its customers, including commercial loans, lines of credit, residential mortgages, home equity loans, personal loans, auto loans and financing arrangements for personal equipment and business equipment. Loan terms, including interest rates, loan to value ratios, and maturities, are tailored as much as possible to meet the needs of the borrower within regulatory requirements and bank policy. A special effort is made to keep loan products as flexible as possible within the guidelines of prudent banking practices in terms of interest rate risk and credit risk.

The primary factors taken into consideration by Indian River Bank when considering loan requests are the cash flow and financial condition of the borrower, the value of the underlying collateral, if any, and the character and integrity of the borrower. These factors are evaluated in a number of ways including an analysis of financial statements, credit reviews, trade reviews, and visits to the borrower’s place of business. The bank has implemented a comprehensive loan policy and procedures manual to provide its loan officers with term, collateral, loan-to-value and pricing guidelines. The policy manual and sound credit analysis, together with thorough review by the Bank Loan Committee, have resulted in a profitable loan portfolio, with minimal non-performing assets.

Loan business is generated primarily through referrals and direct-calling efforts. Referrals of loan business come from directors, shareholders, current customers and professionals such as lawyers, accountants and financial intermediaries.

At December 31, 2002, Indian River Bank’s statutory lending limit to any single borrower was $5.3 million subject to certain exceptions provided under applicable law. As of December 31, 2002, Indian River Bank’s credit exposure to its largest borrower was $4.1 million.

Commercial Loans. Commercial loans are written for any business purpose, including the financing of plant and equipment, the carrying of accounts receivable, contract administration, and the acquisition and construction of real estate projects. Special attention is paid to the commercial real estate market which is particularly stable and active in the Indian River and Brevard County area. Indian River Bank’s commercial loan portfolio reflects a diverse group of borrowers with no concentration in any borrower, or group of borrowers.

As part of its internal loan review process, Indian River Bank’s Loan Committee, comprised of loan officers and staff, reviews consumer loans two payments past due, commercial loans thirty days past due, loans on the Watch List, loans rated special mention, substandard, or doubtful, and other loans of concern at least quarterly. Loan reviews are reported to the Audit and Examining Committee with any adversely rated changes specifically mentioned. All other loans with their respective risk ratings are reported monthly to Indian River Bank’s Board of Directors. The Examining (Audit) Committee coordinates periodic documentation and internal control reviews by outside vendors to complement loan reviews.

Residential Mortgage and Home Equity Loans. The strong local economy provides for a large and active real estate market for the construction and sale of new residential property and sale of existing housing. Indian River Bank provides financing for the construction and acquisition of residential property throughout its market area. Indian River Bank has availed itself of the services of mortgage brokers and programs offered by the Federal Home Loan Bank of Atlanta in an effort to offer as many long-term and low interest rate mortgage products as possible. In addition, Indian River Bank has developed a competitive home equity line of credit product for the use of its customers. This product offers the customer the ability to use the line of credit flexibility features to manage their own credit needs on an on-going basis. Indian River Bank sells loans which it originates for the secondary market to private investors and government sponsored associations.

Other Loans. Loans are considered for any worthwhile personal or business purpose on a case-by-case basis, such as the financing of equipment, receivables, contract administration expenses, land acquisition and development, and automobile financing.

INVESTMENT ACTIVITIES

The investment policy of Indian River Bank is an integral part of its overall asset/liability management program. The purpose of the investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. Indian River Bank seeks to maximize earnings from its investment portfolio consistent with the safety and liquidity of those investment assets.

The securities in which Indian River Bank may invest are subject to regulation and, for the most part, are limited to securities which are considered investment grade securities. In addition, Indian River Bank’s internal investment policy restricts investments to the following categories: U.S. Treasury securities; obligations of U.S. government agencies, investment grade obligations of U.S. private corporations, mortgage-backed securities, including securities issued by Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation; and securities of states and political subdivisions, all of which must be considered investment grade by a recognized rating service.

BROKERAGE ACTIVITIES

Indian River Bank offers brokerage services through FiServe Investor Services, Inc, member NASD & SIPC, a third party vendor. Brokerage services provided by FiServe include a full line of investment products, including the purchase and sale of mutual funds, annuities, stocks, bonds, term life insurance, cash management accounts, IRA’s, and many other products and services.

The manager of brokerage services for Indian River Bank is a licensed securities representative through the NASD and is a dual employee of both FiServe and Indian River Bank. In such capacity, he must comply with all applicable rules and regulations of the FDIC, the SEC and the National Association of Securities Dealers, SIPC and the OCC. Fees and commissions earned by the brokerage services department are paid monthly by FiServe directly to Indian River Bank.

The customer base of the brokerage department is made up of approximately 99% percent individuals, with the remainder consisting of investment clubs and other accounts. As of December 31, 2002, there were approximately 1,020 open brokerage accounts.

SOURCES OF FUNDS

Deposits. Deposits obtained through bank offices have traditionally been the principal source of Indian River Bank’s funds for use in lending and for other general business purposes. At December 31, 2002 total deposits in the bank amounted to $364.9 million. Certificates of deposit and savings deposits, representing 67.5% of the deposit base, are Indian River Bank’s primary source of deposit funds.

In order to better serve the needs of its customers, Indian River Bank offers several types of deposit accounts in addition to standard savings, checking, and NOW accounts. Special deposit accounts include Personal Checking and Small Business Checking. Personal Checking requires no minimum balance and has no monthly fee, per check charge, or activity limit, and checks are truncated. Small Business Checking allows a small business to have up to 300 items per month at no cost and then a $0.25 per item charge thereafter during the period. Indian River Bank also offers lockbox services payments processing for many businesses including homeowners associations.

Bills have been introduced in each of the last three Congresses which would permit banks to pay interest on checking and demand deposit accounts established by businesses, a practice which is currently prohibited by regulation. If the legislation effectively permitting the payment of interest on business demand deposits is enacted, of which there can be no assurance, it is likely that we may be required to pay interest on some portion of our noninterest bearing deposits in order to compete against other banks. As a significant portion of our deposits are non-interest bearing demand deposits established by businesses, payment of interest on these deposits could have a significant negative impact on our net income, net interest income, interest margin, return on assets and equity, and other indices of financial performance. We expect that other banks would be faced with similar negative impacts. We also expect that the primary focus of competition would continue to be based on other factors, such as quality of service.

Borrowing. Indian River has established various borrowing arrangements in order to provide management with additional sources of liquidity and funding, thereby increasing flexibility. Indian River has total borrowings, consisting primarily of securities sold under agreements to repurchase and FHLB advances, of $57.3 million at December 31, 2002. In addition, Indian River has available credit of $25.7 million under federal funds lines of credit and in excess of $4.3 million available under its line with the Federal Home Loan Bank of Atlanta. Management believes that Indian River currently has adequate liquidity available to respond to anticipated liquidity demands.

COMMUNITY REINVESTMENT ACT

Indian River Bank is committed to serving the banking needs of the communities it serves, including low and moderate income areas, and is a supporter of the Community Reinvestment Act. There are several ways in which Indian River Bank attempts to fulfill this commitment, including working with economic development agencies, undertaking special projects, and becoming involved with neighborhood outreach programs.

Indian River Bank has contacts with state and city agencies that assist in the financing of affordable housing developments as well as with groups which promote the economic development of low and moderate income individuals. Indian River Bank has computer software to geographically code all types of accounts to track business development and performance by census tract and to assess market penetration in low and moderate income neighborhoods within the primary service area. Indian River Bank is a registered Small Business Administration lender.

Indian River encourages its directors and officers to participate in community, civic and charitable organizations. Management and members of the Board of Directors periodically review the various Community Reinvestment Act activities of Indian River Bank, including the advertising program and geocoding of real estate loans by census tract data which specifically focuses on low income neighborhoods, its credit granting process with respect to business prospects generated in these areas, and its involvement with community leaders on a personal level.

COMPETITION

In attracting deposits and making loans, Indian River Bank encounters competition from other institutions, including larger commercial banking organizations, savings banks, credit unions, other financial institutions and non-bank financial service companies serving Indian River and Brevard counties and adjoining areas. Financial and non-financial institutions not located in the market are also able to reach persons and entities based in the market through mass marketing, the internet, telemarketing, and other means. The principal methods of competition include the level of loan interest rates, interest rates paid on deposits, efforts to obtain deposits, range of services provided and the quality of these services. Our competitors include several major financial companies whose substantially greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. In light of the deregulation of the financial service industry and the absence of interest rate controls on deposits, we anticipate continuing competition from all of these institutions in the future. Additionally, as a result of legislation which reduced restrictions on interstate banking and widened the array of companies that may own banks, Indian River Bank may face additional competition from institutions outside the Florida market and outside the traditional range of bank holding companies which may take advantage of such legislation to acquire or establish banks or branches in Indian River Bank’s market. There can be no assurance that we will be able to successfully meet these competitive challenges.

In addition to offering competitive rates for its banking products and services, our strategy for meeting competition has been to concentrate on specific segments of the market for financial services, particularly small business and individuals, by offering such customers customized and personalized banking services. Although there are other small banks offering personalized banking services in Indian River Bank’s primary service area, we believe that Indian River Bank is one of few such banks offering flexible credit accommodations to small businesses.

We believe that active participation in civic and community affairs is an important factor in building our reputation and, thereby, attracting customers.

EMPLOYEES

As of February 18, 2003, Indian River Bank had 150 full-time equivalent employees. Indian River Title Company LLC had 3 employees as of February 18, 2003. Indian River has no employees who are not also employees of Indian River Bank or Indian River Title Company LLC. Such employees are not represented by any collective bargaining unit, and we believe our employee relations are good. Indian River Bank maintains a benefit program which includes health and dental insurance, life and long-term disability insurance, and a 401(k) plan for substantially all full-time employees.

SUPERVISION AND REGULATION

INDIAN RIVER

Indian River is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, (the “Act”) and is subject to supervision by the Federal Reserve Board. As a bank holding company, Indian River is required to file with the Federal Reserve Board an annual report and such other additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of Indian River and each of its subsidiaries.

The Gramm Leach Bliley Act allows a bank holding company to certify status as a financial holding company, which allows a company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The Gramm Leach Bliley Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve Board to determine by regulation what other activities are financial in nature or incidental or complementary thereto. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDIC Improvement Act prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. Indian River has elected to be a financial holding company.

The Act requires approval of the Federal Reserve Board for, among other things, the acquisition by a bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The Act also generally permits the acquisition by a bank holding company of control, or substantially all the assets, of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law, but if the bank is at least 5 years old, the Federal Reserve Board may approve the acquisition.

Under current law, with certain limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve Board has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve Board is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve Board has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary or investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

As a financial holding company, no prior regulatory approval will be required for Indian River to acquire a company, other than a bank or savings association, engaged in most activities permitted under the Gramm Leach Bliley Act, as discussed above.

Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in their stock or other securities, and on the taking of their stock or securities as collateral for loans to any borrower. Further, a holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing, on the condition that: (a) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (b) the customer obtain or provide some additional credit, property or service from or to the company or any other subsidiary of the company; or (c) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

The Federal Reserve has also adopted capital guidelines for bank holding companies that are substantially the same as the requirements applying to national banks.

INDIAN RIVER BANK

Indian River Bank is a national banking association. Its deposit accounts are insured by the Bank Insurance Fund of the FDIC up to the maximum legal limits of the FDIC and it is subject to regulation, supervision and regular examination by the Office of the Comptroller of the Currency and the FDIC. The regulations of these various agencies govern most aspects of Indian River Bank’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location and number of branch offices. The laws and regulations governing Indian River Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.

Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. The Gramm Leach Bliley Act will allow a wider array of companies to own banks, which could result in companies with resources substantially in excess of Indian River’s entering into competition with Indian River and Indian River Bank.

Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of Indian River Bank’s earnings. Thus, the earnings and growth of Indian River Bank will be subject to the influence of economic conditions in general, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on Indian River Bank cannot be predicted.

Branching and Interstate Banking. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

The Riegle-Neal Act authorizes the federal banking agencies to approve interstate branching de novo by national and state banks in states which specifically allow for such branching. Florida has enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

Capital Adequacy Guidelines. The Federal Reserve Board and the OCC have adopted risk-based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

National banks are expected to meet a minimum ratio of total qualifying capital, defined as the sum of core capital (Tier 1) and supplementary capital (Tier 2), to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital.

Tier 1 Capital generally consists of the sum of common stockholders’ equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for changes in the market value of securities classified as “available for sale” in accordance with FAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt, intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0%, requiring no risk-based capital, for assets such as cash and certain U.S. government and agency securities, to 100% for the bulk of assets which are typically held by a bank or holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

In addition to the risk-based capital requirements, the OCC has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. The highest-rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which a bank shall achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could subject that bank to a cease-and-desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act (the “FDIA”) and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. A capital directive is enforceable in the same manner as a final cease-and-desist order.

Prompt Corrective Action. Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the regulations, a bank shall be deemed to be: (i) “well capitalized” if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of “well capitalized;” (iii) “undercapitalized” if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) “significantly undercapitalized” if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0%; and (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. A guaranty is limited to the lesser of (i) an amount equal to 5.0% of the institution’s total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. A guaranty expires after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

A “critically undercapitalized institution” is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital which has been raised and is imminently available for infusion into a bank except for certain technical requirements which may delay the infusion for a period of time beyond the 90 day time period.

Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution’s obligations exceed its assets; (ii) there is substantial dissipation of the institution’s assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution’s capital, and there is no reasonable prospect of becoming “adequately capitalized” without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution’s condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Deposit Insurance Premiums. The FDIA establishes a risk based deposit insurance assessment system. Under applicable regulations, deposit premium assessments are determined based upon a matrix formed utilizing capital categories - well capitalized, adequately capitalized and undercapitalized - defined in the same manner as those categories are defined for purposes of Section 38 of the FDIA. Each of these groups is then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from 0.04% of insured deposits for well capitalized institutions having the lowest level of supervisory concern, to 0.31% of insured deposits for undercapitalized institutions having the highest level of supervisory concern. In general, while the Bank Insurance Fund of the FDIC (“BIF”) maintains a reserve ratio of 1.25% or greater, no deposit insurance premiums are required. When the BIF reserve ratio falls below that level, all insured banks would be required to pay premiums

ITEM 2. PROPERTIES.

The executive offices of Indian River and Indian River Bank, and the main office of Indian River Bank are located at 958 20th Place, Vero Beach, Florida, in a 12,000 square foot, two-story masonry building. Indian River owns the building. Indian River owns the buildings which house Indian River Bank’s Loan Center and the South Sebastian Branch. The Loan Center is located at 929 21st Street, Vero Beach in a 10,000 square foot masonry building. The Loan Center site also houses a six lane drive through banking facility. The South Sebastian branch is located at 816 US 1, Sebastian, Florida, in a 4,000 square foot brick building, and has one drive through lane.

Indian River leases the properties housing its remaining branches and the Operations Center. The Roseland branch, located at 13600 US 1, Unit 14, Sebastian, Florida, in a 2,600 square foot masonry building is leased under a six year lease which terminates in February 2007, and has a current annual rent of $37,835, subject to annual increase based on the consumer price index (the “CPI”). The Plantation branch, located at 6600 20th Street, Vero Beach, Florida, consists of 2,875 square feet in a masonry building and three drive through lanes. The property is occupied under a fifteen year lease, terminating in October 2007, at a current annual rent of $37,005, subject to annual increase based on the CPI, with a maximum increase of 5% annually. The Palm Bay branch, located at 5240 Babcock Street, NE, Palm Bay, Florida, consists of 5,000 square feet in a masonry building and three drive through lanes. The property is occupied under a three year lease, terminating in October 2003, at a current annual rent of $72,230, subject to annual increase based on the CPI, with a 5% maximum annual increase. Indian River has two three year renewal options. The Gateway Office, located at 1421 Gateway Drive, Melbourne, Florida, is a 2,500 square foot stand alone masonry building with three drive through lanes. The property is occupied under a ten year lease, terminating in 2009, at a current annual rent of $44,378, subject to annual increase based on the CPI with an 8% maximum annual increase. Indian River has two five year renewal options. The Rockledge branch, located at 3300 Murrell Road, Rockledge, Brevard County, Florida, is a 2,500 square foot stand alone masonry building with three drive through lanes. The property is occupied under a ten year lease terminating in 2011 at a current annual rental of $60,239, subject to annual increase based on the CPI with an 8% maximum annual increase. Indian River has two five year renewal options. The Operations Center, located at 3895 39th Square, Vero Beach, Indian River County, Florida, is occupied under a three year lease, terminating in November 2005. Indian River has three three-year renewal options. The Operations Center consists of approximately 10,300 square feet in a frame building. The current annual rental is $90,242, subject to annual increase based on the CPI, with a 2% minimum annual increase and a 5% maximum annual increase. The Sarno branch, Indian River’s newest branch opening in the first quarter 2003, is located at 3000 Sarno Road, Melbourne, Brevard County, Florida. It is a 5,700 square foot stand alone wood frame and stucco building with three drive through lanes. The property is occupied under a fifteen year lease terminating in January 2018 at a current annual rental of $117,660, subject to annual increase based on the CPI. Indian River Title Company is located at 916 20th Place, Vero Beach, Indian River County, Florida. It is a 700 square foot stucco building. The property is occupied under a one year lease, with guaranteed three consecutive years of renewal. The current annual rent is $11,556, subject to an annual increase of 3%.

Management believes the existing facilities are adequate for Indian River’s business as presently conducted.

ITEM 3. LEGAL PROCEEDINGS.

Indian River and Indian River Bank are involved from time to time in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, the final disposition of these matters will not have a material adverse effect on Indian River’s financial condition or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

No matters were submitted to a vote of security holders during the fourth quarter of the year ended December 31, 2002.

PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

As of December 31, 2002, there were 1,966,378 shares of common stock outstanding, held of record by approximately 869 shareholders. On February 14, 2003, Indian River paid a 10% stock dividend to shareholders of record on January 31, 2003, increasing the number of outstanding shares of common stock to 2,162,631, after adjustment for the elimination of fractional shares.

As of December 31, 2002, there were outstanding options to purchase 162,200 shares of common stock pursuant to Indian River’s stock option plans, of which 130,901 were presently exercisable.

There does not currently exist an organized public trading market for shares of Indian River common stock. Trading in the common stock has been sporadic and consists mainly of private trades conducted without brokers. The table below shows information relating to Indian River’s share price history for the past two fiscal years and through January 2003. Prices have been adjusted to reflect the 10% stock dividends paid in February 2001, January 2002 and February 2003. High and low sales prices reflect trades known to Indian River, and do not necessarily reflect all trades which occurred. Since October 2001, when Indian River ceased acting as its own transfer agent, we are aware of only a small percentage of the prices at which transactions occur. There are other trades of which we are either not aware, or for which we are not aware of the price. These trades and transactions do not necessarily reflect the intrinsic or market values of the common stock.

	2003		2002		2001
Period Ended	HIGH	LOW	HIGH	LOW	HIGH	LOW
March 31	$36.37	$36.37	$27.27	$23.64	$22.50	$21.27
June 30			$27.27	$24.55	$22.09	$21.27
September 30			$29.09	$27.27	$22.09	$20.45
December 31			$29.09	$27.27	$22.09	$21.68

Dividends. Holders of the common stock are entitled to receive dividends as and when declared by the Board of Directors. Indian River has paid stock dividends for each of the last twelve years and currently intends to continue the payment of such dividends. Indian River has not paid cash dividends during such period, electing to retain earnings to support growth, and currently expects that it will continue to retain earnings to support growth. Future dividends will depend primarily upon Indian River Bank’s earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to Indian River and Indian River Bank. There can be no assurance, however, that Indian River and Indian River Bank will continue to have earnings at a level sufficient to support the payment of dividends or that either entity will in the future elect to pay dividends. As Indian River Bank is the primary source of funds for payment of dividends by Indian River, the inability of Indian River Bank to pay dividends could adversely affect the ability of Indian River to pay dividends.

Regulations of the OCC place a limit on the amount of dividends Indian River Bank may pay without prior approval. Prior approval of the OCC is required to pay dividends which exceed Indian River Bank’s net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. At December 31, 2002, the amount available for the payment of dividends by Indian River Bank without prior approval was approximately $9 million. The Federal Reserve and the OCC also have authority to prohibit a bank from paying dividends if the Federal Reserve or the OCC deems such payment to be an unsafe or unsound practice.

The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Indian River may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weakened the holding company’s financial health, such as by borrowing.

As a depository institution, the deposits of which are insured by the FDIC, Indian River Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Indian River Bank is not currently in default under any of its obligations to the FDIC.

Recent Sales of Unregistered Securities. During 2001, Indian River issued 346 shares of common stock (as adjusted for the 10% stock dividend in February 2003) which were not registered under the Securities Act of 1933 to 36 non-officer employees of Indian River as awards under a stock grant program. The stock grant program awards one share of common stock for each year of service to employees upon their anniversary date, commencing with their fifth anniversary. No cash consideration or other property was received for the awards, which if considered sales, are exempt under Section 4(2) of the Securities Act.

At September 30, 2002, the Indian River’s new wholly owned statutory business trust, Indian River Capital Trust I (the “Trust”), issued $7.0 million of floating rate preferred capital securities to a third party. The Trust invested the proceeds in an equivalent amount of junior subordinated debt securities of Indian River bearing an interest rate equal to the coupon rate on the securities issued by the Trust. After the payment of placement fees, Indian River received an aggregate of $6,790,000 from these transactions. The net proceeds received by Indian River will be used for the general corporate purposes of Indian River and Indian River Bank, including supporting continued expansion activities through the establishment and/or acquisition of additional branch offices and possible corporate acquisitions. The subordinated debt securities, which are the sole assets of the Trust, are subordinate and junior in right of payment to all present and future senior debt (as defined in the indenture) and certain other financial obligations of Indian River. Indian River and the Trust issued these securities in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 6. SELECTED FINANCIAL DATA

The following table shows selected historical consolidated financial data for Indian River. You should read it in connection with the Company’s audited consolidated financial statements for the years ended December 31, 2002, 2001, 2000, 1999, and 1998.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in Thousands)
RESULTS OF OPERATIONS:
Total interest income	$25,509	$26,041	$24,008	$17,946	$15,341
Total interest expense	9,213	12,716	12,523	8,025	7,135
Net interest income	16,296	13,325	11,485	9,921	8,206
Provision for loan losses	620	600	660	590	375
Net interest income after provision for loan losses	15,676	12,725	10,825	9,331	7,831
Other income	5,009	3,932	2,552	2,455	2,217
Other expenses	11,831	10,864	9,318	8,641	6,740
Income before income taxes	8,854	5,793	4,059	3,145	3,308
Income tax expense	3,323	2,111	1,428	1,143	1,209
Net income	5,531	3,682	2,631	2,003	2,099

EARNINGS PER SHARE:
Basic earnings per common share(1)	$2.57	$1.72	$1.37	$1.08	$1.13
Diluted earnings per common share(1)	2.51	1.69	1.34	1.07	1.13

PERIOD-ENDING BALANCES:
Total loans, including loans held for sale	$246,033	$216,662	$200,052	$168,550	$144,364
Total assets	458,197	389,145	337,075	271,236	223,116
Total deposits	364,893	318,806	284,545	238,846	200,397
Stockholders’ equity	34,849	27,704	23,200	13,591	13,784
Stockholders’ equity per share(1)	16.22	12.96	12.12	7.33	7.43
Average weighted shares outstanding
Basic(1)	2,148,300	2,137,370	1,914,829	1,855,283	1,854,897
Diluted(1)	2,200,651	2,178,384	1,958,339	1,865,769	1,860,102

ASSET QUALITY RATIOS:
Allowance for loan losses to loans	1.40%	1.30%	1.24%	1.13%	1.05%
Nonperforming loans to loans	0.32%	0.13%	0.07%	0.06%	0.28%
Allowance for loan losses to nonperforming loans	441.00%	972.26%	1916.56%	1796.23%	594.60%
Nonperforming assets to loans and other real estate	0.32%	0.14%	0.07%	0.06%	0.28%
Net loan charge-offs to average loans	0.08%	0.11%	0.06%	0.13%	0.15%

CAPITAL RATIOS:
Tier I risk-based capital ratio	14.98%	9.60%	10.60%	8.40%	9.40%
Total risk-based capital ratio	16.21%	10.70%	11.70%	9.50%	10.50%
Leverage ratio	9.09%	7.00%	7.10%	5.90%	6.20%

SELECTED RATIOS:
Return on average total assets	1.31%	1.02%	0.85%	0.84%	1.05%
Yield on average earning assets	6.41%	7.40%	8.20%	8.03%	8.31%
Return on average stockholders’ equity(2)	17.76%	14.57%	16.02%	14.34%	16.42%
Average stockholders’ equity to average total assets	7.39%	6.96%	5.32%	5.89%	6.41%

(1)	Per share data and average weighted shares have been adjusted to reflect 10% stock dividends paid in each year through 2003, and to reflect the two for one stock split in the form of a dividend paid in March 2000.
(2)	Represents the return on average stockholders’ equity including, in average stockholders’ equity, unrealized gains and losses on securities available for sale of $2.3 million, $1.0 million, ($1.6 million), ($319 thousand), and $582 thousand in 2002, 2001, 2000, 1999, and 1998. If the return on average stockholders’ equity were calculated without including these unrealized gains and losses, then it would be 18.47%, 15.18%, 14.61%, 13.98%, and 17.20% for the years ended December 31, 2002, 2001, 2000, 1999, and 1998.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Indian River is a financial holding company for Indian River Bank and is headquartered in Vero Beach, Florida. Indian River Bank is a growing community bank serving individuals and small to medium sized businesses with special focus on real estate related lending and the professional community. Indian River Bank operates four branches in Indian River County and four branches in Brevard County. Indian River Bank offers deposit accounts and associated services to businesses and individuals and makes loans and invests in qualified securities. In addition, Indian River Bank’s income includes fees on deposit accounts and loans.

Forward-looking statements. This management’s discussion and analysis and other portions of this report contain forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward looking statements can be identified by use of words such as “may,” “will,” “anticipates,” believes,” “expects,” “plans,” “estimates,” “potential, “continue,” “should” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company does not undertake to update any forward-looking statements to reflect occurrences or events which may not have been anticipated as of the date of such statements.

RESULTS OF OPERATIONS

2002 COMPARED TO 2001

NET INCOME. Indian River had income before income taxes of $8.9 million for the year ended December 31, 2002 compared to $5.8 million for the year ended December 31, 2001. Net income totaled $5.5 million for the year ended December 31, 2002, an increase of $1.8 million or 50.2% compared to net income in 2001. Basic earnings per share were $2.57 in 2002 compared to $1.72 in 2001 (as adjusted for 10% stock dividends in February 2003 and January 2002). Return on average equity was 17.8% for the year ended December 31, 2002, as compared to 14.6% for the year ended December 31, 2001. Return on average assets for 2002 was 1.3% as compared to 1.0% for 2001.

NET INTEREST INCOME. Net interest income is the difference between interest income on earning assets and interest expense on deposits and other borrowed funds. Net interest income for the year ended December 31, 2002 totaled $16.3 million compared to $13.3 million in 2001, reflecting an increase of $3.0 million or 22.3%. Total interest income totaled $25.5 million in 2002 compared to $26.0 million in 2001. This decrease was primarily the result of decreases of $747 thousand in interest and fees on loans. The increase in average outstanding loan balances from $210.5 million in 2001 to $224.5 million in 2002 was offset by a decrease in the average loan rates earned, which decreased to 7.52% in 2002 from 8.37% in 2001. Interest expense for 2002 decreased by $3.5 million from 2001. The decrease in interest expense was due to a decrease in the average rate paid to 2.74% in 2002 from 4.33% in 2001. This decrease of rates paid offset an increase in average interest-bearing deposits and other borrowed funds of approximately $43.2 million. The decrease in rates paid was partially the result of prior time deposit specials at a higher rate that did not mature until 2002; those that renewed did so at the current lower market rate.

The average yield on earning assets for the year ended December 31, 2002, was 6.41% compared to 7.53% in 2001. The average rate paid on interest bearing liabilities in 2002 was 2.74% compared to 4.33% in 2001. The average time deposit rate paid decreased from 5.56% in 2001 to 3.53% in 2002. The average interest rate paid on other borrowed funds in 2002 was 3.44% compared to 4.53% in 2001. Net interest margin is the ratio of net interest income to average earning assets. For the year ended 2002, net interest margin was 4.09% compared to 3.85% for the year ended December 31, 2001. The following table illustrates the analysis of Indian River’s average balances, yields and changes in net interest income for the fiscal years indicated.

PROVISION FOR LOAN LOSSES. The provisions for loan losses added $620 thousand to the allowance for loan losses in 2002 compared to $600 thousand in 2001. Total charge-offs, net of recoveries, were approximately $181 thousand in 2002 and $233 thousand in 2001.

NON-INTEREST INCOME. Non-interest income for the year ended December 31, 2002 was $5.0 million compared to $3.9 million in 2001, an increase of $1.1 million or approximately 27.41%. The increase in deposit fee income of $220 thousand, or 13.32% over 2001 levels, resulted primarily from the increased volume of accounts and Indian River Bank’s branches opened in 2001. The increase in gains on sale of securities of $591 thousand, or 267%, over 2001 levels reflected Indian River’s decision to decrease the percentage of corporate bonds held to less than 10% of the total investment portfolio, electing to purchase mortgage backed securities and CMO’s. See investment activity section under financial condition.

NON-INTEREST EXPENSE. Total non-interest expense for the year ended December 31, 2002 of $11.8 million reflected an increase of approximately $0.9 million, or 8.91%, primarily as a result of increase in personnel costs and other operating expenses. Salaries and benefits expense increased by $0.4 million, or 7.15%, in 2002, to $6.0 million compared to $5.6 million in 2001. The increase in salary and benefits expense in 2002 is primarily due to the hiring of additional staff to support the growth of Indian River. Non interest expense in 2001 included nonrecurring non-interest expenses of approximately $357 thousand after taxes relating to payment in connection with the resignation of a former officer. Occupancy and equipment expense of $1.6 million increased in 2002 by $0.1 million, or 5.14%, as compared to 2001. Other operating expenses of $4.3 million increased by $0.5 million, or 13.00%, in 2002.

TAXES ON INCOME. Income tax expense totaled $3.3 million for 2002 compared to income tax expense of $2.1 million in 2001.

2001 COMPARED TO 2000

NET INCOME. Indian River had income before income taxes of $5.8 million for the year ended December 31, 2001 compared to $4.1 million for the year ended December 31, 2000. Net income totaled $3.7 million the year ended December 31, 2001, an increase of $1.1 million or 39.9% compared to net income in 2000. Basic earnings per share were $1.72 in 2001 compared to $1.37 in 2000 (as adjusted for 10% stock dividends in February 2003, January 2002 and February 2001). Return on average equity was 14.6% for the year ended December 31, 2001, as compared to 16.0% for the year ended December 31, 2000. The decline in return on equity during 2001 as compared to 2000 in part reflects the sale in the fourth quarter of 2000 of 207,828 shares of common stock, for gross proceeds of approximately $5.1 million. Return on average assets for 2001 was 1.02% as compared to 0.85% for 2000.

NET INTEREST INCOME. Net interest income is the difference between interest income on earning assets and interest expense on deposits and other borrowed funds. During 2001 net interest income, rates earned on loans and investments and rates paid on deposits and other borrowings were impacted by the activities of the Federal Reserve in lowering market interest rate benchmarks on eleven occasions, by an aggregate of 475 basis points. Net interest income for the year ended December 31, 2001 totaled $13.3 million compared to $11.5 million in 2000, reflecting an increase of $1.8 million or 16.02%. Total interest income totaled $26.0 million in 2001 compared to $24.0 million in 2000. This increase was primarily the result of increases of $1.6 million in interest and fees on loans. The increase in earnings on loans was due to an increase in average outstanding loan balances from $180.7 million in 2000 to $210.5 million in 2001, offsetting a decrease in the average loan rates earned, which decreased to 8.37% in 2001 from 8.84% in 2000. Interest expense for 2001 increased by $193 thousand from 2000. The increase in interest expense was due to an increase in average interest-bearing deposits and other borrowed funds of approximately $39.4 million, offsetting a decrease in the average rate paid to 4.33% in 2001 from 4.93% in 2000.

The average yield on earning assets for the year ended December 31, 2001, was 7.53% compared to 8.17% in 2000. The average rate paid on interest bearing liabilities in 2001 was 4.33% compared to 4.93% in 2000. The average interest rate paid on other borrowed funds in 2001 was 4.53% compared to 6.50% in 2000. Yields on savings accounts and certificates of deposits have not dropped as dramatically as market deposit rates in general due to certificate of deposit specials which were offered in 2000 and 2001 before the decline in market rates and also, a savings account special offered in connection with the opening of the Rockledge branch in April 2001, with a rate of 4.89% guaranteed until April 2002. Net interest margin is the ratio of net interest income to average earning assets. For the year ended

2001, net interest margin was 3.85% compared to 3.91% for the year ended December 31, 2000. The following table illustrates the analysis of Indian River’s average balances, yields and changes in net interest income for the fiscal years indicated.

PROVISION FOR LOAN LOSSES. The provisions for loan losses added $600 thousand to the allowance for loan losses in 2001 compared to $660 thousand in 2000. Total charge-offs, net of recoveries, were approximately $234 thousand in 2001 and $111 thousand in 2000.

NON-INTEREST INCOME. Non-interest income for the year ended December 31, 2001 was $3.9 million compared to $2.6 million in 2000, an increase of $1.3 million or approximately 54.03%. The increase in deposit fee income of $319 thousand, or 23.82% over 2000 levels, resulted primarily from the increased volume of accounts and Indian River Bank’s branches opened in 2000 and 2001. The increase in gains on loans held for sale of $674 thousand or 96.81% over 2000 levels reflected the high level of mortgage lending activity resulting from the significant decline in interest rates during 2001. Declines in mortgage lending and refinancing activity, which may result from a period of stable or increasing interest rates, may have an adverse affect on the volume of loans sold and gains therefrom in future periods. Also, positively affecting non interest income in 2001 was the $221,000 in gains on the sale of securities, an increase of $209,000, or 1,674%, from 2000. See investment activity section below.

NON-INTEREST EXPENSE. Total non-interest expense for the year ended December 31, 2001 of $10.9 million reflected an increase of approximately $1.6 million, or 16.58%, primarily as a result of increase in personnel costs and other operating expenses. Salaries and benefits expense increased by $1.0 million, or 23.12%, in 2001, to $5.6 million compared to $4.6 million in 2000. Occupancy and equipment expense of $1.5 million stayed the same for 2001 as compared to 2000. The increase in salary and benefits expense was in part a result of the establishment and staffing of the Rockledge branch, Indian River Bank’s seventh, during 2001 and payments in connection with the resignation of a former officer. Other operating expenses of $3.8 million increased by $0.6 million or 17.75% in 2001. This was due in part to a $327 thousand increase in service bureau cost. The higher costs reflect an increase in number of accounts and additional services, such as internet banking, bill pay, and ATM online transactions.

TAXES ON INCOME. Income tax expense totaled $2.1 million for 2001 compared to income tax expense of $1.4 million in 2000.

COMPARISON OF AVERAGE BALANCES, INTEREST AND YIELDS

The following tables provides certain information relating to Indian River’s average consolidated statements of financial condition and reflects the interest income on interest-earning assets and interest expense of interest-bearing liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. These yields and costs are derived by dividing income or expense by the average daily balance of the related assets or liabilities for the periods presented. Non-accrual loans have been included in the average balances of loans receivable.

	Year Ended December 31,
	2002			2001
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments (1)	$165,098	$8,496	5.15%	$126,825	$8,170	6.44%
Federal funds sold	8,522	137	1.60%	8,345	248	2.98%
Loans receivable (2)	224,543	16,876	7.52%	210,538	17,623	8.37%

Total interest earning assets	398,163	25,509	6.41%	345,808	26,041	7.53%

Noninterest-earning assets	23,249			17,312

Total	$421,412			$363,120

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
NOW and money market accounts	$47,519	428	0.90%	$31,517	367	1.17%
Savings accounts	114,805	2,670	2.33%	82,014	2,777	3.39%
Certificates of deposit	123,876	4,374	3.53%	137,208	7,630	5.56%
Other - short term borrowing	18,396	373	2.03%	15,634	691	4.42%
Other - long term borrowings	32,211	1,368	4.25%	27,209	1,251	4.60%

Total interest-bearing liabilities	336,807	9,213	2.74%	293,582	12,716	4.33%

Noninterest-bearing liabilities	53,465			44,262
Stockholders’ equity	31,140			25,276

Total	$421,412			$363,120

Net interest income and net yield on interest-earning assets		$16,296	4.09%		$13,325	3.85%

(1)	Includes investment securities and Federal Reserve Bank, Fed Home Loan Bank, and IBB stock. Yields on securities available for sale have been calculated on the basis of historical cost and do not give effect to changes in fair value of such securities, which are reflected as a component of stockholder’s equity.
(2)	Includes loans for which the accrual of interest has been suspended.

COMPARISON OF AVERAGE BALANCES, INTEREST AND YIELDS (CONTINUED)

	Year Ended December 31,
	2000
	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments (1)	$113,002	$8,020	7.10%
Federal funds sold	248	16	6.28%
Loans receivable (2)	180,743	15,973	8.84%

Total interest earning assets	293,993	24,009	8.17%

Noninterest-earning assets	14,445

Total	$308,438

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
NOW and money market accounts	$29,206	352	1.21%
Savings accounts	68,860	2,654	3.85%
Certificates of deposit	127,987	7,686	6.00%
Other - short term borrowings	13,828	899	6.50%
Other - long term borrowings	14,344	933	6.50%

Total interest-bearing liabilities	254,225	12,524	4.93%

Noninterest-bearing liabilities	37,800
Stockholders’ equity	16,413

Total	$308,438

Net interest income and net yield On interest-earning assets		$11,485	3.91%

(1)	Includes investment securities and Federal Reserve Bank, Fed Home Loan Bank, and IBB stock. Yields on securities available for sale have been calculated on the basis of historical cost and do not give effect to changes in fair value of such securities, which are reflected as a component of stockholder’s equity.
(2)	Includes loans for which the accrual of interest has been suspended.

RATE/VOLUME ANALYSIS OF NET INCOME

The following table sets forth certain information regarding changes in interest income and interest expense of Indian River for the periods indicated. For each category of interest-earning assets and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by the prior period’s rate); (ii) changes in rates (change in rate multiplied by the prior period’s volume) and (iii) changes in rate-volume (change in rate multiplied by the changes in volume).

	Year Ended December 31,
	2002 vs. 2001				2001 vs. 2000
	Increase (Decrease) Attributable to				Increase (Decrease) Attributable to
	Volume	Rate	Rate/Volume	Change	Volume	Rate	Rate/Volume	Change
	(Dollars in Thousands)
Interest income on:
Investments	$2,466	$(1,644)	$(496)	$326	$981	$(740)	$(91)	$150
Federal funds sold	5	(115)	(1)	(111)	509	(8)	(269)	232
Loans receivable	1,163	(1,791)	(119)	(747)	2,642	(851)	(141)	1,650

Total interest income on interest-earning assets	3,634	(3,550)	(616)	(532)	4,132	(1,599)	(501)	2,032

Interest expense on:
NOW and money market accounts	186	(83)	(42)	61	28	(12)	(1)	15
Savings accounts	1,110	(869)	(348)	(107)	507	(322)	(62)	123
Certificates of deposit	(741)	(2,786)	271	(3,256)	554	(568)	(42)	(56)
Other - short term borrowings	122	(373)	(67)	(318)	118	(282)	(44)	(208)
Other - long term borrowings	230	(95)	(18)	117	836	(273)	(245)	318

Total interest expense on interest-bearing liabilities	907	(4,206)	(204)	(3,503)	2,043	(1,457)	(394)	192

Increase (decrease) in net interest income	$2,727	$656	$(412)	$2,971	$2,089	$(142)	$(107)	$1,840

FINANCIAL CONDITION

Total assets were $458.2 million at December 31, 2002 compared to $389.1 million as of December 31, 2001. This represented an increase of 17.80%. Average earning assets for 2002 were $398.2 million, an increase of 15.14% from the 2001 average of $345.8 million.

Total net loans, excluding loans held for sale, increased by $21.5 million, or 10.36%, to $229.6 million at December 31, 2002 compared to $208.0 million at December 31, 2001. Loans held for sale increased $7.4 million, or 127.56%, reflecting increased mortgage activity and refinancing during the declining rate environment. Investment securities and federal funds sold increased to $189.5 million, a 22.85% increase from the $154.3 million as of December 31, 2001. Total deposits increased by 14.46% to $364.9 million.

INVESTMENT ACTIVITY. The securities portfolio represented approximately 41.12% and 37.07% of the Bank’s assets as of December 31, 2002 and 2001, respectively. During 2002, Indian River’s investment securities portfolio increased by $44.3 million, or 30.70%. This increase in the securities portfolio reflects management’s commitment to increasing the level of earning assets, enhances our liquidity level, and is a function of deposit growth and additional borrowings in excess of the loan funding and operational requirements of the Bank. The before tax unrealized gain on securities available for sale at December 31, 2002 was $3.6 million as compared to $1.6 million at December 31, 2001, an increase of $2.0 million. The increase in value is primarily a result of the decline in market interest rates and the related increase of the market value of fixed rate bonds. In 2002, Indian River also undertook to restructure portfolio composition to reduce both credit and interest rate risk. Accordingly, the Company’s exposure to corporate securities was reduced. Additionally, the Company’s holdings of U.S. Government agency securities were reduced. Proceeds from these sales along with additional liquidity were reinvested in mortgage-backed instruments, both PAC CMO’s (Planned Amortization Class - Collateralized Mortgage Obligations) and in adjustable rate mortgage securities. The PAC CMO investments were selected to provide anticipated consistent cash flows over shorter periods of time than the securities that were sold. As a result of the sale of the corporate bonds, the Bank has recognized gains in 2002. As of December 31, 2002, there were no issuers, other than the U.S. Government and its corporations and agencies, whose securities owned by Indian River had a book or market value exceeding ten percent of Indian River’s stockholders’ equity.

The following table provides information regarding the composition of Indian River’s investment portfolio at the dates indicated. See Note 3 to the Consolidated Financial Statements for additional information regarding the securities portfolio.

	December 31,
	2002		2001		2000
	Balance	Percent of Portfolio	Balance	Percent of Portfolio	Balance	Percent of Portfolio
	(Dollars in Thousands)
Available for Sale (at Estimated Market Value):
U.S. Government Agency obligations	$27,232	14.4%	$59,720	41.4%	$77,881	64.6%
Mortgage-backed securities	138,264	73.4%	11,559	8.0%	7,490	6.2%
Corporate debt securities	10,887	5.8%	57,479	39.9%	21,844	18.1%

	$176,383	93.6%	$128,758	89.3%	$107,215	88.9%

Held to Maturity (at Amortized Cost):
U.S. Government Agency obligations	$—	—	$3,232	2.2%	$—	—
Securities issued by state/political subdivisions	5,928	3.1%	5,293	3.7%	2,025	1.7%
Mortgage-backed securities	3,814	2.0%	5,037	3.5%	9,585	8.0%

	$9,742	5.2%	$13,562	9.4%	$11,610	9.7%

Other investments (at Amortized Cost):	$2,370	1.3%	$1,899	1.3%	$1,702	1.4%

Total	$188,495	100.0%	$144,219	100.0%	$120,527	100.0%

The following table sets forth the projected maturities of the components of the Bank’s securities portfolio as of December 31, 2002 and the weighted average yields on a non-tax-equivalent basis. The table assumes estimated fair values for available-for-sale securities and amortized cost for held to maturity securities:

	One Year or Less		After One Year Through Five Years		After Five Years Through Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in Thousands)
Available for Sale (at Estimated Market Value):
U.S. Government Agency obligations	$—	—	$22,015	4.5%	$5,217	7.0%	$—	—	$27,232	5.0%
Mortgage-backed securities	44,633	4.2%	74,311	4.4%	15,692	4.8%	3,628	5.4%	138,264	4.4%
Corporate debt securities	2,512	5.7%	8,375	6.1%	—	—	—	—	10,887	6.0%

Total	$47,145	4.3%	$104,701	4.6%	$20,909	5.3%	$3,628	5.4%	$176,383	4.6%

Held to Maturity (at Amortized Cost):
Securities issued by state/political subdivisions	$—	—	$—	—	$635	3.8%	$5,293	5.1%	$5,928	5.0%
Mortgage-backed securities	—	—	—	—	—	—	3,814	1.7%	3,814	1.7%

Total	$—	—	$—	—	$635	3.8%	$9,107	3.7%	$9,742	3.7%

LOAN PORTFOLIO. The following table shows the composition of Indian River’s loan portfolio by type of loan at the dates indicated.

	December 31,
	2002		2001		2000		1999		1998
	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans
	(Dollars in Thousands)
Real Estate:
Construction and land development	$45,913	19.7%	$32,778	15.5%	$8,883	4.5%	$8,626	5.1%	$2,382	1.7%
Farmland	3,181	1.4%	2,943	1.4%	2,690	1.4%	3,146	1.9%	2,984	2.1%
One to four family residential	87,841	37.7%	74,917	35.5%	86,937	44.1%	68,431	40.6%	60,956	42.2%
Multifamily residential	2,506	1.1%	3,521	1.7%	1,117	0.6%	1,766	1.0%	1,762	1.2%
Nonfamily, nonresidential	64,458	27.7%	62,660	29.7%	62,772	31.8%	55,104	32.7%	45,452	31.5%
Agriculture	1,788	0.8%	2,455	1.2%	3,236	1.7%	1,707	1.0%	1,552	1.1%
Commercial and Industrial	13,257	5.6%	14,948	7.1%	13,048	6.6%	12,308	7.3%	11,038	7.6%
Consumer	11,645	5.0%	14,421	6.8%	15,244	7.7%	15,092	9.0%	15,562	10.8%
Other	2,262	1.0%	2,225	1.1%	3,172	1.6%	2,370	1.4%	2,676	1.8%

Total Loans	232,851		210,868		197,099		168,550		144,364
Less: unearned discounts and loan fees	4		5		6		—		1

Loans, net	$232,847		$210,863		$197,093		$168,550		$144,363

LOAN MATURITY. The following table sets forth the term to contractual maturity of Indian River Bank’s loan portfolio at December 31, 2002. Loans which have adjustable rates and fixed rates are all shown in the period of contractual maturity. Demand loans, loans having no contractual maturity and overdrafts are reported as due in one year or less.

		Due In
	Total	One Year or Less	One to Five Years	Over Five Years
		(Dollars in Thousands)
Commercial, Agricultural	$15,045	$6,158	$8,394	$493
Real estate construction	45,913	10,681	17,404	17,828
Real estate mortgage	157,986	8,280	14,320	135,386
Consumer, other	13,907	2,052	10,932	923

Total loans	$232,851	$27,171	$51,050	$154,630

Loans with:
Predetermined fixed interest rate	$66,703	$14,765	$35,800	$16,138
Floating interest rate	166,148	12,406	15,250	138,492

Total loans	$232,851	$27,171	$51,050	$154,630

Fixed rate loans due after one year total approximately $51.9 million and adjustable rate loans due after one year total approximately $153.7 million. See Note 4 to the Consolidated Financial Statements for additional information regarding the composition of the loan portfolio.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is a valuation reserve established by management in an amount it deems adequate to provide for losses in the loan portfolio. Management assesses the adequacy of the allowance for loan losses based upon a number of factors including, among others: analytical reviews of loan loss experience in relationship to outstanding loans and commitments; unfunded loan commitments; problem and non-performing loans and other loans presenting credit concerns; trends in loan growth, portfolio composition and quality; appraisals of the value of collateral; and management’s judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio.

The allowance for loan losses is increased by provisions for loan losses charged to expense. Charge-offs of loan amounts determined by management to be uncollectible or impaired decrease the allowance, and recoveries of previous charge-offs are added to the allowance.

Calculating the allowance for loan losses is divided into three primary allocation groups: (1) specific allocation loans, (2) past due / problem loans and (3) all other passing grade loans. For specific allocation loans, the bank has determined a reserve amount to set aside which it believes is sufficient to cover a collateral shortfall. Problem loans are identified by the Loan Officer, Loan Review, Asset Liability Committee or by the Examiners. Those loans identified as problem loans are assigned a risk grade. Loans graded special mention are multiplied by an inherent loss factor of 5% to determine the amount to be reserved. Loans graded substandard are multiplied by a loss factor of 10%, loans graded doubtful are multiplied by a loss factor of 50% and loans graded loss are multiplied by a loss factor of 100%. Inherent losses in past due loans are graded based on the number of days which the loan is past due, and are multiplied by the same loss factors as problem loans. Loans past due 30-59 are multiplied by a loss factor of 5%, loans past due 60-89 days are multiplied by 10% and loans past due 90 days are multiplied by a loss factor of 50%. All other loans are graded pass and are categorized into six loan groups (real estate loans are further sub-categorized) and multiplied by an historical experience factor to determine the appropriate level of the allowance for loan losses. Due to Indian River’s low loss history, the historical experience factors are based on the FDIC quarterly banking profile report for all institutions. Indian River feels that these factors are better indication of overall loan performance in the nation. In addition to historical experience factors, Indian River also provides for losses due to economic factors, concentration of credit and portfolio composition changes.

At December 31, 2002, the allowance for losses was $3.3 million or 1.40% of loans outstanding compared to $2.8 million or 1.34% of loans outstanding as of December 31, 2001, an increase of $439 thousand. This increase is attributable primarily to an increase in total loans outstanding. At December 31, 2002, non-accrual loans increased by $546 thousand, or 410.53%, to $678 thousand compared to $133 thousand at December 31, 2001. This increase is primarily due to one commercial real estate loan for $585 thousand. A specific loan loss reserve of $100 thousand has been allocated to this loan. The allowance for loan losses coverage of non-accrual loans was 481% at December 31, 2002 compared to coverage of 2120% at December 31, 2001. See Note 1 to the Consolidated Financial Statements for additional information regarding the allowance for loan losses.

The following table sets forth activity in the allowance for loan losses for the periods indicated.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in Thousands)
Balance at beginning of year	$2,820	$2,453	$1,904	$1,510	$1,322

Charge-offs:
Commercial, Agricultural	(43)	(62)	(15)	(17)	(12)
Real estate construction	—	(4)	—	—	—
Real estate mortgage	—	—	(27)	—	—
Installment loans to individuals	(183)	(201)	(111)	(232)	(233)

Total	(226)	(267)	(153)	(249)	(245)

Recoveries
Commercial, Agricultural	1	—	1	10	6
Real estate construction	—	—	—	—	—
Real estate mortgage	6	—	—	—	—
Installment loans to individuals	38	34	41	43	52

Total	45	34	42	53	58

Net charge-offs	(181)	(233)	(111)	(196)	(187)
Additions charged to operations	620	600	660	590	375

Balance at end of period	$3,259	$2,820	$2,453	$1,904	$1,510

Ratio of net charge-offs during the period to to average loans outstanding during the period	0.08%	0.11%	0.06%	0.13%	0.15%

The following table allocates the allowance for loan losses by loan category. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	December 31,
	2002		2001		2000		1999		1998
	(Dollars in Thousands)
	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)
Commercial, Agricultural	$420	6%	$524	8%	$390	8%	$66	8%	$41	9%
Real estate construction	484	19%	154	15%	76	5%	39	5%	15	2%
Real estate mortgage	1,617	69%	1,776	69%	1,639	78%	1,400	76%	1,105	77%
Consumer, other	646	6%	366	8%	348	9%	399	11%	349	12%
Unallocated	92	—	—	—	—	—	—	—	—	—

Total allowance for loan losses	$3,259	100%	$2,820	100%	$2,453	100%	$1,904	100%	$1,510	100%

(1)	Represents the percent of loans in category to gross loans.

NON-PERFORMING ASSETS. Indian River Bank’s non-performing assets, which are comprised of loans delinquent 90 days or more, non-accrual loans, and other real estate owned (“OREO”), totaled $738 thousand at December 31, 2002 compared to $290 thousand at December 31, 2001. The percentage of non-performing assets to total assets was 0.17% at December 31, 2002 compared to 0.07% December 31, 2001.

Non-performing loans constituted all of the non-performing assets at December 31, 2002 and December 31, 2001. Non-performing loans at December 31, 2002 consist of loans in non-accrual status in the amount of $678 thousand and loans past due over ninety days of $60 thousand compared to non-accrual loans of $133 thousand and loans past due over ninety days of $157 thousand at December 31, 2001.

Indian River Bank owned no other real estate owned at either December 31, 2002 or 2001. Generally, Indian River Bank would evaluate the fair value of each OREO property annually. These evaluations may be appraisals or other market studies. Credit card loans are placed on non accrual when they are 180 days delinquent. All other consumer and commercial loans are placed on nonaccrual at 90 days or when determined to be uncollectible by management.

The following table shows the amounts of non-performing assets at the dates indicated.

	December 31,
	2002	2001	2000	1999	1998
	(Dollars in Thousands)
Nonaccrual Loans
Real estate	$678	$120	$120	$49	$254
Installment	—	13	—	5	—
Accrual loans - Past due 90 days or more
Real estate	39	125	—	20	132
Installment	21	32	8	32	11
Restructured loans	—	—	—	—	—
Real estate owned	—	—	—	—	—

Total nonperforming assets	$738	$290	$128	$106	$397

At December 31, 2002, there were no performing loans considered potential problem loans, defined as loans which are not included in the past due, nonaccrual or restructured categories, but for which known information about possible credit problems causes management to have serious doubts as to the ability of the borrowers to comply with the present loan repayment terms. For the year ended December 31, 2002, $37 thousand in gross interest income would have been recorded if the $678 thousand of nonaccrual loans had been accruing interest throughout the period.

RELATED PARTY TRANSACTIONS. At December 31, 2002 the aggregate loans to directors of the Bank and their related interests and executive officers totaled approximately $4.7 million. During the year $2.9 million in new loans and advances was extended and $2.0 million was paid on these loans to related parties.

DEPOSITS AND OTHER BORROWINGS. The principal sources of funds for Indian River Bank are core deposits (demand deposits, NOW accounts, money market accounts, savings accounts and certificates of deposit less than $100,000) from the local market areas surrounding the bank’s offices. The bank’s deposit base includes transaction accounts, time and savings accounts and accounts which customers use for cash management and which provide the bank with a source of fee income and cross-marketing opportunities as well as a low-cost source of funds. Time and savings accounts, including money market deposit accounts, also provide a relatively stable and low-cost source of funding.

The following table reflects Indian River Bank’s deposits by category for the periods indicated.

	Year Ended December 31,
	2002		2001		2000
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in Thousands)
Deposit Category
Noninterest-bearing demand	$50,975	0.0%	$43,157	0.0%	$36,916	0.0%
Interest-bearing demand	44,630	0.9%	28,719	1.1%	25,583	1.1%
Money market	2,889	1.0%	2,798	1.5%	3,623	2.0%
Savings	114,805	2.3%	82,013	3.4%	68,860	3.9%
Certificates of deposit of $100,000 or more	37,749	3.5%	31,984	5.6%	22,506	6.0%
Other time	86,127	3.6%	105,224	5.5%	105,481	6.0%

Total	$337,175		$293,895		$262,969

The following table indicates the amount of the Bank’s certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2002. See Note 7 to the Consolidated Financial Statements for additional information regarding Indian River’s time deposits.

December 31, 2002
(Dollars in Thousands)
Due In
3 months or less	$9,801
Over 3 through 6 months	6,203
Over 6 through 12 months	16,776
Over 12 months	10,971

Total	$43,751

The following table provides information regarding Indian River Bank’s short-term borrowings for the periods indicated. See Note 9 to the Consolidated Financial Statements for additional information regarding Indian River Bank’s borrowings.

Year Ended December 31,	Maximum Amount Outstanding At Any Month End	Average Balance	Average Rate	Ending Balance	Average Rate at Period End
	(Dollars in Thousands)
Federal Funds Purchased & Repurchase Agreements
2002	$33,000	$18,396	2.0%	$11,698	1.5%
2001	20,853	15,625	4.4%	13,156	2.0%
2000	23,822	13,828	6.5%	15,244	6.2%
Other Short Term Borrowings
2002	$—	$—	0.0%	$—	0.0%
2001	—	—	0.0%	—	0.0%
2000	10,000	9,109	6.3%	10,000	5.9%

ASSET/LIABILITY MANAGEMENT AND QUANTITATIVE AND QUALITATIVE

DISCLOSURES ABOUT MARKET RISK.

Interest rate risk is that portion of the variation in the Company’s performance attributable to changes in interest rates. Management closely monitors the Company’s exposure to how changes in market conditions can impact the Indian River’s future performance and considers strategies to reduce any negative results.

Interest rate risk takes place because of unbalanced changes in interest income and expense, and asset and liability market value when rates change. The imbalances flow through to create variability in net interest income, net income, and the market value of equity. The ultimate cause of interest rate risk is a repricing mismatch between the assets and liabilities on the Company’s balance sheet and, if relevant, off-balance sheet positions.

Indian River’s exposure to interest rate risk is managed primarily through the Company’s strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities which generate favorable earnings, while limiting potential negative effects of changes in market interest rates. Since Indian River’s primary source of interest-bearing liabilities is customer deposits, the ability to manage the types and terms of such deposits may be somewhat limited by customer preferences in the market areas served by the Company. Borrowings, which include FHLB advances, short-term borrowings and long-term borrowings, are generally structured with specific terms which in management’s judgment, when aggregated with the terms for outstanding deposits and matched with interest-earning assets, mitigate Indian River’s exposure to interest rate risk. The rates, terms and interest rate indices of Indian River’s interest-earning assets result primarily from the Company’s strategies of investing in loans and securities which permit the Company to limit its exposure to interest rate risk, together with credit risk, while achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities.

Liquidity management enables us to maintain sufficient cash flow to fund operations and to meet financial obligations to depositors and borrowers. Indian River Bank’s liquidity is enhanced by its ability to attract and retain deposits and by principal and interest payments on loans and maturing securities in the investment portfolio. Indian River Bank’s core deposit base, consisting of demand deposits, money market, and savings accounts supplemented by other deposits of varying maturities and rates, contributes to liquidity. Our liquidity position, those assets invested in federal funds, mortgage backed securities, and obligations of the U.S. Government, its agencies and sponsored entities available for sale, of $166.5 million at December 31, 2002, reflected an increase of $85.2 million from December 31, 2001, or 95.5%. Funds available through short-term borrowings and asset maturities are considered adequate to meet all current needs. At December 31, 2002, Indian River had available credit of $25.7 million under lines of credit with correspondent banks. Although management believes that the liquidity position is adequate, increased loan demand could have an adverse impact on liquidity. Indian River Bank also has available credit of $4.3 million under its line with the Federal Home Loan Bank of Atlanta. This line may be utilized as a supplementary source of funding growth for the Bank. In addition, the Asset Liability Management Committee has established minimum standards and key ratios of asset quality and performance. These standards and ratios provide the framework for guidance and measurement. Management evaluates these standards and ratios on an ongoing basis.

In addition to periodic gap reports comparing the sensitivity of interest-earning assets and interest-bearing liabilities to changes in interest rates, management uses a quarterly model which measures Indian River’s exposure to interest rate risk. The model calculates the present value of assets, liabilities, off-balance sheet financial instruments and equity at current interest rates, and at hypothetical higher and lower interest rates at various intervals. The present value of each major category of financial instrument is calculated by the model using estimated cash flows based upon weighted average contractual rates and terms at discount rates representing the estimated current market interest rate for similar financial instruments. The resulting present value of longer term fixed-rate financial instruments are more sensitive to change in a higher or lower market interest rate scenario, while adjustable-rate financial instruments largely reflect only a change in present value representing the difference between the contractual and discounted rates until the next interest rate repricing opportunity.

The following table presents Indian River’s exposure over the subsequent twelve month periods to immediate, hypothetical changes in interest rates at the dates indicated:

	December 31, 2002			December 31, 2001
Change in Interest Rates (Basis Points)	Percentage Change in Net Interest income	Percentage Change in Net Income	Percentage Change in Market Value of Portfolio Equity	Percentage Change in Net Interest income	Percentage Change in Net Income	Percentage Change in Market Value of Portfolio Equity
+200	-12.94%	-21.63%	-13.77%	-4.68%	-10.06%	-6.90%
+100	-6.44%	-10.76%	-4.29%	-2.06%	-4.43%	-2.80%
0	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
-100	3.55%	5.90%	1.84%	0.46%	-0.99%	4.01%
-200	2.39%	4.00%	4.90%	-1.09%	-2.35%	5.92%

As the table indicates, the Bank is susceptible to lower earnings in a rising rate environment and will experience slightly higher earnings in a declining rate situation. The Bank has a negative GAP position which is reflected in the table.

Indian River has been in a liability sensitive position during 2001 and 2002, which is reflected in the above tables. The Company has developed strategies to bring the balance sheet into a more neutral position and will continue to implement these actions in 2003, although there can be no assurance that we will be successful in implementing such strategies, or that they will be appropriate strategies in light of future events and circumstances. The Company is sensitive to the economic environment and will restructure the repricing characteristics in a gradual manner to minimize major asset purchases at the bottom of the rate cycle.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the loan. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase.

In addition, the previous table does not necessarily indicate the impact of general interest rate movements on Indian River’s net interest income because the repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond the Company’s control. As a result, certain assets and liabilities indicating as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

Management uses the model to ascertain general levels of risk and to consider specific strategies to mitigate that risk.

The following table reflects the shorter of the maturity or repricing date as of December 31, 2002.

	3 Months or Less	More than 3 Months but Less than 1 Year	1 Year through 5 Years	More than 5 Years	Total
	(Dollars in Thousands)
ASSETS
Investment Securities (at Amortized Cost)	$11,308	$35,154	$102,279	$36,135	$184,876
Federal funds sold	1,001	—	—	—	1,001
Loans	83,007	36,311	113,961	12,754	246,033

Total earning assets	$95,316	$71,465	$216,240	$48,889	$431,910

LIABILITIES
Certificates of deposit	$23,925	$67,526	$38,517	$237	$130,205
Money market accounts	2,105	—	—	—	2,105
Transactions accounts	49,672	—	—	—	49,672
Savings accounts	116,028	—	—	—	116,028
Federal funds purchased	11,698	—	—	—	11,698
FHLB advances	—	286	285	38,000	38,571

Total interest-bearing liabilities	$203,428	$67,812	$38,802	$38,237	$348,279

Interest sensitivity gap:

Amount	$(108,112)	$3,653	$177,438	$10,652	$83,631
Cumulative Gap	$(108,112)	$(104,459)	$72,979	$83,631	$83,631
Gap as % of Total Assets	(23.60)%	0.80%	38.73%	2.33%	18.26%
Cumulative Gap as % of Total Assets	(23.60)%	(22.80)%	15.93%	18.26%	18.26%

Ratio of rate sensitive assets to rate sensitive liabilities	0.47%	1.05%	5.57%	1.28%	1.24%

Cumulative ratio of rate sensitive assets to rate sensitive liabilities	0.47%	0.62%	1.24%	1.24%	1.24%

The amount of assets and liabilities shown which re-price or mature during a particular period were determined in accordance with the earlier of term to re-pricing or the contractual terms of the asset or liability. Indian River Bank has assumed that its savings, interest checking, and money market accounts re-price daily. At December 31, 2002, the bank’s one-year interest sensitivity gap (the difference between the amount of interest-earning assets and interest bearing liabilities, anticipated by the bank, based on certain assumptions, to mature or re-price within one year) as a percentage to total assets was -22.80%. This negative gap position means the bank had $104.5 million more liabilities than assets re-pricing within one year. This generally indicates that in a period of increasing interest rates, the bank’s net interest income may be negatively affected. Conversely, in a declining interest rate environment, the bank’s net interest income may increase. However, this approach assumes that all re-pricing assets and liabilities will re-price the same way. Historical data indicates that certain deposit liabilities such as interest checking, savings, and money market deposits do not re-price the same way as other products and interest gap analysis tend to be more accurate when adjusted to reflect such behavior. No adjustments are included in the table presented. Indian River also monitors its exposure to changes in interest rates using models which measure the impact of assumed changes.

CAPITAL ADEQUACY. Total stockholders’ equity was $34.8 million at December 31, 2002 compared to $27.7 million at December 31, 2001. The change represents an increase of $7.1 million or 25.80%. This change is a result of earnings of $5.5 million, net unrealized holding gains on investment securities of $1.3 million, and stock issued of $0.3 million in 2002.

At December 31, 2002, Indian River Bank’s ratio of Tier 1 capital to total average assets equaled 7.40%, which exceeded the minimum leverage capital ratio of 4.00% by 3.40% and the minimum leverage ratio for “well capitalized” banks of 5.00% by 2.40%.

The ratio of Indian River’s average equity to average assets for the years ended December 31, 2002, 2001 and 2000 was 7.39%, 6.96% and 5.32%, respectively.

Indian River monitors its capital levels and those of Indian River Bank in light of regulatory guidelines and requirements, and the anticipated nature and level of growth in assets. The ability of Indian River Bank to continue growth is dependent on its ability to increase its regulatory capital levels, through retained earnings, holding company borrowing, or the issuance of additional equity or debt securities. In the event that Indian River is unable to obtain additional capital on a timely basis, the growth of Indian River and Indian River Bank may be curtailed, and they could be required to reduce their level of assets in order to maintain compliance with regulatory capital requirements. Under those circumstances net income and the rate of growth of net income may be adversely affected. Indian River does not currently anticipate the inability to maintain compliance with regulatory capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and Notes thereto have been prepared in accordance with accounting principles, generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods or services.

IMPACT OF NEW ACCOUNTING STANDARDS

Recently issued accounting standards are not expected to materially affect Indian River’s financial statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Please refer to Item 7 of this report, “Management’s Discussion and Analysis”, under the caption “Asset/Liability Management and Quantitative and Qualitative Disclosures about Market Risk.”

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

Indian River Banking Company

Vero Beach, Florida

We have audited the accompanying consolidated balance sheets of Indian River Banking Company and subsidiaries (the “Bank”) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Indian River Banking Company and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Fort Lauderdale, Florida

January 27, 2003

INDIAN RIVER BANKING COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

(Dollars in Thousands)	2002	2001
ASSETS
Cash and Cash Equivalents
Cash and due from banks (Notes 2 and 18)	$18,856	$13,334
Federal funds sold (Note 18)	1,001	10,033

TOTAL CASH AND CASH EQUIVALENTS	19,857	23,367

Investment Securities (Note 3 and 9)
Securities available-for-sale	176,383	128,758
Securities held to maturity (market value 2002 $9,983; 2001 $13,505)	9,742	13,562
Other securities, at cost	2,370	1,899

TOTAL INVESTMENT SECURITIES	188,495	144,219

Loans Held for Sale	13,186	5,795
Loans (Notes 4, 9, 12, 17 and 18)	232,847	210,863
Less allowance for loan losses (Note 5)	(3,259)	(2,820)

LOANS, NET	229,588	208,043

Bank Premises and Equipment, net (Note 6)	4,084	4,052

Accrued Interest Receivable	2,207	2,783

Other Assets (Note 8)	780	886

TOTAL ASSETS	$458,197	$389,145

See Notes to Consolidated Financial Statements.

	2002	2001
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Noninterest-bearing demand deposits	$66,883	$49,062
Interest-bearing deposits:
NOW	49,672	37,221
Money market	2,105	3,170
Savings	116,028	108,628
Time deposits, $100,000 and over (Note 7)	43,751	34,306
Other time deposits (Note 7)	86,454	86,419

TOTAL DEPOSITS	364,893	318,806
Federal funds purchased and securities sold under repurchase agreements (Note 9)	11,698	13,156
Guaranteed preferred beneficial interests in Company’s subordinated debentures (Note 9)	7,000	—
Other borrowings (Note 9)	38,571	28,427
Other liabilities (Note 8)	1,186	1,052

TOTAL LIABILITIES	423,348	361,441

Commitments and Contingencies (Notes 9, 13, and 17)

Stockholders’ Equity (Notes 10, 11, 16 and 23)
Common stock, $1 par value; 10,000,000 shares authorized; issued and outstanding 2002 2,162,631 shares; 2001 1,948,642 shares,	2,163	1,949
Capital surplus	27,427	20,878
Retained earnings	2,979	3,879
Accumulated other comprehensive income	2,280	998

TOTAL STOCKHOLDERS’ EQUITY	34,849	27,704

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$458,197	$389,145

INDIAN RIVER BANKING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Dollars in Thousands)	2002	2001	2000
Interest income:
Loans and fees on loans	$16,876	$17,623	$15,973
Investment securities and due from banks	8,496	8,170	8,020
Federal funds sold	137	248	16

	25,509	26,041	24,009

Interest expense:
Deposits	7,472	10,774	10,692
Other	1,741	1,942	1,832

	9,213	12,716	12,524

NET INTEREST INCOME	16,296	13,325	11,485
Provision for loan losses (Note 5)	620	600	660

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,676	12,725	10,825

Other income:
Service charges and fees	1,877	1,657	1,338
Gain on sales of securities (Note 3)	813	222	12
Gain on sale of loans	1,492	1,370	696
Other	827	683	506

	5,009	3,932	2,552

Other expense:
Salaries	5,147	4,805	3,903
Employee benefits	820	764	695
Occupancy	861	824	688
Furniture and equipment	728	688	820
Other operating expenses (Note 14)	4,275	3,783	3,212

	11,831	10,864	9,318

INCOME BEFORE INCOME TAXES	8,854	5,793	4,059
Provision for income taxes (Note 8)	3,323	2,111	1,428

NET INCOME	$5,531	$3,682	$2,631

Basic earnings per share (Note 11)	$2.57	$1.72	$1.37

Diluted earnings per share (Note 11)	$2.51	$1.69	$1.34

See Notes to Consolidated Financial Statements

INDIAN RIVER BANKING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	Common Stock		Capital Surplus
(Dollars in Thousands)	Shares	Amount
Balance, December 31, 1999	634	634	$8,686
10% stock dividend	63	63	1,303
Fractional shares	—	—	—
2 for 1 stock split	697	697	(697)
Stock options exercised	2	2	37
Issuance of common stock (Note 21)	208	208	4,866
Comprehensive income:
Net income	—	—	—
Other comprehensive income, unrealized gain on securities, net of tax (Note 3)	—	—	—
COMPREHENSIVE INCOME

Balance, December 31, 2000	1,604	1,604	14,195
10% stock dividend	160	160	2,177
Fractional shares	—	—	—
Stock options exercised	7	7	77
Stock-based compensation	—	—	8
Comprehensive income:
Net income	—	—	—
Other comprehensive income, unrealized gain on securities, net of tax (Note 3)	—	—	—
COMPREHENSIVE INCOME

Balance, December 31, 2001	1,772	1,772	16,456
10% stock dividend	177	177	4,422
Fractional shares	—	—	—
Stock options exercised	17	17	219
Stock-based compensation	—	—	104
Comprehensive income:
Net income	—	—	—
Other comprehensive income, unrealized gain on securities, net of tax (Note 3)	—	—	—
COMPREHENSIVE INCOME

Balance, December 31, 2002	1,966	1,966	21,201
Retroactive effect of stock dividend (Note 23)	197	197	6,226

Balance, December 31, 2002, as adjusted	2,163	2,163	$27,427

See Notes to Consolidated Financial Statements.

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income (Loss)
Balance, December 31, 1999	$5,876	$(1,604)	$13,592
10% stock dividend	(1,366)	—	—
Fractional shares	(4)	—	(4)
2 for 1 stock split	—	—	—
Stock options exercised	—	—	39
Issuance of common stock (Note 21)	—	—	5,074
Comprehensive income:
Net income	2,631	—	2,631	$2,631
Other comprehensive income, unrealized gain on securities, net of tax (Note 3)	—	1,869	1,869	1,869

COMPREHENSIVE INCOME				$4,500

Balance, December 31, 2000	7,137	265	23,201
10% stock dividend	(2,337)	—	—
Fractional shares	(4)	—	(4)
Stock options exercised	—	—	84
Stock-based compensation	—	—	8
Comprehensive income:
Net income	3,682	—	3,682	$3,682
Other comprehensive income, unrealized gain on securities, net of tax (Note 3)	—	733	733	733

COMPREHENSIVE INCOME				$4,414

Balance, December 31, 2001	8,478	998	27,704
10% stock dividend	(4,599)	—	—
Fractional shares	(8)	—	(8)
Stock options exercised	—	—	236
Stock-based compensation	—	—	104
Comprehensive income:
Net income	5,531	—	5,531	$5,531
Other comprehensive income, unrealized gain on securities, net of tax (Note 3)	—	1,282	1,282	1,282

COMPREHENSIVE INCOME				$6,814

Balance, December 31, 2002	9,402	2,280	34,849
Retroactive effect of stock dividend (Note 23)	(6,423)	—	—

Balance, December 31, 2002, as adjusted	$2,979	$2,280	$34,849

INDIAN RIVER BANKING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Dollars in Thousands)	2002	2001	2000
Cash Flows From Operating Activities
Net income	$5,531	$3,682	$2,631
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	601	638	713
Provision for loan losses	620	600	660
Other real estate owned losses	—	—	15
Deferred income taxes	(218)	(109)	(192)
Proceeds from sale of loans originated for resale	74,037	65,547	10,476
Origination of loans for resale	(79,936)	(67,100)	(12,857)
Gain on sale of loans	(1,492)	(1,370)	(696)
Stock-based compensation	104	8	—
Amortization of premiums and discounts, net	534	40	94
Gain on sale of securities	(813)	(222)	(12)
Decrease (increase) in accrued interest receivable	576	207	(730)
(Increase) decrease in other assets	(240)	110	(171)
Increase (decrease) in other liabilities	(56)	109	218

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(752)	2,140	149

Cash Flows From Investing Activities
Cash flows from securities (Note 19)	(41,961)	(22,347)	(28,394)
Loan originations, net of collections	(22,165)	(19,015)	(28,632)
Proceeds from sale of loans	—	5,094	—
Proceeds from the sale of other real estate owned and land	—	—	315
Purchases of premises and equipment	(633)	(873)	(444)

NET CASH USED IN INVESTING ACTIVITIES	(64,759)	(37,141)	(57,155)

Cash Flows From Financing Activities
Net increase in deposits	46,087	34,262	45,699
Net increase (decrease) in fed funds purchased and repurchase agreements	(1,458)	(2,088)	7,444
Proceeds from other borrowings	11,125	25,600	10,600
Proceeds from issuance of trust preferred securities	7,000	—	—
Principal payments on borrowings	(981)	(10,316)	(7,731)
Proceeds from issuance of stock (Note 21)	—	—	5,074
Proceeds from exercise of stock options	236	84	39
Cash paid for fractional shares	(8)	(4)	(4)

NET CASH PROVIDED BY FINANCING ACTIVITIES	62,001	47,538	61,121

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,510)	12,537	4,115
Cash and cash equivalents:
Beginning	23,367	10,830	6,715

Ending	$19,857	$23,367	$10,830

See Notes to Consolidated Financial Statements (Additional cash flow information - Note 19).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business: Indian River Banking Company and its wholly-owned subsidiaries (collectively referred to as the “Bank”) provide a full range of banking services to individual and corporate customers through its various locations in Indian River and Brevard Counties in Florida. Segment information is not presented since all of the Bank’s revenue is attributed to a single reportable segment. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Indian River Banking Company is a financial holding company incorporated in the State of Florida.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Indian River Banking Company (“Indian River”) and its wholly-owned subsidiaries, Indian River National Bank (“Indian River Bank”), a federally-chartered independent community bank, Indian River Title Company, LLC, IRNB Insurance Services, LLC, and Indian River Capital Trust I, collectively referred to as the “Bank”. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of accounting: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles generally accepted in the United States of America and general practice within the banking industry. In preparing the consolidated financial statements, the Bank’s management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates, which are particularly susceptible to change in a short period of time, include the determination of the allowance for loan losses and the fair value of securities. Actual results could differ from those estimates.

Cash and cash equivalents: Cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing), and federal funds sold. For purposes of reporting cash flows, loans and deposits are reported net. The Bank maintains amounts due from banks which, at times, may exceed federally-insured limits. The Bank has not experienced any losses in such accounts.

Investment in debt securities: Management determines the appropriate classification of securities as each individual security is acquired. In addition, the appropriateness of such classification is reassessed at each balance sheet date. The Bank’s classifications of debt securities and related accounting policies are as follows:

Securities held to maturity: Held to maturity securities are those securities which the Bank has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available-for-sale. Held to maturity securities are reported at amortized cost. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

Available-for-sale securities: Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities available-for-sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as a separate component of accumulated other comprehensive income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

Loans held for sale: Loans held for sale are carried at the lower of cost or market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans and allowance for loan losses: Loans are stated at the amount of unpaid principal, reduced by unearned discounts and fees and an allowance for loan losses.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized, using the interest method, as an adjustment of the related loan’s yield. The Bank is amortizing these amounts over the contractual lives of the loans, adjusted for prepayments. Commitment fees which are based upon a percentage of a customer’s unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. For impaired loans, accrual of interest is generally discontinued when, in the opinion of management, there is an indication that the borrower may be unable to make payments as they become due. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur. Accrual of interest is generally resumed when the customer is current on all principal and interest payments.

The allowance for loan losses is maintained to provide for estimated losses in the loan portfolio that have been incurred as of the balance sheet date. In establishing the allowance, management (1) makes specific allocations for certain non-performing loans based on management’s estimates of collateral shortfall, (2) applies loss factor percentages to the balances of identified loans in each category of problem and past due loans, and (3) applies loss factor percentages to balances of performing loans in each category of loans. Loss factor percentages are determined taking into consideration the risk characteristics of the loan portfolio, past charge-off experience of the Bank and its peer group, general economic conditions, and other factors that warrant current recognition. While management uses the best information available to make its evaluation, the allowance could change materially within the next year if there are significant changes in economic conditions.

As adjustments to the allowance for loan losses become necessary, they are reflected as a provision for loan losses in current-period earnings. Actual loan charge-offs are deducted from and subsequent recoveries are added to the allowance.

A loan is considered to be impaired when it is probable that the Bank will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Under this definition, management considers loans that have been placed on nonaccrual status or which have been renegotiated in a troubled debt restructuring to be impaired. Larger groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The allowance for loan losses related to loans identified as impaired is based on discounted expected future cash flows (using the loan’s initial effective interest rate), the observable market value of the loan, or the estimated fair value of the collateral for certain collateral dependent loans.

Transfers of financial assets: Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more that a modest benefit to the transferor, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Credit related financial instruments: In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under standby letters of credit. Such financial instruments are recorded when they are funded.

Bank premises and equipment: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight-line methods over the following estimated useful lives:

Years
Land improvements	3 - 20
Buildings and improvements	5 - 39
Leasehold improvements	5 - 15
Furniture, fixtures and equipment	3 - 10

Income taxes: Indian River and its subsidiaries file consolidated income tax returns. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Other revenue recognition: Revenue from insurance, realty, trust and services and services charges and fees on customer deposits is recognized as the services are provided.

Stock-based compensation: The Bank has three stock-based employee compensation plans, which are described more fully in Note 10. The Bank accounts for those plans using the intrinsic value method provided under APB Opinion No. 25, Accounting for Stock Issued to Employees. Generally, the Bank has recognized no compensation cost for stock options granted, as all options granted had an exercise price equal to the estimated market value of the underlying common stock on the date of grant. Option holders may elect a “cashless exercise” of their vested options, under which they receive shares of common stock with a fair value equal to the intrinsic value of the options at the date of exercise, without any payment. Those option awards expected to be exercised via this cashless exercise are accounted for as variable plan awards and, as such, the Bank recognizes compensation expense equal to the change in the intrinsic value of such options during the period. The following table illustrates the effect on net income and earnings per share if the Bank had applied fair value recognition provisions to stock-based employee compensation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(Dollars in Thousands, except per share data)	2002	2001	2000
Net income, as reported	$5,531	$3,682	$2,631
Add total stock-based employee compensation expense determined under the intrinsic value based method for all awards, net of related tax effects	66	5	—
Deduct total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(192)	(93)	(174)

Pro forma net income	$5,405	$3,594	$2,457

Basic earnings per share As reported	2.57	1.72	1.37
Pro forma	2.52	1.68	1.28

Diluted earnings per share As reported	2.51	1.69	1.34
Pro forma	2.46	1.65	1.25

Earnings per share: Basic earnings per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding adjusted for stock dividends and splits occurring subsequent to year-end (the denominator). Diluted earnings per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations, and is determined using the treasury stock method.

Fair value of financial instruments: The Bank discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial assets and liabilities have been excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The fair value estimates presented are based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.

Reclassification: Certain amounts in the Consolidated Statements of Income for year ended December 2001 have been reclassified to conform to classifications for year ended December 31, 2002.

Recently issued accounting standards: Recently issued accounting standards are not expected to materially affect the Bank’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances in cash or with the Federal Reserve Bank, based on a percentage of certain deposits. The total required reserve balances as of December 31, 2002 and 2001 were approximately $4.6 million and $4.2 million respectively.

NOTE 3. INVESTMENT SECURITIES

Securities held to maturity: The amortized cost and fair values of securities held to maturity as of December 31, 2002 and 2001 are summarized as follows.

	DECEMBER 31, 2002
(Dollars in Thousands)	AMORTIZED COST	ESTIMATED UNREALIZED GAINS	ESTIMATED UNREALIZED LOSSES	ESTIMATED MARKET VALUE
Mortgage-backed securities	$3,814	$—	$(11)	$3,803
State, county and municipal securities	5,928	252	—	6,180

	$9,742	$252	$(11)	$9,983

	December 31, 2001
(Dollars in Thousands)	Amortized Cost	Estimated Unrealized Gains	Estimated Unrealized Losses	Estimated Market Value
U.S. Government agency securities	$3,232	$—	$(12)	$3,220
Mortgage-backed securities	5,037	38	—	5,075
State, county and municipal securities	5,293	38	(121)	5,210

	$13,562	$76	$(133)	$13,505

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (CONTINUED)

The amortized cost and fair values of securities held to maturity at December 31, 2002, by contractual maturity, are shown below. Mortgage-backed securities are excluded from the maturity categories because they are not due at a single due date. In addition, mortgage-backed securities may mature earlier than their contractual maturities because of prepayments.

(Dollars in Thousands)	Amortized Cost	Estimated Market Value
Due less than ten years	$635	$635
Due after ten years	5,293	5,545
Mortgage-backed securities	3,814	3,803

	$9,742	$9,983

Securities available-for-sale: The amortized cost and fair values of securities available-for-sale as of December 31, 2002 and 2001 are summarized as follows:

	DECEMBER 31, 2002
(Dollars in Thousands)	AMORTIZED COST	ESTIMATED UNREALIZED GAINS	ESTIMATED UNREALIZED LOSSES	ESTIMATED MARKET VALUE
U.S. Government corporations and agencies	$26,060	$1,172	$—	$27,232
Corporate securities	10,470	422	(5)	10,887
Mortgage-backed securities	136,234	2,139	(109)	138,264

	$172,764	$3,733	$(114)	$176,383

	December 31, 2001
	Amortized Cost	Estimated Unrealized Gains	Estimated Unrealized Losses	Estimated Market Value
U.S. Government corporations and agencies	$58,972	$1,145	$(397)	$59,720
Corporate securities	56,768	904	(193)	57,479
Mortgage-backed securities	11,434	166	(41)	11,559

	$127,174	$2,215	$(631)	$128,758

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (CONTINUED)

The amortized cost and fair values of securities available for sale at December 31, 2002, by contractual maturity, are shown below. Mortgage-backed securities are excluded from the maturity categories because they are not due at a single due date. In addition, mortgage-backed securities may mature earlier than their contractual maturities because of prepayments.

(Dollars in Thousands)	Amortized Cost	Estimated Market Value
Due in less than one year	$2,496	$2,512
Due after one year through five years	29,022	30,390
Due after five years through ten years	5,012	5,217
Mortgage-backed securities	136,234	138,264

	$172,764	$176,383

Securities available for sale with a carrying amount of $33.1 million and $40.2 million at December 31, 2002 and 2001, respectively, were pledged as collateral on public deposits, various lines of credit (see Note 9), repurchase agreements, and for other purposes as required or permitted by law.

Gross gains of $813 thousand, $222 thousand, and $12 thousand were realized from the sale of securities available for sale in the years ended December 31, 2002, 2001 and 2000, respectively. The income tax impact of these gains was $305 thousand, $83 thousand and $4 thousand for the years ended December 31, 2002, 2001 and 2000, respectively.

Unrealized gains (losses) on securities available for sale for the years ended December 31, 2002, 2001 and 2000 are as follows:

(Dollars in Thousands)	2002	2001	2000
Unrealized holding gains arising during the period	$2,848	$1,385	$2,927
Less reclassification adjustment for gains realized in net income	813	222	12

Net unrealized gains, before tax expense	2,035	1,163	2,915
Tax expense	(753)	(430)	(1,046)

Other comprehensive income	$1,282	$733	$1,869

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (CONTINUED)

Other securities consist primarily of nonmarketable equity securities as follows at December 31, 2002 and 2001:

(Dollars in Thousands)	2002	2001
Federal Reserve Bank stock	$182	$182
Federal Home Loan Bank stock	2,178	1,707
Other securities	10	10

	$2,370	$1,899

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

NOTE 4. LOANS

The composition of loans is as follows at December 31, 2002 and 2001:

(Dollars in Thousands)	2002	2001
Real estate:
Construction and land development	$45,913	$32,778
Farmland	3,181	2,943
One to four family residential	87,841	74,917
Multifamily residential	2,506	3,521
Nonfamily, nonresidential	64,458	62,660
Agriculture	1,788	2,455
Commercial and industrial	13,257	14,948
Consumer	11,645	14,421
Other	2,262	2,225

	232,851	210,868
Unearned discounts and loan fees	(4)	(5)

	$232,847	$210,863

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS (CONTINUED)

The Bank’s recorded investment in impaired loans for which a specific allowance was recognized was $585 thousand and $133 thousand at December 31, 2002 and 2001, respectively. The specific allowance associated with these loans was $100 thousand and $50 thousand at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans during 2002 and 2001 was $316 thousand and $148 thousand, respectively. Interest income recognized on impaired loans, recognized for cash payments received in 2002, 2001 and 2000 was not significant.

Loans on non-accrual status totaled $678 thousand and $133 thousand at December 31, 2002 and 2001, respectively. Loans past due 90 days or more and still accruing interest totaled $60 thousand and $157 thousand at December 31, 2002 and 2001, respectively.

NOTE 5. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000 are as follows:

(Dollars in Thousands)	2002	2001	2000
Balance, beginning	$2,820	$2,453	$1,904
Provision for loan losses	620	600	660
Loans charged off	(226)	(267)	(153)
Recoveries of amounts charged off	45	34	42

Balance, ending	$3,259	$2,820	$2,453

NOTE 6. BANK PREMISES AND EQUIPMENT

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

	December 31,
(Dollars in Thousands)	2002	2001
Land and improvements	$1,699	$1,691
Buildings and improvements	1,528	1,423
Leasehold improvements	708	701
Furniture, fixtures and equipment	4,798	4,297

	8,733	8,112
Less accumulated depreciation and amortization	4,649	4,060

	$4,084	$4,052

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. TIME DEPOSITS

At December 31, 2002, the scheduled maturities of time deposits are as follows:

(Dollars in Thousands)

Year Ending December 31,	Amount
2003	$91,443
2004	27,463
2005	4,033
2006	2,951
2007	4,077
Thereafter	238

$130,205

NOTE 8. INCOME TAXES

The net deferred tax effects of the primary temporary differences are as shown in the following table:

	December 31,
(Dollars in Thousands)	2002	2001
Deferred tax assets:
Loan loss allowances	$1,120	$970
Other	110	17

Total deferred tax assets	1,230	987

Deferred tax liabilities:
Unrealized gain on available-for-sale securities	(1,339)	(586)
Other	(80)	(55)

Total deferred tax liabilities	(1,419)	(641)

Net deferred tax assets (liabilities)	$(189)	$346

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES (CONTINUED)

The provision for income taxes charged to operations for the years ended December 31, 2002, 2001 and 2000 consists of the following:

	December 31,
(Dollars in Thousands)	2002	2001	2000
Current tax expense
Federal	$3,055	$1,894	$1,377
State	486	326	243
Deferred tax expense	(218)	(109)	(192)

	$3,323	$2,111	$1,428

The provision for income taxes differs from the amount of income tax determined by applying the U. S. federal income tax rate to pretax income as follows:

	Year Ended December 31,
(Dollars in Thousands)	2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent
Computed “expected” federal tax expense	$3,099	35.0%	$2,028	35.0%	$1,421	35.0%

Increase in income taxes resulting from:
State income taxes, net of federal tax benefit	317	3.6	204	3.5	137	3.4
Other	(93)	(1.1)	(121)	(2.1)%	(130)	(3.2)

Provision for income taxes	$3,323	37.5%	$2,111	36.4%	$1,428	35.2%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. BORROWINGS AND PLEDGED ASSETS

Fed Funds Purchased and Securities Sold under Repurchase Agreements:

Indian River Bank had $5 million of overnight advances under the line of credit with the Federal Home Loan Bank at December 31, 2002 and no advances as of December 31, 2001, in addition to the advances discussed above.

Indian River Bank also has lines of credit of $30 million available for federal funds purchases with other correspondent banks. There were $4.3 million of advances at December 31, 2002 and no advances at December 31, 2001.

Indian River Bank has pledged securities with a carrying amount of approximately $22.6 million as collateral for repurchase agreements at December 31, 2002, with borrowings of $2.4 million and $13.2 million at December 31, 2002 and 2001, respectively.

Guaranteed preferred beneficial interests in Company’s subordinated debentures:

On September 30, 2002, a wholly-owned statutory business trust established by the Company issued $7 million in guaranteed preferred beneficial interest in the trust (“trust-preferred securities”). The sole assets of the statutory business trust are a series of subordinated debentures of the Company in the amount of $7 million and related payments. The Company has fully and unconditionally guaranteed the statutory business trust’s obligations under the trust-preferred securities, to the extent set forth in the guarantee agreement.

The subordinated debentures are unsecured and subordinate to all senior debt (as defined) of the Company. The subordinated debentures bear interest at a variable rate of 3 months LIBOR plus 3.45%, 5.34% for the quarterly period ended December 31, 2002, and mature on November 7, 2032. They are redeemable in whole or in part on or after November 7, 2007. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures at their maturity or earlier redemption.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. BORROWINGS AND PLEDGED ASSETS (CONTINUED)

Other borrowings consist of the following at December 31, 2002 and 2001:

(Dollars in Thousands)	2002	2001
Advance under line of credit with Colonial Bank, interest payable quarterly at an adjustable rate, 4.75% at December 31, 2002	$—	$570
Federal Home Loan Bank advances (a):
Advance due May 25, 2011, interest payable quarterly at a fixed rate of 3.95%	15,000	15,000
Advance due January 25, 2011, interest payable quarterly at a fixed rate of 4.41%	10,000	10,000
Advance, interest payable monthly at a fixed rate of 6.44%, with equal semiannual principal payments of $143 thousand through September 2004	571	857
Convertible advance due March 2008, interest payable quarterly at a fixed rate of 5.51%. In March 2003, the advance can be called at the option of the lender, at which time it can be converted into various other advance terms by the Bank	2,000	2,000
Convertible advance due November 5, 2012, interest payable quarterly at a fixed rate of 2.47%. In November 2005, the advance can be called at the option of the lender, at which time it can be converted into various other advance terms by the Bank	6,000	—
Convertible advance due November 7, 2012, interest payable quarterly at a fixed rate of 3.35%. In November 2007, the advance can be called at the option of the lender, at which time it can be converted into various other advance terms by the Bank	5,000	—

	$38,571	$28,427

(a)	Indian River Bank has a secured line of credit with the Federal Home Loan Bank under which Indian River Bank can borrow up to a specified percentage of pledged assets or approximately $4.3 million at December 31, 2002. Advances under the line are collateralized by residential first mortgage loans with a balance of approximately $63.9 million at December 31, 2002 and Indian River Bank’s stock in the Federal Home Loan Bank in the amount of $2.2 million at December 31, 2002.

The aggregate amounts of other borrowings and trust-preferred securities maturing in future years (based on the outstanding balance and interest rates as of December 31, 2002) are as follows: 2003 $286 thousand; 2004 $285 thousand; after 2007 $45.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK BASED COMPENSATION

Under the terms of the 1999 Stock Option Plan, options to purchase shares of Indian River’s common stock may be granted to directors and key officers/employees at a price that is not less than the fair market value of such stock at the date of the grant. Options granted to employees under the plan may be designated as incentive stock options. All options expire no more than ten years from the date of the grant, or three months after an employee’s termination. In accordance with the plan, the aggregate number of shares for which options may be granted, the number of shares covered for each outstanding option, and the exercise price per share for each such option shall be proportionately adjusted for the payment of stock dividends or similar adjustments to the number of shares of common stock effected without the receipt of consideration by Indian River. At December 31, 2002, the number of shares eligible to be issued under the Plan was 366,025, and approximately 163,000 shares remained available for granting.

In December 1999, the Board of Directors adopted the Director Fee Stock Option Plan, under which each director is entitled to receive options to purchase shares of common stock in lieu of cash compensation for attendance at committee meetings. Options granted have an exercise price equal to the fair value of the common stock at the date of grant.

In 2001, Indian River adopted the Employee Tenure Stock Grant Plan, under which non-executive officer employees are granted one share of common stock for each year of service upon the anniversary date of their employment with Indian River, commencing with their fifth anniversary. In 2001, 315 shares of stock were granted. In 2002, 5,500 shares of common stock were authorized for issuance under this plan and 426 were granted.

A summary of the options activity for the years ended December 31, 2002, 2001 and 2000 is presented below (after adjusting for 10% stock dividends in 2002, 2001 and 2000, a 2 for 1 stock split effective March 31, 2000, and a 10% stock dividend declared in January 2003).

	SHARES	WEIGHTED-AVERAGE EXERCISE PRICE
Outstanding at December 31, 1999	142,913	$13.23
Granted	59,151	16.36
Exercised	(16,339)	12.35
Forfeited	(825)	11.68

Outstanding at December 31, 2000	184,900	14.32
Granted	51,355	19.53
Exercised	(84,266)	13.79
Forfeited	(6,271)	15.25

Outstanding at December 31, 2001	145,718	16.68
Granted	39,432	23.92
Exercised	(19,030)	13.62
Forfeited	(3,920)	16.25

Outstanding at December 31, 2002	162,200	$18.41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK BASED COMPENSATION (CONTINUED)

At December 31, 2002, the total options outstanding and exercisable were as follows:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
RANGE OF EXERCISE PRICES	NUMBER OUTSTANDING	WEIGHTED-AVERAGE REMAINING LIFE (IN YEARS)	WEIGHTED-AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE	WEIGHTED-AVERAGE EXERCISE PRICE
$13 - 17	75,269	5.82	$14.91	61,039	$15.10
19 - 22	49,960	8.03	19.61	49,960	19.61
23 - 26	36,971	9.11	23.93	19,902	23.58

Total	162,200	7.25	$18.41	130,901	$18.11

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2001, and 2000, respectively: risk-free interest rates of 4.8%, 5.1%, and 6.4%, no dividends and expected lives of 8 years, 7 years, and 7 years. Volatility was assumed to be zero because there is currently no market for Indian River’s stock. The weighted-average fair value of options granted during 2002, 2001, and 2000 were $7.67, $6.71, and $5.77, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EARNINGS PER SHARE

Following is information about the computation of the earnings per share data for the years ended December 31, 2002, 2001 and 2000 (after adjusting for 10% stock dividends in 2002, 2001 and 2000, a 2 for 1 stock split effective March 31, 2000 and a 10% stock dividend declared in January 2003):

(In Thousands, except per share data)	NUMERATOR	DENOMINATOR	PER-SHARE AMOUNTS
Year Ended December 31, 2002:
Basic earnings per share, income available to common stockholders	$5,531	2,148	$2.57

Effect of dilutive securities, options	—	53

Diluted earnings per share, income available to common stockholders plus assumed exercise of options	$5,531	2,201	$2.51

Year Ended December 31, 2001:
Basic earnings per share, income available to common stockholders	$3,682	2,137	$1.72

Effect of dilutive securities, options	—	41

Diluted earnings per share, income available to common stockholders plus assumed exercise of options	$3,682	2,178	$1.69

Year Ended December 31, 2000:
Basic earnings per share, income available to common stockholders	$2,631	1,915	$1.37

Effect of dilutive securities, options	—	43

Diluted earnings per share, income available to common stockholders plus assumed exercise of options	$2,631	1,958	$1.34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. RELATED PARTY TRANSACTIONS

Some of the directors of the Bank are also owners or executive officers in other business organizations. The Bank has made loans to these individuals and related companies, as well as to officers of the Bank which, in the opinion of management, are on the same terms as comparable transactions with others. Aggregate loans to these related parties totaled approximately $4.7 million and $3.8 million at December 31, 2002 and 2001, respectively. Aggregate borrowings on these loans totaled $2.9 million and repayments totaled $2.0 million for the year ended December 31, 2002. Commitments to extend additional credit to these related parties totaled approximately $2.6 million and $1.8 million at December 31, 2002 and 2001, respectively.

NOTE 13. LEASES

The Bank leases various office facilities under operating leases expiring through 2012. Several of these leases have one or more options to renew for periods of three to five years each. Several of these leases provide for increases in rent in accordance with changes in the Consumer Price Index.

Future minimum rental payments required under the operating leases at December 31, 2002 were as follows:

(Dollars in Thousands)
Year Ending December 31,	Amount

2003	$436
2004	389
2005	383
2006	297
2007	260
Thereafter	1,457

$3,222

Total rent expense (including basic operating expenses) recorded by the Bank for the years ended December 31, 2002, 2001 and 2000, was $361 thousand, $378 thousand and $311 thousand, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. OTHER OPERATING EXPENSES

A summary of other operating expenses is as follows for the years ended December 31, 2002, 2001 and 2000:

(Dollars in Thousands)	2002	2001	2000
Data processing	$1,317	$1,288	$875
Advertising and business development	598	206	313
Professional fees	294	298	138
Supplies and postage	465	595	414
Directors’ fees	228	165	166
Miscellaneous	1,373	1,231	1,306

	$4,275	$3,783	$3,212

NOTE 15. SALARY SAVINGS 401(K) PLAN

The Bank sponsors a Salary Savings 401(k) Plan under which the Bank may elect to make discretionary contributions as may be determined by the Board of Directors. The Bank contributed $121 thousand, $106 thousand, and $82 thousand for the years ended December 31, 2002, 2001, and 2000, respectively.

NOTE 16. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS

Indian River Bank is subject to the dividend restrictions set forth by the Office of the Comptroller of the Currency (“OCC”). Under such restrictions, the Bank may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 2002, that the Bank could declare, without the approval of the OCC, amounted to approximately $9 million.

Indian River (on a consolidated basis) and Indian River Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Indian River and Indian River Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require Indian River and Indian River Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (all as defined in the regulations). Management believes Indian River and Indian River Bank meet all capital adequacy requirements to which they are subject as of December 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS (CONTINUED)

As of December 31, 2002, the most recent notification from the OCC categorized Indian River Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Indian River Bank’s category.

Indian River’s and Indian River Bank’s actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the table.

(Dollars in Thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2002:
Total Capital (to Risk-Weighted Assets):
Consolidated	$42,828	16.2%	$21,132	8.0%	n/a
Indian River National Bank	35,411	13.4	21,111	8.0	$26,388	10.0%
Tier I Capital (to Risk-Weighted Assets):
Consolidated	39,569	15.0	10,566	4.0	n/a
Indian River National Bank	32,152	12.2	10,555	4.0	15,833	6.0
Tier I Capital (to Average Assets):
Consolidated	39,569	9.1	17,396	4.0	n/a
Indian River National Bank	32,152	7.4	17,386	4.0	21,732	5.0
As of December 31, 2001:
Total Capital (to Risk-Weighted Assets):
Consolidated	29,525	10.7	22,149	8.0	n/a
Indian River National Bank	29,314	10.6	22,144	8.0	27,680	10.0
Tier I Capital (to Risk-Weighted Assets):
Consolidated	26,705	9.6	11,075	4.0	n/a
Indian River National Bank	26,495	9.6	11,072	4.0	16,608	6.0
Tier I Capital (to Average Assets):
Consolidated	26,705	7.0	15,201	4.0	n/a
Indian River National Bank	26,495	7.0	15,199	4.0	18,999	5.0

If Indian River Bank fails to remain categorized as well capitalized, Indian River’s designation as a financial holding company may be lost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheet. The contractual amounts of these instruments reflect the Bank’s involvement in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

These commitments were as follows at December 31, 2002 and 2001:

(Dollars in Thousands)	2002	2001
Commitments to extend credit	$55,436	$41,955
Credit card arrangements	3,968	4,000
Standby letters of credit	863	2,029

	$60,267	$47,984

Commitments to extend credit: Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, plant and equipment, and residential and commercial real estate.

Standby letters of credit: Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees generally have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral, which may include accounts receivable, inventory, equipment, and real estate, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded the Bank would be entitled to seek recovery from the customer. At December 31, 2002 and 2001 no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

Credit card arrangements: Credit card arrangements represent unsecured commitments to extend credit, which may be terminated by the Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. CONCENTRATIONS OF RISK

Most of the Bank’s business activity is with customers located within its primary market area, which generally includes Central Florida. Included in the Bank’s loan portfolio (see Note 4) is a concentration of loans related to real estate, a significant portion of which relates to residential real estate. A substantial portion of its debtors’ abilities to honor their contracts is dependent upon the local economy. The economy of the Bank’s primary market area is not heavily dependent on any individual economic sector.

Concentration by institution: The Bank also has a substantial concentration of funds with two banks at December 31, 2002. Such concentration consisted of federal funds sold and a deposit account balance that totaled $10.5 million and $18.8 million, at December 31, 2002 and 2001, respectively. The Bank has not experienced any losses on such accounts.

NOTE 19. ADDITIONAL CASH FLOW INFORMATION

	Year Ended December 31,
(Dollars in Thousands)	2002	2001	2000
Cash flows from securities:
Securities available-for-sale:
Proceeds from sales	$82,635	$13,318	$3,013
Maturities, calls and paydowns	40,628	88,276	26,324
Purchases	(168,692)	(121,969)	(52,272)
Securities held to maturity:
Purchases	(635)	(6,399)	(5,031)
Maturities, calls and paydowns	4,574	4,624	476
Purchase of other securities	(471)	(197)	(904)

	$(41,961)	$(22,347)	$(28,394)

Supplemental disclosures of cash flow information
Cash payments for interest	$9,430	$12,654	$12,374

Cash payments for income taxes	$3,323	$2,685	$1,717

Supplemental schedule of noncash investing and financing activities
10% stock dividend	$4,599	$2,337	$1,366
2-for-1 stock split	—	—	697

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for cash and short-term instruments approximated their fair values.

Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that re-price frequently and with no significant change in credit risk, values are based on carrying values. Fair values for other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Management believes that the allowance for loan losses is an appropriate indication of the applicable credit risk associated with determining the fair value of its loan portfolio and the allowance has been deducted from the estimate fair value of loans.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values of demand deposits and passbook savings equal their carrying amounts which represent the amount payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other borrowings and trust preferred securities: The fair value of borrowings with variable interest rates approximates their recorded book value due to interest rates that are near market rates. Fair values for fixed-rate borrowings are estimated using a discounted cash flow calculation that applies interest rates currently available on similar borrowings to a schedule of aggregated expected monthly payments due on those borrowings.

Other liabilities: The carrying amount of other liabilities approximates their fair value.

Commitments to extend credit and other off-balance-sheet financial instruments: Consideration of the fair value of commitments to extend credit and letters of credit is based on fees charged to enter into similar agreements. Since the fees charged by the Bank are nominal, the estimate of fair value is negligible.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Following is a summary of the carrying amounts and approximate fair values of the Bank’s financial instruments at December 31, 2002 and 2001:

	DECEMBER 31, 2002		December 31, 2001
	CARRYING AMOUNT	FAIR VALUE	Carrying Amount	Fair Value
Cash and cash equivalents	$19,857	$19,857	$23,367	$23,367
Investment securities (including Federal Reserve Bank and Federal Home Loan Bank stock)	188,495	188,736	144,219	144,162
Loans receivable and loans held for sale	242,774	243,887	213,838	219,133
Accrued interest receivable	2,207	2,207	2,783	2,783
Deposits	364,893	366,635	318,806	320,486
Federal funds purchased, securities sold under repurchase agreements and other borrowings	50,269	53,968	41,583	43,244
Trust preferred securities	7,000	7,000	—	—
Other liabilities	1,399	1,399	1,052	1,052
Commitments to extend credit	—	—	—	—

NOTE 21. STOCK ISSUANCE

Indian River offered to sell up to 300,000 newly issued shares of common stock at a price of $25 per share during 2000. Proceeds of $5,195,700 from the sale of 207,828 shares, less issuance costs of $121,739, are included in the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PARENT COMPANY ONLY FINANCIAL STATEMENTS

Condensed financial statements for Indian River Banking Company only are presented below:

INDIAN RIVER BANKING COMPANY

PARENT COMPANY ONLY BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

(Dollars in Thousands)	2002	2001
ASSETS
Cash	$6,575	$213
Investment in wholly-owned subsidiaries	34,694	27,507
Other assets	865	561

	$42,134	$28,281

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Notes payable and other borrowings	$7,217	$570
Other liabilities	68	8

TOTAL LIABILITIES	7,285	578
Stockholders’ equity	34,849	27,703

	$42,134	$28,281

INDIAN RIVER BANKING COMPANY

PARENT COMPANY ONLY STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Dollars in Thousands)	2002	2001	2000
Equity in net income of wholly-owned subsidiaries, net	$5,687	$4,003	$2,812
Interest income	10	24	22
Other income	4	—	—

	5,701	4,027	2,834

Expenses:
Interest expense	115	18	170
Other expenses	148	520	142

	263	538	312

INCOME BEFORE INCOME TAXES	5,438	3,489	2,522
Provision for income taxes (benefit)	(93)	(193)	(109)

NET INCOME	$5,531	$3,682	$2,631

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

INDIAN RIVER BANKING COMPANY

PARENT COMPANY ONLY STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Dollars in Thousands)	2002	2001	2000
Cash flow from operating activities:
Net income	$5,531	$3,682	$2,631
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in net income of wholly-owned subsidiaries, net	(5,687)	(4,003)	(2,812)
Stock-based compensation	104	8	—
Other	(244)	(185)	(231)

NET CASH USED IN OPERATING ACTIVITIES	(296)	(498)	(412)

Cash flow from investing activities:
Investment in subsidiaries	(217)	—	(2,800)

NET CASH USED IN INVESTING ACTIVITIES	(217)	—	(2,800)

Cash flow from financing activities:
Increase (decrease) in notes payable and other borrowings, net	6,647	570	(1,845)
Proceeds from issuance of stock	—	—	5,074
Proceeds from exercise of stock options	236	84	39
Cash paid for fractional shares	(8)	(4)	(4)

NET CASH PROVIDED BY FINANCING ACTIVITIES	6,875	650	3,264

INCREASE IN CASH AND CASH EQUIVALENTS	6,362	152	52
Cash and cash equivalents:
Beginning	213	61	9

Ending	$6,575	$213	$61

NOTE 23. SUBSEQUENT STOCK DIVIDEND

The number of shares outstanding and the related stockholders’ equity accounts have been retroactively adjusted in the accompanying balance sheet as of December 31, 2002 to reflect a 10% stock dividend declared January 15, 2003.

NOTE 24. LEGAL CONTINGENCIES

Various legal claims arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Bank’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25. QUARTERLY DATA (UNAUDITED)

	Year Ended December 31,
	2002				2001
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per share data)
Interest income	$6,267	$6,434	$6,506	$6,302	$6,596	$6,619	$6,436	$6,390
Interest expense	2,128	2,162	2,333	2,590	2,879	3,281	3,239	3,317

Net interest income	4,139	4,272	4,173	3,712	3,717	3,338	3,197	3,073
Provision for loan losses	180	180	130	130	180	180	120	120

Net interest income, after provision for loan losses	3,959	4,092	4,043	3,582	3,537	3,158	3,077	2,953
Noninterest income	1,251	1,100	1,100	1,548	1,322	871	1,002	737
Noninterest expense	3,149	2,957	2,927	2,798	2,810	2,459	3,103	2,492

Income before taxes	2,061	2,235	2,226	2,332	2,049	1,570	976	1,198
Provision for income taxes	772	838	835	878	749	560	349	453

Net income	$1,289	$1,397	1,391	$1,454	$1,300	$1,010	$627	$745

Earnings per common share
Basic	$0.59	$0.65	$0.65	$0.68	$0.60	$0.47	$0.30	$0.35

Diluted	$0.57	$0.64	$0.64	$0.66	$0.60	$0.46	$0.29	$0.34

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

The information required by this Item is incorporated by reference to the material appearing at pages 6 to 7, 12 and 16 of Indian River’s definitive proxy statement for the Annual Meeting of Shareholders to be held on April 30, 2003 under the captions “Election of Directors - Nominees for Election as Directors, and “- Executive Officers who are not Directors” and “Compliance with Section 16(a) of the Securities Exchange Act of 1934”.

ITEM 11. EXECUTIVE COMPENSATION.

The information required by this Item is incorporated by reference to the material appearing at pages 8 to 15 of Indian River’s definitive proxy statement for the Annual Meeting of Shareholders to be held on April 30, 2003, under the captions “Directors’ Compensation”, “Executive Compensation”, “Report of the Compensation Committee, and Stock Performance Comparison.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Securities Authorized for Issuance Under Equity Compensation Plans. The following table sets forth information regarding options and other securities issuable and issued under our plans under which stock options or other equity based compensation may be granted.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	132,816		$18.31	162,923
Equity compensation plans not approved by security holders	29,384	(2)	$18.86	5,074	(3)
Total	162,200		$18.41	167,997

(1)	Reflects the 1995 and 1999 Stock Option Plan described further in Note 10 to the Consolidated Financial Statements and in response to Item 11.
(2)	Reflect options granted under the Directors Fee Stock Options Plan (the Director). No specific number of shares has been reserved for future issuances under the Director Plan. Under the Plan, every three years, the directors are granted options to purchase an aggregate of 2,100 shares for committee service for the upcoming three year period.
(3)	Represents shares available for issuance under the Employee Tenure Stock Grant Plan. This plan annually awards one share of common stock for each year of service to non executive officer employees upon the anniversary date of their employment with Indian River, commencing with their fifth anniversary. The Board of Directors may terminate the plan at any time.

The other information required by this Item is incorporated by reference to the material appearing at pages 4 to 5 of Indian River’s definitive proxy statement for the Annual Meeting of Shareholders to be held on April 30, 2003 under the caption “Voting Securities and Principal Shareholders”.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The information required by this Item is incorporated by reference to the material appearing at page 13 of Indian River’s definitive proxy statement for the Annual Meeting of Shareholders to be held on April 30, 2003 under the caption “Certain Relationships and Related Transactions”.

ITEM 14. CONTROLS AND PROCEDURES

Within the ninety days prior to the filing of this report, Indian River’s management, under the supervision and with the participation of the Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of Indian River’s disclosure controls and procedures, as defined in Rule 13a-14 under the Securities Exchange Act of 1934. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that Indian River’s disclosure controls and procedures were adequate. There were no significant changes (including corrective actions with regard to significant deficiencies or material weaknesses) in Indian River’s internal controls or in other factors subsequent to the date of the evaluation that would significantly affect those controls.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) (1)	Financial Statements

Consolidated Balance Sheets at December 31, 2001 and 2002
Consolidated Statements of Income for the years ended December 31, 2000, 2001 and 2002
Consolidated Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2000, 2001 and 2002
Notes to the Consolidated Financial Statements
Report of Independent Auditors

(2)	Financial Statement Schedules

All financial statement schedules have been omitted as the required information is either inapplicable or included in the consolidated financial statements or related notes.

(3)	Exhibits

Exhibit No.	Description of Exhibits

3(a)	Articles of Incorporation of Indian River, as amended (1)

3(b)	Bylaws of Indian River (1)

4(a)	Indenture, dated as of September 30, 2002 between Indian River Banking Company and Wells Fargo Bank, National Association, as trustee (2)

4(b)	Amended and Restated Declaration of Trust, dated as of September 30, 2002 among Indian River Banking Company, Wells Fargo Bank, National Association as Property Trustee, and Paul A. Beindorf, Diana L. Walker and Phillip L. Tasker as Administrative Trustees (2)

4(c)	Guarantee Agreement dated as of September 30, 2002, between Indian River Banking Company and Wells Fargo Bank, National Association, as trustee (2)

10(a)	Indian River 1999 Stock Option Plan (3)

10(b)	Employment Agreement between Indian River National Bank and Paul A. Beindorf

10(c)	Employment Agreement between Indian River National Bank and Jeffrey R. Morton

10(d)	Change in Control Agreement between Indian River Banking Company, Indian River National Bank and Diana L. Walker

11	Statement of Computation of Per Share Earnings See Note 11 to the Consolidated Financial Statements

21	Subsidiaries of the Registrant

23	Consent of McGladrey & Pullen, LLP, Independent Auditors

99(a)	Certification of Paul A. Beindorf

99(b)	Certification of Phillip L. Tasker

(1)	Incorporated by reference to exhibit of same number to Indian River’s registration statement on Form SB-2 (No. 333-36688)
(2)	Not filed in accordance with the provisions of Item 601(b) (4) (iii) of Regulation SK. Indian River agrees to provide a copy of these documents to the Commission upon request.
(3)	Incorporated by reference to exhibit 10(d) to Indian River’s registration statement on Form SB-2 (No. 333-36688)

(B)	REPORTS ON FORM 8-K

On October 18, 2002, Indian River filed a report on Form 8-K, under Item 5, disclosing the issuance of a press release announcing third quarter earnings.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDIAN RIVER BANKING COMPANY

Dated March 3, 2003	By:	/s/ Paul A. Beindorf
Paul A. Beindorf, President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Paul A. Beindorf Paul A. Beindorf	President, Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2003

/s/ William C. Graves, IV William C. Graves, IV	Director	March 3, 2003

/s/ Robert A. Grice Robert A. Grice	Director	March 3, 2003

/s/ Griffin A. Greene Griffin A. Greene	Chairman of the Board	March 3, 2003

/s/ William B. Marine William B. Marine	Director	March 3, 2003

/s/ John L. Minton John L. Minton	Director	March 3, 2003

/s/ Keith H. Morgan Keith H. Morgan, Jr.	Director	March 3, 2003

/s/ Daniel R. Richey Daniel R. Richey	Director	March 3, 2003

/s/ Mary M. Rogers Mary M. Rogers	Director	March 3, 2003

/s/ John David Smith John David Smith	Director	March 3, 2003

/s/ Phillip L. Tasker Phillip L. Tasker	Treasurer and Chief Financial Officer	March 3, 2003

CERTIFICATION

I, Paul A. Beindorf, certify that:

1. I have reviewed this annual report on Form 10-K of Indian River Banking Company;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c) Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 3, 2003	/s/ Paul A. Beindorf
President and Chief Executive Officer

CERTIFICATION

I, Phillip L. Tasker, certify that:

1. I have reviewed this annual report on Form 10-K of Indian River Banking Company;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c) Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 3, 2003	/s/ Phillip L. Tasker
Treasurer and Chief Financial Officer

Appendix E

INDIAN RIVER BANKING COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(MARK ONE)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended September 30, 2003

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 000-32643

INDIAN RIVER BANKING COMPANY

(Exact name of registrant as specified in its charter)

Florida	59-2931518
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

958 20th Place, Vero Beach, Florida	32960
(Address of principal executive offices)	(Zip Code)

772.569.9200

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practical date.

As of October 31, 2003, the registrant had 2,187,402 shares of Common Stock outstanding.

Part I Financial Information

Item 1 - Financial Statements

INDIAN RIVER BANKING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and due from banks	$11,533	$18,856
Federal funds sold	329	1,001

Total cash and cash equivalents	11,862	19,857

Securities available for sale	244,205	176,383
Securities held to maturity	7,648	9,742
Other securities	2,106	2,370
Loans held for sale	1,409	13,186
Loans, net of allowance for loan loss	242,456	229,588
Bank premises and equipment, net	4,295	4,084
Accrued interest receivable	2,385	2,207
Other assets	2,430	780

TOTAL ASSETS	$518,796	$458,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Noninterest-bearing demand deposits	$64,167	$66,883
Interest-bearing deposits:
NOW and money-market	110,257	51,777
Savings	117,634	116,028
Time deposits	118,093	130,205

TOTAL DEPOSITS	410,151	364,893
Guaranteed preferred beneficial interests in Company’s subordinated debentures	7,000	7,000
Other borrowings	63,891	50,269
Other liabilities	1,456	1,186

TOTAL LIABILITIES	482,498	423,348

Stockholders’ Equity
Common stock	2,178	2,163
Capital surplus	27,757	27,427
Retained earnings	6,676	2,979
Accumulated other comprehensive (loss) income	(313)	2,280

TOTAL STOCKHOLDERS’ EQUITY	36,298	34,849

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$518,796	$458,197

See Notes to Condensed Consolidated Financial Statements.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)

(In Thousands, Except Per Share Data)	2003	2002
Interest income:
Loans and fees on loans	$4,006	$4,253
Investment securities and due from banks	1,648	2,167
Federal funds sold	3	14

	5,657	6,434

Interest expense:
Deposits	1,469	1,738
Other	579	424

	2,048	2,162

NET INTEREST INCOME	3,609	4,272
Provision for loan losses	90	180

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,519	4,092

Other income:
Service charges and fees	650	448
Gain on sale of securities	—	62
Gain on sale of loans	589	347
Other	363	243

	1,602	1,100

Other expense:
Salaries and benefits	1,597	1,561
Occupancy and equipment	483	408
Data processing	399	294
Other operating expenses	680	694

	3,159	2,957

INCOME BEFORE INCOME TAXES	1,962	2,235
Income taxes	710	838

NET INCOME	$1,252	$1,397

Basic earnings per share	$0.58	$0.65

Diluted earnings per share	$0.56	$0.64

Dividends per share	$—	$—

See Notes to Condensed Consolidated Financial Statements.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)

(In Thousands, Except Per Share Data)	2003	2002
Interest income:
Loans and fees on loans	$12,229	$12,639
Investment securities and due from banks	5,746	6,484
Federal funds sold	42	119

	18,017	19,242

Interest expense:
Deposits	4,695	5,894
Other	1,647	1,191

	6,342	7,085

NET INTEREST INCOME	11,675	12,157
Provision for loan losses	355	440

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,320	11,717

Other income:
Service charges and fees	1,821	1,273
Gain on sale of securities	167	813
Gain on sale of loans	1,822	1,034
Other	793	638

	4,603	3,758

Other expense:
Salaries and benefits	5,140	4,404
Occupancy and equipment	1,398	1,174
Data processing	1,164	970
Other operating expenses	2,334	2,133

	10,036	8,681

INCOME BEFORE INCOME TAXES	5,887	6,794
Income taxes	2,177	2,552

NET INCOME	$3,710	$4,242

Basic earnings per share	$1.71	$1.98

Diluted earnings per share	$1.65	$1.94

Dividends per share	$—	$—

See Notes to Condensed Consolidated Financial Statements.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity	Comprehensive Income
(In Thousands)	Shares	Amount
Balance, January 1, 2002	1,772	$1,772	$16,456	$8,478	$998	$27,704
10% stock dividend, applied retroactively	177	177	4,422	(4,599)	—	—

Balance, January 1, 2002, as adjusted	1,949	1,949	20,878	3,879	998	27,704
Fractional shares	—	—	—	(8)	—	(8)
Stock options exercised	5	5	92	—	—	97
Stock-based compensation	—	—	8	—	—	8
Comprehensive Income:
Net income	—	—	—	4,242	—	4,242	$4,242
Other comprehensive income, unrealized gain on securities, net of tax	—	—	—	—	1,079	1,079	1,079

Comprehensive Income							$5,321

Balance, September 30, 2002	1,954	$1,954	$20,978	$8,113	$2,077	$33,122

Balance, January 1, 2003	1,966	$1,966	$21,201	$9,402	$2,280	$34,849
10% stock dividend, applied retroactively	197	197	6,226	(6,423)	—	—

Balance, January 1, 2003, as adjusted	2,163	2,163	27,427	2,979	2,280	34,849
Fractional shares	—	—	—	(13)	—	(13)
Stock options exercised	15	15	281	—	—	296
Stock-based compensation	—	—	49	—	—	49
Comprehensive Income:
Net income	—	—	—	3,710	—	3,710	$3,710
Other comprehensive income, unrealized loss on securities, net of tax benefit	—	—	—	—	(2,593)	(2,593)	(2,593)

Comprehensive Income							$1,117

Balance, September 30, 2003	2,178	$2,178	$27,757	$6,676	$(313)	$36,298

See Notes to Condensed Consolidated Financial Statements

INDIAN RIVER BANKING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)

(In Thousands)	2003	2002
Cash Flows From Operating Activities
Net income	$3,710	$4,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	512	449
Provision for loan losses	355	440
Proceeds from sale of loans originated for resale	92,449	46,431
Origination of loans for resale	(78,850)	(43,071)
Gain on sale of loans	(1,822)	(1,034)
Stock-based compensation	49	8
Amortization of premiums and discounts, net	2,395	188
Gain on sale of securities	(167)	(813)
Increase (decrease) in accrued interest receivable	(178)	569
Increase in other assets	(127)	(246)
Increase in other liabilities	270	462

NET CASH PROVIDED BY OPERATING ACTIVITIES	18,596	7,625

Cash Flows From Investing Activities

Cash flows from securities, net	(71,808)	(23,151)
Loan originations, net of collections	(13,223)	(16,430)
Purchases of premises and equipment	(723)	(469)

NET CASH USED BY INVESTING ACTIVITIES	(85,754)	(40,050)

Cash Flows From Financing Activities

Net increase in deposits	45,258	15,264
Net increase in other borrowings	13,622	9,824
Proceeds from exercise of stock options	296	97
Cash paid for fractional shares	(13)	(8)
Proceeds from issuance of trust preferred securities	—	6,790

NET CASH PROVIDED BY FINANCING ACTIVITIES	59,163	31,967

NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,995)	(458)
Cash and cash equivalents:
Beginning	19,857	23,367

Ending	$11,862	$22,909

See Notes to Condensed Consolidated Financial Statements.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Indian River Banking Company, which are unaudited, except for the condensed consolidated balance sheet at December 31, 2002, which is derived from the audited consolidated balance sheet at that date, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine-month periods ended September 30, 2003, are not necessarily indicative of the results that may be expected for the full year. For further information, refer to Indian River Banking Company’s consolidated financial statements and the notes thereto for the year ended December 31, 2002.

The accompanying condensed consolidated financial statements include the accounts of Indian River Banking Company (“Indian River”) and its wholly-owned subsidiaries, Indian River National Bank (“Indian River Bank”), a federally-chartered independent community bank and its wholly owned subsidiary Indian River National Real Estate, LLC, Indian River Title Company, LLC, IRNB Insurance Services, LLC, and Indian River Capital Trust I, collectively referred to as “Indian River”. All significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2. INVESTMENT SECURITIES

Securities held to maturity: The amortized cost and fair values of securities held to maturity as of September 30, 2003 and December 31, 2002 are summarized as follows.

(In Thousands)	September 30, 2003
	Amortized Cost	Estimated Unrealized Gains	Estimated Unrealized Losses	Estimated Market Value
State, county and municipal securities	$7,648	$288	$(38)	$7,898

	December 31, 2002
	Amortized Cost	Estimated Unrealized Gains	Estimated Unrealized Losses	Estimated Market Value
Mortgage-backed securities	$3,814	$—	$(11)	$3,803
State, county and municipal securities	5,928	252	—	6,180

	$9,742	$252	$(11)	$9,983

Securities available for sale: The amortized cost and fair values of securities available for sale as of September 30, 2003 and December 31, 2002 are summarized as follows:

(In Thousands)	September 30, 2003
	Amortized Cost	Estimated Unrealized Gains	Estimated Unrealized Losses	Estimated Market Value
U.S. Government corporations and agencies	$65,527	$920	$(521)	$65,926
Corporate securities	4,914	285	—	5,199
Mortgage-backed securities	174,261	674	(1,855)	173,080

	$244,702	$1,879	$(2,376)	$244,205

	December 31, 2002
	Amortized Cost	Estimated Unrealized Gains	Estimated Unrealized Losses	Estimated Market Value
U.S. Government corporations and agencies	$26,060	$1,172	$—	$27,232
Corporate securities	10,470	422	(5)	10,887
Mortgage-backed securities	136,234	2,139	(109)	138,264

	$172,764	$3,733	$(114)	$176,383

NOTE 3. LOANS

The composition of net loans is as follows at September 30, 2003 and December 31, 2002:

(In Thousands)	September 30, 2003	December 31, 2002
Real estate:
Construction, land development and other land loans	$46,465	$45,913
Farmland	2,586	3,181
One-to-four family residential	95,901	87,841
Multifamily residential	2,264	2,506
Nonfarm, nonresidential	71,090	64,458
Agriculture	2,172	1,788
Commercial and industrial	13,112	13,257
Consumer	10,332	11,645
Other	1,933	2,262

	245,855	232,851
Less: Allowance for loan losses	(3,395)	(3,259)
Unearned discounts and loan fees	(4)	(4)

Loans, net	$242,456	$229,588

Indian River’s recorded investment in impaired loans for which a specific allowance was recognized was $147 thousand and $585 thousand at September 30, 2003 and December 31, 2002, respectively. The specific allowance associated with these loans was $40 thousand and $100 thousand at September 30, 2003 and December 31, 2002, respectively. The average recorded investment in impaired loans during the third quarter of 2003 was $36 thousand compared to $97 thousand for the comparable quarter in 2002. The average recorded investment in impaired loans for the first nine months of 2003 was $414 thousand compared to $293 thousand for the first nine months of 2002. Interest income recognized on impaired loans, recognized for cash payments during the third quarter and the first nine months of 2003 and 2002 was not significant.

NOTE 4. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses for the three months ended September 30, 2003 and 2002 is as follows:

(In Thousands)	2003	2002
Balance, beginning	$3,352	$3,015

Charge-offs:
Loans to individuals	(16)	(20)
Credit Cards	(15)	(10)
Other loans	(34)	(19)

Total	(65)	(49)

Recoveries:
Loans to individuals	5	2
Credit Cards	2	—
Other loans	11	3

Total	18	5

Net charge-offs	(47)	(44)
Provision for loan losses	90	180

Balance, ending	$3,395	$3,151

Activity in the allowance for loan losses for the nine months ended September 30, 2003 and 2002 is as follows:

(In Thousands)	2003	2002
Balance, beginning	$3,259	$2,819

Charge-offs:
1-4 Family Real Estate	(34)	—
Nonfarm, nonresidential	(62)	—
Commercial and industrial	(14)	(2)
Loans to individuals	(35)	(71)
Credit Cards	(44)	(36)
Other loans	(76)	(32)

Total	(265)	(141)

Recoveries:
1-4 Family Real Estate	—	6
Commercial and Industrial	—	1
Loans to individuals	17	20
Credit Cards	6	2
Other loans	23	4

Total	46	33

Net charge-offs	(219)	(108)
Provision for loan losses	355	440

Balance, ending	$3,395	$3,151

NOTE 5. EARNINGS PER SHARE

Basic earnings per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding, adjusted for stock dividends and splits occurring subsequent to period-end (the denominator). Diluted earnings per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. Diluted earnings per share are calculated using the Treasury Stock Method.

Following is information about the computation of the earnings per share data for the three and nine months ended September 30, 2003 and 2002 respectively (after adjusting for 10% stock dividends in 2003 and 2002):

(In Thousands, Except Per Share Data)	Net Income	Common Shares	Per-Share Amounts
Three Months Ended September 30, 2003:
Basic earnings, income available to common stockholders	$1,252	2,175	$0.58

Effect of dilutive securities, options	—	67

Diluted earnings per share	$1,252	2,242	$0.56

	Net Income	Common Shares	Per-Share Amounts
Three Months Ended September 30, 2002:
Basic earnings, income available to common stockholders	$1,397	2,147	$0.65

Effect of dilutive securities, options	—	52

Diluted earnings per share	$1,397	2,199	$0.64

	Net Income	Common Shares	Per-Share Amounts
Nine Months Ended September 30, 2003:
Basic earnings, income available to common stockholders	$3,710	2,170	$1.71

Effect of dilutive securities, options	—	75

Diluted earnings per share	$3,710	2,245	$1.65

	Net Income	Common Shares	Per-Share Amounts
Nine Months Ended September 30, 2002:
Basic earnings, income available to common stockholders	$4,242	2,146	$1.98

Effect of dilutive securities, options	—	52

Diluted earnings per share	$4,242	2,198	$1.94

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following at September 30, 2003 and December 31, 2002:

(In Thousands)	September 30, 2003	December 31, 2002
Advance under line of credit with Colonial Bank, interest payable quarterly at an adjustable rate, 4.00% at September 30, 2003.	$—	$—
Federal Home Loan Bank advances:
Advance, interest payable monthly at a fixed rate of 6.44%, with equal semiannual principal payments of $142 through September 2004	286	571
Convertible advance due March 2008, interest payable quarterly at a fixed rate of 5.51%.	2,000	2,000
Convertible advance due January 2011, interest payable quarterly at a fixed rate of 4.41%.	10,000	10,000
Convertible advance due May 2011, interest payable quarterly at a fixed rate of 3.95%.	15,000	15,000
Convertible advance due November 2012, interest payable quarterly at a fixed rate of 2.47%.	6,000	6,000
Convertible advance due November 2012, interest payable quarterly at a fixed rate of 3.35%.	5,000	5,000
Securities sold under repurchase agreements	21,705	2,398
Federal funds purchased, interest payable daily at a rate that adjusts daily	3,900	9,300

	$63,891	$50,269

NOTE 7. STOCK DIVIDEND

Stockholders’ equity accounts have been retroactively adjusted in the accompanying balance sheet as of December 31, 2002 to reflect a 10% stock dividend declared in January 2003.

NOTE 8. TRUST PREFERRED SECURITIES

On September 30, 2002, a wholly-owned statutory business trust established by Indian River issued $7 million in guaranteed preferred beneficial interests in the trust (“trust-preferred securities”). The sole assets of the statutory business trust are a series of subordinated debentures of Indian River in the amount of $7 million and related payments. Indian River has fully and unconditionally guaranteed the statutory business trust’s obligations under the trust-preferred securities, to the extent set forth in the guarantee agreement.

The subordinated debentures are unsecured and subordinate to all senior debt (as defined) of Indian River. The subordinated debentures and the trust preferred securities bear interest at a variable rate of 3 month LIBOR plus 3.45%, 4.58% for the quarterly period ended September 30, 2003 and mature on November 7, 2032. They are redeemable in whole or in part on or after November 7, 2007. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures at their maturity or earlier redemption.

NOTE 9. STOCK BASED COMPENSATION

Under the terms of the 1999 Stock Option Plan, options to purchase shares of Indian River’s common stock may be granted to directors and key officers/employees at a price that is not less than the fair market value of such stock at the date of the grant. Options granted to employees under the plan may be designated as incentive stock options. All options expire no more than ten years from the date of the grant, or three months after an employee’s termination. In accordance with the plan, the aggregate number of shares for which options may be granted, the number of shares covered for each outstanding option, and the exercise price per share for each such option shall be proportionately adjusted for the payment of stock dividends or similar adjustments to the number of shares of common stock effected without the receipt of consideration by Indian River. At September 30, 2003, the number of shares eligible to be issued under the Plan was 366,025 and approximately 130,000 shares remained available for granting.

In December 1999, the Board of Directors adopted the Director Fee Stock Option Plan, under which each director is entitled to receive options to purchase shares of common stock in lieu of cash compensation for attendance at committee meetings. Options granted have an exercise price equal to the fair value of the common stock at the date of grant.

The following is a summary of stock option transactions during the nine-month periods ended September 30, 2003 and 2002 (All options and option price per share information has been adjusted to reflect the stock dividend in 2002 and 2003):

	Shares	Weighted-Average Exercise Price
Outstanding at December 31, 2001	145,718	$16.68
Granted	37,776	23.81
Exercised	(5,951)	15.95
Forfeited	(3,217)	18.55

Outstanding at September 30, 2002	174,326	$18.28

Outstanding at December 31, 2002	162,200	$18.41
Granted	53,590	32.75
Exercised	(15,052)	19.64
Forfeited	(377)	30.64

Outstanding at September 30, 2003	200,361	$22.13

Indian River accounts for its stock option plans using the intrinsic value method provided under APB Opinion No. 25, Accounting for Stock Issued to Employees. Generally, Indian River has recognized no compensation cost for stock options granted, as all options granted had an exercise price equal to the estimated market value of the underlying common stock on the date of grant. Option holders may elect a “cashless exercise” of their vested options, under which they receive shares of common stock with a fair value equal to the intrinsic value of the options at the date of exercise, without any payment. Those option awards expected to be exercised via this cashless exercise are accounted for as variable plan awards and, as such, Indian River recognizes compensation expense equal to the change in the intrinsic value of such options during the period. The following table illustrates the effect on net income and earnings per share if Indian River had applied fair value recognition provisions to stock-based employee compensation.

NOTE 9. STOCK BASED COMPENSATION (CONTINUED)

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions for grants during 2003: risk-free interest rate of 4.9%, no dividends and expected lives of 8 years. Volatility was assumed to be zero because there is currently no active market for Indian River’s stock. The weighted-average fair value of options granted during 2003 was $11.39.

(In Thousands, Except Per Share Data)	Three Months Ending September 30, 2003	Three Months Ending September 30, 2002
Net income, as reported	$1,252	$1,397
Add total stock-based employee compensation expense determined under the intrinsic value based method for all awards, net of related tax effects	10	2
Deduct total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(229)	(48)

Pro forma net income	$1,033	$1,351

Basic earnings per share As reported	$0.58	$0.65
Pro forma	$0.47	$0.63

Diluted earnings per share As reported	$0.56	$0.64
Pro forma	$0.46	$0.61

(In Thousands, Except Per Share Data)	Nine Months Ending September 30, 2003	Nine Months Ending September 30, 2002
Net income, as reported	$3,710	$4,242
Add total stock-based employee compensation expense determined under the intrinsic value based method for all awards, net of related tax effects	31	5
Deduct total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(334)	(144)

Pro forma net income	$3,407	$4,103

Basic earnings per share As reported	$1.71	$1.98
Pro forma	$1.57	$1.91

Diluted earnings per share As reported	$1.65	$1.94
Pro forma	$1.55	$1.87

NOTE 10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Indian River, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized on the balance sheet. The contractual amounts of these instruments reflect Indian River’s involvement in particular classes of financial instruments.

Indian River’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. Indian River uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Indian River evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by Indian River upon extension of credit, is based on management’s credit evaluation of the counter party.

Standby letters of credit are conditional commitments issued by Indian River to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

A summary of the amounts of Indian River’s financial instruments, with off-balance sheet risk at September 30, 2003, follows:

(In Thousands)	2003
Commitments to extend credit	$63,908
Credit card arrangements	4,161
Standby letters of credit	1,552

$69,621

NOTE 11. ADDITIONAL CASH FLOW INFORMATION

	Nine Months Ended September 30,
(In Thousands)	2003	2002
Cash flows from securities:
Securities available-for-sale:
Proceeds from sales	$21,721	$81,613
Maturities, calls and paydowns	109,131	27,778
Purchases	(205,001)	(132,542)
Securities held to maturity:
Maturities, calls and paydowns	3,800	—
Purchases	(1,723)	—
Other securities:
Maturities, calls and paydowns	1,325	—
Purchases	(1,061)	—

	$(71,808)	$(23,151)

Supplemental disclosures of cash flow information:
Cash payments for interest	$6,391	$7,212

Cash payments for income taxes	$2,535	$2,703

NOTE 12. SUBSEQUENT EVENTS

On October 15, 2003, Indian River declared a $0.50 per share cash dividend, payable on November 17, 2003 to shareholders of record on October 31, 2003.

On October 22, 2003 Indian River entered into of a definitive agreement with Alabama National BanCorporation (“ANB”) providing for the acquisition of Indian River by ANB. Under the agreement, Indian River shall be merged with and into ANB, and Indian River Bank will become a wholly owned subsidiary of ANB. Under the terms of the agreement, ANB will issue 0.9408 ANB common shares for each share of Indian River common stock, subject to upward adjustment in accordance with the Agreement, and subject to the ability to elect cash with respect to a portion of the outstanding shares. Options to purchase Indian River common stock will be converted into options to purchase ANB common stock.

Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “Indian River expects,” “Indian River believes,” “Indian River anticipates,” may, should or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Indian River, changing trends in customer profiles and changes in laws and regulations applicable to Indian River. Although Indian River believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of Indian River will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

General

Indian River Banking Company (“Indian River”) is a one-bank holding company for Indian River National Bank (“Indian River Bank”) and is headquartered in Vero Beach, Florida. Indian River Bank is a growing community bank serving individuals and small to medium sized businesses with special focus on real estate related lending and the professional community. The Bank operates four branches in Indian River County and four branches in Brevard County. The Bank offers deposit accounts and associated services to businesses and individuals and makes loans and invests in qualified securities. In addition, the Bank’s income includes fees on deposit accounts and loans, and gains from the sale of mortgage loans originated for sale in the secondary market.

On October 22, 2003 Indian River entered into of a definitive agreement with Alabama National BanCorporation (“ANB”) providing for the acquisition of Indian River by ANB. Under the agreement, Indian River shall be merged with and into ANB, and Indian River Bank will become a wholly owned subsidiary of ANB. Under the terms of the agreement, ANB will issue 0.9408 ANB common shares for each share of Indian River common stock, subject to upward adjustment in accordance with the Agreement, and subject to the ability to elect cash with respect to a portion of the outstanding shares. Options to purchase Indian River common stock will be converted into options to purchase ANB common stock.

FINANCIAL CONDITION

Total Assets

Indian River’s total assets were $518.8 million at September 30, 2003, a 13.2% increase from $458.2 million at December 31, 2002. The increase in Indian River’s asset base was due to deposit growth of $45.3 million and a $13.6 million increase in other borrowings.

Investments

Indian River’s investment portfolio increased $65.5 million during the first nine months of 2003, primarily as a result of a $58.9 million growth in deposits and other borrowings. Net loans outstanding (both portfolio loans and loans held for sale) increased only $1.1 million during the same period. Portfolio loans were up $12.9 million, or 5.6% in the nine month period ending September 30, 2003 and loans held for sale declined $11.8 million, or 89.3% during the same period. Due to processing delays with purchasers at year-end 2002, Indian River had a significantly higher amount of loans held for sale outstanding than is normal. During the nine months ended September 30, 2003, the average daily balance of loans held for sale was $6.1 million compared to the $13.2 million outstanding on December 31, 2002. During the first nine months of 2003 Indian River originated $78.9 million of loans for sale, compared to $43.0 million during the comparable period in 2002.

During the first nine months of 2003 Indian River purchased $207.8 million in securities. In addition to funding growth, Indian River’s existing investment securities generated $136.0 million in cash flow from sales, maturities, securities being called, and repayments on mortgage-backed securities. In investing excess funds in the current rate environment Indian River attempts to maximize return while minimizing possible adverse exposure to rising rates. In balancing these somewhat conflicting objectives, Indian River’s purchases during the nine months ended September 30, 2003 were primarily weighted towards planned amortization class collateralized mortgage obligations, callable US Government agency securities and amortizing mortgage-backed securities with final maturities of ten years or less. These instruments should have the most stable average lives in the current rate environment. Indian River examines the investment portfolio’s sensitivity to the effects of potential rising interest rates by monitoring overall portfolio duration. This is particularly critical during periods when excess cash results in significant purchases of investment securities. At September 30, 2003 the modified duration of Indian River’s investment portfolio was 3.15 years compared to 2.54 years at December 31, 2002.

Loans

Loans totaled $242.5 million at September 30, 2003, an increase of $12.9 million, or 5.6%, from December 31, 2002. Loan growth since December 31, 2002 was in one-to-four family residential real estate loans ($8.1 million, or a 9.2% increase), construction, land development and other land loans ($552 thousand, or a 1.2% increase) nonfarm, nonresidential real estate loans ($6.6 million or a 10.3% increase) and in agricultural related loans ($384 thousand or a 21.5% increase). Indian River experienced net loan repayments in farmland related loans ($-595 thousand or an 18.7% decrease) as well as in multi-family residential, commercial, consumer and other loans (-$2.0 million or a 6.8% decrease).

Deposits

Indian River’s deposits increased $45.3 million, or 12.4%, from $364.9 million at December 31, 2002 to $410.2 million at September 30, 2003. Increases occurred in NOW and money market accounts ($58.5 million, or 113.0%). The increase in NOW and money market account balances can be primarily attributed to a special money market rate that was offered with the opening of the new Sarno Road Branch, Indian River’s eighth branch, during the first quarter of 2003 Indian River has implemented a deposit reclassification program to reduce the amount of reserves required to be maintained in accordance with Regulation D of the Federal Reserve. At September 30, 2003 Indian River had reclassified $41.7 million of demand deposit account balances and $40.9 million in NOW account balances as money market account balances. The deposit reclassification program was implemented on May 25th after notification to the Federal Reserve Bank of Atlanta and did not impact totals at December 31, 2002. Under Federal Reserve guidelines and subject to proper customer disclosure Indian River is able to sweep Demand deposit and NOW account balances into a corresponding money market account nightly as long as return sweeps do not exceed Federal Reserve limitations. Some of Indian River’s demand deposit and NOW account balances are subject to a 10% reserve requirement while money market account balances are only subject to a 3% reserve requirement. Reclassification frees up additional non-earning assets for investment.

In the nine months ended September 30, 2003, savings accounts increased $1.6 million, or 1.4%, while time deposit account balances decreased $12.1 million, or 9.3%.

There was also a $2.7 million, or 4.1%, decrease in noninterest bearing demand deposits. This can be primarily attributed to the movement of over $10 million from a noninterest-bearing deposit to an overnight repurchase agreement account at the beginning of 2003. At year end 2002 the funds were moved out of the repurchase agreement account and into a noninterest bearing deposit account and moved back into a repurchase agreement account at the beginning of 2003.

Stockholders’ Equity

Total stockholders’ equity increased by $1.4 million or 4.2%, during the first nine months of 2003. Net income of $3.7 million and option exercises of $296 thousand were offset by a $2.6 million decrease in accumulated other comprehensive income (loss). Accumulated other comprehensive income (loss) for Indian River consists of the net unrealized gain or loss on securities available for sale.

Results of Operations

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

Net Income

For the first nine months of 2003, Indian River recorded net income of $3.7 million. This was $532 thousand, or 12.5%, less than the $4.2 million in net income recorded for the first nine months of 2002. Basic earnings per share decreased $0.27 during the nine months ended September 30, 2003, to $1.71, compared to $1.98 per share during the comparable period of 2002 (as adjusted to reflect the 10% stock dividends in 2003 and 2002). Diluted earnings per share decreased from $1.94 to $1.65 during the first nine months of 2003, compared to the same period in 2002. Before the effect of gains from security transactions, the Indian River earned $3.6 million in the first nine months of 2003, compared to $3.7 million earned in the first nine months of 2002. During the first quarter of 2002, Indian River began restructuring its investment portfolio to reduce credit and interest rate risk and exposure to corporate securities, and as a result recognized an unusually high level of gains.

Net interest income decreased $482 thousand, or 4.0%, for the first nine months of 2003 compared to the same period in 2002. Other income rose $845 thousand, or 22.5%, in the nine months ended September 30, 2003 compared to the comparable period in 2002. Indian River also noted an increase in other expenses of $1.4 million, or 15.6%, in the first nine months of 2003 compared to the prior period. The provision for loan losses decreased $85 thousand, or 19.3%.

Net Interest Income

Net interest income decreased to $11.7 million for the first nine months of 2003 from $12.2 million for the same period in 2002. Both interest income and interest expenses fell during the nine months ended September 30, 2003 compared to same period in 2002. The $482 thousand, or 4.0%, decrease in net interest income was mainly the result of a $1.2 million, or 6.4% decrease in interest income exceeding the $743 thousand, or 10.5% decrease in interest expense. Yields on Indian River’s interest-earning assets decreased by 149 basis points, and the rates paid on Indian River’s interest-bearing liabilities decreased by 73 basis points. This resulted in a decrease in the interest rate spread to 2.94% for the first nine months of 2003 from 3.70% for the first nine months of 2002. Net interest margin also decreased to 3.29% from 4.14%. The ratio of average interest-earning assets to average interest-bearing liabilities for the first nine months of 2003 was 1.13, down slightly from the 1.18 for the first nine months of 2002.

Total interest income for the first nine months of 2003 was $18.0 million compared to $19.2 million for the same period in 2002. The main factor in the $1.2 million, or 6.4%, decrease in interest income is due to the 149 basis point decrease in the average yields on interest-earning assets. This decrease more than offset the $82.9 million, or 21.1%, increase in average interest-earning assets.

Indian River’s average loans outstanding balance increased $22.5 million, or 10.2%, and the related yield decreased to 6.72% for the first nine months of 2003 from 7.65% in 2002. During the same period, average investment securities balances increased $65.0 million, or 40.2%, and the related yield decreased to 3.39% from 5.36%. Yields on investment securities were impacted more dramatically due to the increase in the total portfolio size from the first nine months of 2002. Additionally, the sale and call of investment securities during the first nine months of 2003 resulted in the reinvestment of the proceeds in lower yielding securities. Indian River’s average federal funds sold decreased by $4.6 million, or 47.7% and the related yield decreased to 1.13% for the first nine months of 2003 from 1.66% in 2002. The decrease in yields on earning assets was partially offset by the 73 basis point decrease in average rates paid on deposits and other borrowings.

Total interest expense for the first nine months of 2003 was $6.3 million, a decrease of 10.5% from $7.1 million for the same period in 2002. The decrease in total expense can be attributed to the decrease in the related rates on deposits and other borrowings, which offset the $67.4 million, or 20.3%, increase in the average balances outstanding of interest-bearing liabilities for the first nine months of 2003 compared to the same period in 2002. The related average rate decreased to 2.13% for the first nine months of 2003 from 2.86% in 2002. The 35 basis point increase in rates on NOW and money market accounts reflect the deposit special offered in connection with the opening of the Sarno Road office in 2003. The average rate paid on certificates of deposit decreased to 2.79% for the first nine months of 2003, from 3.69% for the first nine months of 2002. Rates on other short term borrowings decreased from 2.08% in 2002 to 1.71% in 2003. Short term borrowings include federal funds purchased and overnight repurchase agreements. Rates on other long term borrowings decreased from 4.35% to 4.09%. Long term borrowings include Federal Home Loan Bank advances and trust preferred securities.

The following table provides certain information relating to Indian River’s average consolidated balance sheets and reflects the interest income on interest-earning assets and interest expense of interest-bearing liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. These yields and costs are derived by dividing income or expense by the average daily balance of the related assets or liabilities for the periods presented.

	Nine months Ended September 30,
(Dollars In Thousands)	2003			2002
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Investments (1)	$226,761	$5,746	3.39%	$161,754	$6,484	5.36%
Federal funds sold	4,991	42	1.13%	9,543	119	1.66%
Loans (2) less loans in process	243,297	12,229	6.72%	220,840	12,639	7.65%

Total interest-earning assets	475,049	18,017	5.07%	395,137	19,242	6.56%

Noninterest-earning assets	21,163			21,154

Total	$496,212			$413,291

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities
NOW & money market accts	$86,266	$852	1.32%	$47,331	$343	0.97%
Savings accounts	116,930	1,123	1.28%	115,530	2,179	2.52%
Certificates of deposit	130,181	2,720	2.79%	122,259	3,372	3.69%
Other short term borrowings	19,970	256	1.71%	18,546	288	2.08%
Other long term borrowings	45,462	1,391	4.09%	27,749	903	4.35%

Total interest-bearing liabilities	398,809	6,342	2.13%	331,415	7,085	2.86%

Noninterest-bearing liabilities	61,523			51,675
Stockholders’ equity	35,880			30,201

Total	$496,212			$413,291

Net interest income and net yield on interest-earning assets		$11,675	3.29%		$12,157	4.14%

(1)	Includes securities available for sale, securities held to maturity, other securities and interest-bearing deposits. Yields on securities available for sale have been calculated on the basis of historical cost and do not give effect to changes in fair value of such securities, which are reflected as a component of stockholder’s equity.
(2)	Includes loans for which the accrual of interest has been suspended.

Other Income

Other income increased by $845 thousand, or 22.5%, for the first nine months of 2003 compared to the same period of 2002. This increase was the result of a $548 thousand increase (+ 43.0%) in service charges and fees, a $788 thousand increase (+76.2%) in gains on the sale of loans, and an increase in other income of $155 thousand (+ 24.3%) that Indian River recognized during the first nine months of 2003 compared to the results for the first nine months of 2002. These increases were partially offset by a $646 thousand decrease (-79.5%) in gain on the sale of securities.

The increase in service charge and fee income was primarily the result of the $76.1 million, or 22.1%, increase in deposits since September 2002. Most of this growth ($75.7 million or 99.5% of total deposit growth) has occurred in transactional related account types (demand deposits, NOW accounts and money market accounts) that generate fee income. Also contributing to this increase is an increase in fees earned on debit card transactions. These fees increased as a result of renegotiating a contract with a third party processor that allowed a greater percentage of network fees to be passed through to Indian River.

As noted Indian River had a $788 thousand, or 76.2%, increase in gain on sale of loans, which is a result of the increase in 1-4 family real estate loans originated and then sold in the secondary market from approximately $43.1 million to $78.9 million. The gains and fees on mortgage loans held for sale are volatile as this source of income is highly sensitive to fluctuations in interest rates, consumer confidence, economic conditions nationally and in our market, and housing market conditions.

Other Expenses

Indian River’s other expenses increased $1.4 million, or 15.6%, for the first nine months of 2003 compared to the same period in 2002. The increase was primarily the result of a $736 thousand, or 16.7%, increase in salaries and benefits. This is largely the result of the hiring of employees to staff the new Sarno Road Branch, which opened in February 2003. The new branch also has a loan operation department, requiring additional staff. Salaries and benefits expense was also negatively impacted by a significant increase in group hospitalization insurance premiums that went into effect in June 2002. These premiums were up $107 thousand (+46.9%) in the nine months ended September 30, 2003 compared to the same period in 2002.

There was a $224 thousand, or 19.1% increase in occupancy and equipment expenses and a $194 thousand, or 20.0%, increase in data processing expense for the nine months ended September 30, 2003 compared to the same period 2002. These increases are primarily due to the opening of the Sarno Road Branch in early 2003. There was also a $201 thousand, or 9.42%, increase in other operating expenses, also due to the increase in advertising and public relation expenses associated with the opening of the Sarno Road Branch.

Provision for Loan Losses

Indian River makes provisions for loan losses in amounts deemed necessary to maintain the allowance for loan losses at an appropriate level as determined by management. At September 30, 2003, total nonperforming loans totaled $360 thousand, or 0.1% of total loans, compared to $738 thousand, or 0.3% of total loans at December 31, 2002. The decrease is primarily due to the resolution of one nonperforming loan totaling $585 thousand. The loan was sold without recourse to a private investor resulting in a $65 thousand chargeoff to Indian River.

The allowance for loan losses is a valuation reserve established by management in an amount it deems adequate to provide for losses in the portfolio. Management assesses the adequacy of the allowance for loan losses based upon a number of factors including, among others: analytical reviews of loan loss experience in relationship to outstanding loans and commitments; unfunded loan commitments; problem and nonperforming loans and other loans presenting credit concerns; trends in loan growth, portfolio composition and quality; appraisals of the value of collateral; and management’s judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio.

The allowance for loan losses is increased by provisions for loan losses charged to expense. Charge-offs of loan amounts determined by management to be uncollectable decrease the allowance, and recoveries of previous charge-offs are added to the allowance.

Calculating the allowance for loan losses is divided into three primary allocation groups: (1) specific allocation loans, (2) past due/problem loans and (3) all other passing grade loans. For specific allocation loans, the Bank has determined a reserve amount to set aside which it believes is sufficient to cover a collateral shortfall. As of September 30, 2003, Indian River had two loans with specific allocations in the aggregate amount of $40,000. Problem loans are identified by the Asset Liability Committee and are assigned a risk grade. Loans graded special mention are multiplied by an inherent loss factor of 5% to determine the amount to be reserved. Loans graded substandard are multiplied by a loss factor of 10%, loans graded doubtful are multiplied by a loss factor of 50% and loans graded loss are multiplied by a loss factor of 100%. Past due loans are graded based on the number of days which the loan is past due, and are multiplied by the same loss factors as problem loans. Loans past due 30-59 days are graded special mention, loans past due 60-89 days are graded substandard and loans past due 90 days or more are graded doubtful. As of September 30, 2003, 7.38% of the allowance for loan losses reflected specific loan allocations and past due/problem loans. All other loans are graded pass and are categorized into six loan groups (real estate loans are further sub-categorized) and multiplied by an historical experience factor to determine the appropriate level of the allowance for loan losses. Due to Indian River’s low loss history, the historical experience factors are based on FDIC quarterly banking profile report as of June 30, 2003 for all institutions. Indian River feels that these factors are a better indication of overall loan performance in the nation. The third quarter 2003 factors are: 0.12% for real estate loans, 1.37% for all non real estate commercial loans, 5.83% for credit card loans, 3.00% for consumer loans, 0.46% for non-real estate agricultural loans, and 0.25% for other revolving loans. In addition to historical experience factors, Indian River also provides for losses due to economic factors, concentration of credit and portfolio composition changes.

The following table allocates the allowance for loan losses by loan category, along with the percent of actual loans per category as of September 30, 2003 and December 31, 2002. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

(In Thousands)	September 30, 2003		December 31, 2002
	Amount	%	Amount	%
Commercial, Agricultural	$385	6%	$420	6%
Real estate construction	488	19	484	19
Real estate mortgage	1,682	70	1,617	69
Consumer, other	731	5	646	6
Unallocated	109	—	92	—

Total Allowance for loan losses	$3,395	100%	$3,259	100%

See Note 4, Allowance for Loan Losses, in the Notes to Unaudited Condensed Consolidated Financial Statements for additional information.

Nonperforming Assets. Indian River Bank’s nonperforming assets, which are comprised of loans delinquent 90 days or more, nonaccrual loans, and other real estate owned (“OREO”), totaled $378 thousand at September 30, 2003 compared to $738 thousand at December 31, 2002. The percentage of nonperforming assets to total assets decreased to 0.1% at September 30, 2003 from 0.2% at December 31, 2002.

Nonperforming assets at September 30, 2003 consisted of nonaccrual loans in the amount of $356 thousand, loans past due over 90 days of $4 thousand, and other real estate owned of $18 thousand.

Indian River did not have any other real estate owned as of December 31, 2002. Indian River evaluates the fair value of each OREO property annually. These evaluations may be appraisals or other market studies.

Indian River charges off credit card loans when they are 120 days delinquent. All other consumer and commercial loans are placed on nonaccrual at 90 days delinquent or when determined uncollectable by management. The following table allocates the nonperforming loans by loan type.

(In Thousands) Nonaccrual Loans	September 30, 2003		December 31, 2002
	Amount	%	Amount	%
Real estate mortgage	$356	100%	$678	100%

Accrual Loans - past due 90 days or more	September 30, 2003		December 31, 2002
	Amount	%	Amount	%
Real estate mortgage		—	$39	65%
Installment		—	21	35%
Credit cards	$4	100%	—	—

	$4	100%	$60	100%

For the nine months ended September 30, 2003, $9 thousand in gross interest income would have been recorded if the $360 thousand of nonaccrual loans had been accruing interest throughout this period.

At September 30, 2003, there were no performing loans considered potential problem loans, defined as loans which are not included in the past due, nonaccrual or restructured categories, but for which known information about possible credit problems causes management to have serious doubt as to the ability of the borrowers to comply with the present loan repayment terms.

Income Tax

Indian River’s income tax was $2.2 million, or 37.0% of income before taxes, for the first nine months of 2003 and $2.6 million or 37.6% of income before income taxes, for the same period in 2002.

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

Net Income

For the third quarter of 2003, Indian River recorded net income of $1.3 million. This was $145 thousand or 10.4%, less than the $1.4 million in net income recorded for the third quarter of 2002. Basic earnings per share decreased $0.07 during the three months ended September 30, 2003, to $0.58, compared to $0.65 per share during the comparable period of 2002 (as adjusted to reflect the 10% stock dividends in 2003 and 2002). Diluted earnings per share decreased from $0.64 to $0.56 during the third quarter of 2003, compared to the same period in 2002.

Net interest income declined $663 thousand or 15.5%, in the third quarter of 2003 compared to the same period in 2002. Also impacting results in the three months ended September 30, 2003 compared to the same period in 2002 was an increase in other income of $502 thousand, or 45.6%, a decrease in the provision for loan losses of $90 thousand or 50.0%, an increase in other expenses of $202 thousand, or 6.8%. There was a corresponding decrease in taxes on income of $128 thousand, or 15.3%.

Net Interest Income

Net interest income declined to $3.6 million in the third quarter of 2003 from $4.3 million for the same period in 2002. The $663 thousand or 15.5%, decrease in net interest income was the result of a $777 thousand, or 12.1% decrease in interest income exceeding the $114 thousand or 5.3% reduction in interest expense. Yields on Indian River’s interest-earning assets decreased by 189 basis points, and the rates paid on Indian River’s interest-bearing liabilities decreased by only 58 basis points. This resulted in a decrease in the interest rate spread to 2.54% for the third quarter of 2003 from 3.85% earned in the third quarter of 2002. Net interest margin also decreased to 2.88% from 4.25%. The ratio of average interest-earning assets to average interest-bearing liabilities in the third quarter of 2003 was 1.21, compared with the 1.18 in the third quarter of 2002.

Total interest income for the third quarter of 2003 was $5.7 million compared to $6.4 million for the same period in 2002. The main factor in the $777 thousand, or 12.1%, decrease in interest income is due to the 189 basis point decrease in the average yields on interest-earning assets. This decrease more than offset the $98.8 million, or 24.8%, increase in average interest-earning assets. Contributing to the overall decline in average yields was a shift in the composition of earning assets. In the third quarter of 2003, average loans comprised 49.9% of earning assets. During the comparable period in 2002 loans averaged 56.7%.

Indian River’s average loans increased $22.3 million, or 9.9% during the third quarter of 2003 compared to the same period in 2002 and the related yield decreased to 6.40% for the third quarter of 2003 from 7.47% in 2002. During the same period, average investment securities increased $78.4 million, or 46.3%, and the related yield decreased to 2.63% from 5.07%. Yields on investment securities were impacted more dramatically due to the increase in the size of the total portfolio in the three months ended September 30, 2003 compared to the comparable period in 2002. Additionally, the increase in principal payments received during 2003 resulted in the reinvestment of the proceeds in lower yielding securities. Indian River’s average federal funds sold decreased by $2.0 million, or 59.1% and the related yield decreased to 0.96% in the third quarter of 2003 from 1.66% in 2002. The decrease in yields on earning assets was partially offset by the 76 basis point decrease in average rates paid on deposits and other borrowings.

Total interest expense for the three months ended September 30, 2003 was $2.0 million, a decrease of 5.3% from $2.2 million for the same period in 2002. The decrease in total expense can be attributed to the decrease in the related rates on deposits and other borrowings, which offset the $75.9 million, or 22.6%, increase in the average balances outstanding of interest-bearing liabilities in the third quarter of 2003 compared to the same period in 2002. The related rate decreased to 1.97% for the three months ended September 30, 2003 from 2.55% in 2002. The 50 basis point increase in rates on NOW and money market accounts reflect the deposit special offered in connection with the opening of the Sarno Road office. The average rate paid on certificates of deposit decreased to 2.59% in the third quarter of 2003 from 3.29% in the third quarter of 2002. Rates on other short term borrowings decreased from 2.30% in 2002 to 1.60% in 2003. Short term borrowings include federal funds purchased and overnight repurchase agreements. Rates on other long term borrowings decreased from 4.39% to 4.11%. Long term borrowings include Federal Home Loan Bank advances and trust preferred securities.

The following table provides certain information relating to Indian River’s average consolidated balance sheets and reflects the interest income on interest-earning assets and interest expense of interest-bearing liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. These yields and costs are derived by dividing income or expense by the average daily balance of the related assets or liabilities for the periods presented.

	Three months Ended September 30,
(Dollars In Thousands)	2003			2002
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Investments (1)	$248,055	$1,648	2.63%	$169,592	$2,167	5.07%
Federal funds sold	1,347	3	0.96%	3,297	14	1.66%
Loans (2) less loans in process	248,170	4,006	6.40%	225,867	4,253	7.47%

Total interest-earning assets	497,572	5,657	4.51%	398,756	6,434	6.40%

Noninterest-earning assets	15,758			21,800

Total	$513,330			$420,556

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities
NOW & money market accts	$100,330	$355	1.40%	$49,015	$111	0.90%
Savings accounts	118,208	321	1.08%	111,403	574	2.04%
Certificates of deposit	121,640	793	2.59%	127,076	1,053	3.29%
Other short term borrowings	26,932	109	1.60%	22,480	130	2.30%
Other long term borrowings	45,410	470	4.11%	26,624	294	4.39%

Total interest-bearing liabilities	412,520	2,048	1.97%	336,598	2,162	2.55%

Noninterest-bearing Liabilities	65,047			51,436
Stockholders’ equity	35,763			32,522

Total	$513,330			$420,556

Net interest income and net yield on interest-earning assets		$3,609	2.88%		$4,272	4.25%

(1)	Includes securities available for sale, securities held to maturity, other securities and interest-bearing deposits. Yields on securities available for sale have been calculated on the basis of historical cost and do not give effect to changes in fair value of such securities, which are reflected as a component of stockholder’s equity.
(2)	Includes loans for which the accrual of interest has been suspended.

Other Income

Other income increased by $502 thousand, or 45.6%, in the three months ended September 30, 2003 compared to the same period of 2002. This increase was the result of a 45.1% ($202 thousand) increase in service charges and fees on deposit accounts in the third quarter of 2003 compared to the same period in 2002 and a $242 thousand (+69.7%) increase in gains on the sale of loans during the same period. These increases were partially offset by a $62 thousand decline in gains on the sale of securities in the same period in 2002.

As noted in the discussion of results for the nine months ended September 30, 2003, the increase in service charge and fee income was primarily the result of the $76.1 million, or 22.1%, increase in deposits since September 2002. Most of this growth ($75.7 million or 95.5% of total deposit growth) has occurred in transactional related account types (demand deposits, NOW accounts and money market accounts) that generate fee income. Also contributing to this increase is an increase in fees earned on debit card transactions. These fees increased as a result of renegotiating a contract with a third party processor that allowed a greater percentage of network fees to be passed through to Indian River.

Indian River had a $242 thousand or 69.7%, increase in gain on sale of loans, which is a result of the increase in 1-4 family real estate loans originated and then sold in the secondary market. The gains and fees on mortgage loans held for sale are volatile as this source of income is highly sensitive to fluctuations in interest rates, consumer confidence, economic conditions nationally and in our market, and housing market conditions.

Other Expenses

Indian River’s other expenses increased by $202 thousand, or 6.8%, in the third quarter of 2003 compared to the same period in 2002. The increase was primarily the result of a $36 thousand, or 2.3%, increase in salaries and benefits.

There was a $75 thousand, or 18.4%, increase in occupancy and equipment expense, again primarily due to the opening of the new Sarno Road Branch. There was a $105 thousand, or 35.7%, increase in data processing expense for the three months ended September 30, 2003 compared to the same period 2002. The rise in data processing fees can be attributed to the increase in deposit account balances and the cost associated with servicing additional accounts.

Income Tax

Indian River’s income tax was $710 thousand, or 36.2% of income before taxes, in the third quarter of 2003 and $838 thousand or 37.5% of income before taxes, for the same period in 2002.

Liquidity

Liquidity management enables us to maintain sufficient cash flow to fund operations and to meet financial obligations to depositors and borrowers. Indian River’s liquidity is enhanced by its ability to attract and retain deposits and by principal and interest payments on loans and maturing securities in the investment portfolio. Indian River’s core deposit base, consisting of demand deposits, money market, and savings accounts supplemented by other deposits of varying maturities and rates, contributes to liquidity. Our liquidity position, those assets invested in federal funds and securities available for sale of $244.5 million at September 30, 2003, reflected an increase of $67.2 million from December 31, 2002, or 37.9%. Funds available through short-term borrowing and asset maturities are considered adequate to meet all current needs. At September 30, 2003, Indian River had available credit of $26.1 million under lines of credit at correspondent banks. Although management believes that the liquidity position is adequate, increased loan demand could have an adverse impact on liquidity. Indian River also has a $57.9 million borrowing line with the Federal Home Loan Bank of Atlanta. The outstanding balance on this line decreased to $38.3 million as of September 30, 2003, from $38.6 at December 31, 2002. This line has been utilized by Indian River as a funding source at a lower cost, by locking in borrowings at lower rates. In addition, the Asset/Liability Management Committee has established minimum standards and key ratios of asset quality and performance. These standards and ratios provide the framework for guidance and measurement. Management evaluates these standards and ratios on an ongoing basis.

Capital Resources

In the first nine months of 2003, total stockholders’ equity increased $1.4 million, or 4.2%, as a result of earnings and option exercises which were partially offset by a decrease in accumulated other comprehensive income. Earnings contributed $3.7 million to stockholders’ equity for the nine month period. Accumulated other comprehensive losses decreased stockholders’ equity by $2.6 million during this nine month period.

Bank holding companies are required to maintain capital ratios in accordance with guidelines adopted by the Federal Reserve Board of Governors (“FRB”). The guidelines are commonly known as Risk-Based Capital Guidelines. On September 30, 2003, Indian River exceeded all capital requirements, having a total risk-based capital ratio of 14.4%, a Tier 1 risk-based capital ratio of 13.3%, and a leverage ratio of 8.5%. These ratios have increased in part due to the issuance of $7 million aggregate liquidation amount of trust preferred securities, which are included in Tier 1 capital. See Note 8 to the Unaudited Consolidated Financial Statements for additional information. As of September 30, 2003, Indian River Bank also met the criteria for categorization as a “well-capitalized” institution under the prompt corrective action rules promulgated under the Federal Deposit Insurance Act, having total and tier 1 risk based capital ratios of 12.0% and 11.0%, and a leverage ratio of 7.0%. Designation of the Bank as a “well-capitalized” institution under these regulations does not constitute a recommendation or endorsement of Indian River Bank by Federal bank regulators.

Effects of Inflation

The condensed consolidated financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.

Item 3 - Quantitative and Qualitative Disclosures About Market Risk.

Interest rate risk is that portion of the variation in Indian River’s performance attributable to changes in interest rates. Management closely monitors Indian River’s exposure to how changes in market conditions can impact the Indian River’s future performance and considers strategies to reduce any negative results.

Interest rate risk takes place because of unbalanced changes in interest income and expense, and asset and liability market value when rates change. The imbalances flow through to create variability in net interest income, net income, and the market value of equity. The ultimate cause of interest rate risk is a repricing mismatch between the assets and liabilities on Indian River’s balance sheet and, if relevant, off-balance sheet positions.

Indian River’s exposure to interest rate risk is managed primarily through the Company’s strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities which generate favorable earnings, while limiting potential negative effects of changes in market interest rates. Since Indian River’s primary source of interest-bearing liabilities is customer deposits, the ability to manage the types and terms of such deposits may be somewhat limited by customer preferences in the market areas served by the Company. Borrowings, which include FHLB advances, short-term borrowings and long-term borrowings, are generally structured with specific terms which in management’s judgment, when aggregated with the terms for outstanding deposits and matched with interest-earning assets, mitigate Indian River’s exposure to interest rate risk. The rates, terms and interest rate indices of Indian River’s interest-earning assets result primarily from the Company’s strategies of investing in loans and securities which permit the Company to limit its exposure to interest rate risk, together with credit risk, while achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities.

In addition to periodic gap reports comparing the sensitivity of interest-earning assets and interest-bearing liabilities to changes in interest rates, management uses a quarterly model which measures Indian River’s exposure to interest rate risk. The model calculates the present value of assets, liabilities, off-balance sheet financial instruments and equity at current interest rates, and at hypothetical higher and lower interest rates (but not below 0%) at various intervals. The present value of each major category of financial instrument is calculated by the model using estimated cash flows based upon weighted-average contractual rates and terms at discount rates representing the estimated current market interest rate for similar financial instruments. The resulting present value of longer term fixed-rate financial instruments are more sensitive to change in a higher or lower market interest rate scenario, while adjustable-rate financial instruments largely reflect only a change in present value representing the difference between the contractual and discounted rates until the next interest rate repricing opportunity.

The following table presents Indian River’s exposure over the subsequent twelve month periods to immediate, hypothetical changes in interest rates at the dates indicated:

	September 30, 2003			September 30, 2002
Change in Interest Rates (Basis Points)	Percentage Change in Net Interest income	Percentage Change in Net Income	Percentage Change in Market Value of Portfolio Equity	Percentage Change in Net Interest Income	Percentage Change in Net Income	Percentage Change in Market Value of Portfolio Equity
+200	-4.08%	-8.34%	-50.14%	-4.83%	-10.13%	-18.60%
+100	-2.03%	-4.15%	-24.86%	-2.42%	-5.06%	-7.68%
0	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
-100	6.89%	3.41%	9.27%	2.42%	5.10%	3.06%
-200	5.99%	0.89%	10.95%	4.23%	8.86%	5.04%

As the table indicates, the Bank is susceptible to lower earnings in a rising rate environment and will experience slightly higher earnings in a declining rate situation. The Bank has a negative GAP position which is reflected in the table. The improvement in a 100 basis point declining rate scenario is a result of two factors: (1) the Bank’s cost of funds has declined to the point that in the hypothetical downward shifts contemplated in the table, much of the bank’s deposits would not earn any interest which would further reduce the cost of funds and (2) the Bank’s projected loan growth has increased to the point that increased interest income would exceed the effects of accelerated repayments of loans and investments that are inherent in significant downward shifts in market rates. In a rising rate environment the Bank would be susceptible to lower net interest income (and consequently to lower net income) due to funding costs rising faster than the Bank’s ability to reprice earning assets resulting in margin compression. In a 200 basis point declining rate scenario, the cost of the Bank’s non-fixed term liabilities would drop to zero. However, a significant portion of the Bank’s earning assets would experience accelerated repayment/refinancing and those cash flows would have to be reinvested at very low rates. A significant immediate increase in rates would slow down anticipated cash flows from both the loan and investment portfolios resulting less interest income from reinvesting those cash flows at higher rates.

The table also indicates that the Bank would experience a significant change in the market value of portfolio equity in the event of an immediate dramatic increase in interest rates. The Bank has experienced significant deposit growth (+$45.3 million) in the nine months ended September 30, 2003 while loan growth has been essentially flat (+$1.1 million). This situation combined with considerable cash flows from the investment portfolio ($142.8 million in the nine months ended September 30, 2003) has resulted in sizeable purchase transactions in investment securities to reinvest liquidity. During the nine months ended September 30, 2003, the Bank has made $208.8 million in security purchases which represents 82.2% of the security portfolio. Although these purchases were made at current market rates, a sudden, dramatic increase in market rates would result in a similar decrease in the market value of the investment portfolio and the subsequent impact on the Bank’s equity in mark-to-market accounting. The Bank monitors this impact monthly and implements ongoing strategies to decrease portfolio duration which is a measure of the mark-to-market volatility. At September 30, 2003, the duration of the available for sale securities portfolio was 2.98 years. The Bank’s goal is maintain portfolio duration at or below 3.00 years. Mark-to-market accounting and related adjustments have no impact upon regulatory capital measurements.

Indian River has been in a liability sensitive position during 2003 and 2002, which is reflected in the above tables. The nature of Indian River’s current asset and liability structure is such that it will be liability sensitive for the foreseeable future. Indian River monitors its GAP position and interest sensitivity position monthly to insure they stay within the established ranges.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the loan. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase.

In addition, the previous table does not necessarily indicate the impact of general interest rate movements on Indian River’s net interest income because the repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond the Company’s control. As a result, certain assets and liabilities indicating as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

Management uses the model to ascertain general levels of risk and to consider specific strategies to mitigate that risk

Item 4 - Controls and Procedures

Indian River’s management, under the supervision and with the participation of Indian River’s Chief Executive Officer and Chief Financial Officer, evaluated, as of the last day of the period covered by this report, the effectiveness of the design and operation of Indian River’s disclosure controls and procedures, as defined in Rule13a-15(e) under the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that Indian River’s disclosure controls and procedures were adequate. There were no changes in the Company’s internal control over financial reporting (as defined in Rule 13a-15 under the Securities Act of 1934) during the quarter ended September 30, 2003 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II OTHER INFORMATION

ITEM 1 LEGAL PROCEEDINGS

From time to time the Company is a participant in various legal proceedings incidental to its business. In the opinion of management, the liabilities (if any) resulting from such legal proceedings will not have a material effect on the financial position of the Company.

ITEM 2 CHANGES IN SECURITIES AND USE OF PROCEEDS

None.

ITEM 3 DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

2	Agreement and Plan of Merger (1)

3(a)	Articles of Incorporation of Indian River, as amended (2)

3(b)	Bylaws of Indian River (2)

4(a)	Indenture, dated as of September 30, 2002 between Indian River Banking Company and Wells Fargo Bank, National Association, as trustee (3)

4(b)	Amended and Restated Declaration of Trust, dated as of September 30, 2002 among Indian River Banking Company, Wells Fargo Bank, National Association as Property Trustee, and Paul A. Beindorf, Diana L. Walker and Phillip L. Tasker as Administrative Trustees (3)

4(c)	Guarantee Agreement dated as of September 30, 2002, between Indian River Banking Company and Wells Fargo Bank, National Association, as trustee (3)

10(a)	Indian River 1999 Stock Option Plan (4)

10(b)	Employment Agreement between Indian River National Bank and Paul A. Beindorf (5)

10(c)	Employment Agreement between Indian River National Bank and Jeffrey R. Morton (5)

10(d)	Change in Control Agreement between Indian River Banking Company, Indian River National Bank and Diana L. Walker (5)

11	Statement of Computation of Per Share Earnings Please refer to Note 5 to the Condensed Consolidated Financial Statements

21	Subsidiaries of the Registrant

31(a)	Certification of Paul A. Beindorf

31(b)	Certification of Phillip L. Tasker

32(a)	Certification of Paul A. Beindorf

32(b)	Certification of Phillip L. Tasker

(1)	Incorporated by reference to Exhibit 2.1 to Indian River’s Current Report n Form 8-K filed on October 23, 2003.
(2)	Incorporated by reference to exhibit of same number to Indian River’s registration statement on Form SB-2 (No. 333-36688)
(3)	Not filed in accordance with the provisions of Item 601(b)(4)(iii) of Regulation SK. Indian River agrees to provide a copy of these documents to the Commission upon request.

(4)	Incorporated by reference to exhibit 10(d) to Indian River’s registration statement on Form SB-2 (No. 333-36688)
(5)	Incorporated by reference to exhibit of same number to Indian River’s Annual Report on Form 10-K for the year ended December 31, 2002.

(b)	Reports on Form 8-K

On July 17, 2003, Indian River filed a report on Form 8-K, under Item 5, 9 and 12 thereof, reporting earnings for the quarter ended June 30, 2003

On October 15, 2003, Indian River filed a report on Form 8-K, under Item 5and 9 thereof, reporting earnings for the quarter ended September 30, 2003.

On October 16, 2003, Indian River filed a report on Form 8-K, under Item 9 thereof, reporting declaration of a cash dividend.

On October 23, 2003, Indian River filed a report on Form 8-K, under Item 5 and 9 thereof, reporting the execution of a definitive merger agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDIAN RIVER BANKING COMPANY
(Registrant)

November 6, 2003	By:	/s/ Paul A. Beindorf
Paul A. Beindorf, President and Chief Executive Officer

November 6, 2003	By:	/s/ Phillip Tasker
Phillip Tasker, Chief Financial Officer